      As filed with the Securities and Exchange Commission on May 9, 2001

                                                      Registration No. 333-55638


-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                                   AMENDMENT
                                     NO. 1
                                       TO

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           REGISTRY MAGIC INCORPORATED
             (Exact Name of registrant as specified in its charter)

         FLORIDA                                     7372                          65-0623427
(State or other jurisdiction of             (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)              Classification Code No.)            Identification No.)

                              --------------------


                        6401 CONGRESS AVENUE, SUITE 250
                            BOCA RATON, FLORIDA 33487
                                 (561) 367-0408
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


                              --------------------

                                 LAWRENCE COHEN
                           REGISTRY MAGIC INCORPORATED

                              6401 CONGRESS AVENUE
                                   SUITE 250

                            BOCA RATON, FLORIDA 33487
                                 (561) 994-3223

                           TELECOPIER: (561) 994-3223

            (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   Copies to:

James M. Schneider, Esq.                    Ina P. Kagel, Esq.
Joel D. Mayersohn, Esq.                     1801 Century Park East, 25th Floor
Atlas Pearlman, P.A.                        Los Angeles, CA 90067
350 East Las Olas Blvd., Suite 1700         (310) 553-9009
Fort Lauderdale, FL 33301                   Telecopier: (310) 553-9693
(954) 763-1200                              Telecopier: (954) 766-7800
Telecopier: (954) 766-7800

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement and the satisfaction of the conditions set forth in the merger agreement.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]




                                          CALCULATION OF REGISTRATION FEE


                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
TITLE OF EACH CLASS OF              AMOUNT TO BE     OFFERING PRICE        AGGREGATE             REGISTRATION
SECURITIES TO BE REGISTERED         REGISTERED       PER SHARE             OFFERING PRICE        FEE
---------------------------         ----------       ----------------      ----------------      -------------

Common Stock, $0.001 par value      5,445,029(1)          3.03(2)               10,073,303           4,095.85

Common Stock Purchase Warrants        718,750              .11(3)                79,062.50              19.77

Common Stock underlying Purchase
Warrants                              467,188             6.00(4)                2,803,125             700.78
                                                                                                    ---------
Total                                                                                               $4,816.40(5)


---------------


(1) Represents the maximum number of shares of Registry Magic Incorporated ("Registry") common stock issuable in connection with the merger in exchange for shares of Bristol Retail Solutions, Inc. ("Bristol") common shares.






(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) adopted under the Securities Act based upon the average of the closing bid and asked price of Registry's common stock as of February 12, 2001 for 5,347,529 shares and $1.85 for the remaining 97,500 shares, which was the average of the closing bid and asked price as of April 30, 2001.



(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) adopted under the Securities Act based on the average of the closing bid and ask price of Bristol's warrants as of April 30, 2001.



(4) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) adopted under the Securities Act based upon the exercise price of the warrants.




(5)  Fee previously paid.


         Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Registry Magic Incorporated                    Bristol Retail Solutions, Inc.


MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

         The boards of directors of Registry Magic Incorporated ("Registry") and Bristol Retail Solutions, Inc. ("Bristol") have unanimously approved a merger in which Bristol will become a wholly-owned subsidiary of Registry. The parent company will be named Voiceflash Networks, Inc., and is expected to benefit from the complementary strengths of Registry and Bristol.


         In the merger, each share of Bristol common stock will be converted into .65 of a share of Registry common stock. Bristol's Series C preferred will be converted into Registry's Series A preferred stock. The common stock into which the Series A preferred is convertible into will be similarly adjusted at the .65 ratio. The merger will not change the aggregate number of shares held by Registry shareholders before the merger. Registry shareholders' ownership percentage of the total shares of Registry outstanding after the merger will decrease. Former shareholders of Bristol will own 5,445,029 shares of common stock equivalent to approximately 43.06% of Registry. Registry shareholders will own 7,200,058 shares of common stock equivalent to approximately 56.94% of Registry. This does not include the conversion of any preferred stock, warrants, or options to be received by Bristol shareholders.


         Shareholders of Bristol are being asked, at Bristol's special meeting of shareholders, to approve:

         o the merger agreement and the merger of Bristol with a subsidiary of Registry.

         Bristol's board of directors has unanimously approved the merger agreement and the merger and declared them advisable and recommends that shareholders vote to approve these proposals.

         Shareholders of Registry are being asked, at Registry's special meeting of shareholders, to approve:

         o a proposal to amend Registry's Articles of Incorporation which would change the name of Registry to "Voiceflash Networks, Inc.";


         o a proposal to amend Registry's Articles of Incorporation which would change to increase the number of authorized common stock from 30,000,000 shares to 50,000,000 million shares;


         o a proposal to amend Registry's 1999 Stock Option Plan to increase the total number of shares of common stock available under such plan from 500,000 shares to 5,000,000 shares.


         Registry's board of directors has unanimously approved the Amended Articles of Incorporation and the amendment to the 1999 Stock Option Plan and declared them advisable and recommends that shareholders vote to approve these proposals.



         Neither the SEC nor any State Securities Commission has approved or disapproved of the Registry Common Stock or Preferred Stock to be issued in the Merger or determined if this Joint Proxy Statement and Prospectus is accurate or adequate. Please review RISK FACTORS on page 8.



         This proxy statement and prospectus is dated May , 2001 and is first being mailed to shareholders on or about May 14, 2001.

                         BRISTOL RETAIL SOLUTIONS, INC.
                           1437 SOUTH JACKSON STREET
                           SEATTLE, WASHINGTON 98144



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 19, 2001


To the Shareholders of Bristol Retail Solutions, Inc.:


         Take notice that a special meeting of shareholders of Bristol Retail Solutions, Inc. ("Bristol") will be held on June 19, 2001, at 10:00 a.m., local time, at 350 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, to consider and vote upon the following matters:

         1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 6, 2000, as amended, among Bristol, Registry Magic Incorporated ("Registry") and a wholly-owned subsidiary of Registry. Pursuant to the merger agreement, among other things: (a) Bristol will be merged with and into the Registry subsidiary corporation, and the Registry subsidiary corporation as the surviving corporation will become a wholly-owned subsidiary of Registry; and (b) Shares of Bristol common stock and associated stock purchase rights (other than shares for which appraisal rights are perfected under the laws of the State of Delaware) will be converted into and become the right to receive: (i) .65 of a share of common stock of Registry for each common share, and (ii) cash which will be paid in lieu of issuing fractional shares of Registry common stock.


         2. Any other business which may properly come before the special meeting or any adjournment or postponement of the special meeting.

         Bristol's board of directors has unanimously approved the merger agreement and the merger and declared them advisable and recommends that shareholders vote to approve these proposals.

         These items of business are more fully described in the proxy statement and prospectus, which is attached to and made a part of this notice, and which you are urged to read carefully.


         The board of directors has fixed the close of business on April 30, 2001 as the record date for determining shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. Under Delaware law approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Bristol common stock.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Lawrence Cohen, Chairman
                                              --------------


May 14, 2001


         To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement and prospectus at any time before it has been voted at the special meeting. Any shareholder attending the special meeting may vote in person even if that shareholder has returned a proxy.

                           REGISTRY MAGIC INCORPORATED
                              6401 CONGRESS AVENUE
                                   SUITE 250
                            BOCA RATON, FLORIDA 33487


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD June 19, 2001


To the Shareholders of Registry Magic Incorporated:


         This shall serve as notice that a special meeting of shareholders of Registry Magic Incorporated, a Florida corporation ("Registry"), will be held at 11:00 a.m., local time, on June 19, 2001 at 350 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 to consider and vote upon the following matters:


         1. A proposal to approve and adopt Amended Articles of Incorporation, pursuant to which Registry's corporate name shall be changed to "Voiceflash Networks, Inc." The Amended Articles of Incorporation will become effective simultaneously with the closing of the merger. If the merger is not completed for any reason, the Amended Articles of Incorporation will not become effective.


         2. A proposal to approve and adopt Amended Articles of Incorporation pursuant to which Registry's authorized common stock will be increased from 30,000,000 to 50,000,000 shares.



         3. A proposal to approve an amendment to our 1999 Stock Option Plan to increase the total number of shares of common stock available for issuance under such plan from 500,000 shares to 5,000,000 shares.



         4. Any other business which may properly come before the special meeting or any adjournment or postponement of the special meeting.



         Registry's board of directors has unanimously approved the Amended Articles of Incorporation and the amendment to the 1999 Stock Option Plan, and recommends that you vote "FOR" approval of these proposals. We have described these proposals in more detail in the accompanying proxy statement and prospectus, which you should read in its entirety before voting.



         The board of directors has fixed the close of business on April 30, 2001 as the record date for determining shareholders entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The proposal to approve the amendment to our 1999 Stock Option Plan must be approved by a majority of the votes cast on the proposal. For this purpose, the holders of at least a majority of all outstanding shares of Registry common stock must be represented at the meeting. The proposal to approve and adopt Amended Articles of Incorporation must be approved by the holders of a majority of the outstanding shares of Registry common stock.


                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Lawrence Cohen, Chairman


May 14, 2001


         To assure that your shares are represented at the special meeting, you are urged to complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may revoke your proxy in the manner described in the accompanying proxy statement and prospectus at any time before it has been voted at the special meeting. Any shareholder attending the special meeting may vote in person even if that shareholder has returned a proxy.

                                TABLE OF CONTENTS

                                                                                                          PAGE
                                                                                                          ----

WHERE YOU CAN FIND MORE INFORMATION................................................................         1

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE....................................................         1

QUESTIONS AND ANSWERS ABOUT THE REGISTRY AND BRISTOL MERGER........................................         2

SUMMARY............................................................................................         4
         General...................................................................................         4
         The Companies.............................................................................         4
         Summary of the Transaction................................................................         4

RISK FACTORS.......................................................................................         8

THE SPECIAL MEETINGS...............................................................................        13
         General...................................................................................        13
         Matters to be Considered at the Registry Special Meeting..................................        13
         Matters to be Considered at the Bristol Special Meeting...................................        13
         Votes Required for Approval...............................................................        13
         Voting and Quorum at the Special Meetings.................................................        14
         Treatment of Abstentions..................................................................        14
         Proxies - Registry........................................................................        14
         Proxies - Bristol ........................................................................        15
         Procedure for Revocation of Proxies by Registry Shareholders..............................        15
         Procedure for Revocation of Proxies by Bristol Shareholders...............................        15
         Registry Dissenters' Rights...............................................................        16
         Bristol Dissenters' Rights under Delaware Law.............................................        16
         Expenses of Solicitation..................................................................        16
         Recommendation of the Board of Directors..................................................        16

THE MERGER.........................................................................................        17
         Background of the Merger..................................................................        17
         Registry..................................................................................        18
         Bristol...................................................................................        18
         Effects of the Merger.....................................................................        19
         Financing the Merger......................................................................        20
         Accounting Treatment......................................................................        20
         Tax Consequences of the Merger to Registry and Bristol Shareholders ......................        20
         Consequences of the Merger to Registry Shareholders.......................................        21
         Dissenters' Rights........................................................................        21
         Interest of Persons in the Merger.........................................................        22
         Material Contracts Between Registry and Bristol ..........................................        22



                                                                                                          PAGE
                                                                                                          ----


THE MERGER AGREEMENT...............................................................................        23
         General...................................................................................        23
         Effective Time of the Merger..............................................................        23
         Exchange of Certificates..................................................................        24
         Fractional Shares.........................................................................        24
         Representations...........................................................................        24
         Conduct of Business Pending the Merger....................................................        25
         Conditions to Consummation of the Merger..................................................        25
         Termination...............................................................................        26
         Expenses and Fees.........................................................................        26

FAIRNESS OPINIONS .................................................................................        26
         Opinion of Bristol Retail Solutions Inc.'s Financial Advisor..............................        26
         Opinion of Registry's Financial Advisor...................................................        33

COMPARATIVE PER SHARE MARKET PRICE DATA............................................................        36

SELECTED HISTORICAL FINANCIAL DATA.................................................................        38
         Selected Historical Condensed Financial Data - Registry...................................        38
         Selected Historical Condensed Financial Data - Bristol ...................................        39
         Unaudited Pro Forma Combined Condensed Financial Information..............................        41

BUSINESS OF REGISTRY...............................................................................        47
         Introduction..............................................................................        47
         Industry Background.......................................................................        47
         Strategy..................................................................................        48
         Synergex Merger and Termination...........................................................        49
         Products..................................................................................        49
         Products Available or Under Development...................................................        50
         Strategic Relationships...................................................................        50
         Sales and Marketing.......................................................................        50
         Suppliers and Licensors...................................................................        51
         Proprietary Rights........................................................................        51
         Competition...............................................................................        51
         Employees.................................................................................        52
         Properties................................................................................        52
         Legal Proceedings.........................................................................        52

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS - REGISTRY..................................................        53
         Overview..................................................................................        53
         Results of Operations.....................................................................        54
         Liquidity and Capital Resources...........................................................        56
         Recent Accounting Pronouncements..........................................................        56





                                                                                                          PAGE
                                                                                                          ----


DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRY.......................................................        57
         Directors and Executive Officers..........................................................        57
         Executive Compensation....................................................................        59
         Employment Agreements.....................................................................        60
         Option Grants in Last Fiscal Year.........................................................        60
         Aggregated Option Exercises in the Last Fiscal Year and the Fiscal
            Year-End Option Values.................................................................        60
         Compensation of Directors.................................................................        61

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................................................        61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT OF REGISTRY......................................................................        61

DESCRIPTION OF CAPITAL STOCK.......................................................................        63
         Common Stock..............................................................................        63
         Preferred Stock...........................................................................        63
         Certain Provisions of the Articles of Incorporation; Bylaws and Florida Law...............        65
         Transfer Agent and Registrar..............................................................        66

BUSINESS OF BRISTOL ...............................................................................        67
         General...................................................................................        67
         Industry Overview ........................................................................        68
         Company Strategy .........................................................................        70
         Operating Strategies .....................................................................        70
         Products and Services ....................................................................        71
         Services and Supplies.....................................................................        71
         Sales, Marketing and Distribution.........................................................        72
         Customers ................................................................................        72
         Competition...............................................................................        73
         Suppliers.................................................................................        73
         Seasonality ..............................................................................        74
         Research and Development .................................................................        74
         Employees.................................................................................        74
         Properties................................................................................        74
         Legal Proceedings.........................................................................        75

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS - BRISTOL ..................................................        76
         Year ended December 31, 2000, compared to
            year ended December 31, 1999...........................................................        76
         Year ended December 31, 1999 compared to year
            ended December 31, 1998................................................................        77
         Liquidity and Capital Resources of Bristol................................................        80

CHANGE IN ACCOUNTANTS..............................................................................        81



                                                                                                          PAGE
                                                                                                          ----


DIRECTORS AND EXECUTIVE OFFICERS OF BRISTOL .......................................................        82
         Directors and Executive Officers..........................................................        82
         Executive Compensation....................................................................        83
         Compensation of Directors.................................................................        85
         Employment Contracts, Termination of Employment and
            Change-In-Control Arrangements.........................................................        86

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
   AND MANAGEMENT..................................................................................        87

COMPARISON OF RIGHTS OF HOLDERS OF BRISTOL,
   REGISTRY COMMON STOCK...........................................................................        88

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION NAME CHANGE.....................................        97

APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK.........        97

PROPOSAL RELATING TO THE 1999 STOCK OPTION PLAN....................................................        98

LEGAL OPINIONS.....................................................................................       102

EXPERTS............................................................................................       102

FINANCIAL INFORMATION

Appendix  A - Agreement and Plan of Merger, dated November 6, 2000

Appendix B - Section 262 of the Delaware General Corporation Law relating to Dissenters' Rights

Appendix C - Fairness Opinion of The Camelot Group, Inc.

Appendix D - Fairness Opinion of Stenton Leigh Capital Corp.

Appendix E - Form of Amendment to Articles of Incorporation



                       WHERE YOU CAN FIND MORE INFORMATION

         Bristol and Registry each file annual, quarterly and special reports, as well as registration and proxy statements and other information, with the SEC. You may read and copy any document filed with the SEC by Registry, including this registration statement on Form S-4 and exhibits, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549 or at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can get further information from the SEC's Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains a Web site at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding companies like Registry and Bristol that are filed electronically with the SEC.

         Registry has filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933 with respect to this offering of common stock and warrants. This joint proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Registry in addition to being a proxy of Registry and Bristol for their respective meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information filed with the SEC. For a fuller understanding of this offering, you may wish to see the complete registration statement on Form S-4 that may be obtained from the locations described above.

                 FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

         This proxy statement/prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," " plans," "expects," "intends," and similar words and expressions are intended to identify forward-looking statements. Although Registry and Bristol each believe that such forward-looking statements are reasonable, neither can assure you that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed herein including, without limitation, in the "Risk Factors" beginning on page 8. All forward-looking statements are expressly qualified in their entirety by these factors and all related cautionary statements. Neither Registry nor Bristol undertake any obligation to update any forward-looking statements.

           QUESTIONS AND ANSWERS ABOUT THE REGISTRY AND BRISTOL MERGER

Q:       WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: Registry and Bristol are proposing to merge because we believe the resulting combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earning power and growth potential than either company would have on its own. Registry believes the merger will allow Registry to market its speech application and emerging wireless technologies through Bristol's distribution network.

Q:       WHAT DO I NEED TO DO NOW?

A. Bristol and Registry shareholders should carefully read and consider the information contained in this document, then fill out and sign your proxy card. Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the applicable meeting. Your proxy card will instruct the persons named on the card to vote your shares at the meeting as you direct on the card. The boards of directors of Registry and Bristol have each unanimously approved the proposed merger.

Q:       WHAT WILL BE THE NAME OF THE COMBINED COMPANY?

A:       The combined company will be renamed Voiceflash Networks, Inc.

Q:       WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Just send a later-dated, signed proxy or proxy card to your company's secretary before your meeting. Or, you can attend your meeting in person and vote. You may also revoke your proxy by sending written notice to your company's secretary before your meeting.

Q: IF MY BROKER HOLDS MY REGISTRY OR BRISTOL SHARES IN NOMINEE OR "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your Registry or Bristol shares only if you provide instructions on how to vote. You should follow the directions provided by your broker to vote your shares.

Q:       WHAT WILL BRISTOL SHAREHOLDERS RECEIVE IN THE MERGER?


A: If the merger is consummated, Bristol shareholders will have the right to receive, in exchange for each share of Bristol common stock, including the associated common stock purchase rights they own
         (other than shares as to which dissenters' rights are properly exercised under Delaware law), .65 of a share of Registry common stock. Registry will not issue fractional shares. Instead, Bristol shareholders will receive cash for any fractional Registry share owed to them.


Q:       WILL REGISTRY COMMON SHAREHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE
         MERGER?

A: No. Registry common shareholders will continue to hold the Registry shares they currently own.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Bristol shareholders will receive written instructions for exchanging their stock certificates. Registry shareholders will keep their existing certificates. However, Registry shareholders may elect to surrender their stock certificates in exchange for certificates reflecting the new name for the corporation.

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect to complete the merger shortly after receiving shareholder approval at the meetings.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO BRISTOL AND REGISTRY SHAREHOLDERS?


A: The exchange of shares by Bristol shareholders generally will be tax-free to Bristol common shareholders for federal income tax purposes. However, Bristol shareholders will be subject to taxation with respect to cash received for fractional or dissenting shares. To review certain federal income tax consequences to Bristol shareholders in greater detail, see page 20. The merger will not have a tax consequence to Registry common shareholders. Bristol shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local and foreign tax consequences.


Q:       ARE THERE ANY RISKS ASSOCIATED WITH THE MERGER?


A: The merger does involve risks. For a discussion of certain risk factors that should be considered in evaluating the merger, see Risk Factors beginning on page 8.


Q.       WHO CAN HELP ANSWER MY QUESTIONS ABOUT THE MERGER?

A.       If you have more questions about the merger, you should contact:


         If to Registry to:         Registry Magic Incorporated
                                    6401 Congress Avenue
                                    Suite 250
                                    Boca Raton, Florida 33487
                                    Attention: Secretary
                                    Telephone: (561) 994-3223



         If to Bristol to:          Bristol Retail Solutions, Inc.
                                    1437 South Jackson
                                    Seattle, Washington 98144
                                    Attention: Secretary
                                    Telephone: (206) 325-8922

                                     SUMMARY


         This summary highlights selected information from this joint proxy statement and prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire joint proxy statement and prospectus and the documents to which we have referred you. Please review the RISK FACTORS beginning on page 8.


GENERAL

         This proxy statement and prospectus relate to the proposed merger of Bristol with and into Registry's subsidiary corporation in accordance with the merger agreement dated November 6, 2000, as amended. A copy of the merger agreement is attached as Appendix A. As a result of the merger, Bristol will become a wholly-owned subsidiary of Registry. The name of Registry will change to "Voiceflash Networks, Inc. " and Bristol shareholders will become shareholders of Registry.

THE COMPANIES

         Registry was organized to design, develop, commercialize and market proprietary products and services that exploit recent advances in speech recognition technologies. The products currently offered by Registry enable a user to speak into a telephone or to a computer in a natural conversational manner and, in turn, have the product listen, understand and respond by performing tasks or retrieving information.


         Registry common stock trades on the Nasdaq SmallCap Market under the symbol "RMAG." The quoted closing bid price range for Registry common stock during fiscal year 1999, and through December 31, 2000, ranged from a high bid of $11.50 to a low bid of $.56. On May 1, 2001, the closing bid price was $1.82 and the closing ask price was $2.24.

         The address and telephone number of Registry Magic Incorporated is:
6401 Congress Avenue, Suite 250, Boca Raton, Florida 33487, (561) 994-3223.


         Bristol is engaged in the operation of a national network of full service retail automation solution providers. Bristol earns its revenue from the sale in installation of point of sale systems and turnkey retail automation systems, the sale of supplies and from services charged to its customers under service maintenance agreements. Bristol has sales and service locations located in 11 cities in 5 states, primarily located in the western and mid-western region of the United States.


         Bristol's common stock trades on the OTC Bulletin Board under the symbol "BRTL." The quoted closing bid price of Bristol's common stock during 1999, and through December 31, 2000, range from a high bid of $1.25 to a low bid of $.19. On April 27, 2001, the closing bid price was $0.88 and the closing ask price was $0.90.



         The address and telephone number for Bristol is: Bristol Retail Solutions, Inc., 1437 South Jackson Street, Seattle, Washington 98144
(206) 325-8922.


SUMMARY OF THE TRANSACTION


STRUCTURE OF THE TRANSACTION (SEE PAGE 19)


         In the merger, Bristol will merge into a wholly-owned subsidiary of Registry, and as a result, the surviving corporation will be a wholly-owned subsidiary of Registry.

         The merger agreement, as amended, is attached to this proxy statement and prospectus as Appendix A. We encourage you to read the merger agreement carefully. The merger agreement is more fully discussed on page 23 of this joint proxy statement prospectus.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 25)


         Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of a number of conditions. If either Registry or Bristol waives any conditions, we will each consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from shareholders is appropriate. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

         o        the merger agreement must be approved by Bristol shareholders.

         o the issuance of shares of Registry common stock in the merger and an amendment of Registry's articles of incorporation changing Registry's name to "Voiceflash Networks, Inc.." must be approved by Registry shareholders.

         o subject to specified exceptions, our respective representations and warranties in the merger agreement must be true and correct.

         o no material adverse change shall have occurred with respect to Registry or Bristol and we must have complied with our respective agreements in the merger agreement.

         o the consent of the holders of Bristol's Series C Preferred shareholders must be obtained.


         For a more complete description of the conditions to completion of the merger, see the section entitled "Conditions to Consummation of the Merger" on page 25 of this proxy statement and prospectus.

REQUIRED VOTES FOR APPROVAL (SEE PAGES 13 AND 14)


         BRISTOL


         The holders of a majority of the outstanding shares of Bristol common stock must approve the merger agreement. Bristol shareholders are entitled to cast one vote per share of Bristol common stock owned as of April 30, 2001, the record date. On the closing date of the merger, the aggregate number of shares with respect to which holders of Bristol's common stock shall have sought dissenters' rights under the Delaware General Corporate law shall not have exceeded ten (10%) percent of all outstanding Bristol common shares.


         The consent of the holders of the Series C Preferred Stock of Bristol is also required. Bristol has received the approval of such holder.

         REGISTRY


         The holders of a majority of the votes cast at the Registry special meeting must approve the amendment to the 1999 Stock Option Plan and the holders of a majority of the votes cast of Registry common stock must approve the amendment of Registry's articles of incorporation changing Registry's name to "Voiceflash Networks, Inc." and increasing to number of authorized shares of common stock from 30,000,000 to 50,000,000 million shares. Registry shareholders are entitled to cast one vote per share of Registry common stock owned as of April 30, 2001, the record date.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 26)

         The merger agreement may be terminated by the mutual consent of our boards of directors.

         The merger agreement may also be terminated by either of us if, subject to qualifications, the conditions to completion of the merger would not be satisfied (1) because of a material breach of an agreement in the merger agreement by the other or (2) because a representation or warranty of the other party made in the merger agreement becomes untrue.

         In addition, subject to qualifications, the merger agreement may be terminated by either of us under any of the following circumstances:

         o        if the merger is not completed by June 30, 2001

         o if a final court order prohibiting the merger is issued and is not appealable

         o if the Bristol shareholders do not approve the merger agreement at the Bristol special meeting

         For a more complete description of the manner in which the merger agreement may be terminated, see the section entitled "Termination" on page 26 of this proxy statement and prospectus.

LIMITATIONS ON CONDUCTING BUSINESS (SEE PAGE 25)

         Until the merger is completed or the merger agreement is terminated, Bristol has agreed, with limited exceptions, not to directly or indirectly initiate or engage in discussions with another party regarding a business combination with such other party.

         For a more complete description of these limitations on negotiations with another party, see the sections entitled "Conduct of Business Pending the Merger" and "Termination" on pages 25 and 26 of this proxy statement and prospectus and the corresponding sections of the merger agreement.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 20)

         Bristol shareholders will be subject to federal income tax on any cash received for Bristol shares, including fractional shares. No federal income tax should be due on the exchange of Bristol shares for Registry shares.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 20)

         We intend to account for the merger as a "purchase" for financial accounting purposes, in accordance with generally accepted accounting principles.

NO ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER

         No filing is required for the merger under U.S. or foreign antitrust laws.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

         Registry common stock is listed on the Nasdaq SmallCap market. On November 5, 2000, the last full trading day prior to the public announcement of the proposed merger, the closing bid price of Registry's common stock was $1.19 per share. On May 1, 2001, Registry's closing bid price was $2.24 per share. Bristol's common stock is listed on the OTC Bulletin Board. On November 3, 2000, the last full trading day prior to public announcement of the proposed merger, the closing bid price of Bristol's common stock was $.53 per share. On May 1, 2001, Bristol's closing bid price was $1.08 per share. We urge you to obtain current market quotations.

INTEREST OF OFFICERS AND DIRECTORS IN THE MERGER

         When Bristol's shareholders consider their board of directors' recommendation that they vote in favor of the approval and adoption of the merger agreement and the merger, the shareholders should be aware that a number of Bristol and Registry officers and directors may have interests in the merger that may be different from, or in addition to, their interests. See "Interest of Persons in the Merger".


OPINION OF FINANCIAL ADVISORS

         In connection with the merger, the Registry board of directors received the opinion of The Camelot Group, Inc., Registry's financial advisor, and Bristol's board of directors received the opinion of Stenton Leigh Capital Corp., Bristol's financial advisor. The Registry board of directors received written opinions from The Camelot Group, Inc. as to the fairness, from a financial point of view, of the exchange ratio as of December 20, 2000, and the Bristol board of directors received a written opinion from Stenton Leigh Capital Corp., that, as of November 6, 2000, the exchange ratio is fair to Bristol shareholders from a financial point of view. These opinions, which are attached as Annexes C and D, respectfully, set forth the assumptions made, considered and limitations on the review undertaken in connection with the opinions. We encourage you to read these opinions in their entirety. These opinions are directed to the board of directors of the respective companies and are not recommendations to shareholders with respect to any matter relating to the merger. These opinions speak only as to their respective dates and the financial advisors of Registry and Bristol are under no obligation to confirm these opinions as of a later date.

                                  RISK FACTORS

         THE MERGER INVOLVES A HIGH DEGREE OF RISK. In addition, by voting in favor of the merger, Bristol shareholders will be choosing to invest in Registry common stock. An investment in Registry common stock involves a high degree of risk. In addition to the other information contained in this proxy statement and prospectus, both Registry and Bristol shareholders should carefully consider the following risk factors in deciding whether to vote for the merger. The occurrence of any of the risks described below could materially adversely affect the business, financial condition and results of operations of Registry and Bristol, as applicable.

RISKS RELATING TO THE MERGER

         ALTHOUGH REGISTRY AND BRISTOL EXPECT THAT THE MERGER WILL RESULT IN BENEFITS, THOSE BENEFITS MAY NOT OCCUR. The acquisition of Bristol by Registry involves risks related to, among other things, the integration and management of acquired technology, sales and marketing efforts, operations and personnel. The integration of Registry and Bristol will be a complex, time consuming and expensive process and may result in disruption of the business of the combined company. Following the merger, the combined company must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. There may be substantial difficulties, costs and delays involved in integrating Registry and Bristol, including:

         o        potential incompatibility of business cultures;

         o product development delays caused by disruptions from the merger;

         o        perceived adverse changes in business focus;

         o        potential lapses in internal and financial controls;

         o the loss of key employees and diversion of the attention of management from ongoing business concerns; and

         o Bristol may not be successfully integrated, managed and operated by Registry.

         FAILURE TO ACHIEVE BENEFICIAL SYNERGIES COULD RESULT IN DECREASED INCOME AND INCREASED OPERATING COSTS. Registry and Bristol have entered into the merger agreement with the expectation that the merger will result in beneficial synergies. Achieving these anticipated synergies and the potential benefits underlying the two companies' reasons for the merger will depend on a number of factors, some of which include:

         o        integration of research and development efforts;

         o        retention of technology staff;

         o reduction of operating expenses due to consolidation of operations;

         o the ability of the combined company to increase sales of each company's products;

         o competitive factors, including technological advances attained by competitors and patents granted to or contested by competitors, which would result in competitors' ability to compete against the combined companies more effectively; and

         o the ability of the combined company to continue development of Registry and Bristol products.

         Even if the two companies are able to integrate operations, there can be no assurance that the anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company.

         THE VALUE AND NUMBER OF THE SHARES OF REGISTRY COMMON STOCK TO BE RECEIVED MAY DECLINE FROM ITS CURRENT VALUE. Because Registry common stock is publicly traded, the value of a share of Registry common stock may change on a daily basis. Therefore, the market price of the shares of Registry common stock each Bristol shareholder is to receive in the merger may decline from the market price as of the date of the Joint Proxy Statement/Prospectus. Consequently, at the time of your shareholders' meeting, you will not know the exact value of the Registry common stock Bristol shareholders will receive when the merger is completed. Shareholders of Bristol are urged to obtain current market quotations for Bristol and Registry common stock.

         SUBSTANTIAL SALES OF REGISTRY COMMON STOCK COULD ADVERSELY AFFECT ITS MARKET PRICE. Registry cannot predict the effect, if any, that future sales of shares of Registry common stock or the availability of such shares for future sale will have on its market price from time to time. Sales of substantial amounts of Registry common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the stock.

RISKS RELATED TO THE COMBINED COMPANY

         WE DEPEND ON THE CONTINUED DEVELOPMENT OF CLIENT/SERVER AND INTERNET SOLUTIONS SOFTWARE MARKET FOR OUR GROWTH. The market for pos systems, CCRs and related equipment and, in particular, for our products and services is:

         o constantly evolving and is subject to rapid technological changes;

         o dependent on the introduction, growth, adoption and pricing of software solutions;

         o subject to the technical knowledge and ability of users to understand and use such software; and

         o characterized by transforming technology and frequent new product and service introductions.

         DEVELOPING NEW PRODUCTS AND PRODUCT ENHANCEMENTS IS A COMPLEX AND UNCERTAIN PROCESS REQUIRING HIGH LEVELS OF INNOVATION, AS WELL AS THE ACCURATE ANTICIPATION OF TECHNOLOGICAL AND MARKET TRENDS. Broad market acceptance of our products and our future success will depend in part on the following:

         o our ability to educate users about the benefits of the combined company's products and services generally and the specific benefits of our products and services - our ability to adapt to emerging industry standards and respond to our competitors' product and service announcements;

         o our ability to develop and introduce competitive new products and services and enhancements that meet changing customer requirements and emerging industry standards; and

         o        our ability to increase brand-name recognition.

         If we are not successful in meeting the goals listed above, we may not be able to maintain or gain broad market acceptance for our products and services. Further, a decline in demand for software products and services generally, could occur as a result of competitive technological change or other factors.

         OUR REVENUE HAS BEEN DEPENDENT ON DEMAND FOR A FEW PRODUCTS. We have historically had a substantial portion of our revenue generated from a few products. Registry's Virtual Operator product family represented approximately 100% of revenue for the year ended July 31, 2000. Bristol's POS product family represented approximately 63% of its revenue for the year ended December 31, 2000. The likelihood that these products will continue to contribute significant revenue to the combined company is subject to certain risks, including:


         o our ability to develop and introduce competitive new products and services that meet changing customer requirements; and

         o our ability to develop and introduce products and services that meet emerging industry standards.

         SIGNIFICANT CAPITAL REQUIREMENTS; POSSIBLE NEED FOR ADDITIONAL FINANCING. We will continue to have significant capital requirements due to the substantial costs associated with product development and refinement, recruitment of skilled personnel and the marketing of innovative speech recognition and business application products and related services. Our cash requirements for the purpose of developing our products and services have been substantial and, as a result, we have been dependent upon capital resources provided by investors in order to finance our operations.

         In the event we do not develop and refine our products and services on a timely basis, we do not complete contracts for the provision of products and technology in sufficient numbers or in the event our available capital is insufficient to fund the implementation of our business plan and working capital requirements, we may require additional financing. We have no current arrangements with respect to, or potential sources of, additional financing and we do not anticipate that existing shareholders will satisfy any portion of our future financing requirements. We cannot assure you that any additional financing will be available to us when needed, on commercially reasonable terms, or at all. If we are unable to obtain additional financing when needed, this would have a material adverse effect on us, including the curtailment of our product and service development, marketing and expansion activities.


         RISKS ASSOCIATED WITH COMMON MANAGEMENT. Lawrence Cohen is a senior member of management of both companies and he has the capacity to significantly influence management decision-making. Consequently, determinations by management concerning this merger or other matters, may be influenced by reason of this relationship which may affect the interests of Registry's or Bristol's shareholders in an adverse manner.


         POSSIBLE DELISTING OF SECURITIES FROM NASDAQ. Registry's common stock is listed on the Nasdaq SmallCap Market. In order to continue to be listed on Nasdaq, however, we must maintain at least $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or $500,000 in net income in the latest fiscal year or in two of the last three years or $35,000,000 in market capitalization, a public float of at least 500,000 shares, a $1,000,000 market value of public float, a minimum bid price of $1.00 per share, at least two market makers, at least 300 shareholders and at least two outside directors. The failure to meet these maintenance criteria in the future may result in the delisting of Registry's securities from Nasdaq, and Registry's common stock would thereafter be traded in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of Registry's common stock.

         DIFFICULTIES IN MAINTAINING PROPRIETARY RIGHTS. Our success depends upon our proprietary applications software technology which may be difficult to protect. We currently rely on a combination of contractual rights, trade secrets, know-how, trademarks, non-disclosure agreements and technical knowledge to establish and protect our proprietary rights. The measures we have taken to protect our proprietary rights may not be adequate to prevent misappropriation of the technology or independent development by others of products with features based upon, or otherwise similar to, those of our products. We cannot assure you that our technology does not and will not infringe on the proprietary rights or trade secrets of others or that third parties will not assert infringement claims, trade secret violations, competitive torts or other proprietary rights violations against us in the future. In the case of infringement, we could, under certain circumstances, be required to modify our products or obtain licenses, which could require cash or other consideration. We may not be able to do either in a timely manner or upon acceptable terms and conditions, and this failure could have a material negative effect on us. We cannot assure you that we will have the resources to defend or prosecute a patent infringement or other proprietary rights infringement action.


         WE WILL NEED TO CONTINUE TO MAINTAIN AND BUILD OUR RELATIONSHIPS WITH MANUFACTURERS. A substantial portion of Bristol's total revenue is, and will continue to be derived from the sale of POS systems, ECRs and related equipment, none of which we manufacture. Our business is dependent upon close relationships with manufacturers of POS equipment and our ability to purchase equipment in the quantities necessary and upon competitive terms so that we will be able to meet the needs of our end user customers. During the year ended December 31, 2000, Bristol has and continues to experience delivery delays from these manufacturers due to Bristol's cash flow and credit line limitations. Bristol's inability to obtain equipment or supplies on a timely basis from major manufacturers could have a material adverse effect on its business results of operations, financial condition and cash flows.



         WE DEPEND ON KEY PERSONNEL AND FACE RISKS ASSOCIATED WITH HIRING AND RETAINING EMPLOYEES. We rely to a significant extent upon a very limited number of senior management personnel and other key employees. Competition for such employees is intense. We cannot guarantee that we will be able to retain our key employees following the merger. From time to time, we will need to hire additional or replacement employees. We may not be successful in hiring, integrating or retaining new employees.


         AUTHORIZATION OF PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS. The board of directors is authorized to issue 5,000,000 shares of preferred stock exclusive of the preferred stock to be issued to Bristol's preferred stockholders and to determine the dividend, liquidation, conversion, redemption, and other rights, preferences, and limitations of such shares without any further vote or action of the shareholders. Accordingly, our board of directors has the power, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could negatively affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging and delaying or preventing a change in control of Registry.

RISKS RELATED TO REGISTRY


         CONTINUED OPERATING LOSSES. Registry has received only limited revenues from its inception in October 1995 through January 31, 2001. Total revenues for the year ended July 31, 2000 and six months ended January 31, 2001 were $952,994 and $117,553, respectively. Registry has only a limited history upon which you can evaluate its prospects and future performance. Registry's prospects must be considered in light of the risks, expenses and difficulties frequently involved in the operations and expansion of a new business in an evolving industry which has not obtained widespread commercial acceptance and which experiences rapid technological obsolescence and intense competition.

         From inception through January 31, 2001, Registry has incurred cumulative losses of $12,464,470 and anticipates losses will continue during the fiscal year ending July 31, 2001. Registry expects to incur expenditures in connection with the development and marketing of speech recognition and wireless applications which will likely result in losses until such time, if ever, as Registry is able to obtain sufficient contracts for its speech recognition products and wireless applications, and services which will generate adequate sources of revenue to support Registry's operations. Registry cannot assure you that Registry's current business strategy will enable us to ever achieve profitable operations.


         REGISTRY'S FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING THAT IT WILL CONTINUE AS A GOING CONCERN. The auditor's report on Registry's 2000 financial statements states that "the Company has suffered recurring losses from operations, has a cash deficiency from operations and is experiencing operating losses that raise substantial doubt about its ability to continue as a going concern." We continue to explore the possibility of raising funds through available sources which include equity and debt markets. Whether or not the merger with Bristol is completed, we are not certain that the Company will be successful at raising funds through any sources in the event we are unable to generate sufficient revenues to maintain operations.

RISKS RELATED TO BRISTOL


         CONTINUED OPERATING LOSSES. Bristol has only a limited history upon which you can evaluate its prospects and future performance. Bristol's prospects must be considered in light of the risks, expenses and difficulties frequently involved in the operation and expansion of a business in an evolving industry and one which experiences rapid technological change and intense competition. For the year ended December 31, 2000, Bristol incurred a net loss applicable to common stockholders of $6,510,556 and management anticipates losses will continue during the fiscal year ended December 31, 2001. The ability of Bristol to become profitable will be dependent upon its ability to grow faster than historical performance and to improve on the historical excesses of its acquired dealer network. There can be no assurance that Bristol will be able to implement successfully its strategic plan, to generate sufficient revenue to meet its expenses or achieve or sustain profitability.


         SUBSTANTIAL FLUCTUATION IN FUTURE OPERATING RESULTS. Bristol may experience substantial fluctuation in its annual and quarterly operating results in the future. Bristol's operating results are affected by a number of factors, many of which are beyond Bristol's control. A substantial portion of Bristol's backlog is typically scheduled for delivery within ninety days. Delivery dates for products sold by the company are subject to change due to customer's changing the required installation date. Quarterly sales and operating results depend in part on customer driven delivery dates, which are subject to change. A significant portion of Bristol's operating expenses are relatively fixed in nature and planned expenditures are based in part on anticipated orders. Any inability to adjust spending quickly enough to compensate for any revenue shortfall may magnify the adverse impact of such revenue shortfall on the company's results of operations.

         RESTRICTION OF BRISTOL'S ABILITY TO ENTER INTO CERTAIN TRANSACTIONS. With Bristol's existing line of credit, Bristol is prohibited from engaging in certain transactions without first obtaining the written consent of its lender. Such transactions include, but are not limited to:

         o        acquiring or selling any assets over $50,000;

         o selling or transferring collateral under the credit line, except for sale of items in the company's finished inventory in the ordinary course of business;

         o selling of inventory in a sale or return, guaranteed sale, consignment or other contingent basis;

         o        in the other transaction outside the ordinary course.


         Bristol's line of credit expired on December 31, 2000, but Bristol has received an extension of the line of credit until May 31, 2001. Failure to obtain a new line of credit or an extension of the existing line of credit could adversely effect the company's financial condition.




         BRISTOL'S FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING THAT IT
WILL CONTINUE AS A GOING CONCERN. The auditors' reports on Bristol's 1999 and 2000 financial statements state that certain "matters raise substantial doubt about the company's ability to continue as a going concern." We continue to explore the possibility of raising funds through available sources which include equity and debt markets. Whether or not the merger with Registry is completed, we are not certain that the company will be successful at raising funds through any sources in the event we are unable to generate sufficient revenues to maintain operations.

                              THE SPECIAL MEETINGS

GENERAL

         This proxy statement and prospectus constitutes the proxy provided to shareholders of Bristol in connection with the solicitation of proxies from holders of shares of Bristol common stock for use at the special meeting of shareholders of Bristol.

         This proxy statement and prospectus is being furnished to holders of common stock of Registry in connection with the solicitation of proxies by our board of directors for use at our special meeting of shareholders.


         This proxy statement and prospectus and the accompanying forms of proxy are first being mailed to Registry and Bristol shareholders on or about
May 14, 2001.


MATTERS TO BE CONSIDERED AT THE REGISTRY SPECIAL MEETING

         The Registry special meeting will be held to consider and vote upon for the following proposals:


         o A proposal to adopt Amended Articles of Incorporation of Registry, pursuant to which Registry's corporate name will be changed to "Voiceflash Networks, Inc." The Amended Articles of Incorporation will become effective upon completion of the merger;


         o A proposal to amend Registry's Articles of Incorporation which would change to increase the number of authorized common stock from 30,000,000 to 50,000,000 million shares;


         o A proposal to approve an amendment to our 1999 Stock Option Plan to increase the total number of shares of common stock available for issuance under such plan from 500,000 shares to 5,000,000; and

         o To transact any other business which may properly come before the special meeting or any adjournments or postponements of the special meeting.

MATTERS TO BE CONSIDERED AT THE BRISTOL SPECIAL MEETING

         The Bristol special meeting will be held for the following purposes;

         o To consider and vote upon a proposal to approve the merger agreement among a Registry subsidiary corporation, Registry, and Bristol , which includes the merger of Bristol with and into the Registry subsidiary corporation; and

         o To transact any other business which may properly come before the special meeting or any adjournments or postponements of the special meeting.

VOTES REQUIRED FOR APPROVAL


         The proposals to approve the amendment to the 1999 Stock Option Plan must be approved by a majority of the votes cast, assuming at least a majority of the outstanding stock is represented at the meeting. The proposals, to adopt amendments to the Articles of Incorporation must be approved by the a majority of the votes cast of Registry common stock. Attached as Appendix E is the Form of Amendment to the Articles of Incorporation.


         The merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Bristol common stock. On the closing date of the merger, the aggregate number of shares with respect to which holders of Bristol's common stock shall have sought dissenters' rights under the Delaware General Business law shall not have exceeded ten (10%) percent of all outstanding Bristol shares.

VOTING AND QUORUM AT THE SPECIAL MEETINGS


         The boards of directors of Registry and of Bristol have each fixed April 30, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the special meetings of Registry and Bristol. Accordingly, only holders of record of shares of Registry common stock or shares of Bristol common stock on the record date will be entitled to notice of and to vote at the respective special meetings. As of the record date, there were 7,200,258 shares of Registry common stock outstanding, held by approximately 150 holders of record, and 8,376,968 shares of Bristol common stock held by approximately 199 holders of record. Each holder of record of Registry and Bristol common stock on the record date is entitled to one vote per share on each proposal properly submitted to a vote at the special meeting of Registry shareholders. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of both Registry and Bristol common stock is necessary to constitute a quorum at each of the special meetings. The consent of the holders of Bristol's Series C Preferred Stock is required to complete the merger.


TREATMENT OF ABSTENTIONS

         Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum at the Registry and Bristol special meetings. Broker non-votes are shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular matter.

PROXIES - REGISTRY


         The Registry proxy accompanying this proxy statement and prospectus is solicited on behalf of the Registry board of directors for use at the special meeting. You are requested to complete, date, and sign the accompanying proxy and promptly return it in the accompanying envelope to Registry's transfer agent, American Stock Transfer & Trust Company or otherwise mail it to Registry. Registry shareholders who hold their Registry common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares. All shares of Registry common stock that are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the special meeting, and are not revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies. If the instruction is to abstain and in the case of a broker non-vote, the shares represented by the proxy will be deemed to be present at the special meeting but will not be voted with respect to the matters present, thus having no effect to the amendment to the articles or the amendment to the option plan.


         In the event that a quorum is not present at the time the Registry meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the Registry meeting with or without a vote of the shareholders. If we propose to adjourn the Registry meeting by a vote of the shareholders, the persons named in the enclosed form of proxy will vote all shares of Registry common stock for which they have voting authority in favor of an adjournment.

         The Registry board of directors does not presently intend to bring any other business before the special meeting and, so far as is known to Registry's board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting the proxies.

PROXIES - BRISTOL


         The Bristol proxy accompanying this proxy statement and prospectus is solicited on behalf of the Bristol board of directors for use at the special meeting. You are requested to complete, date, and sign the accompanying proxy and promptly return it in the accompanying envelope to Bristol's transfer agent, American Stock Transfer & Trust Company or otherwise mail it to Bristol. Bristol shareholders who hold their Bristol common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares. All shares of Bristol common stock that are entitled to vote and are represented at the special meeting by properly executed proxies received prior to or at the special meeting, and are not revoked, will be voted at the special meeting in accordance with the instructions indicated on the proxies. If the instruction is to abstain and in the case of a broker non-vote, the shares represented by the proxy will be deemed to be present at the special meeting but will not be voted with respect to the merger, thus having the same effect as a vote against the amendment.


         In the event that a quorum is not present at the time the Bristol meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the Bristol meeting with or without a vote of the shareholders. If we propose to adjourn the Bristol meeting by a vote of the shareholders, the persons named in the enclosed form of proxy will vote all shares of Bristol common stock for which they have voting authority in favor of an adjournment.

         The Bristol board of directors does not presently intend to bring any other business before the special meeting and, so far as is known to Bristol's board of directors, no other matters are to be brought before the special meeting. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the persons voting the proxies.

PROCEDURE FOR REVOCATION OF PROXIES BY REGISTRY SHAREHOLDERS

         If you have given us a proxy, you may revoke it at any time before it is exercised at the special meeting by

         o delivering a written notice to the corporate Secretary, bearing a date later than the date of the proxy, stating that the proxy is revoked;

         o signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting; or

         o        attending the special meeting and voting in person.

         If you attend the meeting and do not vote, you will not automatically revoke a proxy given previously, and any revocation during the meeting will not affect votes previously taken. Registry shareholders who hold their common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee to revoke previously voted shares.

PROCEDURE FOR REVOCATION OF PROXIES BY BRISTOL SHAREHOLDERS

         If you have given us a proxy, you may revoke it at any time before it is exercised at the special meeting by

         o delivering a written notice to the corporate Secretary, bearing a date later than the date of the proxy, stating that the proxy is revoked;

         o signing and delivering a proxy relating to the same shares and bearing a later date than the date of the previous proxy prior to the vote at the special meeting; or

         o        attending the special meeting and voting in person.

         If you attend the meeting and do not vote, you will not automatically revoke a proxy given previously, and any revocation during the meeting will not affect votes previously taken. Registry shareholders who hold their common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee to revoke previously voted shares.

REGISTRY DISSENTERS' RIGHTS

         Holders of Registry common stock do not have a right to dissent to the merger and receive compensation for their shares.

BRISTOL DISSENTERS' RIGHTS UNDER DELAWARE LAW


         Under the law of Delaware, if you are a holder of Bristol common stock who (a) does not vote in favor of the merger, (b) delivers a demand for payment within 10 days after the vote on the proposed merger at the Bristol special meeting, and (c) submits the share certificates for endorsement or dissenting shares within 30 days after the date of the notice of shareholder approval of the merger, you may demand a cash payment for the "fair value" of your shares of Bristol common stock. If we cannot agree to an appropriate "fair value," the matter would be determined in judicial proceedings. We cannot predict what the determination of "fair value" would be if it is determined in judicial proceedings. In order to exercise this right, you must comply with each of the procedural requirements of Section 262 of the Delaware General Corporation Law Code, which are attached to this proxy statement and prospectus as Appendix D. A description of the applicable requirements is provided in "The Merger - Dissenters' Rights, page 21." The failure to take any of the steps required in a timely manner will result in a loss of your dissenters' rights.


EXPENSES OF SOLICITATION


         The companies will pay their professional fees, cost of printing, mailing and filing this proxy statement and prospectus estimated to be $300,000. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from shareholders by telephone, facsimile, or in person, following the original mailing of the proxies and other soliciting materials. We will also make arrangements with custodians, nominees, and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by custodians, nominees, and fiduciaries, and we will reimburse those holders for their reasonable expenses.


RECOMMENDATION OF THE BOARD OF DIRECTORS

         The boards of directors of both Registry and Bristol have unanimously approved the merger agreement and the merger. The Bristol board of directors has recommended that the holders of Bristol common stock vote FOR approval and adoption of the merger agreement and the consummation of the transactions described in this proxy statement and prospectus and found the terms of the merger agreement to be fair to, and in the best interests of, their respective companies and their shareholders. The Registry board of directors has recommended that holders of Registry common stock vote FOR approval of the Amended Articles of Incorporation, and FOR approval of the amendment to the 1999 Stock Option Plan.

         The matters to be considered at the special meetings are of great importance to our shareholders. Accordingly, shareholders of both companies are urged to read and carefully consider the information presented in this proxy statement and prospectus and to complete, date, sign, and promptly return the enclosed proxy in the enclosed postage-paid envelope, whether or not you intend to attend the special meeting.

                                   THE MERGER

BACKGROUND OF THE MERGER

         On August 7, 2000, Registry announced that it had terminated its previously announced merger with Synergex International Corporation.

         Beginning at the end of August, Registry began to reposition itself in the mobile commerce industry by leveraging its existing speech application technologies, incorporating and merging wireless technologies and shifting its business model to focus on developing recurring revenue. Registry began to seek distribution capacity for its technologies through either a joint venture, business combination or other synergistic relationship.

         On September 6, 2000, David Kaye, Bristol's President, approached Larry Cohen, Registry's Chairman, to discuss the strategic direction of both Registry and Bristol. Mr. Cohen and Mr. Kaye had preliminary discussions on the merits of a possible business combination, and agreed to consider the merits of such a combination.

         From September 6, 2000 to October 2, 2000, Mr. Kaye and Mr. Cohen had independent discussions with the outside directors of Bristol and Registry, respectively.

         During such time period, management and the board of directors of Registry and Bristol, carefully reviewed the capitalization of each entity, including, the outstanding options, warrants, exercise prices moving towards determining an exchange ratio. Management and the directors discussed in addition, strategic issues in connection with the proposed combination, including each company's future capital requirements and business opportunities.

         During the negotiation stage, on October 20, 2000, Bristol executed a promissory note whereby Registry was to advance $250,000 to Bristol for Bristol's use as working capital.

         On October 13, 2000, Mr. Cohen and Mr. Kaye advised the independent directors of Bristol that an exchange ratio of .65 share of Registry common stock for each share of Bristol common Stock would be proposed. On October 13, 2000, Registry and Bristol's board of directors each held a meeting to consider a proposed business combination. As each meeting, Mr. Cohen and Mr. Kaye made presentations to the board of directors concerning the business operations and financial performance of each company, and the strategic vision for the combined operations. At part of that presentation, the board reviewed the exchange ratio and the terms of the merger agreement. In addition, each board of directors recognized that an opinion concerning the fairness of the exchange ratio from a financial point of view to its company's stockholders would be obtained, and that this would be a condition to the merger agreement.

         After lengthy discussions of the merger agreement and the transactions contemplated by that agreement and the other information presented to each company's board of directors, the Registry and Bristol boards of their respective directors each unanimously approved and authorized a merger agreement and recommended the agreement to be submitted to its shareholders for adoption.

         Following the October 13, 2000 meeting, representatives of Bristol and Registry signed the merger agreement on November 6, 2000 on behalf of their respective companies.


         As described throughout, Messrs. Cohen and Kaye were officers and directors of both companies, and Mr. Cohen is a principal shareholder of both companies. Kaye has resigned, effective April 2001, as a director of Registry and as an officer and director of Bristol.

REGISTRY

         Registry's board of directors has approved the merger agreement and the consummation of the merger. In reaching its decision, Registry's board of directors has identified several potential benefits of the merger, including the following:

         o Registry's shareholders would have the opportunity to participate in the potential for growth of the combined company after the merger;

         o the merger will provide an opportunity for Registry to reposition itself as a wireless provider;

         o the combined experience, financial resources, size and breadth of product offerings of the combined company will allow the combined company to respond more quickly and effectively to technological change, increased competition and market demand in an industry experiencing rapid innovation and change;

         o the combination of Bristol's products with Registry's products will provide a secondary channel for voice and wireless technology; and

         o the creation of a combined management team may allow the combined company to provide more experienced marketing, communication, product management and development.

         In its evaluation of the merger, the Registry board of directors reviewed several factors, including, but not limited to, the following:

         o historical information concerning Bristol's and Registry's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position;

         o Registry's management's view of the financial condition, results of operations and businesses of Registry and Bristol before and after giving effect to the merger;

         o the consideration to be received by Bristol shareholders in the merger and the relationship between the consideration and consideration paid in comparable merger transactions;

         o the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations, are reasonable;

         o reports from management, legal and financial advisors as to the results of the due diligence investigation of Bristol.

BRISTOL

         Bristol's board of directors has determined that the terms of the merger are fair to, and in the best interests of, Bristol and its shareholders. Accordingly, Bristol's board of directors has approved the merger agreement and the consummation of the merger. In reaching its decision, Bristol's board of directors has identified several potential business benefits to the merger, including the ability to:

         o expand Bristol and Registry's penetration of customers in the food store and hospitality markets;

         o        create a competitive advantage in the POS marketplace;

         o accelerate Bristol's growth strategy through use of Registry's voice applications;

         o add Registry's speech technology for applications for pos products sold by Bristol;

         o use Registry's complementary research, related products and development skills, experience and domain knowledge in developing the market; and

         Bristol's board of directors also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including, but not limited to:

         o the risk to Bristol's shareholders that the value to be received by Bristol shareholders in the merger could decrease significantly due to the volatility of Registry's stock prices;

         o the risk that the potential benefits sought in the merger might not be fully realized; and

         o        the possibility that the merger might not be consummated.

         Among other factors considered by Bristol's board in its deliberations were the following:

         o historical information concerning Bristol's and Registry's respective financial performance, results of operations, assets, liabilities, operations, technology, management and competitive position, including available public reports for Registry filed with the Securities and Exchange Commission;

         o Bristol's management's view of the financial condition, results of operations, businesses and prospects of the combined company after giving effect to the merger;

         o current market conditions and historical trading information with respect to Bristol and Registry common stock;

         o        comparable merger transactions in the relevant market; and

         o        the terms and conditions of the merger agreement.

         After due consideration, Bristol's board of directors believed that the overall risks associated with the proposed merger were outweighed by the potential benefits of the merger. Bristol's board of directors does not intend the foregoing discussion of information to be exhaustive, but believes the discussion to include the material factors that it considered. In view of the complexity and wide variety of information and factors, both positive and negative, that it considered, Bristol's board of directors did not find it practical to quantify or otherwise assign relative or specific weights to the factors considered. However, after taking into consideration all of the factors set forth above, Bristol's board of directors concluded that the merger agreement and merger were fair to, and in the best interests of, Bristol and its shareholders and that Bristol should proceed with the merger.

EFFECTS OF THE MERGER


         When the merger is completed, Bristol will be merged with and into RMAG Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Registry. The common shareholders of Bristol will have the right to receive .65 of a share of Registry common stock for each share of Bristol and associated stock purchaser rights they hold. Immediately after the merger, the Bristol shareholders will hold approximately 43.06% of the issued Registry common stock.

         Following the merger, the board of directors of Registry will consist of five directors, four of whom will be chosen by Registry and one by Bristol. Three of the directors shall be independent. Three directors are expected to be Lawrence Cohen, Cornelia Eldridge, and Bryan Steffan.

         Lawrence Cohen is currently the acting Chief Executive Officer of Registry. Mr. Cohen will continue as Chairman of the Board and President. The executive officers of Registry following the merger are expected to also include John Falcone as Senior Vice President.


         The business backgrounds of the directors and officers of Registry after the merger are set forth elsewhere in this proxy statement and prospectus.


         The Amended Articles of Incorporation to be adopted by Registry shareholders at the meeting and the Bylaws of Registry as of the effective time of the merger, to be issued in the merger will govern the rights, duties and privileges of all Registry shareholders subsequent to the merger. Any material differences between the rights set forth in the Articles of Incorporation and bylaws of Bristol and those set forth in the Registry Amended Articles of Incorporation and bylaws are described under "Comparison of Rights of Holders Of Bristol and Registry Common Stock" at page 88.


FINANCING THE MERGER


         The merger will be a stock-for-stock transaction. Shareholders of Bristol will receive shares of the common stock of Registry in exchange for their shares of Bristol common stock and associated stock purchase rights. Cash will be paid to Bristol shareholders instead of fractional shares, which is not expected to be material.


ACCOUNTING TREATMENT

         The merger will be accounted for as a purchase, with RMAG Acquisition Corp. as the acquiror, in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values. The income or loss of Bristol will not be included in the operating results of Registry prior to completion of the merger. See "Unaudited Pro Forma Combined Condensed Financial Statements."

TAX CONSEQUENCES OF THE MERGER TO REGISTRY AND BRISTOL SHAREHOLDERS

         The following discussion summarizes the material United States federal income tax considerations relevant to the exchange of shares of Bristol common stock for Registry common stock under the merger. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986 (the "Code"), existing and proposed Treasury Regulations under the Code, and current administrative rulings and court decisions, all of which are subject to change. Any change in the Code and Treasury Regulations, which may or may not be retroactive, could alter the tax consequences to Registry, Bristol, or Bristol's shareholders as described in this discussion.

         Bristol shareholders should be aware that this discussion does not deal with all United States federal income tax considerations that may be relevant to particular Bristol shareholders in light of their particular circumstances, like shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their Bristol stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state, or local tax laws. Nor does the following discussion address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger. This is so whether or not any of those transactions are undertaken in connection with the merger, including without limitation any transaction in which shares of Bristol common stock are acquired or in which shares of Registry common stock are disposed. Accordingly, Bristol shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicable federal, state, local, and foreign tax consequences.

         The merger is intended to constitute a reorganization. If the merger qualifies as a reorganization, then, subject to the limitations and qualifications referred to in this discussion, they will generally result in the following federal income tax consequences:

         o no gain or loss will be recognized by Bristol's shareholders solely upon their receipt of Registry common stock in exchange for Bristol common stock in the merger except to the extent of cash received instead of fractional shares of Registry common stock or received for dissenting shares;

         o the aggregate tax basis of the Registry common stock received by Bristol shareholders in the merger, reduced by any tax basis attributable to fractional shares deemed to be disposed of, will be the same as the aggregate tax basis of the Bristol common stock exchanged for the Registry common and preferred stock;

         o cash payments received by Bristol's shareholders instead of a fractional share will be treated as if the fractional share of Registry common stock had been issued in the merger and then redeemed by Registry. A Bristol shareholder receiving cash instead of a fractional share or for dissenting shares will recognize gain or loss upon the payment of the cash, measured by the difference, if any, between the amount of cash received and the basis in the fractional share or dissenting shares; and

         o neither Registry, RMAG Acquisition Corp. nor Bristol will recognize material amounts of gain solely as a result of the merger.

         The parties are not requesting and will not request a ruling from the Internal Revenue Service ("IRS") in connection with the merger. A successful IRS challenge to the reorganization status of the merger would result in Bristol shareholders recognizing taxable gain or loss with respect to each share of common stock of Bristol surrendered equal to the difference between the shareholder's basis in his/her shares and the fair market value, as of the effective date of the merger, of the Registry common or preferred stock received in exchange for the Bristol common stock. In an event like this, a shareholder's aggregate basis in the Registry common stock received in the merger would equal its fair market value, and the shareholder's holding period applicable to the stock would begin the day after the merger.

CONSEQUENCES OF THE MERGER TO REGISTRY SHAREHOLDERS

         Registry common shareholders should not recognize any gain or loss as a result of the merger. Registry common shareholders will not dispose of or exchange their shares of Registry common stock in the merger, but will continue to hold their existing shares of common stock, with the same adjusted basis and holding period.

DISSENTERS' RIGHTS

         Under the provisions of Section 262 of Delaware General Corporation Law, shareholders of Bristol objecting to the merger of Bristol with and into RMAG Acquisition Corp. and the receipt of Registry shares for shares of Bristol have the right to require Bristol to purchase their shares. Within 10 days after the approval of the merger, Bristol will notify each shareholder who has not voted for or consented to the merger of the date the merger was approved. Such notice will also indicate that the shareholder has the right to require Bristol to purchase his/her shares for cash at their fair market value. Any shareholder entitled to this purchase right may, within 30 days of the date of the mailing of such notice by Bristol, demand in writing from Bristol the purchase of his/her shares. The demand will be sufficient if it informs Bristol of the identity of the shareholder, the shareholder's demand for the purchase of his/her shares, the number and class of shares and a statement of what the shareholder claims to be the fair market value as of the day before the announcement of the proposed merger. If the demand is made and the shares are certificated, the shareholder must also submit the certificates representing the shares demanded to be purchased, to be stamped or endorsed with the statement that they are dissenting shares within 30 days of the date of the mailing of the notice by Bristol. If Bristol denies that the shares are entitled to be purchased or if the shareholder and Bristol fail to agree upon the value of the shares, the shareholder must, within six months from the date of the mailing of notice by Bristol, file a complaint in the Superior Court of New Castle, Delaware asking the court to determine whether the shares are dissenting shares or their fair market value, or both.

         A copy of the sections of the Delaware law which discuss the rights of shareholders to dissent from the transaction are attached as Appendix B to this proxy statement and prospectus.

         Because of the complexities of these provisions of Delaware law, Bristol shareholders who are considering pursuing dissenters' rights may wish to consult legal counsel. The foregoing discussion of such provisions should not be deemed to constitute legal advice and is qualified in its entirety by reference to such provisions attached as Appendix B to this proxy statement and prospectus.

INTEREST OF PERSONS IN THE MERGER


         Lawrence Cohen is the Chairman of both Registry and Bristol. Mr. Cohen is also the principal shareholder, through entities which he controls, of Registry and Bristol. Mr. Cohen has agreed to vote his 1,325,000 shares of Bristol, in favor of the merger transaction.





MATERIAL CONTRACTS BETWEEN REGISTRY AND BRISTOL


         On October 20, 2000, Bristol executed a promissory note with Registry. Registry advanced $250,000 to Bristol to be used by Bristol for working capital purposes. In the event the merger does not close, Bristol will repay Registry the amount outstanding, plus interest at the rate of 8% per annum on October 19, 2001. The Note is secured by all of Bristol's inventory and receivables not subject to and second to the first lien of Coast Business Credit. Between November 2000, and April 2001, Registry, pursuant to promissory notes, has advanced Bristol an additional $1,660,000 for a total advance of $1,910,000, all under the same terms as the original advance.

                              THE MERGER AGREEMENT

         The description of the merger agreement set forth in this section is a summary of the material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement.

GENERAL

         REGISTRY, RMAG ACQUISITION CORP. a wholly-owned subsidiary of Registry, and Bristol have entered into the merger agreement, which provides that:

         o Bristol will be merged with and into the wholly-owned subsidiary of Registry;


         o each share of outstanding Bristol common stock and associated common stock purchase rights, except for shares held by shareholders who dissent, will be exchanged for .65 of a share of Registry common stock and each outstanding publicly traded common stock purchase warrant of Bristol will be assumed by Registry and converted into a common stock purchase warrant of Registry under the same terms and conditions as were applicable to Bristol's publicly traded warrants;

         o the other stock options, warrants, convertible securities (other than Bristol preferred shares and public warrants) shall be assumed by Registry and converted into an option, warrant, convertible security or other contractual commitment to purchase or issue under the same terms and conditions as were applicable to such options, warrants, convertible securities or contractual rights. The number of shares of Registry common stock will be adjusted to reflect the exchange ratio and the exercise price will remain the same. The Bristol Series C Preferred Stock and Bristol's Class A redeemable public warrants will be assumed by Registry according to these terms; and


         o        Registry will change its name to "Voiceflash Networks, Inc."

         The merger is subject to the satisfaction of a number of conditions, including the approval by shareholders of Registry and Bristol of the matters described in this proxy statement and prospectus.

EFFECTIVE TIME OF THE MERGER

         The closing will occur, and the merger will become effective, upon:

         o the approval of the merger agreement by the shareholders of Bristol voting under Delaware law;

         o        the consent of the holders of Bristol Class C common stock;

         o the acceptance for filing of a Certificate of Merger between the Registry subsidiary corporation and Bristol with the Delaware Secretary of State;

         o acceptance for filing of the Amended Articles of Incorporation of Registry with the Florida Secretary of State;

         o        the consent of Coast Business Credit, if applicable and

         o the satisfaction or waiver of the other conditions set forth in the merger agreement.

         It is anticipated that the merger will become effective soon after the Bristol and Registry shareholders meetings upon satisfaction or waiver of all conditions to the merger; and that the Amended Articles of Incorporation of Registry and Certificate of Merger will all be filed concurrently.

EXCHANGE OF CERTIFICATES

         American Stock Transfer and Trust Company will act as exchange agent in connection with the merger. As soon as practicable after the effective date of the merger, the exchange agent will send a notice and transmittal form to Bristol shareholders to be used in forwarding their Bristol stock certificate for surrender and exchange for certificates representing Registry common stock. Please do not surrender your Bristol certificate for exchange until you receive the transmittal form and instructions. The instructions will include procedures concerning lost certificates and securities held in broker's or nominee names.

         Each holder of Bristol common stock will be entitled, upon surrender to the exchange agent, to receive in exchange for his or her shares of Bristol a common stock certificate representing the number of whole shares of Registry common stock into which his/her shares of Bristol common stock was converted in the merger, together with any cash payable instead of fractional shares. Until a holder of Bristol common stock surrenders his/her Bristol common stock certificate to the exchange agent, the certificate representing shares of Bristol common stock will be deemed to represent the number of whole shares of Registry common stock into which the shares of Bristol common stock was converted.

         Bristol shareholders should not send any stock certificate with their proxy cards.

FRACTIONAL SHARES

         Certificates representing fractional shares of Registry common stock will not be issued in the merger. Fractional share interests will not entitle you to vote or to any other rights of a shareholder of Registry. Instead of the issuance of any fractional share, each holder of Bristol common stock who otherwise would be entitled to receive a fractional share of Registry common stock in the merger will receive, upon surrender for exchange, an amount in cash determined by multiplying (1) the average of the closing bid and ask price of Registry common stock for the five trading days ending three trading days immediately preceding the closing date of the merger, times (2) the fraction of a Registry share to which that holder would otherwise be entitled. If more than one certificate representing shares of Bristol common stock is surrendered for the account of the same shareholder of record, the number of full shares of Registry common stock or preferred stock for which a certificate will be delivered will be computed on the basis of the aggregate number of shares of Bristol common stock represented by the certificates surrendered by that shareholder.

REPRESENTATIONS

         The parties make various representations and warranties in the merger agreement, including representations and warranties by each of Bristol and Registry as to:

         o        organization and good standing;

         o        capitalization;

         o authorization of the merger agreement and the absence, except as specified, of the need for governmental or third party consents to the merger;

         o        compliance with applicable law;

         o        accuracy of financial statements;

         o absence of material undisclosed liabilities and the absence of material adverse changes in the financial or other condition, operations, or business of Bristol and Registry, taken as a whole;

         o        absence of pending or threatened material litigation;

         o        absence of employee benefit plans;

         o material compliance with applicable environmental laws and regulations;

         o        absence of brokers or finders; and

         o        other customary matters.

CONDUCT OF BUSINESS PENDING THE MERGER

         Registry and Bristol have agreed to conduct their operations, except as otherwise provided in the merger agreement, according to their normal course of business until completion of the merger. Further, Registry and Bristol have each agreed that, among other things, until the consummation of the merger, unless the other agrees in writing or as otherwise required or permitted by the merger agreement, it will not:

         o issue any shares of capital stock (with certain exceptions), effect any stock split, or otherwise change its capitalization as it existed on the date the merger agreement was signed;

         o declare, set aside, or pay any dividend or other distribution, whether in cash, stock, or property or any combination of cash, stock, or property, in respect of any of its capital stock;

         o amend or propose to amend its articles of incorporation or bylaws, except for Registry's Amended Articles of Incorporation;

         o acquire, sell, lease, encumber, transfer, or dispose of any assets except in the ordinary course of business;

         o incur any indebtedness for borrowed money or guarantee any indebtedness issued, sell any debt securities, warrants or rights to acquire any debt securities, guarantee any debt of others, make any loans, advances, or capital contributions, or mortgage, pledge, or otherwise encumber any material assets or create any material lien on material assets, except in the ordinary course of business;

         o pay, discharge, or satisfy any claims, liabilities, or obligations except in the ordinary course of business; or

         o change any accounting principles or practices except as required by generally accepted accounting principles.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The obligations of Registry and Bristol to complete the merger are subject to the following conditions:

         o Bristol's shareholders must approve the transactions contemplated by the merger agreement;

         o the relevant governmental authorities and third parties must grant all required authorizations, consents, orders or approvals;

         o the registration statement that contains this proxy statement and prospectus shall have become effective under the Securities Act and must not be the subject of any stop order or proceedings seeking a stop order;

         o there must be no law, order, injunction, or other legal restraint or prohibition enjoining or preventing the consummation of the merger; and

         o holders of no more than 10% of the issued and outstanding shares of Bristol common stock have exercised their dissenters' rights.

TERMINATION

         The merger agreement may be terminated at any time prior to effectiveness of the merger, whether before or after shareholder approval of the merger, by:

         o        mutual consent of Registry and Bristol;

         o either Registry or Bristol if the merger is not consummated before June 30, 2001, unless the failure to consummate the merger by that date is due to the material breach of the party seeking to terminate the agreement;

         o either Registry or Bristol if any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger has become final and non-appealable;

         o either Registry or Bristol, if the requisite shareholder approvals of the shareholders of either Registry or Bristol are not obtained at a meeting duly called and held therefore.

         If the merger agreement is terminated and abandoned, the merger agreement will immediately become void and have no effect, without any liability on the part of any party to the merger agreement or its affiliates, directors, officers, or shareholders, except with respect to confidentiality obligations and indemnification provisions relating to brokers or finders or other similar persons or entities.

EXPENSES AND FEES

         All expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring costs and expenses of the merger and merger agreement.

                                FAIRNESS OPINIONS

OPINION OF BRISTOL RETAIL SOLUTIONS, INC.'S FINANCIAL ADVISOR

         In November 2000, Bristol hired Stenton Leigh Capital Corp. ("SLCC") to act as its financial advisor. SLCC delivered its Valuation Fairness Opinion (the "Opinion") as of November 6, 2000 (the "Valuation Date") with a Report date December 26, 2000 to Bristol's Board of Directors that the exchange ratio for Bristol's proposed merger with RMAG Acquisition Corp, a wholly-owned subsidiary of. Registry Magic, Inc., (collectively, "Registry") (the "Transaction") was fair from a financial point of view to the Bristol shareholders at the Valuation Date.

         Bristol determined the consideration it would receive in the transaction through negotiations with Registry did not impose any limitations on SLCC with respect to the investigations made and procedures followed in rendering this Opinion.

         Attached as an Annex D to this joint proxy statement/prospectus, is the full text of the written Opinion that SLCC delivered to Bristol. You should read this Opinion carefully in its entirety. However, the following is a summary of the Opinion.

         SLCC has directed its Opinion to Bristol's Board of Directors. This Opinion does not constitute a recommendation to you as how you should vote with respect to the Transaction. The Opinion addresses only the financial fairness as of the Valuation Date of such Opinion of the exchange ratio pursuant to the merger agreement to Bristol's stockholders. It does not address the relative merits of the Transaction or any alternatives to the Transaction. Further, it does not address Bristol's underlying decision to proceed with or effect the Transaction.

         In connection with its Opinion, SLCC has, among other things: (i) reviewed Bristol's and Registry's Forms 10K and 10Q and other recent public filings, Bristol and Registry press releases and research reports; (ii) reviewed the financial terms and conditions of the merger agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for Bristol's Common Stock and Registry's Common Stock; (iv) reviewed market data and trading histories for Bristol and Registry to comparative public companies, including the terms of select and recent business combinations in industries in which Registry and Bristol operate; (v) reviewed and discussed with representatives of management and directors of Bristol and Registry, certain information of the business and financial nature including financial forecasts and related assumptions of Registry and Bristol; and, (vi) performed such other analyses and examinations as SLCC deemed appropriate.

         In preparing its Opinion, SLCC did not assume the responsibility to independently verify the information referred to above, instead, with Bristol's consent, SLCC relied on the information to be accurate and complete in all material respects. With respect to the financial forecasts for Bristol provided to SLCC by Bristol's management, upon their advice and with Bristol's consent, SLCC assumed for purposes of its Opinion that the forecasts, including the assumptions regarding synergies, were reasonably prepared on bases reflecting the best available estimates and judgments of its management at the time of preparation as to the future financial performance of Bristol and that they provided a reasonable basis upon which SLCC could form its Opinion. SLCC also assumed that there were no material changes in Bristol's or Registry's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to SLCC. SLCC assumed that the Transaction would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act and all other applicable federal and state statutes, rules and regulations. In addition, SLCC did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Bristol or Registry, nor was SLCC furnished with any such appraisals. SLCC's Opinion was based on economic, monetary and market and other conditions existing as of, and the information made available to it as of, November 6, 2000. Accordingly, although subsequent developments may affect SLCC's Opinion, SLCC has not assumed any obligation to update, revise or reaffirm its Opinion.


FINANCIAL ANALYSES


         The following is a summary of the material financial analyses provided by SLCC to the Bristol Board of Directors in the December 26, 2000 Valuation Fairness Opinion Memorandum. The financial analyses summarized below include information presented in tabular format. In order to fully understand SLCC's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of SLCC's financial analyses.

VALUATION PRINCIPLES

         The fair market value of a going concern business is generally a function of the income and capital recovery returns that are expected in light of the risks associated with the realization of these future returns and the prospects for growth in the expected returns. In most going-concern situations the worth of a business is expressed as a capital sum through the application of a capitalization factor or multiple to an estimate of current or expected future earnings or cash flows, or through application of a discount rate to expected future cash flows.

         Asset values will constitute the prime determinant of corporate worth where operations have historically been unprofitable or earnings marginal in relation to invested capital. In the case of a company which does not possess sufficient earnings potential to warrant treatment as a going-concern, assets are stated at their liquidation values.

         SLCC believes that due to Bristol's and Registry's history of losses and uncertain future prospects, SLCC selected an asset-based and stock market approach to determine the relative value of the two companies at the Valuation Date.

VALUATION OF BRISTOL AND REGISTRY

         To determine the fairness of the Transaction, SLCC must examine the inherent value of Registry, and various approaches to value are examined below.

THE EARNINGS APPROACH

         CAPITALIZATION OF EARNINGS

         Under the capitalization of earnings methodology, the historic adjusted earnings are weighted for a determination of the historic earnings base. This base is then divided by the capitalization rate for a conclusion of total business value. In the instant situation, neither company has had any profits or positive cash flows since inception, therefore SLCC could not compute a capitalization of earnings or price/earnings multiple approach.

         DISCOUNTED CASH FLOWS

         SLCC reviewed forecasts for the next three fiscal years for both companies but did not perform a discounted cash flow analysis of the value of each of the companies. Since both companies have lost substantial money in the past while originally forecasting profits, SLCC considered that the speculation of management for future results was not a strong indicator of the value of the companies at the Valuation Date, due to the high level of uncertainty which must be attributed to such forecasts.

STOCK MARKET APPROACH

         The market approach compares the subject company to companies in the same or similar industry. In applying the comparative company valuation approach, value multiples are computed for each comparative company. The appropriate multiple is then determined and adjusted for the unique aspects of the company being valued. This multiple is applied to the company being valued to arrive at an estimate of value for the appropriate ownership interest. A value multiple represents a ratio that uses a comparative company's stock price as the numerator and a measure of the comparative company's operating results (or financial position) as the denominator. Value multiples are usually computed on a per share basis. The most well-known value multiple is price/earnings whereby a company's stock price is divided by its earnings per share. Since SLCC cannot compute a price/earnings ratio, SLCC set out below other comparative factors as detailed in our Valuation Fairness Opinion Memorandum.


                               PRICE/     PRICE/      PRICE/        DIVIDEND       QUICK      CURRENT  TOTAL DEBT/
                              SALES        BOOK     TANG. BOOK        YIELD         RATIO      RATIO     EQUITY
                              -------     ------    ----------        -----         -----      -----     ------
Bristol                        0.11        1.36          NM              0          0.43       0.88        0.77

Bristol - Industry (1)         1.05        3.11        4.35                         0.96       1.37        1.57

Registry                       4.51        2.10        2.10              0         12.25      13.39         0.0

Registry - Industry (2)       24.72       15.64       20.64           0.23          3.06       3.29        0.11

Sector                        17.37       12.49       15.07           0.47          2.87       3.41        0.23

Sector - Technology
Industry - (1) Office Equipment

           (2) Software Programming

         Both companies have no earnings and have not paid, nor do they intend to pay, dividends. Registry has a higher net book value/share and tangible net book value/share than Bristol. Although both companies underperformed relative to their sector and industry for price-to-sales and price-to-book, Registry has performed well in its Quick Ratio, Current Ratio and Total Debt/Equity Ratios due to its strong cash position and virtually no debt at the Valuation Date. Bristol is in a very poor cash position so it does not compare well to its industry, sector or Registry in these areas. This analysis concludes Bristol to be worth on a per share basis less than 65% of Registry at the Valuation Date.

SELECTED COMPARABLE PUBLIC COMPANY ANALYSIS

         SLCC compared the value of the consideration to be received by the shareholders of Bristol in the Transaction to certain financial and stock market information of publicly-traded companies engaged in the point-of-sale and other similar businesses that SLCC believed were comparable in certain respects to Bristol (the "Comparable Companies"). The Comparable Companies were chosen by SLCC as companies that, based on publicly available data, possess general business, operating and financial characteristics representative of companies in the industry in which Bristol operates, although SLCC recognizes that each of the Comparable Companies is distinguishable from Bristol in certain respects.

         For each of the Comparable Companies and Bristol, SLCC obtained certain publicly available financial, operating and stock market data, including last twelve months ("LTM") revenue, LTM earnings before interest and taxes ("EBIT"), recently reported total debt and cash and cash equivalents, and closing stock price as of November 6, 2000.

         SLCC also compiled "aggregate value" for each of the Comparable Companies and for Bristol implied in the Transaction. Aggregate value is the total current equity value plus total debt less cash and cash equivalents.

         Based on this data, SLCC calculated the following ratios for each of the Comparable Companies and for Bristol implied in the Transaction: aggregate value to LTM revenue, and aggregate value to LTM EBIT.

         The aggregate value to the LTM revenues for the Comparable Companies ranged was 1.1x, compared to 0.19x for Bristol implied in the Transaction. The aggregate value to LTM EBIT for the Comparable Companies was 8.0x, compared to a non-computable amount for Bristol implied in the Transaction, due to its historical losses and negative cash flow.

SELECTED COMPARABLE MERGERS AND ACQUISITIONS ANALYSIS

         SLCC reviewed certain financial data for recently announced mergers and acquisitions that were deemed to be comparable to the Transaction and in which the consideration paid was less than $100 million (the "Comparable Acquisitions").

         For each such transaction SLCC calculated the ratio of aggregate value to LTM revenues. All multiples were based on publicly available information at the time of announcement of the Comparable Acquisitions. In the transactions valued at less than $100 million, these calculations yielded a range of aggregate values to LTM revenues of 0.5x to 1.5x with an average of 1.1x and a median of 1.1x. SLCC then calculated the same ratios implied in the Transaction. The calculations yielded an aggregate value to LTM revenues of 1.7x.

OTHER FACTORS

         In rendering their Opinions, SLCC also reviewed and considered other factors, including:

         o selected research analysts' reports for Bristol and Registry, including stock price and EPS estimates of these analysts;

         o historical market prices and trading volumes for Bristol and Registry Common Stock;

         o the relationship between movements in Bristol Common Stock, Registry Common Stock, and movements in the Nasdaq Composite Index; and

         o historical exchange ratios for Bristol Common Stock and Registry Common Stock based on the daily closing prices of Bristol Common Stock and Registry Common Stock for the three months, six months, nine months and 12 months preceding November 6, 2000.

ASSET VALUE OF BRISTOL AND REGISTRY

         Due to the history of losses for Bristol and Registry with accumulated deficits, the assets of the companies were reviewed to determine value.

         The assets of a business are generally reflected in its financial statements at historic cost (or in the case of some assets, most notably inventory, at the lower of cost and net realizable value). Liquidation value is based on the net realizable value of the net assets of the business. Accordingly, it may or may not bear any relationship to the net worth reflected in the balance sheet of the business. To adjust financial statements to reflect current net realizable values, fair market values, liquidation values, or salvage values, each asset and liability account must be reviewed with assistance, where necessary, from specialists in disciplines such as property and equipment appraisal. The net amount resulting from off-setting adjusted assets by adjusted liabilities before consideration of liquidation adjustments and costs may be described as "adjusted equity".

         The term "tangible asset backing" does not mean the same thing as adjusted equity. The concept of tangible asset backing contemplates the continuation of a business as a going concern. Therefore, it is based on the greater of fair market value and depreciated replacement value in the case of land and buildings, on the net realizable value in the case of current assets and, on the value in use, depreciated replacement value or fair market value of the other assets employed in the business.

         Where a liquidation approach is taken to mean fair market value or is used to assist in determining going concern value, it is based on net realizable value for most current assets, fair market value for land and buildings, and liquidation value or salvage value for other assets.

         Based upon the current financial statements available for Bristol and Registry as of November 6, 2000 the asset values for Bristol and Registry are approximately $2.98 million and $2.4 million, respectively. With Bristol having 6,976,968 Common Shares, this equals $0.43/Share, and Registry having 5,380,068 Common Shares, this equals $0.45/share.


PUBLIC STOCK MARKET PRICE OF BRISTOL AND REGISTRY

         The public stock market price of Bristol and Registry voting Common Shares was reviewed as an indicator of the value of Bristol and Registry. In reviewing the stock trading activity of Bristol and Registry it was determined that Bristol traded very thinly but Registry was significantly more active.

         Set out in the Valuation Fairness Opinion Memorandum is a summary of the trading history of Bristol and Registry. Bristol has traded in the range of $0.03 to $1.25 in the last twelve months and Registry has traded in the range of $0.50 to $7.50 in the same time period. On November 6, 2000, the Valuation Date, Bristol's Common Share price closed at $0.63/share and Registry's Common Share price closed at $1.44/share.

         These results conclude that Bristol's stock has traded historically and at the Valuation Date at less than 65% of Registry's and with much less liquidity.

HISTORICAL TRANSACTIONS

BRISTOL

         SLCC reviewed historical transactions from mid-1998 to the Valuation Date. The Company's stock dropped in the third quarter of 1998 to below $1.00/share and has not recovered to the Valuation Date. Therefore SLCC looked at transactions for Bristol since the third quarter of 1998 as an indicator of value.

         ---------------------------- ------------------------------------------------------------------ -------------------
         December 31, 1998            Issued 1,060,715 shares of Common Stock for 9,450 shares of        $0.89/share
                                      Series A Preferred ($100 face value).

                                      Issued 101,633 shares of Common Stock for 550 shares  of           $0.54/share
                                      Preferred ($100 face value).
         ---------------------------- ------------------------------------------------------------------ -------------------
         April 15, 1999               Issued 500,000 shares of Series B Preferred for $500,000.  12%
                                      dividend (most repaid) + 150,000 Warrants for no cost.             $0/share
         ---------------------------- ------------------------------------------------------------------ -------------------
         January 12, 2000             Issued 500,000 shares of Series C Convertible Preferred +
                                      Warrants for 425,000 Common Shares.                                $0.01/share
         ---------------------------- ------------------------------------------------------------------ -------------------
         October 31, 2000             1,250,000 shares for $500,000 to a private investor.               $0.40/share
         ---------------------------- ------------------------------------------------------------------ -------------------

REGISTRY

         SLCC performed a similar analysis for Registry as set out below,

         ---------------------------- ------------------------------------------------------------------ -------------------
         July 1999                    Issued 5,000 Common Shares to a consultant for $16,000 in          $3.20/share
                                      services.
         ---------------------------- ------------------------------------------------------------------ -------------------
         1999                         Stock Options issued in fiscal 1999.                               $3.62/share
         ---------------------------- ------------------------------------------------------------------ -------------------
         November 10, 2000            Sold $500,000 of restricted Common Shares to a private investor    $1.00/share
                                      for 500,000 shares.
         ---------------------------- ------------------------------------------------------------------ -------------------

         These actual transactions lead to SLCC's conclusion that Bristol has undertaken an arm's-length transaction at less than 65% of Registry's share prices.

FACTORS SPECIFIC TO BRISTOL AND REGISTRY

         In determining their Opinion, SLCC took into consideration the many specific factors about Bristol and Registry in addition to the other information and assumptions as outlined in the Valuation Fairness Opinion Memorandum.

CONCLUSION

         Based upon the analysis above, SLCC has determined that the Transaction of a 65% ratio is fair to Bristol shareholders at the Valuation Date. Although SLCC has examined extensive information and assumptions to arrive at the Opinion, some of the most compelling factors are summarized below:

         1. Bristol was virtually out of cash and has substantial debt at the Valuation Date, while Registry has cash and no debt. Registry's tangible net book value is $0.45/share and Bristol's is $0.43/share. Bristol's net book value is less than 65% of Registry's at the Valuation Date.

         2. Registry is now trading and has consistently traded above 65% of Bristol's public stock price. Further, Registry's stock trades more volume and therefore a Bristol shareholder would more readily be able to sell its Registry shares (once they are free trading) than the same number of Bristol shares.

         3. At the Valuation Date Registry closed at $1.44/share, or 233% over Bristol's close price of $0.63/share. Further, Registry's shares went to $2.187/share at the end of November 2000, while Bristol's went to $0.80/share.

         4. Registry has been able to consistently keep itself well funded even though it has shown no profits. It recently loaned Bristol $250,000. With its new Bluetooth technology, Registry has uncertain but potentially very significant upside. Bristol still is unprofitable and its revenue growth without Registry is forecast by Bristol management to be slow-to-modest.

         5. Both companies have no historical earnings and forecasts are uncertain, and they have paid no dividends. Registry's leading edge technology has more potential access to capital than a failed rollup of Point-of-Sales operation. However, the combined companies have a synergy which both management teams expect will be beneficial to all shareholders.

         The summary set forth above does not purport to be a complete description of the Valuation Fairness Opinion issued by SLCC to the Bristol Board of Directors or the analyses performed by SLCC The preparation of an Opinion is not necessarily susceptible to partial analysis or summary description. SLCC believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Bristol Board of Directors. In addition, SLCC may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be SLCC's view of the actual value of Bristol. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. In arriving at its Opinion, SLCC did not ascribe a specific range of values to Bristol, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by the holders of Bristol's Shares in the Transaction on the basis of the financial and comparative analyses described above.

         In performing its analyses, SLCC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bristol The analyses performed by SLCC are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of SLCC's analysis of the fairness of the transaction contemplated by the Merger Agreement to Bristol's shareholders and were provided to Bristol's Board of Directors in connection with the delivery of SLCC's Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. SLCC used in its analyses various projections of future performance prepared by the management of Bristol. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

         Pursuant to the terms of SLCC's engagement, Bristol has agreed to pay SLCC a fee in cash of approximately $25,000 payable upon delivery of its Opinion. No portion of SLCC's fee is contingent upon the Closing of the Transaction. In addition to the foregoing fees, Bristol has agreed to reimburse SLCC for all reasonable out-of-pocket costs and expenses. Pursuant to its engagement letter agreement, Bristol had agreed to indemnify SLCC, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities.

         SLCC has no past, present or planned ownership position in either Bristol, Registry, or RMAG Acquisition Corp.

OPINION OF REGISTRY'S FINANCIAL ADVISOR

         In November 2000, Registry hired The Camelot Group, Inc. to act as its financial advisor. The Camelot Group, Inc. delivered its opinion dated December 22, 2000 to Registry's board of directors that the exchange ratio for Registry's proposed merger with Bristol was fair from a financial point of view to the Registry shareholders.

         Registry determined the consideration it would receive in the transaction through negotiations with Bristol did not impose any limitations on The Camelot Group, Inc. with respect to the investigations made and procedures followed in rendering this opinion.

         Attached as an Annex C to this joint proxy statement/prospectus, is the full text of the written opinion that The Camelot Group, Inc. delivered to Registry. You should read this opinion carefully in its entirety. However, the following is a summary of the opinion.

         The Camelot Group, Inc. has directed its opinion to Registry's board of directors. This opinion does not constitute a recommendation to you as how you should vote with respect to the transaction. The opinion addresses only the financial fairness as of the date of such opinion of the exchange ratio pursuant to the merger agreement to Registry's stockholders. It does not address the relative merits of the transaction or any alternatives to the transaction. Further, it does not address Bristol's underlying decision to proceed with or effect the transaction.

         In connection with this opinion, The Camelot Group, Inc. has, among other things: (i) reviewed Registry's and Bristol's Forms 10K and 10Q and other recent public filings, company press releases and research reports; (ii) reviewed the financial terms and conditions of the merger agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for Registry's common stock and Bristol's common stock; (iv) reviewed market data and trading histories for Bristol, Registry and in comparative public companies, including the terms of select and recent business combinations in industries in which Registry and Bristol operate; (v) reviewed and discussed with representatives of management and directors of Bristol and Registry, certain information of a business and financial nature including financial forecasts and related assumptions of Registry and Bristol; and (vi) performed such other analyses and examinations as The Camelot Group, Inc. deemed appropriate.

         In preparing its opinion, The Camelot Group, Inc. did not assume the responsibility to independently verify the information referred to above, instead, with Registry's consent, The Camelot Group, Inc. relied on the information to be accurate. The Camelot Group, Inc. also made the following assumptions, each case with the consent of Registry's board of directors:

         o Bristol and Registry were not aware of any facts or circumstances that would make any information provided to The Camelot Group, Inc. inaccurate or misleading; and

         o That the merger will be consummated in a manner that complies with the applicable securities laws, trade regulations and other applicable statutes and governmental regulations.

         In addition for purposes of their opinion:

         o The Camelot Group, Inc.'s opinion is based upon market and economic and other conditions as they existed on, could be evaluated as of the date of its opinion. Accordingly, although subsequent developments may affect its opinion, The Camelot Group, Inc. has not assumed any obligations to update, revise or reaffirm its opinion.

         The following is a brief summary of the material financial analyses performed by The Camelot Group, Inc. in connection with providing its opinion to the Registry board of directors. Some of the summaries of financial analysis performed by The Camelot Group, Inc. include information presented in tabular form. To fully understand the financial analysis performed by The Camelot Group, Inc., you should read the tables together with the text of each summary. The tables do not constitute a complete description of the financial analysis. Considering the data set forth on tables without considering the full narrative description of financial analysis, including the methodologies and assumptions could create a misleading or incomplete view of the financial analysis performed by The Camelot Group, Inc. All the data in this summary is as of December 22, 2000.

         Pro Forma Merger Analysis - According to the 10-Q filed November 20, 2000, there are currently 7,501,849 shares of Bristol outstanding. Under the terms of the merger agreement, Registry will issue .65 new shares for each Bristol share currently outstanding. Thus, Registry will issue 4,876,208 new shares. Those added to the 5, 880,068 Registry shares as of 10-Q filed December 15, 2000, currently outstanding will bring the total number of shares to 10,756,276. After the merger is completed, current stockholders of Registry will own approximately 52.5% of the outstanding common stock of the combined company with current Bristol holders owning the remainder.

         According to financial projections provided by Registry and Bristol management, the combined companies exhibit growth and profitability as opposed to the existing condition of each company as a stand-alone enterprise. Further analysis indicates to Camelot that the combined entities will have a higher probability of its value appreciating together than as stand-alone companies.

         Using publicly available information Camelot Group reviewed certain financial and operating data for several publicly-traded companies engaged in the point-of-sale installation business with characteristics similar to Bristol Solutions and Registry Magic. This group included ATS Money Sys., Autologic

Information Int., Comtrex Systems Corp., Danka Business Systems, Electronic Retailing Sys., Frisco Bay Industries Ltd., GEAC Computer Corporation, Global Payment Tech., Gunther International, Ltd., International Business Machines, IKON Office Solutions, Lanier Worldwide, Inc., Micros Systems, Inc. MicroTouch Systems, Inc., Nashua Corporation, NCR Corporation, PAR Technology Corp., Pitney Bowes, Inc., Radiant Systems, Inc., Retailix Limited, Tidel Technologies, Inc., Ultradata Systems, Inc., and Xerox Corporation.

         The table below compares the ranges of multiples at which the comparable companies were trading on the date of the opinion to the multiples by the transaction (assuming a price of $.75 per Registry share).


                                                                                           AVERAGES OF
                                 ALL COMPARABLE                PROFITABLE                   PROFITABLE
         AS A MULTIPLE OF...        COMPANIES                   COMPANIES                 COMPANIES ONLY
         ------------------------------------------------------------------------------------------------
         Earnings (TTM)         NM to 85.29x                 2.68x to 85.29x                    20.29x
         2001 (E) Earnings      2.17x to 159.2x              2.17x to 159.2x                    18.39x
         Book Value             3.92x to 8.09x               .26x to 8.09x-                      2.57x
         EBITDA (TTM)           NM to 42.13x                 .68x to 42.13x                      9.02x
         Revenue (TTM)          .01x to 5.28x                .06x to 5.28x                       1.01x

         Since a negative number is not meaningful when comparing multiples, there is a separate column for only profitable companies.

         Comparable Transaction Analysis - Camelot reviewed and analyzed certain merger and acquisition transactions that occurred since January 1, 2000. Camelot's analysis indicated the aggregate equity consideration paid for each acquired company as a multiple of the trailing twelve months EBITDA, ranged from -25.79x to 68.9x with an adjusted average multiple of 12.16x. Further, Camelot noted the average multiple of book value for these companies was 6.83x and the multiple of 2001 earnings per share was 16.22x.



         Conclusions - Registry will be issuing 4,876,208 (as of the date of this opinion) new shares of its stock to the existing shareholders of Bristol. Registry shares are trading at $.75 as of market close on December 22, 2000. Thus the estimated transaction value is $3,657,156.


         Based on the financial projections provided by Registry and Bristol management, the combined companies' anticipated results indicate that Registry would pay approximately 23% of the average multiple of future net income, paid by others, for Bristol. Additionally, Registry would be paying about 11% of the average multiple of EBITDA for Bristol, as compared to recent transactions.

         Notwithstanding Camelot's analysis set forth above, many of the companies which Camelot used as a basis for comparable analysis have a much stronger financial position and likelihood of sustainability. BRS and RMAG have only limited operating history. BRS has significant cash flow and viability issues. In reviewing BRS' projections, one should consider these factors. Furthermore, one should consider these factors in comparing the price to be paid by RMAG as compared to recent acquisitions based upon future projected pre-tax income and EBITDA.


         Bristol had a book value of $2,980,003 as of November 30, 2000. Registry is paying 1.23 times Bristol book value. Recent transactions show the acquirer paying an average multiple of book value of approximately 6.83 times book.

         In Camelot's opinion, the analysis indicates that, on the date of the valuation, the transaction is fair to the shareholders of Registry.

                     COMPARATIVE PER SHARE MARKET PRICE DATA

         Registry common stock is traded on the Nasdaq SmallCap market under the symbol "RMAG." The following table sets forth the high and low reported closing bid prices per share of Registry common stock for the quarterly periods indicated, which correspond to the fiscal quarters for financial reporting purposes.



                                                                                         REGISTRY
                                                                                       COMMON STOCK
                                                                                   ---------------------
                                                                                   HIGH              LOW
                                                                                   ----              ---

         Year Ended July 31, 2001:
         First quarter                                                          $1.906            $ .563
         Second quarter                                                          2.469              .625
         Third quarter (to May 1, 2001)                                          3.563             1.375

         Year Ending July 31, 2000:
         First quarter                                                           3.625             1.063
         Second quarter                                                          4.563             1.563
         Third quarter                                                           7.500             1.500
         Fourth quarter                                                          2.750             1.219

         Year Ended July 31, 1999:
         First quarter                                                           11.75             4.00
         Second quarter                                                          6.625             2.500
         Third quarter                                                           11.50             3.875
         Fourth quarter                                                           8.25             3.000



         Bristol's Common Stock and Warrants traded on the Nasdaq SmallCap market until they were delisted on August 6, 1999 and currently trade on the OTCBB under the symbols "BRTL" and "BRTLW," respectively. Such over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. The following table sets forth the high and low closing sale prices for the Company's Common Stock and Warrants for the periods indicated as reported by NASDAQ or the OCTBB.



         (2001)                    HIGH               LOW
                                   ----               ---

         1ST QUARTER
         Common Stock             1.625              .450
         Warrants                  .160              .020

         2ND QUARTER
         (to May 1, 2001)
         Common Stock             1.080              .813
         Warrants                  .120              .105


         (2000)                    HIGH               LOW
                                   ----               ---

         1ST QUARTER
         Common Stock            $ .875            $ .469
         Warrants                  .25               .08

         2ND QUARTER
         Common Stock              .969              .469
         Warrants                  .100              .030

         3RD QUARTER
         Common Stock             1.125              .531
         Warrants                  .150              .070

         4TH QUARTER
         Common Stock             1.01               .40
         Warrants                  .120              .040

       (1999)                         HIGH                  LOW
                                      ----                  ---

       1ST QUARTER
       Common Stock                $ 1 - 5/32         $ 0 - 11/32
       Warrants                        0  3/8             0  5/32


       2ND QUARTER
       Common Stock                   1 - 1/4           0 - 13/32
       Warrants                          .313                .109

       3RD QUARTER
       Common Stock                 0 - 23/32             0 - 1/4
       Warrants                           .10             0  1/32


       4TH QUARTER                  0 - 29/32            0 - 3/16
       Common Stock                   0  5/32             0  5/64
       Warrants




         As of April 30, 2001, Registry had approximately 150 holders of record of its common stock and Bristol had approximately 200 record holders of its common stock and in excess of 150 record holders of its warrants. Bristol and Registry believe that a significant number of beneficial owners hold shares of their securities in depository or nominee form. On November 5, 2000, the last full trading day before the parties issued a press release announcing that Registry and Bristol had reached an agreement concerning the proposed merger, the closing bid price of Registry common stock was $1.19 per share. On May 7, 2001, the most recent practical date prior to the printing of this joint proxy statement/prospectus, the closing bid price as reported was $2.10.

         Bristol shareholders are urged to obtain a current market quotation for Registry common stock.

         Neither Registry nor Bristol has paid dividends nor is there any intention to pay dividends in the foreseeable future other than prior or existing obligations under Bristol's preferred stock. Bristol is prevented from paying dividends under the terms of its loan obligations.

                       SELECTED HISTORICAL FINANCIAL DATA

         The following tables present (1) selected historical condensed financial data of Registry, and (2) selected historical condensed financial data of Bristol

SELECTED HISTORICAL CONDENSED FINANCIAL DATA - REGISTRY


         The following tables set forth selected historical financial data of Registry for the period from October 11, 1995 (inception) through July 31, 1996 and for each of the years in the four-year period ended July 31, 2000 and for the six-month periods ended January 31, 2000 and 2001. The statement of operations data for each of the years in the two-year period ended July 31, 2000 are derived from the audited financial statements of Registry included elsewhere herein. The statement of operations data for the period from October 11, 1995 (inception) through July 31, 1996 and the two-year period ended July 31, 1998 are derived from the audited financial statements of Registry previously filed. The statement of operations data for the six month periods ended January 31, 2000 and 2001 are derived from unaudited financial statements of Registry included elsewhere herein. The balance sheet data as of July 31, 2000 is derived from audited financial statements of Registry included elsewhere herein. The balance sheet data as of July 31, 1996, 1997, 1998 and 1999 is derived from audited financial statements of Registry previously filed with the SEC. The balance sheet data as of January 31, 2000 is derived from unaudited financial statements of Registry previously filed with the SEC. The balance sheet data as of January 31, 2001 is derived from unaudited financial statements of Registry included elsewhere herein. The statement of operations data for the six-month periods ended January 31, 2000 and 2001 and the balance sheet data as of January 31, 2000 and 2001, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of Registry for the periods and dates indicated. The results of operations for the six months ended January 31, 2000 and 2001 are not necessarily indicative of the results to be expected for the full year.

REGISTRY MAGIC INCORPORATED

STATEMENT OF OPERATIONS DATA:





                                  SIX MONTHS                                                                    FOR THE PERIOD
                               ENDED JANUARY 31,                   FISCAL YEAR ENDED JULY 31,              FROM OCTOBER 11, 1995
                            ---------------------          ---------------------------------------------       (INCEPTION) THROUGH
                            2000             2001          1997         1998          1999          2000         JULY 31, 1996
                            ----             ----          ----         ----          ----          ----         -------------

Revenues               $   784,000    $   117,553    $   344,944    $   885,110    $ 2,453,285    $   952,994    $        --
Total costs
  and expenses           2,510,143        961,175      1,719,147      3,192,596      6,954,880      4,346,717         43,841
Net Loss                (1,726,143)      (843,622)    (1,374,203)    (2,307,486)    (4,501,595)    (3,393,723)       (43,841)
Weighted average
  shares outstanding     5,754,494      5,545,829      3,625,200      4,216,836      5,813,041      5,503,295      3,325,000
Basic and diluted
  Net Loss per
  common share         $     (0.30)   $     (0.15)   $     (0.38)   $     (0.55)   $     (0.77)   $      (.62)   $     (0.01)
Dividends per
  common share                  --             --             --             --             --             --             --


BALANCE SHEET DATA:


                          AT JANUARY 31,                                    AT JULY 31,
                        ------------------           ----------------------------------------------------------
                        2000          2001           1996           1997          1998         1999        2000
                        ----          ----           ----           ----          ----         ----        ----

Current Assets        $3,835,995   $2,069,722         $36,171   $  937,904   $10,658,686   $5,849,742   $2,344,670
Working Capital        3,587,327    1,788,579         (36,067)     196,029     9,899,790    5,286,092    2,094,174
Total Assets           4,273,881    2,338,155          57,681    1,108,095    11,053,060    6,372,157    2,651,130
Total Liabilities        248,668      281,143          72,238      741,875       758,896      563,650      250,496
Shareholders' Equity
    (Deficit)          4,025,213    2,057,012         (14,557)     366,220    10,294,164    5,808,507    2,400,634


SELECTED HISTORICAL CONDENSED FINANCIAL DATA - BRISTOL


         The following table sets forth selected historical financial data of Bristol for the period from April 3, 1996 (inception) through December 31, 1996 and for each of the years in the four year period ended December 31, 2000.

         The statement of operations data for each of the years in the four year period ended December 31, 2000 are derived from the audited financial statements of Bristol included elsewhere herein. The statement of operations data for the year ended December 31, 1997 are derived from audited financial statements of Bristol previously filed with the SEC. The statement of operations data for the period from April 3, 1996 (inception) through December 31, 1996 are derived from the audited financial statements of Bristol previously filed with the SEC. The balance sheet data as of December 31, 2000 and 1999 is derived from the audited financial statements of Bristol included elsewhere herein. The balance sheet data as of December 31, 1996, 1997 and 1998 is derived from audited financial statements of Bristol previously filed with the SEC.

BRISTOL INTERNATIONAL CORPORATION

                STATEMENT OF OPERATIONS SELECTED FINANCIAL DATA



                              FROM INCEPTION
                             (APRIL 3, 1996)      YEAR ENDED     YEAR ENDED         YEAR ENDED           YEAR ENDED
                              DEC. 31, 1996     DEC. 31, 1997   DEC. 31, 1998      DEC 31, 1999       DECEMBER 31, 2000
                              -------------     -------------   -------------      ------------       -----------------
Net revenue                  $  4,196,230      $ 21,088,487     $ 32,196,708       $ 36,701,052          $22,865,843
Gross margin                    1,350,235         6,395,043       10,153,550         11,176,955            3,939,478
Operating expenses(1)           1,452,215        11,381,340       11,996,519         12,143,603            9,324,827
Operating loss                   (101,980)       (4,986,297)      (1,812,969)          (966,648)          (5,385,349)
Net loss (2)                     (106,625)       (4,968,607)      (1,731,778)          (362,284)          (5,812,780)
Basic and diluted
  weighted average
  common shares
  outstanding                   3,319,738         5,198,156        5,826,839          6,951,505            7,432,030
Basic and diluted net
  loss per share             $      (0.03)     $      (0.96)    $      (0.38)      $      (0.06)               (0.88)
Dividends per
  common share                         --                --               --                 --



----------------------

(1) For the year ended December 31, 1997, includes goodwill write down of $1,871,471.

(2) For the year ended December 31, 1999, includes the gain of $1,171,373 on the sale of net assets of a division of Smyth Systems.

                      BALANCE SHEET SELECTED FINANCIAL DATA


                                                                      AT DECEMBER 31,
                                   -------------------------------------------------------------------------------
                                       1996             1997             1998            1999             2000
                                   -----------      -----------      -----------      -----------      -----------
Cash and cash equivalents          $ 5,475,674      $   715,929      $   146,235      $   332,959      $   477,509
Working capital (deficit)            6,164,490          263,566         (175,793)         903,972       (3,769,608)
Intangible assets, net               1,693,400        4,160,964        4,538,778        4,272,210        3,995,569
Total assets                        11,169,699       13,811,630       17,284,637       15,220,800       11,910,513
Long-term liabilities                   61,379           81,825          268,659          191,810           72,407
Redeemable warrants                         --               --               --               --               --
Total liabilities                    2,994,706        7,618,244       11,427,311        9,330,138       11,186,872
Shareholders' equity (deficit)       8,174,993        6,193,386        5,857,326        5,890,662         (276,059)


UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

INTRODUCTORY NOTE

         The accompanying unaudited pro forma combined condensed financial statements illustrate the effect of the acquisition of the outstanding capital stock of Bristol Retail Solutions Inc. ("Bristol") by a wholly-owned subsidiary of Registry Magic Incorporated ("Registry"). In accordance with the terms of the proposed transaction, all Bristol common stock shall be converted into the right to receive .65 share of Registry Common Stock. In addition each share of Convertible Preferred Stock of Bristol shall be converted into the right to receive one (1) share of Preferred Stock of Registry having the same rights, preferences and privileges as the outstanding Series of Bristol Preferred Stock. Each share of Preferred Stock will be convertible into .65 shares of Registry. Stock options, warrants, convertible securities or other contractual commitments to purchase or issue shares of Bristol that are outstanding shall be assumed by Registry at .65 shares of Registry for every one of Bristol and converted into an option, warrant, convertible security or other contractual commitment as the case may be, to purchase or issue under the same terms and conditions as were applicable prior to the Acquisition. The transaction is expected be accounted for under the purchase method of accounting.


         The accompanying unaudited pro forma combined condensed balance sheet as of January 31, 2001 combines the historical balance sheet of Registry as of that date with the balance sheet of Bristol as of December 31, 2000 and assumes the merger took place on January 31, 2001. The unaudited pro forma combined condensed statements of operations for the six months ended January 31, 2001 and for the year ended July 31, 2000 are based on the historical statements of operations of Registry for those periods combined with Bristol's historical statements of operations for the six months ended December 31, 2000 and for the 12 month period ended June 30, 2000. The unaudited pro forma combined condensed statements of operations assume the transaction took place on August 1, 1999.


         The unaudited pro forma combined condensed financial statements reflect a preliminary allocation of the purchase price by Registry based upon preliminary estimates, available information and certain assumptions deemed proper by it and, accordingly, are subject to change upon, among other things, a final determination of required purchase accounting adjustments necessary to allocate the purchase price to the assets acquired and liabilities assumed based on their respective fair values, which have not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined condensed financial information appearing in this joint proxy statement are preliminary and have been made solely for purposes of developing such pro forma combined condensed financial information.

         The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the future financial position or future results of operations of Registry or the results that would have actually occurred had the proposed transaction been in effect for the periods presented.

         The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and related notes of Registry and Bristol.

                                                     REGISTRY MAGIC INCORPORATED

                            UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


                                                                JANUARY 31, 2001


                                                               HISTORICAL                       PRO FORMA
                                                  ------------------------------------  ------------------------------
                                                         REGISTRY           BRISTOL
                                                  --------------------------------------------------------------------
                                                      (JANUARY 31,      (DECEMBER 31,
                                                              2001)             2000)  ADJUSTMENTS          COMBINED
----------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                        $     924,517   $       477,509  $    (262,877)(1)    $  1,224,149
                                                                                           (25,000)(3)
                                                                                           110,000 (2)
        Accounts receivable, net                            4,705         2,964,796             --           2,969,501
   Inventories                                             94,067         3,480,693             --           3,574,760
   Other current assets                                    88,100           277,687        (37,123)(1)         328,664
   Current portion of notes receivable                         --           144,172                            144,172
   Advances to Synergex                                    48,333                --                             48,333
   Advances to Bristol Retail Solutions                   910,000                --       (910,000)(2)              --
----------------------------------------------------------------------------------------------------------------------
Total current assets                                    2,069,722         7,344,857     (1,125,000)          8,289,579
----------------------------------------------------------------------------------------------------------------------
Property and equipment, net                               139,788           425,707             --             565,495
Intangible assets, net                                         --         3,995,569             --           3,995,569
Note receivable - noncurrent portion                           --            16,029                             16,029
Goodwill                                                       --                --     15,040,059 (1)      15,040,059
Advances to Synergex                                       94,301                --             --              94,301
Other assets                                               34,344           128,651             --             162,995
----------------------------------------------------------------------------------------------------------------------
Total assets                                        $   2,338,155   $    11,910,813  $  13,915,059        $ 28,164,027
======================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term borrowings                            $          --   $     2,350,655  $          --       $   2,350,655
   Accounts payable and accrued liabilities               281,143         5,214,946             --           5,496,089
   Deferred revenue                                            --         1,618,055             --           1,618,055
   Customer advances                                           --           599,191             --             599,191
   Current portion of long-term debt                           --         1,060,975       (800,000)(2)         260,975
   Current portion of capital lease obligations                --            53,893             --              53,893
   Redeemable warrants                                         --           216,750       (216,750)(1)         711,196
                                                                                           711,196 (1)
----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                 281,143        11,114,465       (305,554)         11,090,054
----------------------------------------------------------------------------------------------------------------------
Long-term Debt:
Capital lease obligation, non current                          --            72,407             --              72,407
Other long-term liabilities                                    --                --             --                  --
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                         281,143        11,186,872       (305,554)         11,162,461
----------------------------------------------------------------------------------------------------------------------
Series A redeemable convertible preferred stock                --                --      1,000,000 (1)       1,000,000
Series C redeemable convertible preferred stock                --         1,000,000     (1,000,000)(1)              --

SHAREHOLDERS' EQUITY:
   Series B preferred stock                                    --            25,000        (25,000)(3)              --
   Common stock                                             5,880                --          5,442 (1)          11,322
   Common stock                                                --             8,377         (8,377)(1)              --
   Additional paid-in capital                          14,515,602        13,759,898     14,558,112 (1)      29,073,714
                                                                                       (13,759,898)(1)

   Deferred prepaid compensation                               --                --       (619,000)(1)        (619,000)
   Deficit                                            (12,464,470)      (14,044,709)    14,044,709 (1)     (12,464,470)
   Less:  Treasury stock                                                    (24,625)        24,625 (1)              --
----------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                              2,057,012          (276,059)    14,220,613          16,001,566
----------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity          $   2,338,155   $    11,910,813  $  13,915,059       $  28,164,027
======================================================================================================================


                  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS.

                                                     REGISTRY MAGIC INCORPORATED

                               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS


                                     FOR THE SIX MONTHS ENDED JANUARY 31, 2001


                                                               HISTORICAL                       PRO FORMA
                                                  ----------------------------------------  -------------------------------
                                                         REGISTRY                BRISTOL
                                               ----------------------------------------------------------------------------
                                                 (SIX MONTHS ENDED      (SIX MONTHS ENDED
                                                       JANUARY 31,           DECEMBER 31,
                                                              2001)                 2000)  ADJUSTMENTS          COMBINED
---------------------------------------------------------------------------------------------------------------------------
REVENUES:
Total fees and sales                               $    117,553        $   10,404,983     $      --         $ 10,522,536
----------------------------------------------------------------------------------------------------------------------------
Total revenues                                          117,553            10,404,983            --           10,522,536
----------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
Cost of goods sold                                       58,576             8,637,090            --            8,695,666
General and administrative                              638,980             3,997,360        71,985   (5)      4,708,325
Research and development                                267,380                    --            --              267,380
Depreciation and amortization                            65,164               122,023     1,504,006   (4)      1,691,193
Loss on sale of assets, net                                  --                56,016            --               56,016
----------------------------------------------------------------------------------------------------------------------------
Total costs and expenses                              1,030,100            12,812,489     1,575,991           15,418,580
----------------------------------------------------------------------------------------------------------------------------
Operating (loss)                                       (912,547)           (2,407,506)   (1,575,991)          (4,896,044)
Interest income, net                                     68,925                    --            --               68,925
Other expense                                                --              (680,425)           --             (680,425)
----------------------------------------------------------------------------------------------------------------------------
Net (loss) before income tax provision                 (843,622)           (3,087,931)   (1,575,991)          (5,507,544)
Income tax benefit                                           --                 1,900           --                1,900
----------------------------------------------------------------------------------------------------------------------------
Net (loss)                                         $   (843,622)       $   (3,086,031)  $(1,575,991)          (5,505,644)
----------------------------------------------------------------------------------------------------------------------------
Cumulative dividends for Series C (Series A
     after Acquisition) preferred stock                      --               (60,000)           --              (60,000)
Accretion related to Series C (Series A
     after Acquisition) preferred stock                      --              (216,750)           --             (216,750)
----------------------------------------------------------------------------------------------------------------------------
Net (loss) available to common
     Shareholders                                  $   (843,622)       $   (3,362,781)  $(1,575,991)       $  (5,782,394)
============================================================================================================================
                                                                                         (7,909,740) (9)
Weighted average shares outstanding                   5,545,829             7,909,740     5,441,779  (9)      10,987,608
============================================================================================================================
Net (loss) available per common share (basic
     and diluted)                                  $      (0.15)       $        (0.43)                     $       (0.53)
============================================================================================================================





                  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS.

                                                     REGISTRY MAGIC INCORPORATED

                               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

                                                FOR THE YEAR ENDED JULY 31, 2000




                                                               HISTORICAL                       PRO FORMA
                                                  ----------------------------------------  -------------------------------
                                                         REGISTRY                BRISTOL
                                               ----------------------------------------------------------------------------
                                                                          (TWELVE MONTHS
                                                      (YEAR ENDED                  ENDED
                                                          JULY 31,               JUNE 30,
                                                              2000)                 2000)  ADJUSTMENTS          COMBINED
---------------------------------------------------------------------------------------------------------------------------
                                                                              (UNAUDITED)
REVENUES:
Total fees and sales                                   $     952,994    $     31,415,174   $         --        $ 32,368,168
------------------------------------------------------------------------------------------------------------------------------
Total revenues                                               952,994          31,415,174             --          32,368,168
------------------------------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES:
Cost of goods sold                                           593,371          23,951,541             --          24,544,912
General and administrative                                 2,645,467           9,698,474        201,170   (5)    12,545,111
Research and development                                     704,904             215,642             --             920,546
Depreciation and amortization                                203,698             776,066      3,008,012   (4)     3,987,776
Acquisition costs                                            384,306                  --             --             384,306
Gain on sale of Imager assets                                     --          (1,171,373)            --          (1,171,373)
------------------------------------------------------------------------------------------------------------------------------
Total costs and expenses                                   4,531,746          33,470,350      3,209,182          41,211,278
------------------------------------------------------------------------------------------------------------------------------
Operating (loss)                                          (3,578,752)         (2,055,176)    (3,209,182)         (8,843,110)
Interest income, net                                         185,029                  --             --             185,029
Other expense                                                     --            (563,458)            --            (563,458)
------------------------------------------------------------------------------------------------------------------------------
Net (loss) before income tax provision                    (3,393,723)         (2,618,634)    (3,209,182)         (9,221,539)
Income tax provision                                   $          --     $       (10,609)   $        --        $    (10,609)
------------------------------------------------------------------------------------------------------------------------------
Net (loss)                                                (3,393,723)         (2,629,243)    (3,209,182)         (9,232,148)
------------------------------------------------------------------------------------------------------------------------------
Cumulative dividends for Series B preferred stock                 --             (21,303)        21,303    (7)           --
Accretion related to Series C (Series A after
    Acquisition) preferred stock                                  --            (354,056)                          (354,056)
Cumulative dividends for Series C
    (Series A after Acquisition) preferred stock                  --             (60,000)       (60,000)   (6)     (120,000)
------------------------------------------------------------------------------------------------------------------------------
Net (loss) available to common shareholders            $  (3,393,723)    $    (3,064,602)   $(3,247,879)       $ (9,706,204)
==============================================================================================================================
                                                                                             (6,648,721)   (8)
Weighted average shares outstanding                        5,503,295           6,648,721      5,441,779    (8)   10,945,074
==============================================================================================================================
Net (loss) available per common share (basic and
    diluted)                                           $       (0.62)    $         (0.46)                             (0.89)
==============================================================================================================================




                  SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS.

REGISTRY MAGIC INCORPORATED

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS



Reference is made to "introduction" to the pro forma combined condensed statement on page 41.

Unaudited pro forma balance sheet adjustments:


1. To reflect the issuance of 5,441,779 shares of Registry common stock at an estimated value of $1.49 per share (approximately $8,108,000) for Bristol common stock, and the issuance of Series A redeemable cumulative convertible voting preferred shares of Registry with redemption value of $1,000,000 for Bristol Series C redeemable cumulative convertible voting preferred shares, with a redemption value of $1,000,000. Additionally, to reflect the issuance of warrants and options to acquire an aggregate of 3,314,799 shares of Registry common stock with an estimated fair value of approximately $6,950,000 of which the estimated intrinsic value of unvested options of approximately $619,000 will be treated as deferred prepaid compensation and amortized over the remaining vesting period and to establish the liability of redeemable warrants in the amount of $711,196. The estimated assumed purchase price is $16,358,000, including estimated acquisition costs of approximately $300,000.


2. To reflect the elimination of the notes payable funded to Bristol through January 2001 by Registry in the amount of $910,000.

3. To reflect the redemption of the Series B cumulative preferred shares (face value $25,000) by Bristol at face value which will occur prior to the merger.

Unaudited pro forma statements of operations adjustments:

4. To reflect the amortization of goodwill in the amount of approximately $15,040,000, on a straight-line basis over five years.

REGISTRY MAGIC INCORPORATED

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS



5. To reflect the amortization of the estimated intrinsic value of approximately $619,000 attributed to the unvested common stock options issued by Registry over the remaining vesting period of the options.



6. To reflect the dividend on the Series A 12% cumulative redeemable convertible preferred shares (face value $1,000,000). The annual dividend of $120,000 would be payable on a quarterly basis.


7. To reflect the elimination of the cumulative dividends related to the Series B cumulative preferred shares, which will be redeemed prior to the merger (see 3 above).

8. To reflect the issuance of the 5,441,779 shares of common stock as if they had been issued on August 1, 1999 for purposes of the weighted average number of shares outstanding in connection with the calculation of net loss per common share (basic and diluted). Registry's potentially issuable shares of common stock pursuant to outstanding stock purchase options, warrants, and the Series C voting preferred convertible shares for purposes of the adjusted pro forma net loss per common share calculation are excluded from the pro forma diluted computation as their effect would be antidilutive to the pro forma net loss per share. The put warrants associated with the Series A 12% cumulative redeemable convertible preferred shares may have a potential impact on earnings per share on a forward going basis.


SUBSEQUENT EVENTS

         The following items have not been reflected in the pro forma condensed statements:

9. In March 2001, Registry completed a private placement of common stock pursuant to Regulation S. The Company sold 1,302,000 shares of stock at $1.00 per share (less a 10% placement fee) and issued 130,200 three year warrants exercisable at $1.00 per share.

         In addition, Registry issued 925,000 warrants in connection with consulting services exercisable at prices ranging from $1.00 to $1.50 per share.

         The issuance of these stocks and warrants will have a dilutive effect on future earning and earnings per share.

                              BUSINESS OF REGISTRY

INTRODUCTION

         Registry was organized to design, develop, commercialize and market proprietary products and services that exploit recent advances in speech recognition technologies. The Company also is developing secured voice enabled applications that can be incorporated with emerging technologies in wireless area networks with particular emphasis on point-of-sale equipment. The products currently offered or under development by Registry have the objective to enable a user to speak into a telephone or to a computer in a natural conversational manner and, in turn, have the product listen, understand and respond by performing tasks or retrieving information in a secured environment.

         Registry's initial product was the Virtual Operator(TM) a speech driven auto-attendant and call routing turnkey product. Although the Virtual Operator's technology has garnered many industry awards, the product is generating only limited sales and the Company has been unable to successfully create a substantial market for it. This has resulted in significant losses for Registry over the past three years.

         Since August 2000, the Company has begun to reposition itself in the Mobile Commerce (mCommerce) industry by leveraging its existing speech application technologies, incorporating emerging wireless technologies (i.e. Bluetooth), and shifting its business model to one focused on developing recurring revenue. Under this new direction, the Company has broadened its technology base to capitalize on the expanding mobile Internet and eCommerce marketplaces. Registry is also seeking to establish distribution capacity for its technologies through a combination with Bristol, a distributor of point-of-sale equipment.

INDUSTRY BACKGROUND

         Historically, emphasis in the speech recognition industry has been placed on the development of core speech recognition engine technology, rather than on the development of speech recognition applications technology. The speech recognition engine is the core technology upon which various applications are based. Major companies, including IBM, Philips, Fonix, and Lucent, have spent substantial sums of money over the last quarter century in developing core engine technology, but have, for the most part, relegated developing applications to others. Speech recognition engine technologies require distinct skills including speech algorithms, statistics, digital signal processing algorithms, digital signal processing programming, phonetics, linguistics, information theory and coding theory.

         As the number of electronic devices used by businesses and consumers proliferate and the features and functionality of these products and services increase and become more complex, manufacturers continually seek to increase the ease of use and the interface between their products and the end user. The manner and simplicity of operation of a product can have a direct effect on its popularity, frequency of use and market acceptance. The introduction of the "mouse" and the graphical user interface ("GUI"), each of which simplified the use of the personal computer, are examples of how improving a product's user-friendliness can enhance its marketability.

         In early 1998 a group of computer and telecommunications industry leaders including Intel, IBM, Toshiba, Ericsson, and Nokia, together began developing a way for users to connect a wide range of mobile devices quickly and easily, without cables. To ensure that this technology is seamlessly implemented in a diverse range of devices, these leaders formed a special interest group to design a royalty-free, open specification technology, code named "Bluetooth." This group has quickly gained membership from companies such as 3COM, Palm, Axis Communication, Compaq, Dell, Lucent Technologies UK Limited, Motorola, Qualcomm and Xircom and is encouraging the involvement of all other companies interested in offering products taking advantage of a standardized wireless means for connection.

         Bluetooth technology allows for the replacement of the many proprietary cables that connect one device to another with one universal short-range radio link. For instance, Bluetooth radio technology built into both the cellular telephone and the laptop would replace the cumbersome cable used today to connect a laptop to a cellular telephone. Printers, PDA's, desktops, fax machines, keyboards, joysticks and virtually any other digital device can be part of the Bluetooth system.

         But beyond untethering devices by replacing the cables, Bluetooth radio technology provides a universal bridge to existing data networks, a peripheral interface, and a mechanism to form small private groupings of connected devices away from fixed network infrastructures. Together with other industry initiatives, such as WAP (Wireless Application Protocol), Bluetooth conceivably will have a significant effect on everyday life. Bluetooth is one of the key technologies that can make the mobile information society possible, blurring the boundaries between home, the office and the outside world.

STRATEGY

         Registry's overall goal is to exploit our proprietary speech recognition application expertise and combine it in a secure environment with the wireless Internet, mobile commerce, and wireless local area networks to move closer to the customer. By broadening the spectrum of the Company's technologies to include Speech Recognition and Verification, WAP, and wireless LANS (primarily Bluetooth), the Company believes it can take advantage of recent technological developments that are bringing the Internet, databases and LANS to the retail market. The Company has developed products that integrate Bluetooth technology with point-of-sale terminals. The Company plans on developing additional products around this platform. Critical to the Company's ability to develop this market is its need to combine its technology with distribution capacity. Registry believes that this focus will create the opportunity for the Company to participate in the emerging mCommerce market using the most usable natural interface, the human voice. The Company believes that recent developments in wireless delivery of information will transform a consumer's everyday experience, specifically in environments where point-of-sale transactional exchanges are becoming increasingly slow and cumbersome.

         Registry is revamping its business model to adapt to this environment. The Company believes that in order to bring its applications to the marketplace in a timely and efficient manner, it must employ its speech technology applications with e-commerce products and services developed by others and exploit marketing and distribution channels developed by others. Registry believes that by entering into strategic alliances with partners that have made such investments, its resources can be focused on the delivery of solutions.

SYNERGEX MERGER AND TERMINATION

         On February 11, 2000, Registry Magic entered into a merger agreement with Synergex Retail Solutions, Inc. Synergex was engaged in the design of software tools and services. Had the merger been completed, the Company would have likely discontinued its Virtual Operator speech driven auto-attendant and focused on speech enabling Synergex products. The Company still continues to sell its Virtual Operator and is currently assessing the continuation of the product.

         The merger agreement was subject to various conditions which Synergex was not able to satisfy. However, during that period Registry Magic de-emphasized its Virtual Operator operations.

         On August 7, 2000 Registry Magic terminated its Merger Agreement with Synergex. Under the terms of the Merger Agreement in connection with the potential combination of Registry and Synergex the parties entered into certain agreements and understandings described below.

         On February 28, 2000 Synergex and Registry entered into a management services agreement. Synergex agreed to provide Registry with executive accounting, sales, marketing and other management services. Under the agreement, Registry agreed to pay Synergex a monthly fee of $10,000 plus all out of pocket travel expenses incurred in connection with the services provided. The agreement provided that in the event the proposed merger did not close, Registry would pay Synergex an additional fee equal to the product of $10,000 times the number of months from the effective date of the agreement until termination or expiration. Total management fees paid to Synergex for the year ended July 31, 2000 were $135,872.

         In April 2000, Registry and Synergex entered into a line of credit whereby Registry advanced to Synergex a total of $150,000. The note provided that in the event the merger did not close, Synergex would pay to Registry the principal then outstanding plus the interest at the prime rate plus 2% in 36 equal monthly installments, beginning September 1, 2000.

         Registry and Synergex negotiated a Settlement Agreement satisfying all obligations in connection with the Merger Agreement and the related transactions. Under the terms of the Settlement Agreement, Synergex will repay Registry the $150,000 in 36 equal monthly installments of $4,946.40.

         The Settlement Agreement also provides for mutual releases between Registry and Synergex and covenants not to sue.

PRODUCTS

PRODUCT CHARACTERISTICS

         Registry has developed and is developing proprietary applications software products that simulate the manner in which human beings communicate by incorporating the following key attributes:

         Speaker Independence -- enables any person to speak and be understood. As a result, within a geographic region or country Registry's technology "listens" to and can understand different dialects, ages and genders.

         Dialogue Detection (Key Word Spotting) -- identifies the key words for action within any naturally spoken command. For example, a caller may say, "I'd like to speak with John Doe, please" Dialogue Detection locates the name "John Doe" and ignores all other words that have been spoken.

         Talk-thru (Barge-in) -- allows callers to override prompts with their voice. The computer stops speaking, "hears" the new input and responds by going into its database to retrieve the requested information.

         Magic Bullseye(tm) - performs automatically the desired task based on the confidence of the understanding of the caller's spoken command, without the need for an additional confirmation prompt, thereby making the caller interaction with the computer more efficient and natural.

         Speaker Verification - provides secure verification of the user through voice imprints.

PRODUCTS AVAILABLE OR UNDER DEVELOPMENT

         Virtual Operator(r). Registry's first stand-alone product is a speech driven auto-attendant that enables a caller to request connection to a person or department by speaking into a telephone in a natural manner. A caller does not need to remember the extension of the person or department to whom the caller wishes to speak, and the caller is not required to enter touch-tones to transfer to a desired department. Additionally, a caller can interrupt a prompt at any time and state the caller's request without waiting for the prompt to finish.

         Content and Commerce Access. Registry has developed applications that enable individuals to access information and conduct transactions using voice as an interface. These applications are aimed at Internet content providers, ecommerce companies, and brick-and-mortar retailers who wish to extend their distribution channel to include a voice interface.

STRATEGIC RELATIONSHIPS

         Registry continues to expand its relationships with technology providers and distribution partners. Currently, some of these relationships include:

         DIALOGIC CORPORATION. Registry has an agreement with Dialogic Corporation, the largest manufacturer of computer telephone equipment. As such, Registry is authorized to participate in a number of marketing programs in support of the promotion of Registry's products.

SALES AND MARKETING

         To date, marketing efforts have been conducted by Company personnel and have focused on national and regional distribution companies and OEM telephone switch and voicemail manufacturers.

         The Company also intends to revamp its sales and marketing approach through its combination with Bristol Retail Solutions, Inc. Bristol is a dealer in Retail POS Systems in the United States with sales, services and support offices in 10 cities across the U.S. Bristol employs 80 people in sales, support and service functions. The Company intends to avail itself of Bristol's sales organization to market the Company's technology and products to customers of Bristol.

SUPPLIERS AND LICENSORS

         Registry's proprietary software incorporates core speech engine technology developed by others for which Registry has obtained licenses.

         Registry's software products are designed to be used with personal computers, specifically Intel(R) Pentium processors. Standard telephone interface cards are also required for certain of the turnkey hardware products if these products communicate via the telephone. Registry's telephony products currently require telephone interface cards manufactured by Dialogic of Parsippany, New Jersey, however there are a number of other manufacturers, including Natural Microsystems, Rhetoric, and NewVoice from which Registry may purchase cards on similar terms and conditions. Certain of Registry's products also rely on special processing boards that are manufactured by Dialogic as well. The loss of Dialogic as a source for these cards could have a material adverse impact on Registry, since Registry might not be able to offer all the features of a particular application if it were required to rely on other suppliers.

         Registry's personal computer desktop software products require high quality sound cards shipped with most PCs today, as well as high quality noise-canceling microphones available from a number of suppliers including Andrea Electronics. Registry's telephone based products are designed to be used with Microsoft(R) Windows. Additionally, toolkits (i.e. collections of programs that facilitate the creation of applications software) from engine providers enable Registry to exploit speech recognition engine technologies developed by different vendors. Typically, Registry selects engine toolkits and speech recognition engine technology manufactured by the same entity. Alternatively, Registry selects a programming toolkit to complement a specific application based on the toolkit that produces the fastest results in a high quality manner and yields efficiencies in hardware requirements.

PROPRIETARY RIGHTS

         Registry considers its software and applications as proprietary and currently relies on a combination of copyright, trade secret and trademark laws and license agreements to protect its intellectual property rights. Registry also has entered and will enter into license agreements with end-users of the products and applications, and has required all employees to enter into confidentiality and non-disclosure agreements. Despite these precautions, it may be possible for unauthorized third parties to copy aspects of Registry's products or to obtain and use information that Registry regards as proprietary.

COMPETITION

         The speech recognition applications market is growing and is characterized by intense competition. Registry's products will compete with, or affect the sales of, many well-established companies including IBM, AT&T, Digital Equipment, Lucent, Nortel and Unisys. These companies have substantially greater financial, technical, personnel and other resources than Registry and have established reputations for success in the development, licensing and sale of their products and technology, especially the larger organizations. Several of these competitors have the financial resources necessary to enable them to withstand substantial price competition or downturns in their markets. In addition, certain companies may be expected to develop technologies or products that may be functionally similar to some or all of those being developed by Registry.

EMPLOYEES


         Registry, as of April 30, 2001, has 12 full-time employees. Of these employees, 1 person is in management and finance; 2 persons are engaged in sales and marketing; 6 persons are engaged in development and technology; 3 are in product support; and 1 person is in administration. No employee of Registry is covered by a collective bargaining agreement or is represented by a labor union. Registry considers its employee relations to be good.


PROPERTIES


         On March 9, 2001, Registry commenced a 19 month lease of 3,882 square feet of office space in Boca Raton, Florida for an initial monthly base rental of $5,742.13, plus Registry's proportionate share of taxes and operating expenses. The lease expires on October 31, 2002.


LEGAL PROCEEDINGS

         Registry is not a party to any material litigation nor is it aware of any material threatened litigation.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - REGISTRY

OVERVIEW


         Registry was organized to design, develop, commercialize and market proprietary products and services that exploit recent advances in speech recognition technologies. Registry also is developing secured voice enabled applications that can be incorporated with emerging technologies in wireless area networks with particular emphasis on point-of-sale equipment. Our products currently offered or under development have the objective of enabling a user to speak into a telephone or to a computer in a natural conversational manner and, in turn, have the product listen, understand and respond by performing tasks or retrieving information in a secured environment.

         Our initial product was the Virtual Operator(TM) a speech driven auto-attendant and call routing turnkey product. The Virtual Operator product is generating only limited sales and we have been unable to successfully create a substantial market for it. This has resulted in significant losses for us over the past three years.

         Beginning in August 2000, we began to reposition ourself in the Mobile Commerce (mCommerce) industry by leveraging existing speech application technologies, incorporating emerging wireless technologies (i.e. Bluetooth), and shifting our business model to one focused on developing recurring revenue. Under this new direction, we have broadened our technology base to capitalize on the expanding mobile Internet and eCommerce marketplaces. We are also seeking to establish distribution capacity for our technologies through a combination with a major distributor of point-of-sale equipment. In November 2000, we announced the execution of a merger agreement with Bristol Retail Solutions.

         We are subject to all of the risks inherent in the establishment of a new business enterprise. To address these risks, we must, among other things, increase the number of key customer installations, enter into successful distribution arrangements, expand into the international market, respond to competitive developments, and attract, retain and motivate qualified personnel. Failure to achieve one or more of these goals could have a material adverse effect upon our business, operating results and financial condition.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JANUARY 31, 2001 COMPARED TO SIX MONTHS ENDED
JANUARY 31, 2000

         For the six months ended January 31, 2001, product sales were $117,553 compared to $784,000 for the six months ended January 31, 2000 a decrease of $666,447. Sales have decreased as we have reduced our sales staff and shifted our focus from our Virtual Operator product to mCommerce products.

         For the six months ended January 31, 2001 cost of sales amounted to $58,576 or 50% as compared to $550,239 or 70% of sales for the six months ended January 31, 2000 representing hardware costs associated with our Virtual Operator. The increase in gross profits is due to selling higher priced systems during the six months ended January 31, 2001 which have a higher gross profit margin.

         General and administrative expense decreased by $871,375 to $638,980 for the six months ended January 31, 2001 from $1,510,355 for the six months ended January 31, 2000. The reduction in general and administrative expense was due to decreased administrative and sales staff. The decrease in staff was due to the termination of all staff not directly focused on strategic projects.

         Research and development expenses for the six months ended January 31, 2001 were $267,380 compared to $447,764 for the six months ended January 31, 2000 a decrease of $180,384. This was due to reducing our development staff during the fiscal year 2000. Research and development expenses incurred in the course of establishing technological feasibility of our software applications have been charged to operations pursuant to Statement of Financial Accounting Standards SFAS No. 86 Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.

         Depreciation expense decreased $44,813 for the six months ended January 31, 2001 to $65,164 from $109,977 for the six months ended January 31, 2000. Depreciation expense decreased for the six months ended January 31, 2001 due to fixed asset retirements.

         Interest income net for the six months ended January 31, 2001 amounted to $68,925 compared to $108,192 of interest income net for the six months ended January 31, 2000 a decrease of $39,267. The decrease in interest income was due to our reduction in cash balances.


RESULTS OF OPERATIONS

YEAR ENDED JULY 31, 2000 COMPARED TO YEAR ENDED JULY 31, 1999


         Since our inception in October 1995, our efforts have been principally devoted to research, development and design of products, marketing activities and raising capital. For the year ended July 31, 2000 product sales were $952,994 as compared to $2,453,285 for the year ended July 31, 1999. The decrease in sales resulted from no joint development projects and licensing fees and a corporate restructuring to prepare for the planned merger with Synergex

International, which was terminated August 7, 2000. As part of the restructuring, certain sales staff and other staff not directly focused on strategic projects were terminated. We have currently developed products that focus utilizing Bluetooth technology with point-of-sale terminals. We believe there is a large market for these products. We are currently evaluating the future of our Virtual Operator product. For the year ended July 31, 2000 four customers Cyber Solutions, Lucent Technologies, Siemens ICN and ECI Telecom Tadiran accounted for 68% of total revenues. For the year ended July 31, 1999 one customer Veritel Corporation accounted for 10% of software development revenue.



         For the year ended July 31, 2000, cost of goods sold amounted to $593,371 or 61% of sales compared to $1,523,108 or 62% of sales for the year ended July 31, 1999, a decrease of $929,737 representing hardware costs associated with our Virtual Operator. For the year ended July 31, 2000 we increased our inventory reserve to $34,720.



         General and administrative expenses decreased by $1,212,293 from $3,857,760 for the year ended July 31, 1999 to $2,645,467 for the year ended July 31, 2000. The reduction in general and administrative expense was due to decreased administrative and sales staff. The decrease in staff was due to the termination of all staff not directly focused on strategic projects. Prior to the merger, we do not foresee a significant increase in general and administrative costs from its present level.


         No royalty expense was incurred for the year ended July 31, 2000 compared to $500,000 for the year ended July 31, 1999. This is due to no royalty agreements being entered into in the current fiscal year.


         Research and development expenses for the year ended July 31, 2000 were $704,904 compared to $1,242,210 for the year ended July 31, 1999, a decrease of $537,306. We have reduced development staff in order to focus on strategic product development. While we continue to develop additional products we may be required to hire additional development staff. Research and development expenses incurred in the course of establishing technological feasibility of our software applications have been charged to operations pursuant to Statement of Financial Accounting Standards "SFAS" No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed".



         Depreciation expense increased $7,877 for the year ended July 31, 2000 to $203,698 from $195,821 for the year ended July 31, 1999 primarily due to purchasing additional computer hardware during the 2000 fiscal year. Acquisition costs, which were $384,306 for the year ended July 31, 2000, related to the proposed merger with Synergex. These costs represent legal, accounting, printing and other costs associated with the termination of the abandoned merger.



         On August 7, 2000, our company and Synergex terminated a Plan of Merger and accordingly, we wrote off acquisition costs of approximately $384,000. In connection with the termination of the Merger Agreement, we terminated a management services agreement whereby Synergex agreed to provide us with executive accounting, sales, marketing and other management services as agreed upon by the parties. Our personnel resumed these functions.


         Interest income, for the year ended July 31, 2000 amounted to $185,029 compared to interest income of $364,019 for the year ended July 31, 1999. The decrease in interest income was due primarily to the reduction in cash balances.


LIQUIDITY AND CAPITAL RESOURCES


         As of January 31, 2001 we had approximately $924,517 in cash and cash equivalents. We do not have any available lines of credit.

         Net cash used in operating activities decreased by $1,363,116 to $589,533 for the six months ended January 31, 2001 as compared with $1,952,649 during the six months ended January 31, 2000. Net cash used in operating activities was primarily related to our continued research and development and its sales and marketing efforts, offset by collections of accounts receivable from prior year sales.

         Net cash used in investing activities during the six months ended January 31, 2001 and 2000 was $862,617 and $386 respectively an increase of $862,231. The increase is mainly due to $910,000 advanced to Bristol Retail Solutions.

         Net cash provided by (used by) financing activities during the six months ended January 31, 2001 and 2000 amounted to $500,000 and ($57,150) respectively. For the six months ended October 31, 1999, we repurchased 600,000 shares of common stock from two former employees, we also received $2,850 from the exercise of stock options. In December 2000 we sold 500,000 shares of common stock to an unrelated third party for $500,000 at $1.00 per share.

         In March 2001 we completed a private placement of common stock pursuant to Regulation S. We sold 1,302,000 shares of stock at $1.00 per share to accredited investors. We paid a 10% placement fee and issued 130,200 three year warrants exercisable at $1.00 per share. The proceeds of the offering are to be used for acquisition expenses, advances to Bristol Solutions and general working capital. During February and April, we advanced an additional $1,000,000 to Bristol. In connection with the proposed merger we may incur increased overhead as a result of employees being hired.

         In April 2001 we issued warrants to purchase an aggregate of 925,000 shares of our common stock exercisable at prices ranging from $1.00 to $1.50 per share to several consultants for services provided.

         Our financial statements have been prepared assuming that we will continue as a going concern. The auditors' report on our 2000 financial statements states that "the Company has suffered recurring losses from operations, has a cash deficiency from operations and is experiencing operating losses that raise substantial doubt about its ability to continue as a going concern." We continue to explore the possibility of raising funds through available sources including but not limited to equity and debt markets. It is uncertain that we will be successful at raising funds through these sources.

RECENT ACCOUNTING PRONOUNCEMENTS

         In September 2000, the FASB issued SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES. SFAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 140 replaces SFAS No. 125 and is effective for transfers and servicing of financial assets and extinguishments occurring after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS 140 did not materially impact our earnings or financial position.


                  DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRY

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person. The executive officers are elected annually by the board of directors. The executive officers serve terms of one year or until their death, resignation or removal by the board of directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

The directors and executive officers of Registry are as follows:


NAME                          AGE         POSITION WITH REGISTRY
----                          ---         ----------------------

Lawrence Cohen                55          Chairman of the Board, Acting Chief
                                          Executive Officer

Cornelia Eldridge (1)(2)      58          Director

Charles Scher                 44          Treasurer and Secretary

John Falcone                  33          Vice President


---------------
(1)      Member of the Audit Committee of the board of directors.
(2)      Member of the Compensation Committee.

         Registry's board of directors held meetings and took action by unanimous written consent eight times during 2000.

         The Registry audit committee, consisting of Cornelia Eldridge and Renney Senn (a former director), met one time in 2000. The functions of the audit committee are to review annual and quarterly financial statements, meet with Registry's independent auditors and address accounting matters or questions raised by the auditors.

         The compensation committee of the Registry board of directors, consisting of Cornelia Eldridge and Renney Senn, met one time in 2000. The functions of the compensation committee are to review compensation of officers and employees and administer and award options under all stock option plans of Registry.

         LAWRENCE COHEN has served as Chairman of the Board since he founded Registry in October 1995. Since February 2000, Mr. Cohen has served as acting Chief Executive Officer of Registry. Mr. Cohen has been engaged in providing financial consulting and merchant banking services to early-stage companies for more than the past 25 years. He has served as Chairman of the Board and Chief Executive Officer of Bristol Retail Solutions, Inc. (OTCBB: BRTL), a point-of-sale equipment distributor, since he co-founded such company in April 1996. He is also the co-founder of Apollo BioPharmaceuticals, Inc., a privately-held company in Massachusetts engaged in the development of neuroprotective pharmaceuticals, and currently Chairman of the Board of McLaren Automotive Group, Inc., formerly ASHA Corp. (Nasdaq:MCLN), an automotive design and motorsports group. Between November 1990 and September 1996, Mr. Cohen served as Chairman of the Board of BioTime, Inc. (Nasdaq:BTIM), a biotechnology firm he founded to develop an artificial blood plasma substitute. He was co-founder of Cryomedical Sciences (Nasdaq:CMSI), a low temperature surgery company, and served as its President from November 1990 to November 1991.

         CORNELIA ELDRIDGE has served as a director of Registry since October 1998. Ms. Eldridge is President of Eldridge Associates, Inc., a management-consulting firm she founded in 1981. Ms. Eldridge currently serves on the Board of Directors of DE Frey, Inc., a financial services firm, and SusComm, the largest assembler and reseller of IBM mid-range computers.





         CHARLES SCHER, a certified public accountant, has served as Secretary and Treasurer of Registry since May 2001. From August 1999 until May 2001; he was employed as Chief Financial Officer of Streamline Publishing Inc., a publishing company. From August 1995 until August 1999, he was employed as Audit Manager of American Express Tax & Business Service (formerly Millward & Co., CPA's). From January 1990 until August 1995, Mr. Scher was employed by Arthur Andersen & Co (Cape Town, South Africa) as a Manager and then as a National Partner. From January 1986 until January 1990 he served as Managing Director of Abie Scher Farms. From January 1983 until January 1986, he was employed as Senior Accountant with Bruk Rosenberg & Co., CA's.


         JOHN FALCONE was named Chief Technology Officer and Vice President of Development and Operations for Registry in August 1999. Between February 1997 and August 1999, he was Director of Infrastructure Services and Internet Strategy for the Hartford Insurance Group, Hartford, Connecticut. Earlier, he was Senior Personnel Officer between April 1994 and February 1997 at MBNA America, a major credit card issuer and affinity marketing group located in Wilmington, Delaware.

EXECUTIVE COMPENSATION

         The Summary Compensation Table shows certain compensation information for services rendered in all capacities during each of the last three fiscal years by the Chief Executive Officer and those executive officers who received salary, bonus or other compensation in excess of $100,000 (these individuals are collectively referred to herein as the "Named Executive Officers"). The following information for the Named Executive Officers includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION            LONG-TERM COMPENSATION AWARDS
                                    ----------------------    -----------------------------------------
                                                                             RESTRICTED    SECURITIES
NAME AND PRINCIPAL                                            OTHER ANNUAL     STOCK       UNDERLYING
POSITION                   YEAR        SALARY (1)   BONUS     COMPENSATION    AWARDS    OPTIONS/SARs(#)
-------------------        ----        ----------  -------    ------------  ---------  ----------------
Lawrence Cohen             2000        $115,500

Chairman and acting CEO    1999        $115,500      -0-           -0-          None             -0-
                           1998        $100,000      -0-           -0-          None             -0-

Bruce Carlsmith            2000        $ 93,333      -0-           -0-          None             -0-
Former President           1999        $ 12,788      -0-           -0-          None             35,000



EMPLOYMENT AGREEMENTS


         Effective December 21, 1997, the Company entered into a three-year employment agreement with Lawrence Cohen providing for base annual salary of $115,500. The employee may receive annual bonuses at the discretion of the Company, with bonuses to be determined by the Compensation and Audit Committee. No formula or criteria have been specifically determined. The agreements provide for severance equal to one year's salary in the event of (i) non-renewal of the agreement upon expiration other than for cause or (ii) a change of control of the Company as a result of which the employee is not retained by new management on a comparable basis. In addition, the agreements contain confidentiality provisions and 12-month post termination non-competition restriction which may be imposed by the Company provided the employee receives a lump sum payment equal to one year's salary within 30 days of termination of employment. Under Florida law, a court of competent jurisdiction may determine not to enforce such non-competition restrictions or partially enforce or modify such provisions. Although this agreement expired on December 21, 2000, the terms of this agreement will remain in effect until a new employment agreement is executed.


OPTION GRANTS IN LAST FISCAL YEAR

         There were no grants of stock options to the Named Executive Officers pursuant to Registry's Stock Option Plans during the fiscal year ended July 31, 2000.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND THE FISCAL YEAR-END OPTION VALUES

         Set forth below is information with respect to the unexercised options to purchase Registry's common stock held by Named Executive Officers at July 31, 2000. No options were exercised during fiscal 2000.

                                                                              SECURITIES         VALUE
                                                                              OF UNDERLYING      UNEXERCISED
                                                                              UNEXERCISED        IN-THE-MONEY
                                                                              OPTIONS/SARs       OPTIONS/SARs
                                       NUMBER OF                              AT FY-END (#)      AT FY-END (#)
                                    SHARES ACQUIRED       VALUE REALIZED      EXERCISABLE/       EXERCISABLE/
NAME                                 ON EXERCISE (#)           ($)            UNEXERCISABLE      UNEXERCISABLE
-----                               ---------------       --------------      ------------       ------------
Lawrence Cohen, Chairman and        None                  None                  100,000/0          $0/0(1)
acting Chief Executive Officer

Bruce Carlsmith                     None                  None                  35,000/0           $0/0(1)
Former President

----------------
(1) Dollar values are calculated based on the difference between the options exercise price and $1.375, the closing price of the Company's Common Stock on July 30, 2000, as reported by NASDAQ.

COMPENSATION OF DIRECTORS

         Directors who are employees or otherwise receive compensation do not receive additional compensation for service as directors. Outside directors each receive $500 per meeting for attending meetings of the Board of Directors. In addition, directors will be reimbursed for expenses incurred in attending such meetings and will be indemnified against any claims arising out of their status as a director of Registry, including claims arising under federal and state securities laws. In addition, directors are eligible to receive options under Registry's Stock Option Plans.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         All transactions between Registry and its officers, shareholders and each of their affiliated companies have been made on terms no less favorable to Registry than those available from unaffiliated parties. In the future, Registry intends to handle transactions in a similar nature on terms no less favorable to Registry to those available from unaffiliated parties. In addition, any forgiveness of loans must be approved by a majority of Registry's independent directors who do not have an interest in the transaction and who have access, at Registry's expense, to Registry's counsel or independent counsel. During the 2000 fiscal year, the Company paid a former director, David Kaye, $40,000 for consulting services and advanced the director $125,000 in connection with services rendered in a proposed merger. The merger was unsuccessful and accordingly, the director and the Company reached an agreement whereby the Director repaid $100,000 to the Company, subsequent to year-end.

         Both Registry Magic and Bristol have certain common shareholders and members of management. Larry Cohen is Chairman and CEO of Registry and also Chairman of Bristol Retail Solutions. David Kaye was until his resignation in April 2001, a director of Registry and President and CEO of Bristol.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF REGISTRY


         The following table sets forth certain information regarding the beneficial ownership of Registry's common stock, its only class of outstanding voting securities as of April 30, 2001, by (i) each of Registry's directors and executive officers, and (ii) each person or entity who is known to Registry to own beneficially more than 5% of the outstanding common stock with the address of each such person or entity.




NAME AND ADDRESS OF                     SHARES OF COMMON STOCK                  PERCENTAGE OF OUTSTANDING
BENEFICIAL OWNERS(1)(2)                        BENEFICIALLY OWNED               SHARES BENEFICIALLY OWNED(1)
------------------------------------------------------------------------------------------------------------
Lawrence Cohen (3)                               1,815,000                                  24.9%

Cornelia Eldridge(4)                               190,000                                   2.6%


  NAME AND ADDRESS OF                     SHARES OF COMMON STOCK                  PERCENTAGE OF OUTSTANDING
BENEFICIAL OWNERS(1)(2)                        BENEFICIALLY OWNED               SHARES BENEFICIALLY OWNED(1)
------------------------------------------------------------------------------------------------------------
John Falcone(5)                                     75,000                                   1.0%

George Karfunkel                                   500,000                                   6.9%
6201 15th Avenue
Brooklyn, New York 11219

Charles Scher                                            0                                    --

All officers and directors
as a group (4 persons)(6)                        2,080,000                                  27.8%




-----------------
(1) Unless otherwise indicated below, the persons in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options. Each person's percentage of ownership is determined by assuming that any options held by such person have been exercised. As of April 30, 2001 there were 7,200,258 shares of Common Stock outstanding.



(2) Unless otherwise indicated above, the address of each person is c/o Registry at 6401 Congress Avenue, Boca Raton, Florida 33487.


(3) Includes (i) 100,000 shares of Common Stock underlying immediately exercisable options and (ii) 1,690,000 shares owned by Alliant. Alliant is wholly owned by East Ocean Limited Partnership, of which Mr. Cohen is the general partner and members of Mr. Cohen's family are limited partners.






(4)      Includes 100,000 options immediately exercisable.



(5) Includes options to purchase 75,000 shares of Common Stock, exercisable at $1.125 per share. These options vested on August 1, 2000. Excludes 75,000 similar options which vest on August 1, 2001.



(6)      Includes 275,000 options currently exercisable.

                          DESCRIPTION OF CAPITAL STOCK


         Registry is presently authorized to issue 30,000,000 shares of $0.001 par value common stock and 5,000,000 shares of preferred stock, $0.01 par value of which all 5,000,000 shares are undesignated. As of the date of this proxy statement and prospectus there were outstanding 7,200,058 shares of common stock, warrants and options to purchase up to 1,982,180 shares of common stock.



         Following the merger and adoption of the Amended Articles of Incorporation, Registry will have 500,000 shares designated as Series A preferred stock which will be outstanding and held by Bristol's Series C preferred shareholders. In addition, Registry will have additional warrants to purchase 1,126,964 shares of Registry common stock outstanding at exercise prices ranging from $.19 to $6.00, consisting of Bristol warrants converted to reflect the terms and conditions of the merger. 718,750 Class A Redeemable Stock Purchase warrants exercisable at $6.00 per .65 share of Registry Common Stock are included in this registration statement.


COMMON STOCK

         Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as may be required by applicable law, holders of common stock will not vote separately as a class, but will vote together with the holders of other classes of capital stock. There is no right to cumulate votes in the election of directors. A majority of the issued and outstanding common stock is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Articles of Incorporation.

         Holders of shares of common stock are entitled to receive dividends, if, as, and when declared by the board of directors out of funds available therefor, after payment of dividends required to be paid on outstanding shares of preferred stock. Upon liquidation, holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of preferred stock. Holders of our common stock have no conversion, redemption or preemptive rights. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. The outstanding shares of common stock are and all shares of common stock issued in the merger and the exchange will be, fully paid and nonassessable.

PREFERRED STOCK

         The board of directors has the power, and will have the power under the Amended Articles of Incorporation, without further action by the holders of the common stock, to designate the relative rights and preferences of our preferred stock, when and if issued. Such rights, privileges and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.


         Additional classes of preferred stock may be designated and issued from time to time in one or more series with such designations, voting powers or other preferences and other rights or qualifications as are determined by resolution of the board of directors of Registry. The board of directors of Registry has designated the Series A convertible preferred stock which will be issued to Bristol; Series C preferred shareholders in the merger, once the Amended Articles of Incorporation are filed and become effective. The Series A stock will have substantially similar rights and preferences to the rights and preferences of Bristol's Series C Preferred Stock.


         The Registry Series A Preferred Stock will have the following provisions:

         The Series A preferred stock will be in an amount of 500,000 designated shares. The Series A preferred stock will earn cumulative cash dividends at the rate of $0.24 per share, payable quarterly no later than the last business day of each March, June, September and December. The holders of the Series A preferred stock will have the right, voting separately as a class, to elect one director to Registry's board of directors at all such meetings of shareholders. Except as set forth in this section, the holders of the Series A preferred has no other voting rights.

         In the event of an event of default under the investment agreement (executed in connection with Bristol's preferred stock) which remains uncured for a period of sixty days after notice, the dividend rate on the Series A preferred stock will be adjusted from the date of such notice until the cure of all events of default to a rate of $0.36 per annum per share.

         In no event will any dividend be paid nor will any distribution be made on Registry's outstanding Series A preferred stock or will any common stock be purchased, redeemed or otherwise acquired unless all dividends on the preferred stock has been paid, declared or a sufficient amount for the payment of the dividends have been set aside.

         In the event of liquidation, distribution or winding up of Registry, the holders of the Series A preferred stock will be entitled to receive a liquidation amount equal to $2.00 per share plus all cumulative but unpaid dividends, before any payment is made or any assets distributed to the holders of the outstanding preferred stock, common stock or any other class of shares of Registry ranking junior to the class A preferred stock.

         Without the affirmative vote of the holders (acting together as a class) of at least a majority (with respect to the first five items listed below) or at least 90% (with respect to the last item listed below of Series A preferred stock at the time outstanding, given in person or by proxy Registry shall not (a) authorize any additional preferred stock or stock having priority over the Series A preferred stock, (b) declare or pay any dividend or make any distribution on any shares of the Registry's capital stock at any time created and issued ranking junior to the Series A preferred stock, other than dividends or distributions payable solely in shares of junior stock, or purchase, redeem or otherwise acquire for any consideration shares of junior stock, or any warrants, rights or options to purchase shares of junior stock (c) issue any common stock at a price below fair market value per share; (d) sell, lease, license or otherwise dispose of all or substantially all of Registry's assets or consolidate with or merge into any other corporation or any entity to consolidate or merger into it, except any subsidiary of Registry may merge into another subsidiary and Registry may consolidate or merge with or into another corporation if the shareholders of Registry immediately prior to the merger own at least 80% of the equity of the combined entity after the merger or consolidation or (e) increase the size of its board of directors to a number greater than seven; (f) alter, or amend the rights or preferences of the Series A preferred stock.

         If Registry fails to pay any dividends on Series A preferred stock or fails to comply with any redemption obligation and the failure remains uncured for a period of 60 days after notice to Registry, the holders of the Series A preferred stock, voting jointly and separately as a class will be entitled to designate and elect three of the members of Registry's board of directors and the holders of the common stock, voting jointly as a separate class, will be entitled to designate and elect three directors and the remaining directors will be designated and approved by a majority of each of its Series A preferred stock and the common stock each voting separately as a class.

         Registry will have the right, but not the obligation to purchase or redeem all or any portion of the then outstanding Series A preferred stock at a price equal to $2.00 per share, subject to adjustment, plus accrued and unpaid dividends. The notice of redemption shall not be more than 90 nor less than 60 days prior to the date fixed for redemption. The holders of the Series A preferred stock may elect to convert all or any part of their Series A preferred stock. The initial conversion price will be $1.50 per share, but will be subject to adjustment for stock splits or stock dividends, common stock issuances below $.92 per share or issuance of any options, warrants or other rights and a consideration for share less than $.92 per share. The current conversion price is $ 1.33 per share.


         If Registry does not redeem by January 15, 2005 Series A preferred stock having a liquidation value of at least $500,000, Registry will issue to each holder of the Series A preferred stock, warrants. The terms and conditions of the warrants will be the same as the form of warrant issued pursuant to the investment agreement between Bristol and Berthel Fisher.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND FLORIDA LAW

         Our board of directors will have the authority to issue shares of new classes of preferred stock and to determine the rights, preferences, privileges, designations and limitations of any preferred stock it may issue, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms or conditions. This authority could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without the cooperation of management of Registry.

         We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided for in such statute. Our Articles of Incorporation provide that we shall indemnify and may insure our officers and directors to the fullest extent permitted by law.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

         o violations of criminal laws, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

         o        deriving an improper personal benefit from a transaction;

         o        voting for or assenting to an unlawful distribution; and

         o willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in our favor or in a proceeding by or in the right of a shareholder.

         The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

         The effect of the foregoing is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Registry pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Registry may be subject to the control-share acquisition provisions of
Section 607.0902 of the Florida Business Corporation Act.

         The control share acquisition provisions generally provide that control shares of an issuing public corporation acquired in a control share acquisition have no voting rights until voting rights are granted by a resolution approved by a majority of shares entitled to vote excluding control shares. Control share acquisition provisions apply to "Issuing Public Corporations" which are defined to include corporations with: (i) 100 or more shareholders, excluding all nominees or brokers; (ii) principal offices in Florida; and (iii) more than 10% of its shares owned by Florida residents.

         "Control Shares" are defined as shares that, when acquired and added to other shares owned by a person, enable that person to exercise voting power with respect to shares of an Issuing Public Corporation within the ranges of one-fifth to one-third, one-third to one-half, and one-half or more of the outstanding voting power. This term does not include all shares owned by the person but only those shares acquired to put the shareholder "over the top" with respect to that particular range. The Florida Act provides that shares acquired within any 90-day period either before or after purchase are considered to be one acquisition. Approval of voting rights requires: (i) approval by each class entitled to vote separately by majority vote and (ii) approval by each class or series entitled to vote separately by a majority of all votes entitled to be cast by that group excluding all Control Shares.

         If an acquiring person proposes to make or has made a control share acquisition, he or she may deliver to the Issuing Public Corporation an acquiring person's statement ("APS"). The acquiring person may then request that the Issuing Public Corporation call a special meeting of the shareholders at the acquiring person's expense to consider granting rights to the Control Shares. If no APS has been filed, any Control Shares acquired in a Control Share acquisition by such person may, after 60 days has passed since the last acquisition of Control Shares, be redeemed at their fair market value. If an APS is filed, the shares are not subject to redemption unless the shares are not accorded full voting rights by shareholders. The effect and intent of the control share acquisition provision is to deter corporate takeovers. Therefore, it is more likely than not that control of Registry will remain in the hands of the existing principal shareholders.

TRANSFER AGENT AND REGISTRAR


         American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005, serves as the transfer agent and registrar for our common stock and is expected to serve as transfer agent for the warrants.

                               BUSINESS OF BRISTOL

GENERAL

         Bristol Retail Solutions, Inc. is a dealer of retail point-of-sale ("POS") systems in the United States with sales, service and support offices in eleven cities located in five states. Bristol sells, installs and supports POS systems, which retail establishments use to collect and process data at the "point-of-sale" during sales transactions with customers. Bristol has installed systems in more than 16,000 retail locations, primarily in two major markets: grocery stores and table-service and fast-food restaurants. Bristol installs POS systems manufactured by NCR Corporation ("NCR"), Matsushita Electronic Corporations of America ("Panasonic"), ICL Retail Systems ("ICL-Fujitsu"), Micros Systems, Incorporated ("Micros"), and several other software and hardware manufacturers.

         The POS computer systems installed by Bristol serve a range of mission-critical functions required by retailers to be competitive today. These systems may integrate several hardware devices such as a cash register, display terminals, scanners, debit and credit card verification devices and may include software from more than one manufacturer. A POS computer system is designed to assist a retailer with speedier customer checkout service, tracking customer purchases and preferences, monitoring inventory on a real-time basis, promotional and electronic funds transfer ("EFT") systems and security monitoring. Retailers who outgrow the limitations of electronic cash registers
(ECRs) represent a major source of new revenue for Bristol. Bristol also expects additional demand for its products to come from retailers seeking to upgrade existing, under-performing POS systems as well as from new retailers.

         Bristol was founded to become a national distribution organization for POS systems through selective acquisitions of independent dealers and systems integrators that sell, install, and support POS systems for use in retail establishments. Bristol has acquired seven dealers since its establishment in April 1996. The following table sets forth certain information with respect to Bristol's acquisitions to date. Currently, Bristol is operating as a dealer in the states listed hereafter. Bristol suspended its acquisition strategy and there are no current plans to reinstate this strategy.


         ACQUISITIONS                               DATE                   BUSINESS               LOCATIONS
         ------------------------------------------------------------------------------------------------------
         Cash Registers, Incorporated ("CRI")       June 1996              POS Dealer             Kentucky/Ohio

         Automated Retail Systems, Inc. ("ARS")     December 1996          POS Dealer             Washington

         MicroData, Inc. ("MICRODATA")              April 1997             POS Dealer             Illinois

         Smyth Systems, Inc. ("SMYTH")              May 1997               POS Dealer             Ohio/California

         Electronic Business Machines ("EBM")       June 1997              POS Dealer             Indiana

         Pacific Cash Registers and
           Computer, Inc. ("PCR")                   August 1997            POS Dealer             California

         Quality Business Machines ("QBM")          May 1998               POS Dealer             California


         On November 19, 1999, Bristol sold a Division of Smyth Systems, Inc. that was a value-added reseller ("VAR") to the golf course and resort industry. The purchase price was $2.8 million and the net gain on the sale was $1.2 million.

INDUSTRY OVERVIEW

         The driving forces in retailing in the United States are the need to attract and retain new customers with a variety of goods and services that meet the ever-changing tastes of consumers, to increase the average sale per visit, and to maximize internal productivity and efficiency in order to generate higher operating profits. Retailers need the ability to quickly identify the buying history and preferences of the consumer. Access to such information allows retailers to match or to adjust their current products and services to the ever-changing demands of consumers. These trends have accelerated the requirement for enterprise-wide access to information and have heightened the demand for automated information systems. Bristol believes this is due, in part, to the shift in consumer preferences toward variety, value and convenience. Furthermore, consumers are demanding speedier checkout times, the ability to accept credit and debit cards at the point-of-sale, and the convenience of performing a POS transaction without human intervention.

         Retailers have long sought new uses of technology to help them improve efficiency. The first specialized apparatus was the cash register. Electronic cash registers ("ECR") used by many retailers are incapable of handling the increasing need to capture and process detailed information or the demand to process a sale expediently for faster, customer service. For many types of retailers, automation did not make economic or business sense until the price of computing power and the cost of implementation declined. Computing power has become increasingly flexible and easy to use. Today, the computer has made the modern POS system practical, providing the means to capture and process enormous amounts of information while at the same time performing the basic cash control duties of a cash register. The initial investment in a POS system is offset by reduced labor and transportation costs.

         Retail automation has become an important tool for creating strategic advantage. There is a growing trend among retailers to implement local area networks ("LANs") and wide area networks ("WANs") in retail establishments. The LANs serve a range of valuable functions, including speeding customer checkout service, tracking customer purchases and preferences, monitoring inventory on a real-time basis, integrating scanning, promotional and electronic funds transfer systems, monitoring security and in-store accounting. WANs integrate several LANs into a corporate headquarters' information system to create the ability for management to remotely monitor individual store operations by analyzing the data that a sophisticated POS system produces.

         The channels of distribution for retail automation systems in the United States are fragmented and overlapping. The two principal distribution channels for POS systems and ECR products to reach the end user currently are:
(i) the "Direct" channel and (ii) the "Indirect" channel. The Direct channel consists of manufacturers that sell directly to large, national "major retail" chains. Bristol estimates that the Direct channel represents less than half of all units sold. The Indirect channel consists of a variety of independent businesses which sell to all types of retail-end users. The two principle components of the Indirect channel are dealers and Value Added Resellers (VARs). Dealers in the Indirect channel generally take title to equipment that they resell and do not, as a rule, engage in software development. In contrast, VARs are typically compensated with a commission from the manufacturer and need not




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take title to equipment or provide hardware service. VARs sometimes act as software developers. All manufacturers use dealers or VARs to distribute at least a portion of their products to the retail market, and some manufacturers use dealers or VARs as their exclusive means of distributing their products. Bristol believes that there is movement by original equipment manufacturers to increasingly rely on the Indirect channel for distribution since dealers and VARs can operate at a lower cost than the major manufacturers.

         The typical POS or ECR dealer is privately held, is licensed to represent and to resell only one or two manufacturers for its key products and sells, and services those products on a restricted, regional basis. Typical dealership functions are sales, in-house and on-site service, and administration. Based on Bristol's experience in evaluating dealers as acquisition candidates, Bristol believes that the typical dealer derives its revenue from the sale of hardware, software and service. Bristol believes there are more than 3,000 independent POS and ECR dealers in the United States that sell to customers in one or several segments of the retail industry. Because restaurants and supermarkets, the primary markets that Bristol serves, have been among the first markets in the retail industry to adopt retail automation tools, the majority of POS and ECR dealers have some sales to one or both of these markets.

         Systems integrators, who integrate different manufacturers' hardware and software products into one system, also play a role in distributing POS systems. Systems integrators generally market turnkey solutions directly to retailers, primarily through their own sales force with in-depth knowledge of their targeted markets. They seek to deliver solutions for many of the demanding operating challenges facing retailers in today's competitive environment. However, Bristol believes there is an increasing trend for dealers to offer more than one manufacturer's product or services. Coupled with the increasing demand for LANs and WANs, a dealer is becoming a solutions-provider integrating a variety of third-party hardware and software products.

         Bristol believes that there is a direct relationship between the size of the retailer and the strategy it employs in purchasing a POS system. Large chains tend to purchase system components directly from manufacturers and utilize an in-house staff to perform system integration. Smaller retailers tend to buy integrated systems from a single source. Bristol expects manufacturers to increasingly concentrate their direct sales efforts on the largest retail chains and to rely increasingly on the Indirect channel to reach the balance of the retail marketplace. Bristol also expects a fundamental shift in marketing strategies to develop as retail automation systems become more complex as software, installation, maintenance support and systems integration as opposed to hardware become a larger share of the total cost of purchase.

         Bristol believes the average life span of a POS system is five to seven years. Technology enhancements to POS systems are more software related than hardware and are more related to enhancing a current system. For example, though display terminals are commonplace, retailers are utilizing these devices to display grocery products scanned with a running total of products purchased or displaying menu items ordered when you purchase through a drive-through. In addition, for the future, certain manufacturers are implementing products that will permit self-checkout at a grocery store. Other manufacturers are testing products that utilize radio-frequency for shelf labeling. Because many of these products and services are enhancements to current systems, Bristol believes that dealers with systems integration expertise will be able to improve their revenue without waiting for a retailer to replace existing systems.

         Bristol's primary markets are the grocery stores and the hospitality market defined as fast-food and table-service restaurants. These markets were



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selected because Bristol believes they represent large vertical business segments that offer the best opportunity for future sales growth and improved margins.

         In the grocery store or supermarket market, Bristol believes that consolidation is taking place as evidenced by the combinations of national and regional chains such as Safeway Stores/Vons Cos., Smith's Food & Drug/Smitty's Food Stores, and Albertson/Lucky Stores, among others. However, Bristol believes that supermarkets and grocery stores are moving towards becoming specialized in either ethnic or gourmet or health food groceries. Some of Bristol's customers have integrated a grocery store with a restaurant. It is these retailers that Bristol is targeting.

         In the hospitality market, Bristol targets the franchisee who may have one or multiple stores and table-service restaurants. Bristol believes that this market will grow as the trend is to dine out more often.

COMPANY STRATEGY

         Offering Additional Product Lines and Services. The essential ingredient to increase revenue in the territories that we operate is to offer competitive products and services. Bristol installs systems from leading POS manufacturers such as NCR, Panasonic, ICL-Fujitsu and Micros, though not necessarily in all regions listed. When permitted by manufacturer agreements, Bristol plans to offer throughout its existing dealerships, product lines that previously have been offered only at certain of its locations. In addition, where required, Bristol will negotiate with other manufacturers to represent their products in a region where there is no other solution. Bristol's current objective is to represent products to sell in the grocery and hospitality markets. Bristol's long-term intention is to create a uniform group of products and support services that can be provided from each of its locations.

         Increasingly, manufacturers are easing the territorial restrictions and permitting some products to be sold in open territories. Bristol believes that it is well-positioned to take advantage of this latest trend. Bristol believes that in time, manufacturers will reduce its direct sales force and will depend on the Indirect channel for their revenue. If these trends continue, Bristol will need only to open a sales or service office to penetrate a region. These trends further substantiate Bristol's ability to grow organically.

         In addition to offering state-of-the-art POS systems to its customers, Bristol plans to implement other services. Bristol has an agreement with a leasing company to implement a customized lease program for Bristol's customers. Bristol continues to pursue long-term service arrangements with its customers. Finally, Bristol is executing a strategy to sell POS supplies to the grocery and hospitality industries.

OPERATING STRATEGIES

         Achieving Operating Efficiencies and Synergies. Bristol plans to increase the operating efficiencies of its dealerships to enhance internal growth and profitability. Bristol has consolidated payroll, insurance services, employee benefits and finances. In 1999, Bristol implemented a wide-area network and has been converting all operations to uniform accounting and operations software. The system conversion was completed in March 2000. Bristol has been evaluating which administrative service functions should be centralized. Centralization of functions should serve to reduce duplicative expenses and permit the dealerships to benefit from a level of scale and expertise that would



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otherwise be unavailable to them individually. For example, Bristol has received from a major manufacturer volume discounts that apply to all Bristol's dealerships that represent their products. Bristol has centralized payment for essential suppliers to ensure a steady flow of product. However, there can be no assurances that other benefits can be realized from this strategy.

         Utilizing Technology Throughout Operations. Bristol believes that the internet can be utilized to assist operations with closing sales or offering other services utilizing the internet. For example, Bristol's leasing program with a third party vendor utilizes the internet for speedier credit approval. Secondly, Bristol offers a variety of professional services including customization and programming.

         Emphasizing Customer Satisfaction and Loyalty. Bristol seeks to achieve a high level of customer satisfaction and to enhance long-term loyalty of its customers by offering the systems that best serve their needs while supporting each sale with the highest quality of service and training. Bristol maintains ongoing training programs for its service and support personnel to enable this staff the ability to effectively assess solutions to provide the customer an integrated POS system that meets their requirements.

PRODUCTS AND SERVICES

         Systems. A POS system is used at the "point-of-sale" in a retail establishment to collect and to process data with communications capability. A POS system leads or prompts the retail clerk through a sales transaction with a customer and collects detailed information, including credit verification, consumer preferences and quantities of inventory sold. Standard components of a POS system include a display terminal to view the transaction, a keyboard for data processing, a scanner (supermarket applications), a credit or debit verification reader and coordinating communications, a server, and software to guide the clerk through the entire transaction. In a typical hospitality or grocery store, there is usually more than one system that requires integration. For example, in a grocery store there may be multiple checkout lanes each lane housing a POS system. These systems must be linked via a LAN to permit a retail store the capability of multiple departments or locations to process transactions simultaneously. Bristol believes these are mission-critical systems and any disruption with these systems may cause the retailer to lose sales.

SERVICES AND SUPPLIES

         Bristol offers its customers a variety of value-added services, such as consulting, training, integration, and support services. Consulting and integration services include system design, performance and security analysis, migration planning, data compilation and management reporting, inventory procurement, configuration testing, and systems installation and implementation.

         Bristol also offers its customers continued support, customer service, and supplies from installation through the life span of the products it sells. Support services include network management, seven days and twenty-four hour ("24 X 7") "help-desk" support and enhancement, and maintenance and repair of POS systems. Bristol maintains backup inventory to swap components that require repair to reduce system downtime. Bristol also may have "depot" parts inventory for its major customers for faster service especially for stores in remote locations.




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SALES, MARKETING AND DISTRIBUTION

         Bristol identifies its customers in a number of ways, including referrals from existing customers, advertising in local Yellow Pages and industry publications, through Bristol's direct sales personnel, by means of customer upgrades and replacements, and referrals from suppliers. Bristol also, in conjunction with Bristol's suppliers, periodically makes marketing presentations at industry-related trade shows. Once Bristol identifies a potential customer, the lead is assigned to a Company sales representative who will contact the customer, inquire about the customer requirements, offer a POS solution and attempt to complete the sale. The typical sales cycle, from introduction to installation to collection of a receivable, will range from three to nine months for POS sales depending on the complexity of the solution provided.

         Bristol also pursues add-on products such as additional display terminals or security systems when providing service and support. Bristol sells POS supplies such as cash register tape, printer ribbons, etc. either through a small telemarketing sales staff or through the various sales or service offices that Bristol operates. Bristol also pursues and sells long-term maintenance contracts utilizing Bristol's sales and service personnel. Bristol intends to explore other avenues to sell and market its products.

CUSTOMERS

         Bristol concentrates its sales efforts on two principle markets of the retail industry which are supermarkets or grocery stores and fast food and table service restaurants. Bristol does sell to customers who are in related markets such as convenience stores or drug stores where Bristol's products meet the requirements of the customer. Typically, Bristol's customers tend to be a regional franchisee or a group of several stores with the same owner. Generally, when Bristol receives an order for POS systems, it will be for a group of stores to be installed over a relatively short period of time known as a "roll-out." After completion of the installation of these stores, future revenues from the customer will be for maintenance service contracts or time and materials service, add-on products or enhancements, or supplies.

         The majority of Bristol's customers in the supermarket or grocery store market are regional chains or ethnic supermarkets, generally, referred to Bristol from Bristol's relationship with wholesalers. A typical system for a supermarket is three to eight or more lanes, with each lane typically consisting of a cash register or drawer, display screen, scanner, printer and electronic funds transfer terminal. Other possible devices to be installed could include coin dispensers, hand held scanners, and pole displays. All of these devices are connected to a LAN and supported by POS software, which captures the data, computes totals, prints out the transaction receipt for the customer, approves a customer's credit or debit card if requested, and interfaces with the retailer's financial and management information systems.

         Bristol also sells, installs and supports POS systems for both table service and fast food restaurants. Typical among Bristol's customers are franchisee restaurants for many major, fast food chains. The typical system for these restaurants consists of the countertop POS cash register(s) with drawers, kitchen printers or display terminals, drive through systems including speaker box or touch-screen display terminal, and local management servers. In addition, Bristol also installs the operating software for these POS systems. These systems may require some customization whereby the cash registers are programmed based on the customer's requirements.

         The typical system for a table service restaurant where a customer orders his or her meal from a waiter or waitress as opposed to a counter from a clerk, consists of touch screen terminals at one or more floor stations and



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


generally, one or two at the bar area if it exists. In addition, there will be a printer or display terminal installed in the kitchen and a local management server.


         No customer accounted for more than 10% of Bristol's total revenue for the years ended December 31, 2000 and 1999.


COMPETITION

         The POS industry is highly fragmented and competitive. Competitive factors within the industry include product offerings and prices, quality of products, customer service levels, reputation, and geographic location of dealers. Bristol primarily competes with independent POS dealers, many which may have greater financial resources available to them than does Bristol. In addition, some manufacturers of POS equipment and software compete in certain product areas by distributing their products directly to the end-users that Bristol serves. If the manufacturers continue the trend of opening territorial restriction, Bristol will face stiffer competition from those dealers or VARs with greater financial resources.

         Bristol believes that other independent POS dealers may seek growth through consolidation with entities other than Bristol during the next few years. In addition, no assurance can be given that the major manufacturers will not choose to effect or expand the distribution of their products through their own wholesale organizations or to increase distribution directly to many of the retail accounts of Bristol in the markets served by Bristol.

SUPPLIERS


         A substantial portion of Bristol's total consolidated net revenue is and will be derived from the sale of POS systems, ECRs, and related equipment, none of which are manufactured by Bristol. Bristol's business is dependent upon close relationships with manufacturers of POS equipment and Bristol's ability to purchase equipment in sufficient quantities necessary and upon competitive terms in order to enable Bristol to meet the needs of its end-user customers. During the year ended December 31, 1999 and year ended 2000, Bristol purchased a significant portion of the hardware products that it resold from Panasonic, ERC Parts, Inc. ("ERC"), a distributor of Panasonic products, and NCR. Sales of products purchased from Panasonic and its distributor, ERC and NCR accounted for approximately 32% of total revenue for the year ended December 31, 2000 and 33% for the year ended December 31, 1999.



         Bristol has supply agreements with these and other manufacturers and suppliers such as ICL-Fujitsu and Micros. The agreements are non-exclusive, may have geographical limitations and may have renewable one-year terms, depending if Bristol and its related subsidiaries achieve a previously-agreed-to-procurement quota. Geographical limitations are the assignment of sales territories that define the municipalities and states where Bristol and its related subsidiaries can sell a manufacturer's hardware and/or software. The actual sales territories for each manufacturer is subsidiary specific and some subsidiaries may not have permission to sell hardware or software of certain manufacturers in certain regions or territories of the country. Effective January 1, 2001 NCR has eliminated Bristol's geographical limitations thereby allowing Bristol to sell NCR products throughout the country.


         Bristol's strategy is to develop long-term relationships with quality and brand-recognizable manufacturers such as NCR and Panasonic with the goal of establishing standard product offerings for our customers. There can be no



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assurance that the relationships with these and other manufacturers and suppliers will continue or that Bristol's supply requirements can be met in the future. Bristol believes that its relationship with its suppliers is good. At the present time, Bristol has experienced some delays in obtaining equipment because of cash flows. If Bristol should, in the future, have the inability to obtain equipment, software, parts or supplies on competitive terms from its current or other major manufacturers, this could have a material adverse effect on Bristol's business, results of operations, financial condition, and cash flows.

SEASONALITY

         Bristol's business can be subject to seasonal influences. The POS dealers which Bristol acquired typically have had lower revenue in the quarters ending March 31 and December 31 primarily due to the lower level of new store openings or remodeling of existing stores. A secondary factor to lower revenues in these quarters is related to replacement of existing POS systems by customers who will tend to delay a purchase of a POS system until the third quarter in preparation for the holiday shopping season. Bristol believes that this pattern of seasonality will continue in the foreseeable future.

RESEARCH AND DEVELOPMENT

         In the past, research and development related to software development for a division that sold POS systems to golf courses and resorts. This division was sold on November 19, 1999.

EMPLOYEES

         As of December 31, 2000, Bristol had 182 full-time and 3 part-time employees, 122 of whom were employed in customer service, 27 in finance and administrative services, and 36 in sales and marketing. Of the total full-time employees, 11 were employed at Bristol's corporate office, 50 were employed at CRI (including MicroData and EBM), 36 were employed at ARS, 33 were employed at QBM, 28 were employed at Smyth and 27 were employed at PCR. No employee of Bristol is covered by a collective bargaining agreement or is represented by a labor union. However, though Bristol considers its employee relations to be good, Bristol has discovered that it is increasingly difficult to retain service and support staff who are technically competent with Windows based applications. If Bristol is unable to retain a core group of service and support staff, it will incur additional costs to hire, train, and pay these new employees. These additional costs may have a material adverse effect on Bristol's business, results of operations, financial condition, and cash flows.

PROPERTIES

         Bristol's general policy is to lease, rather than own, its business locations. Bristol leases numerous properties for administration, sales and service, and distribution functions. The terms vary under the respective leases, although, in general, Bristol's lease agreements require it to pay its proportionate share of taxes, common area expenses, insurance, and related costs of such rental properties.


         Bristol leases its 3,001 square foot former headquarters facility in Long Beach, California. Bristol also leases approximately 19,200 square feet of office and warehouse facilities in Kentucky, Indiana and Ohio for its CRI





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operations (including facilities utilized by MicroData and EBM). Bristol's ARS operations utilize approximately 11,800 square feet of leased property, which includes an approximately 11,200 square foot office facility in Seattle, Washington which is leased from certain officers of ARS. The lease expires in December 2003. In addition, its QBM operation utilizes approximately 9,000 square feet of office and warehouse facilities in Sacramento, California and is leased from the former owner and current officer of QBM. The lease expires in May 2001. Bristol's Smyth subsidiary leases approximately 13,000 square feet of office and warehouse facilities in Irvine, California. Bristol's PCR subsidiary in Concord, California leases approximately a 7,100 square foot office and warehouse facility and in San Francisco, California a sales office is leased with approximately 1,350 square feet. The Concord lease expires in October 2005.


         Bristol believes that its leased facilities are adequate for its present needs and that suitable additional or replacement space will be available on commercially reasonable terms, as required.

LEGAL PROCEEDINGS

         Bristol's subsidiaries have been from time to time a party to various lawsuits and other matters involving ordinary and routine claims arising in the normal course of business. In the opinion of management of Bristol and its counsel, although the outcomes of these claims and suits are not presently determinable, in the aggregate they should not have a material adverse affect on Bristol's business, financial position or results of operations.


         On or about August 7, 1997, a class action complaint was filed against Bristol and certain of Bristol's officers and directors in the United States District Court of the Southern District of New York. (LINCOLN ADAIR, et. al. v. BRISTOL TECHNOLOGY SYSTEMS, INC., et. al.) The plaintiffs' complaint alleged claims under the federal securities laws for alleged misrepresentations and omissions in connection with sales of Bristol's securities. On December 23, 1997, Bristol filed a motion to dismiss the complaint, and on May 14, 1998, the court denied Bristol's request. On May 3, 1999, Bristol and the plaintiffs agreed to settle the class action complaint against Bristol and a stipulation was filed with the United States District Court, Southern District of New York . Bristol has insurance that will cover the claim except for a deductible of $250,000 less attorney fees. To date, Bristol has spent approximately $150,000 on legal fees and made a provision of $100,000 in the accompanying consolidated financial statements for the year ended December 31, 1999. Currently, the settlement money from the insurance company is in a trust fund. Final disposition of funds to the plaintiffs will occur when Bristol pays the money owed as agreed to per the settlement. Bristol is required to pay an additional $20,000 to complete its obligation.




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


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS - BRISTOL

         The following discussion of the financial condition and results of operations of Bristol should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this joint proxy/prospectus.


         Bristol's financial condition and results of operations have changed considerably since Bristol's inception in April 1996, as a result of Bristol's acquisition strategy. Bristol has completed seven acquisitions since its inception through the end of December 31, 1998, all of which were accounted for under the purchase method of accounting. Bristol completed no acquisitions during the year ended December 31, 1999 and for year ended December 31, 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

REVENUE

         Total revenue for the year ended December 31, 2000 was $22,865,843 and represents a decrease of 38% from Bristol's total revenue of $36,701,052 for the year ended December 31, 1999. The decrease in revenue from the year ended December 31, 1999 to the year ended December 31, 2000 was attributable to the sale of the Smyth Imager division in November 1999 ($5,088,564 of the decrease). The remaining decrease in revenue is attributable to a slowdown in sales to the grocery and franchise hospitality markets when compared to the prior year ended December 31, 1999. Bristol expects this to continue for the foreseeable future. Bristol has also experienced a reduction this year in the number of sales when compared to 1999, now that the urgency for buying new systems to achieve Y2K compliance has passed.

         Total revenue for the year ended December 31, 2000 was comprised of 64% Systems Revenue and 36% Service Revenue, as compared to a revenue composition of 66% Systems Revenue and 34% Service Revenue for the year ended December 31, 1999. The mix of revenue change from 1999 to 2000 was primarily due to product mix due to the sale of the Smyth Imager division.

         No customer accounted for more than 10% of total revenue for the year ended December 31, 2000 or 1999. Aggregate sales of products from Bristol's three principal hardware vendors, Panasonic, ERC Parts, Inc., a distributor of Panasonic products, and NCR Corporation, accounted for approximately 39% of total revenue for year ended December 31, 2000, and approximately 33% of total revenue for year ended December 31, 1999. Bristol's supply agreements with these manufacturers are non-exclusive, have geographic limitation and may have renewable one-year terms depending upon Bristol's achievement of a previously-agreed-to procurement quota. Geographical limitations exist as a result of the assignment of sales territories that define the municipalities and states where Bristol's subsidiaries can sell a manufacturer's hardware or software. The actual sales territories for each manufacturer are subsidiary-specific and some subsidiaries may not have permission to sell hardware or software of certain manufacturers in certain regions or territories of the country. NCR, however, has informed Bristol that effective January 1, 2001; it will eliminate Bristol's geographical limitations, thereby allowing Bristol to sell NCR products throughout the country. A change in Bristol's or its subsidiaries' relationship with its principal vendors could have a material adverse effect on Bristol's business, financial condition, results of operations and cash flows. Bristol has experienced some delays in obtaining equipment because of cash flows and the continuing inability will significantly alter Bristol's or its subsidiaries' relationship with these principal vendors and may have a material adverse effect on Bristol's business, financial condition, results of operations and cash flows.

GROSS MARGIN

         Gross margin decreased to $3,939,478 for the year ended December 31, 2000, from $11,176,955 for the year ended December 31, 1999. As a percentage of sales, gross margin for the year ended December 31, 2000 was 17% and was comprised of gross margin for Systems Revenue of 8% and gross margin for Service Revenue of 33%. The decrease in gross margin is primarily attributable to decreased revenue available to cover fixed labor and overhead that are components of cost of sales. Total gross margin excluding the fixed labor and overhead components of costs of sales for the year ended December 31, 2000 improved from 53% to 54% or approximately $228,000. Gross margin for the year ended December 31, 1999 was 30% and was comprised of gross margin for Systems Revenue of 33% and gross margin for Service Revenue of 26%. The decrease in gross margin is primarily attributable to decreased revenue available to cover fixed labor and overhead that are components of cost of sales. Gross margins excluding fixed overhead costs for the year ended December 31, 2000 were 35% versus 39% for year ended December 31, 1999.

         As a percentage of total revenue, the decrease in Systems Revenue gross margin is attributable to decreased revenue available to cover fixed labor and overhead directly related to revenue generating activities. Based on significant losses experienced in 2000, management has implemented cost reduction initiatives including a reduction in workforce and has sold two of its branch local offices.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Total selling, general and administrative expenses were $8,786,566 for the year ended December 31, 2000, a decrease of $2,737,830 from the year ended December 31, 1999 and represented 38% of total revenue, versus 31% of total revenue in the year ended December 31, 1999. The decrease in expenses in absolute dollars between years was primarily attributable to the sale of the Imager division and the two Cash Registers, Inc. offices, and other workforce reductions. The increase in selling, general and administrative expenses as a percentage of total revenue during the year ended December 31, 2000, compared to the comparable prior year period, is primarily due to lower revenues in year 2000 and delayed reaction by management in cutting fixed labor and administrative expenses. As sales declined in early 2000; management did not identify the extent or the potential negative effects due to a disaggregation of data coming from its acquired businesses and the inability of the Company to reduce expenses as quickly as revenue declined.

RESEARCH AND DEVELOPMENT COSTS

         Research and development costs were zero during year ended December 31, 2000 compared to $619,000 incurred during the year ended December 31, 1999. The decrease is due to the sale of the Imager division whose costs in 1999 were attributable to software development costs to develop and design point-of-sale licensed software to run on the latest operating systems specifically targeted for the golf course and resort markets. Bristol's policy was to expense such costs until technological feasibility was established.

OTHER EXPENSE (INCOME)

         Bristol earned interest income of $2,303 for the year ended December 31, 2000, compared to $37,000 for the year ended December 31, 1999. Interest income is primarily related to finance charges earned on delinquent accounts. Bristol recognized interest expense of $615,560 for the year ended December 31, 2000 compared to $589,650 for the year ended December 31, 1999. Interest expense in both years consisted primarily of interest on outstanding balances on Bristol's lines of credit and amortization of debt issuance costs.

PROVISION FOR INCOME TAXES

         Bristol recorded a slight income tax provision for the years ended December 31, 2000 and 1999, respectively. Income tax expense in both years consisted solely of state taxes as Bristol had a taxable loss for federal income tax purposes. These federal tax losses are available to offset future taxable revenue, if any. Bristol has recorded a 100% valuation allowance against the deferred tax asset created by the net operating loss carry-forward as management believes that the more likely than not standards imposed by Statement of Financial Accounting Standards (SFAS) No. 109 have not been met.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

         Bristol's net loss applicable to common stockholders for the year ended December 31, 2000 was $6,510,556 consisting of Bristol's net loss of $5,812,780, cumulative dividends on preferred stock of $126,970, accretion of $550,806 to increase the Series C Convertible Preferred Stock issued on January 12, 2000 to its redemption value of $100 per share and accretion of $20,000 related to Series B Preferred Stock.

         Bristol's net loss applicable to common stockholders for the year ended December 31, 1999 was $440,724, consisting of Bristol's net loss of $362,284 and cumulative dividends on the Series B Preferred Stock of $25,940, accretion of $52,500 to increase the Series B Preferred Stock to its liquidation value and cumulative dividends on the Series B Preferred Stock.


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


YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

REVENUE


         Total net revenue for the year ended December 31, 1999 was $36,701,000 and was comprised of revenue from Bristol's seven acquisitions for the entire year. This represents an increase of 14% from Bristol's total revenue of $32,197,000 for the year ended December 31, 1998. The increase in total net revenue is primarily attributable to a full year of revenue contributed by Quality Business Machines ("QBM") (a 1998 acquisition). The remaining operations had no growth in revenue from 1998 to 1999. Future growth in revenue will be dependent upon Bristol's ability to expand its hardware and software product offerings in the regions it operates as well as increase its maintenance business.



         Total revenue for the year ended December 31, 1999 was comprised of 66% Systems Revenue and 34% Service Revenue, as compared to a revenue composition of 65% Systems Revenue and 35% Service Revenue for the year ended December 31, 1998. The mix of revenue change from 1998 to 1999 was due primarily to increased Systems Revenue at QBM, mainly related to Year 2000 demand in that region.


         No customer accounted for more than 10% of total revenue for years ended December 31, 1999 and 1998. Aggregate sales of products from Bristol's three principal hardware vendors, Panasonic, ERC Parts, Inc. (ERC), a distributor of Panasonic products, and NCR Corporation (NCR), accounted for approximately 33% of total revenue for the year ended December 31, 1999, and approximately 26% of total revenue for year ended December 31, 1998. Bristol's supply agreements with these manufacturers are non-exclusive, have geographic limitations and may have renewable one-year terms depending upon Bristol's achievement of a previously-agreed-to procurement quota. Geographical limitations exist as a result of the assignment of sales territories that define the municipalities and states where Bristol's subsidiaries can sell a manufacturer's hardware or software. The actual sales territories for each manufacturer are subsidiary-specific and some subsidiaries may not have permission to sell hardware or software of certain manufacturer's in certain regions or territories of the country. Bristol has experienced some delays in obtaining equipment because of cash flows and the continuing inability will significantly alter Bristol's or its subsidiaries' relationship with these principal vendors and may have a material adverse effect on Bristol's business, financial condition, results of operations and cash flows.

GROSS MARGIN

         Gross margin for the year ended December 31, 1999 was 30% and was comprised of gross margin for Systems Revenue of 32% and gross margin for Service Revenue of 26%. Gross margin for the year ended December 31, 1998 was 32% and was comprised of gross margin for Systems Revenue of 34% and gross margin for Service Revenue of 28%. As a percentage of revenue, the decrease in Systems Revenue gross margin is attributable to previously agreed to gross margins with a major grocery wholesaler and lower software revenue related to a division that was sold in November 1999. As a percentage of revenue, the decrease in Service Revenue gross margin is attributable to lower service and support revenue and higher costs related to a division that was sold in November 1999.

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

         Total selling, general and administrative expenses for 1999 of $11,524,000 increased by $296,000 from the comparable prior-year and represented

31% of total revenue, versus 35% of total revenue in the comparable prior year period. The increase in expenses in absolute dollars for year ended 1999 as compared to the comparable year in 1998 was primarily due to a full year of selling and administrative costs related to the QBM acquisition. This increase in 1999 was offset by a decrease in corporate overhead attributable to the departure of the former Chairman, President and Chief Operating Officer whose salaries and related taxes at the beginning of the year who were replaced by existing employees of approximately $410,000, an unsuccessful private placement memorandum that occurred in 1998 of approximately $128,000 and a sales promotion program for Bristol's sales staff that was accrued in 1998 and paid in 1999 of approximately $85,000.

RESEARCH AND DEVELOPMENT COSTS

         Research and development costs were $619,000 during the year ended December 31, 1999 compared to $739,000, incurred during year ended December 31, 1998. The decrease in absolute dollars is attributable to ten and one-half months of software development costs at a division sold in November 1999. Bristol's policy is to expense such costs until technological feasibility is established.

OTHER EXPENSE (INCOME)

         Bristol earned interest income of $37,000 for the year ended December 31, 1999 compared to $78,000 for the year ended December 31, 1998. For the year ended December 31, 1999, interest income primarily related to the recognition of finance charges on delinquent accounts. For the year ended December 31, 1998, Bristol earned interest income from the recognition of finance charges on delinquent accounts and dividend income of $34,000 received from a purchasing cooperative of cash register dealers that was disbanded upon the passing of the former President of Smyth. In addition, Bristol had other income in 1998 of approximately $504,000 relating to proceeds received from a Company paid life insurance policy.


         Bristol had interest expense of $590,000 for the year ended December 31, 1999 compared to $479,000 for the year ended December 31, 1998. Interest expense in both years consisted primarily of interest on outstanding balances on Bristol's lines of credit. The increase was a direct result of increased borrowings under the existing credit facilities over the prior year, amortization in the current year of the debt issue costs and finance charges paid to a major supplier for delinquent payments.


INCOME TAX PROVISION

         The income tax provision for 1999 and 1998 consisted of minimum state taxes as Bristol had a taxable loss for federal income tax purposes.

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

         Bristol's net loss applicable to common stockholders for the year ended December 31, 1999, was $441,000, consisting of Bristol's net loss for the year of $362,000, accretion of $53,000 to increase the Series B Preferred Stock issued on April 15,1999 (see LIQUIDITY AND CAPITAL RESOURCES OF Bristol) to its liquidation value of $1.00 per share, and cumulative dividends on the Preferred Stock of $26,000. Bristol's net loss applicable to common stockholders for the year ended December 31, 1998, was $2,225,000, consisting of Bristol's net loss for the year of $1,732,000, accretion of $242,000 to increase the Preferred Stock issued on March 18, 1998 (see LIQUIDITY AND CAPITAL RESOURCES OF Bristol) to its liquidation value of $100 per share, imputed dividends related to the beneficial conversion feature of the Preferred Stock of $228,000 and cumulative dividends on the Preferred Stock of $24,000.

LIQUIDITY AND CAPITAL RESOURCES OF BRISTOL


         The Company had cash and cash equivalents of $477,509 and negative working capital of $3,769,608 at December 31, 2000 compared to cash and cash equivalents of $332,959 and working capital of $903,972 at December 31, 1999. In the year ended December 31, 2000, the Company used $663,850 of cash in operations; used $47,370 for the purchase of property and equipment; and generated $851,168 from financing activities, which consists of the net impact of borrowings and repayments under the Company's line of credit agreements, repurchase of Series B Preferred Stock and common stock, issuance of Series C Redeemable Preferred Stock, and repayments under various debt agreements. The Company's auditors have qualified their opinion as to the Company's ability to continue as a going concern.

         On January 12, 2000, the Company and Berthel SBIC, LLC entered into an Investment Agreement whereby the Company issued 500,000 shares of its Series C Redeemable Preferred Stock (Series C) for $1,000,000 and a warrant to purchase 425,000 shares of is common stock. The warrant has an exercise price per share of $.01 and is exercisable until January 12, 2005. In connection with the purchase by Berthel, the Company and the Chairman of the Board, Larry Cohen agreed to surrender, without exercise, options held by him for the acquisition of 1,330,000 shares of common stock of the Company, which the Company cancelled. Upon certain circumstances, Berthel may tender to the Company the warrant or shares underlying the warrant.

         The Company redeemed $200,000 of Series B Preferred Stock in January 2000; $50,000 in February, March, and September 2000; and $25,000 in October 2000 for a total of $375,000 redeemed in the twelve months ended December 31, 2000.

         Subsequent to December 31, 2000, the Company negotiated extended payment terms with three large creditors and was able to convert a total of $1,537,000 of accounts payable balances to interest bearing notes. In addition, the Company was able to extend its line of credit from a March 31, 2001 due date to May 31, 2001. Because of these situations the Company has experienced equipment delivery delays from certain manufacturers. This has also contributed to a decline in sales due to Bristol's inability to meet customer needs in a timely and efficient manner.

         The Company believes that an additional capital infusion along with its availability on the Company's current asset base line of credit is required to meet its working capital requirements until December 31, 2001. At December 31, 2000, approximately $120,000 of eligible collateral was available for the Company to borrow under the credit facilities. The Company will require financing in order to fund the business operations and may incur additional costs and expenditures to expand operational and financial systems and corporate management and administration. The Company will be limited in its ability to grow internally without working capital. There can be no assurance that the Company will be able to successfully obtain additional financing or that such financing will be available on terms the Company deems acceptable. In anticipation of the proposed merger with Registry Magic the Company has borrowed from Registry Magic $1,910,000 through April 12, 2001 on an interest bearing note at 11.5% for working capital. The Company's success is dependent upon its ability to obtain necessary financing, the continued cooperation of suppliers and equipment manufacturers, the successful execution of management's cost reduction initiatives and the achievement of sustained profitable operations. The Company in late 3rd quarter of 2000 implemented a significant reduction in workforce and sold two sales offices resulting in a reduction of fixed operating expenses of approximately $800,000 per quarter. Additional reductions in operating costs are being implemented in 2001 with expected cost reduction of $475,000 per quarter. Management believes by effectively consolidating technical operations, converting remote field office to support of sales only, incorporating a new incentive based salesman compensation package and the completion of the consolidation of financial services support will result in an further reduction in fixed annual operating expenses while maintaining required customer support and service levels.

         The Company had cash and cash equivalents of $333,000 and working capital of $904,000 at December 31, 1999, compared to cash and cash equivalents of $146,000 and negative working capital of $176,000 at December 31, 1998. In the year ended December 31, 1999, the Company used $2,767,000 of cash in operations; used $10,000 for the final installment for the acquisition of QBM; used $137,000 for the purchase of property and equipment and generated $2,608,000 from the sale of Smyth Imager Division and $85,000 from other investing activities; and generated $409,000 from financing activities, which consists of the net impact of borrowings and repayments under the Company's line of credit agreements, issuance and repurchase of Series B Preferred Stock and common stock and repayments under various agreements.

         On April 15, 1999, the Company issued 500,000 shares of Series B Preferred Stock (the Series B) for $500,000 to an accredited investor. The holder of shares of Series B is entitled to receive semi-annually, commencing January 15, 2000 and each July 15 and January 15, thereafter, cumulative dividends, at the rate of twelve (12%) per annum of the original issue price of the Series B. The Series B is not convertible, has no voting rights, has a liquidation preference of $1.00 per share plus unpaid dividends and is redeemable at the option of the Company at any time. The purchaser of the Series B received warrants to purchase 150,000 shares of the Company's common stock concurrently with the $500,000 investment. These warrants were valued by the Company at $53,000 using a Black-Scholes option pricing model and are exercisable at $1.00 per share and were charged against the carrying value of the Series B. The Company recorded accretion of $53,000 to increase the carrying value of Series B Preferred Stock to the liquidation value of $1.00 per share. On September 10, 1999, the Company redeemed $100,000 of the Series B shares. The Company recorded cumulative preferred dividends of $25,940 as of December 31, 1999.

         In the year ended December 31, 1999, the Company used $1,791,000 of cash in operations; used $138,000 for the purchase of property and equipment and used $562,000 for the acquisition of QBM; and generated $2,190,000 from financing activities, which consists of the net impact of borrowings and repayments under the Company's various debt agreements and the issuance of common stock.

         The Company's current line of credit provides for aggregate borrowings up to $5,000,000 computed based on eligible accounts receivable and inventories; bears interest at the bank's prime rate plus 1.75%; matured on December 31, 2000 and was extended to May 31, 2001; and is collateralized by the Company's eligible accounts receivable and inventories. Ineligible accounts receivable includes any customer invoice that is ninety-days past due or any customer account were 25% or more of the amount due is ninety-days delinquent. Pursuant to the terms of the line of credit, the Company is subject to covenants, which, among other things, impose certain financial reporting obligations on the Company and prohibit the Company from engaging in certain transactions prior to obtaining the written consent of the lender. Some of the significant transactions include: (i) acquiring or selling any assets over $50,000 excluding purchases of dealers; (ii) selling or transferring any collateral except for finished inventory in the ordinary course of business; (iii) selling inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (iv) incurring any debts, outside the ordinary course of business, which would have a material adverse effect; (v) guaranteeing or otherwise become liable with respect to obligations of another party or entity;
(vi) paying or declaring any dividend (except for dividends payable solely in stock); and (vii) making any change in the Company's capital structure that would have a material adverse effect. The Company repaid all amounts outstanding under its previous CRI, ARS and Smyth credit lines using proceeds from the new line of credit. The Company had outstanding borrowings of $2,215,655 and $3,256,000 bearing interest at 10.68% and 10.25% at December 31,
2000 and 1999, respectively. The Company has received an extension of its line of credit until May 31, 2001. The Company will be required to obtain a new line of credit or an extension thereafter.

DISCLOSURES OF IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS:

In June 1999, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("FAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FAS No. 133", which delayed the effective date of FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", by one year. FAS No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). In June 2000, the FASB issued FAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133". FAS No. 138 amends FAS No. 133 and will be adopted concurrently with FAS No. 133. FAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or accumulated other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction. For fair-value hedge transactions in which the Company is hedging changes in the fair value of an asset, liability, or firm commitment, changes in the fair value of the derivative instrument will be included in the income statement along with the offsetting changes in the hedged item's fair value. For cash-flow hedge transactions in which the Company is hedging the variability of cash flows related to a variable rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in accumulated other comprehensive income. The gains and losses on the derivative instruments that are reported in accumulated other comprehensive income will be reclassified to earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all of the hedges will be recognized in current period earnings. The impact of FAS No. 133 as amended by FAS No. 138 on the Company's financial statements will depend on a variety of factors, including the future level of forecasted and actual foreign currency transactions, the extent of the Company's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. The Company believes that the cumulative effect of adoption will not be material to the Consolidated Financial Statements.

Effective January 1, 2000, the Company's accounting policies were reviewed for compliance with the guidance provided by Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides the Securities and Exchange Commission's views in applying generally accepted accounting principles to revenue recognition in the financial statements. The Company recognizes revenue for systems sales upon shipment and completed installation at which time there are no other significant vendor obligations. Hardware sales are recognized as revenue upon shipment as there are no other significant vendor obligations. Training and other services are recognized as revenue when such items are delivered. Revenue from maintenance contracts is recognized ratably over the term of the agreement.

In September 2000, the Emerging Issues Task Force ("EITF") issued EITF 00-10, "Accounting for Shipping and handling Fees and Costs". Under the provisions of EITF 00-10, amounts billed to a customer in a sales transaction related to shipping and handling should be classified as revenue. EITF 00-10 also requires the disclosure of the income statement classification of any shipping and handling costs. The Company was in compliance with EITF 00-10 for the year ended December 31, 2000. The adoption resulted in no impact on the classification of revenue for the Company and had no impact on the determination of net income.

In March 2000, the EITF reached a consensus on the application of EITF Issue No. 96-13, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", with Issue No. 00-7, "Equity Derivative Transactions that Require Net Cash Settlement if Certain Events Outside the Control of the Issuer Occur" ("EITF 00-7"). Equity derivative contracts that contain any provision that could require net cash settlement (except upon the complete liquidation of the Company) must be marked to fair value through earnings under EITF 00-7. In September 2000, the EITF reached a consensus on Issue No. 00-19, "Determination of Whether Share Settlement Is Within the Control of the Issuer for Purposes of Applying Issue No. 96-13, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" ("EITF 00-19"). EITF 00-19 addresses questions regarding the application of EITF 00-7 and sets forth a model to be used to determine whether equity derivative contracts should be recorded as equity. Under the transition provisions of EITF 00-19, all contracts existing prior to the date of the consensus are grandfathered until June 30, 2001, with a cumulative catch-up adjustment to be recorded at that time. Additionally, any contracts entered into prior to September 20, 2000, which are not revised to comply with the requirements of EITF 00-19 by December 31, 2000, will require reclassification out of permanent equity and into temporary equity pursuant to Accounting Series Release No. 268. This reclassification will remain until the contracts are revised to comply with EITF 00-19 before June 30, 2001. The Company believes that the equity derivative contracts that may remain outstanding at June 30, 2001, if any, will be in accordance with the requirements of EITF 00-19 and does not anticipate that such adoption will have a material impact on the consolidated financial statements.

In May 2000, the EITF reached a consensus on EITF 00-14, "Accounting for Certain Sales Incentives", which provides guidance on accounting for discounts, coupons, rebates and free products, as well as the income statement classification of these discounts, coupons, rebates and free products. EITF 00-14 is effective April 1, 2001, for the Company. The Company is currently evaluating the impact of this new guidance.


CHANGE IN ACCOUNTANTS


         On September 5, 2000, Bristol dismissed its former principal accountant, Deloitte & Touche LLP and appointed the accounting firm of BDO Seidman, LLP as its principal accountants. The change was made effective September 1, 2001. Bristol's board of directors approved the dismissal of Deloitte & Touche LLP and the selection of BDO Seidman, LLP as the new principal accountants. During the period from September 30, 1997 to December 31, 1999, and each subsequent interim period preceding September 1, 2000, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements had they not been resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of a disagreement in connection with its report. The Deloitte & Touche LLP reports on the financial statements of Bristol for the periods December 31, 1997 to December 31, 1999 contained no adverse opinion or disclaimer of opinion, nor were either qualified or modified as to uncertainty, audit scope or accounting principles at the date of dismissal. However, such report was subsequently modified on February 13, 2001 related to substantial doubt about the Company's ability to continue as a going concern.




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


                   DIRECTORS AND EXECUTIVE OFFICERS OF BRISTOL

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the names and ages of the current directors and executive officers of Bristol, the principal offices and positions held by each person. Each year the shareholders elect all directors. The executive officers of Bristol are elected annually by the Board of Directors and serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers and any other person pursuant to which any person was selected as an executive officer.

         The directors and executive officers of Bristol are as follows:

                                    PART III


             NAME               AGE             POSITION
             ----               ---             --------

    Lawrence Cohen.............. 55       Chairman of the Board and Director

    William Kerechek............ 50       Chief Financial Officer

    Peter Stranger.............. 50       Director

    Bryan Steffan............... 28       Director


         LAWRENCE COHEN is a founder of Bristol and has served as Vice Chairman of the Board since its inception in April 1996 until he became Chairman in January 1999. On January 18, 1999, the Board of Directors named Mr. Cohen as acting Chief Executive Officer until a replacement has been made. From November 1990 to September 1996, Mr. Cohen served as Chairman of the Board of BioTime, Inc. ("BioTime"), a biotechnology company engaged in the artificial plasma business. Mr. Cohen has also served as a director of ASHA Corporation, a publicly traded supplier of traction control systems, from April 1995 to present; a director of Apollo Genetics Inc., a company founded by Mr. Cohen which is engaged in the genetic pharmaceutical business, from January 1993 to the present; a director of Registry Magic Inc., a company founded by Mr. Cohen which develops voice recognition equipment, from November 1995 to present.


         WILLIAM KERECHEK has served as Chief Financial Officer for Bristol since June 2000. From October 1992 until July 1999 he served as Controller for Tyson Seafood Group, a wholly owned subsidiary of Tyson Foods, Inc. Prior to Tyson, Mr. Kerechek had been Controller of Louis Kemp Seafoods, a division of Oscar Mayer since 1987. Prior to working at Louis Kemp Seafood, Mr. Kerechek held various positions within Philip Morris companies since 1975. Mr. Kerechek received a B.S. in Accounting from the University of Illinois and is a CPA.

         BRYAN STEFFAN has been a Director of the Company since April 1, 2000. He has served as Director of the Planning Department of Berthel Fisher & Company Planning, Inc. since August 1999. From July 1997 to March 1999, he was with Merit Capital Management, a private equity investment and management firm located in Kansas City. He was an associate and financing analyst, working directly with the principals in funding arrangements and operations of portfolio companies. Mr. Steffan received his MBA in finance from the University of Iowa and a degree in Business Administration and a degree in Professional Accounting from Regis College.



         PETER STRANGER has served as a board member since June 1998. Mr. Stranger has been president of the Los Angeles office of J. Walter Thompson & Company, a worldwide advertising agency and a subsidiary of the WWP Group, London since December 1997. He was a managing partner of Bozell Worldwide, a communications firm, from August 1995 to December 1997. Mr. Stranger was president of the Los Angeles office of Euro RSCG, an international communications holding company, from September 1989 until November 1994, and he was an officer of Della Famina, Travisano & Partners, an advertising agency, for the prior 15 years.



         All directors hold office until the next meeting of stockholders and the election and qualification of their successors. Officers are elected by the Board of Directors and serve at the discretion of the Board. The Board held three regular and one written unanimous consent meetings during the year ended December 31, 2000.


EXECUTIVE COMPENSATION


         The following tables present information concerning the cash compensation paid and stock options granted to Bristol's Chief Executive Officer and each additional executive officer of Bristol whose total compensation exceeded $100,000 for the year ended December 31, 2000 ("2000"). The notes to these tables provide more specific information regarding compensation.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                              ------------------------------------------------------
                                   ANNUAL COMPENSATION                               AWARDS                         PAYOUTS
                                --------------------------                    -----------------------      -------------------------
                                                                                           SECURITIES
                                                                               RESTRICTED  UNDERLYING                  ALL OTHER
                               FISCAL                        OTHER ANNUAL        STOCK      OPTIONS/         LTIP     COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR  SALARY($)   BONUS($)  COMPENSATION($)   AWARDS(S)($)  SARs(#)        PAYOUTS($)     ($)
---------------------------     ----  ---------   --------  ---------------   ------------  ----------     ---------- --------------
David Kaye                      2000  $180,000         --           --            --        550,000             --         --
President and Chief
Executive Officer (1)

Michael P. Pollastro (3)        2000   150,000         --           --            --        150,000
Executive Vice President,       1999   130,589(2)      --           --            --         40,500             --         --
Interim Chief Executive and     1998        --         --           --            --             --             --         --
   Chief Operating Officer

Michael S. Shimada (4)          2000   140,000         --           --            --             --             --         --
Vice President and Chief        1999   129,809         --           --            --         80,000             --         --
Financial Officer               1998   103,365         --           --            --        200,000             --         --

William Kerechek (5)            2000   100,000         --           --            --         50,000             --         --

--------------

(1) Mr. Kaye was appointed President and Chief Executive Officer in June 2000, until his resignation effective April 2001.



(2) Includes compensation reported to the Internal Revenue Service as compensation for the use of automobiles leased by Bristol for Mr. Pollastro.



(3) Mr. Pollastro was appointed Interim Chief Executive Officer and Chief Operating Officer on June 16, 1999 until his resignation effective December 31, 2000.



(4)  Mr. Shimada joined Bristol in February 1998. He resigned effective May
     2000.



(5)  Mr. Kerechek was appointed Chief Financial Officer in June 2000.

         The following table sets forth certain information concerning grants of stock options to each of Bristol's executive officers named in the Summary Compensation Table during the year ended December 31, 2000.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS


                                                                           % OF TOTAL
                                                 NUMBER OF SECURITIES      OPTIONS/SARs
                                                 UNDERLYING                GRANTED TO            EXERCISE OR
                                                 OPTIONS/SARs              EMPLOYEES IN          BASE PRICE
EXPIRATION DATE       NAME                       GRANTED (#)(1)            FISCAL YEAR           ($/SH)(2)
---------------       ----                       --------------            -----------           ---------
1/01/2010             David Kaye                      500,000                  32.0%                .468
5/23/2010             David Kaye                       50,000                   3.1%                .531
1/01/2010             Michael P. Pollastro             50,000                   3.1%                .590
6/01/2010             Michael P. Pollastro            100,000                   6.2%                .610
6/01/2010             William Kerechek                 50,000                   3.3%                .610


         Option Exercises. No options were exercised by any of Bristol's executive officers named in the Summary Compensation Table during the year ended December 31, 2000.

         The following table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2000.

                       AGGREGATED OPTION/SAR EXERCISES IN
                      LAST FISCAL YEAR AND FISCAL YEAR-END
                                OPTION/SAR VALUES

                                NUMBER OF SECURITIES UNDERLYING              VALUE OF UNEXERCISED IN-THE- MONEY
                           UNEXERCISED OPTIONS/SARs AT FY-END(#)                    OPTIONS/SARs AT FY-END($)
                           ---------------------------------------           -----------------------------------
                           SHARE ACQUIRED                                    EXERCISABLE/         EXERCISABLE/
NAME                       ON EXERCISE(#)        VALUE REALIZED($)           UNEXERCISABLE        UNEXERCISABLE
----                       --------------        -----------------           -------------        -------------

David Kaye                   --                         --                      350,000/200,000           --/--
Michael P. Pollastro         --                         --                        181,000/9,500           --/--

Michael S. Shimada           --                         --                             50,000/0           --/--

William Kerechek             --                         --                        10,000/40,000           --/--

As of December 31, 2000, the closing price of Bristol's common stock was $0.44 and as of March 15, 2001, the closing price of Bristol's common stock was $1.03. Options issued to Mr. Shimada have been cancelled subsequent to year end.

COMPENSATION OF DIRECTORS

         Bristol's directors do not receive any cash compensation for service on the Board of Directors or any committee thereof, but Bristol has and will continue to pay the expenses of its directors incurred in attending Board and committee meetings. In addition, pursuant to the terms of Bristol's Equity Participation Plan (the "Stock Option Plan"), each non-employee director of Bristol will be granted options to purchase shares of Bristol's Common Stock, at an exercise price equal to the fair market value of a share of Common Stock as of the date of the option grant. Persons who are elected as non-employee directors receive an option to purchase thirty thousand (30,000) shares of Common Stock on the following dates: (i) the date of such election to the Board,
(ii) the date of the second annual meeting following such meeting at which the director was reelected to the Board and (iii) the date that the director is reelected to the Board at each subsequent annual meeting of stockholders. Options granted to non-employee directors under the Stock Option Plan become exercisable in annual installments of twenty-five percent (25%) on each of the first, second, third and fourth anniversaries of the option grant. Options granted to non-employee directors subsequent to the second annual meeting of stockholders become exercisable at one hundred percent (100%) on the date of grant.


         On July 21, 1999 each of the directors were awarded 50,000 options that vest immediately from date of grant at the market price of $0.6875 per share.
On May 23, 2000 each of the directors were awarded 50,000 options that vested immediately from date of grant at the market price of $0.531 per share.



         Lawrence Cohen was also awarded 1,000,000 options at $0.625 per share on February 23, 1999, and another 1,280,000 options at $0.1875 per share on November 3, 1999. In an agreement with Berthel SBIC, LLC, 1,330,000 options previously awarded to Mr. Cohen have been canceled at or before the close of business on June 1, 2000. Mr. Cohen's options as of December 31, 2000 are 1,280,000 at .1875 per share and 50,000 at .531 per share.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS


         On January 1, 2000, Bristol entered into an employment agreement with Michael Pollastro, President of Automated Retail Systems, Inc., a wholly-owned subsidiary of Bristol, whereby Bristol agrees to pay Mr. Pollastro One Hundred fifty Thousand Dollars ($150,000) per year ending December 31, 2000, and which unless terminated in writing by Bristol, sixty (60) days prior to its expiration, the agreement would automatically renew for two (2) additional years. In addition, Mr. Pollastro was to earn a quarterly bonus in an amount equal to three percent (3%) of Bristol's pretax profit before any bonus calculation for each quarter. The agreement contains confidentiality provisions and covenants not to compete. In addition, the employment agreement has a clause providing for payment of the amount of unpaid salary that would have been due through the expiration of the term of the agreement in the event that the agreement is terminated due to death or disability. In the event of voluntary resignation or termination for cause, salary shall be paid through the date of termination. The employment agreement does not have severance or change-in-control provisions. Mr. Pollastro has resigned, effective December 31, 2000.

         Bristol has employment agreements with certain executive officers and employees, the terms of which expire at various times through 2002 and provide for minimum salary levels. In addition, certain officers of the acquired companies receive a portion of the acquired company's pre-tax profits greater than the amount defined in the officer's employment agreement. At December 31, 2000, no provision for bonus payments were made for these certain employment agreements due to the fact that the acquired companies incurred pre-tax losses. The aggregate commitment for future salaries and the guaranteed bonus amounts was $875,000 at December 31, 2000 excluding bonus contingent on achieving certain pre-tax profits. Bristol believes payment of these contingent bonuses will not have a material adverse effect on results of operations, financial condition or cash flows. In addition, Bristol has entered into an employment contract with a former owner of a subsidiary, expiring in 2009, that provides for a minimum salary that is payable even in the event of termination for cause or upon death. The aggregate commitment for future salaries and guaranteed bonus amounts under this contract at December 31, 2000, as amended in March 2000, was $205,545.

         On June 7, 2000, David Kaye, Bristol's former President and Bristol entered into an employment agreement. Under the terms of this agreement, Bristol is to pay Mr. Kaye an annual salary of $180,000 and he is to receive 4% of Bristol's consolidated net income before income taxes, extraordinary items of income or expense and amortization of good will created through acquisitions. Such payment and incentive compensation payments are payable quarterly based upon the amounts reported in Bristol's SEC filings. The agreement is for a consecutive one year term unless canceled by either party in writing 60 days prior to each anniversary date. Bristol may terminate the contract provided the balance of such year's contract is paid in full at termination plus the pro rata portion of any incentive compensation for that year. Mr. Kaye's resignation was accepted in April 2001.

         Bristol has an independent contractor agreement, with a former owner of a subsidiary, expiring in 2002. The commitment for future payments under this contract at December 31, 2000, as amended in




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


March 1999, was $104,519.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information regarding Bristol's Common Stock beneficially owned at April 30, 2001 based on 8,376,968 shares outstanding (i) by each person who is known by Bristol to beneficially own, or exercise voting or dispositive control, 5% or more Bristol's Common Stock on the record date based upon certain reports regarding ownership filed with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) by each of Bristol's directors or nominees for directors and certain executive officers, and (iii) by all officers and directors as a group. A person is deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

NAME AND ADDRESS                              BENEFICIAL        PERCENT OF
OF BENEFICIAL OWNER                           OWNERSHIP           CLASS
-----------------------                     -------------       ----------

Larry Cohen(1)                                2,672,375            27.3%
Peter Stranger(2)                               180,000             2.7%
William Kerechek (options only)                  50,000              .6%
Bryan Steffan                                       -0-              --
George Karfunkel(3)                           1,250,000            14.9%
Berthel SBIC, LLC(4)                          1,265,354            13.3%
All directors and executive officers as       2,902,375            30.6%
a group (4 persons)(5)
------------------


(1) Mr. Cohen is Director and Chairman of the Board. Amount includes (i) 1,100,955 shares held of record by East Ocean Limited Partners, which are beneficially owned by Mr. Cohen, the Chairman of the Board; (ii) 162,145 held of record by Mr. Cohen (iii) 31,775 shares and 5,000 shares underlying warrants which are held by Donna Cohen, wife of Mr. Cohen; and (iii) 22,500 shares held in an IRA account, which are beneficially owned by Mr. Cohen
     (iv) 1,330,000 shares subject to options and 20,000 underlying warrants.

(2) Mr. Stranger is a Director of Bristol. Includes 180,000 shares subject to options.

(3)  6201 15th Avenue, Brooklyn, New York 11219.

(4) Address is 701 Tama Street, Marion, Iowa 52302. Includes 750,375 shares at $1.33 upon conversion of the Series C Preferred Stock and 464,979 shares exercisable under warrants.

(5)  Includes 1,355,000 shares subject to options and underlying warrants.

        COMPARISON OF RIGHTS OF HOLDERS OF BRISTOL, REGISTRY COMMON STOCK

         The following is a summary of the material differences between the rights of holders of Bristol common stock and the rights of holders of common stock of Registry prior to the merger and of Registry following the merger. Bristol is organized under the laws of the State of Delaware and Registry presently is, and will be, organized under the laws of the state of Florida. As a result, there are differences between the respective state laws and various provisions in their respective corporate charters and bylaws. Upon completion of the merger, holders of Bristol common stock will become shareholders of Registry (except to the extent any such holders may be compensated through the exercise of dissenters rights), at which time their rights will be governed by Florida law, the amended articles of incorporation of Registry and the Registry bylaws. The bylaws of Registry before the merger will be the bylaws of Registry following the merger.

         This summary is not intended to be an exhaustive or detailed description of the provisions discussed. The summary is qualified in its entirety by reference to the Delaware General Corporation Law and the Florida Business Corporations Act. See "Description of Capital Stock" for a summary of a number of other rights relating to Registry common and preferred stock.

         The material differences that affect the rights and interests of shareholders of Bristol and Registry are as follows:

         AUTHORIZED CAPITAL STOCK

         The authorized capital stock of Registry presently consists of 30,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

         The authorized capitalization of Bristol consists of 20,000,000 shares of common stock, $0.001 par value and 4,000,000 shares of preferred stock, $0.001 par value. Bristol has 25,000 shares of Series B preferred stock outstanding which will be retired prior to the completion of this merger. Bristol also has outstanding 500,000 shares of Series C preferred stock which will be exchanged for an equal number of Series A preferred stock to be issued by Registry as part of the merger. The shares of common stock of Registry issuable upon conversion of the Series A preferred stock will be issued in accordance with the same ratio (.65) as applies to Bristol's common stock.

         Under the amended articles of incorporation of Registry, the authorized capital stock will be 30,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

         NUMBER OF DIRECTORS

         Under Florida law, a corporation's board of directors consists of at least one or more individuals. The number of directors must be specified in accordance with the bylaws or the articles of incorporation. The bylaws for


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


Registry presently specify that there should be no fewer than one nor more than nine directors. Registry presently has four directors and one vacancy.

         Under Delaware law the board of directors of a corporation shall consist of one or more members. The number of directors shall be fixed by, or in a manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The bylaws for Bristol presently specify that there should be no fewer than four nor more than seven directors. Bristol presently has five directors.

         VACANCIES ON THE BOARD

         Florida law provides that, unless the governing documents control the filling of vacancies and newly-created directorships, these positions may be filled by a majority of the remaining directors then in office (though less than a quorum of the directors). If the articles of incorporation allow any class or classes of stock to elect one or more directors, vacancies and newly-created directorships within a class may be filled by a majority of the remaining directors elected by that class or by the sole remaining director of that class. If a corporation has no directors in office, then any officer or any shareholder or any person or entity responsible for a shareholder may call a special meeting of shareholders, or may apply to the district court for a decree ordering an election.

         The Registry Bylaws provide that vacancies on the Registry board of directors will be filled by a vote of the majority of the remaining directors.

         Delaware law provides that, unless the articles of incorporation or bylaws control the filling of vacancies, including a vacancy created by the removal of a director, these positions may be filled by approval of the majority of the remaining board though less than a quorum). If the articles or bylaws do not provide that the board may fill vacancies created by removal, such vacancies may be filled by 10% shareholders if less than a majority of the board remains. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.

         REMOVAL OF DIRECTORS

         Florida law provides that shareholders may remove one or more directors, with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. Florida law further provides that a director generally may be removed only if the number of votes cast to remove him exceed the number of votes cast not to remove him. The board cannot remove a director. Directors may be removed from office only by shareholder vote.

         Delaware law provides that any director or the entire board may be removed with or without cause if the removal is approved by the outstanding shares except that: (a) no director may be removed, unless the entire board is removed, when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected; or (b) when pursuant to the articles of incorporation, the holders of the shares of any class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

         ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

         Florida law provides that unless otherwise provided in the articles of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock have not less than minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and sign a written consent setting forth the action taken. The Registry articles and bylaws and the amended articles of Registry contain no provision limiting the right of shareholders to take action by written consent.

         Delaware law contains a similar provision. Under Delaware law, unless otherwise provided in the articles of incorporation, shareholders may take action without a meeting and without prior notice, if a consent in writing setting forth the action so taken is signed by the holders of outstanding shares having not less than the minimum number of votes necessary to authorize or take such action at a meeting.

         SPECIAL MEETING OF SHAREHOLDERS

         Florida law permits special meetings of shareholders to be called by the board of directors and such other persons, including shareholders, as provided in the articles of incorporation or bylaws. Registry's bylaws provide that a special meeting of shareholders may be called for any purpose by the president or secretary upon written request of either a majority of the directors or shareholders holding at least 10% of the issued and outstanding shares entitled to vote.

         Delaware law permits special meetings of shareholders to be called by the board of directors or by such person or persons as provided in the articles of incorporation or bylaws. Bristol's bylaws provided that a special meeting shall be called by the president or secretary at the written request of a majority of the board or the chairman or co-chairman of the board.

         AMENDMENT OF ARTICLES

         Under Florida law, a corporation's board and its shareholders may amend the corporation's articles of incorporation if:

         o The board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; and

         o The holders of at least a majority of shares of stock entitled to vote thereon approve the amendment, unless the articles require the vote of a greater number of shares.

         The Registry articles of incorporation do not, and the amended articles of incorporation will not, include any limitation to the above provisions nor increase the voting requirements as to any particular matter.

         Delaware law provides that amendments may be adopted if approved by the corporation's board and approved by the outstanding shares, unless the articles require the vote of a greater number of shares.

         ADOPTION, AMENDMENT OR REPEAL OF BYLAWS

         Under Florida law, holders of a majority of the voting power of a corporation and, when provided in the articles of incorporation, the directors of a corporation have the power to adopt, amend and repeal the bylaws of a corporation. The articles of incorporation of Registry include, and the amended articles of Registry will include, provisions which authorize the directors to adopt, amend and repeal the bylaws, subject to bylaws, if any, adopted by shareholders.

         Under Delaware law, bylaws may be adopted, amended or repealed either by approval of the outstanding shares or by approval of the board (if right is conferred to the board in the articles of incorporation), except that certain changes to the number of directors or changing from a fixed to a variable board or vice versa may only be adopted by approval of the outstanding shares. Bristol's board has the right to adopt, amend or repeal the bylaws.

         NOTICE OF SHAREHOLDER PROPOSALS AND NOMINATION OF DIRECTORS

         Neither Florida law nor the articles of incorporation or bylaws of Registry limit or will limit the right of a shareholder to bring business before the annual meeting of shareholders or to make nominations of directors at shareholder meetings.

         Neither Delaware law nor the articles of incorporation or bylaws of Bristol limit or will limit the right of a shareholder to bring business before the annual meeting of shareholders or to make nominations of directors at shareholder meetings.

         VOTING RIGHTS IN CONNECTION WITH CERTAIN BUSINESS COMBINATIONS

         Under Florida law a merger agreement, consolidation or disposition of all or substantially all of a corporation's assets must be adopted by a resolution of the board and approved by the holders of a majority of the outstanding voting stock.

         Under Delaware law a merger agreement, sale or transfer of all or substantially all of a corporation's assets must be approved by the board of directors and approved by the holders of a majority of the outstanding voting stock.

         Florida law includes provisions relating to acquisition of controlling interest and combinations with interested shareholders. These provisions would apply to and limit transactions that involve a change of control or a transaction with a shareholder which acquired a controlling interest within the last three years, unless the board of directors consents to the transaction. The articles of incorporation of Registry include a provision electing not to be subject to the provisions limiting certain transactions with interested shareholders. The amended articles of incorporation of Registry will include provisions which elect not to be subject to those provisions and the limitations in Florida law which would limit combinations with certain shareholders, as is authorized by Florida law.

         Delaware law does not have such a provision.




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


         AFFILIATED TRANSACTIONS

         Florida law contains an affiliated transactions statute which provides that certain transactions involving a corporation and a shareholder owning 10% or more of the corporation's outstanding voting shares (an "affiliated shareholder") must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares other than those owned by the affiliated shareholder. The transactions covered by the statute include, with certain exceptions,

         o mergers and consolidations to which the corporation and the affiliated shareholder are parties,

         o sales or other dispositions of substantial amounts of the corporation's assets to the affiliated shareholder,

         o issuances by the corporation of substantial amounts of its securities to the affiliated shareholder,

         o the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the affiliated shareholder,

         o any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the affiliated shareholder and

         o the receipt by the affiliated shareholder of certain loans or other financial assistance from the corporation. These special shareholder approval requirements do not apply in any of the following circumstances:

                  (1) if the transaction was approved by a majority of the corporation's disinterested directors;

                  (2) if the corporation did not have more than 300 shareholders of record at any time during the preceding three years;

                  (3) if the affiliated shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for the past five years;

                  (4) if the affiliated shareholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those acquired in a transaction not approved by a majority of disinterested directors or

                  (5) if the consideration received by each shareholder in connection with the transaction satisfies the "fair price" provisions of the statute.

This statute applies to any Florida corporation unless the original articles of incorporation or an amendment to the articles of incorporation or bylaws contain a provision expressly electing not to be governed by this statute. Such an


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


amendment to be articles of incorporation or bylaws must be approved by the affirmative vote of a majority of disinterested shareholder and is not effective until 18 months after approval. Registry's articles of incorporation contain a provision electing not to be governed by the statute.

         Delaware Law generally prohibits a stockholder owning 15% or more of a Delaware corporation's outstanding voting stock (an "interested stockholder") from engaging in certain business combinations involving the corporation during the three years after the date the person became an interested stockholder unless, among other things,

         o prior to such date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

         o upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced;

         o on or subsequent to such date, the transaction is approved by the board of directors and by the stockholders by a vote of two-thirds of the disinterested outstanding voting stock;

         o the corporation's original certificate of incorporation provides that the corporation shall not be governed by such statute;

         o a majority of shares entitled to vote approve an amendment to the corporation's certificate of incorporation or bylaws expressly electing not to be governed by the statute (but such amendment will not be effective until one year after it was adopted and will not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption);

         o a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder or

         o        the corporation does not have a class of voting stock that is

                  (1)      listed on a national securities exchange;

                  (2) authorized for quotation on an inter-dealer quotation system of a national securities association, or

                  (3)      held of record by more than 2,000 stockholders.

The business combinations subject to such restriction include, with certain exceptions, mergers, consolidations, sales of assets and transactions benefitting the interested stockholder. Bristol's certificate of incorporation and bylaws do not contain a provision electing not to be governed by this statute.

         PREEMPTIVE RIGHTS

         Florida law provides that shareholders of corporations organized before July 1990 shall have the preemptive right to purchase additional securities of the corporation unless the articles of incorporation expressly denies such right. Today, under Florida law, the shareholders of a corporation do not have a preemptive right to acquire the corporation's unissued shares except to the extent the articles of incorporation provide. The Registry and Bristol charters contain and will contain express denials of preemptive rights of shareholders.

         Under Delaware law, the articles of incorporation may specifically grant preemptive rights to shareholders. The articles of incorporation of Bristol do not give shareholders the preemptive right to purchase additional securities.

         VOTING RIGHTS

         Each holder of Registry common stock is entitled, and each holder of Bristol common stock will be entitled, to one vote for each share and shareholders may not cumulative votes for the election of directors. In connection with any issuance of preferred stock, the board of directors is and will be authorized to establish such voting and other rights in connection with designating the rights and privileges of preferred stock as may be deemed appropriate by the board of directors.

         Under Delaware law, except as otherwise provided in the articles of incorporation, each outstanding share is entitled to one vote on each matter submitted to a vote of shareholders. Each holder of Bristol common stock is entitled to one vote for each share, and Bristol shareholders are not entitled to cumulate their votes for the election of directors.

         APPRAISAL RIGHTS

         Under Florida law a shareholder, with certain exceptions, has the right to dissent from and obtain payment of the fair value of his shares in the event of

         o a merger or a consolidation to which the corporation is a party,

         o a sale or exchange of all or substantially all of the corporation's property other than in the usual and ordinary course of business,

         o        the approval of a control share acquisition,

         o a statutory share exchange to which the corporation is a party as the corporation whose shares will be acquired,

         o an amendment to the articles of incorporation if the shareholder is entitled to vote on the amendment and the amendment would adversely effect the shareholder, and

         o any corporate action taken to the extent that the articles of incorporation provide for dissenter's rights with respect to such action.

Florida law provides that unless a corporation's articles of incorporation provide otherwise, a shareholder does not have dissenter's rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either registered on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by 2,000 or more shareholders. Registry's articles of incorporation do not provide for dissenters' rights.

         Under Delaware law, each shareholder entitled to vote on a merger may require the corporation to purchase for cash at their fair market value the shares owned by the shareholder. The shares must qualify as dissenting shares, and except for certain express limitations, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon with the corporation or determined by a court through appointment of one or more impartial appraisers.

         LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

         Florida law provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or a shareholder for monetary damage for breach of fiduciary duty as a director, provided that no such provision can eliminate or limit the liability of a director for:

         o the breach of the directors's duty of loyalty to the corporation or its shareholders;

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

         o willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or

         o any transaction from which the director derives an improper personal benefit.

         The articles of incorporation of Registry include and, the amended articles of incorporation of Registry will include, provisions which expressly limit the personal liability of directors as permitted.

         Delaware law provides that a corporation's articles of incorporation may include provisions eliminating or limiting the personal liability of directors for monetary damages for a breach of a director's duties to the corporation and its shareholders and authorizing the indemnification of corporate agents; provided that such provisions may not eliminate or limit the liability of directors for:

         o acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

         o acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

         o any transaction from which a director derived an improper personal benefit;

         o acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

         o acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders;

         o certain contracts in which a director has a material financial interest; or

         o corporate actions involving certain distributions or loans to shareholders.

         The articles of incorporation of Bristol include provisions which expressly eliminate the personal liability of directors to the fullest extent permitted by Delaware law and which authorize the indemnification of agents of the corporation in excess of the indemnification expressly permitted by Delaware law.

         DISTRIBUTIONS AND REDEMPTIONS

         A Florida corporation may make distributions to shareholders as long as, after giving effect to such distribution,

         o the corporation would be able to pay its debts as they become due in the usual course of business, and

         o the corporation's total assets would not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         Under the Florida Act, a corporation's redemption of its own capital stock is deemed to be a distribution. A Delaware corporation may pay dividends out of surplus or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. A Delaware corporation is generally prohibited from redeeming any of its capital stock if the redemption would result in an impairment of the corporation's capital.

         OPTIONS AND WARRANTS

         Registry presently has issued and outstanding options and warrants entitling holders to purchase up to 926,980 shares of common stock, at exercise prices ranging from $.50 to $13.13. Outstanding Registry options and warrants will not be modified as a result of the merger and present holders who continue to have the right to purchase common stock of Registry on the same terms and subject to the same conditions as are applicable to Registry prior to the merger.


         Bristol presently has outstanding options and warrants to purchase up to a total of 5,099,691 shares of Bristol common stock at exercise prices ranging from $.19 and $6.00. As a result of the merger, Bristol's outstanding options and warrants shall be assumed by Registry and converted to an option and warrant under the same terms and conditions as applicable to such options and warrants. The number of shares in Registry common stock that the options and warrants will be adjusted to, reflect the exchange ratio.

                                   APPROVAL OF
                     AMENDMENT TO ARTICLES OF INCORPORATION
                                   NAME CHANGE

         The Board of Directors has approved, and recommends that Registry's stockholders approve, an amendment to Registry's Articles of Incorporation which would change the corporate name of Registry from Registry Magic Incorporated to Voiceflash Networks, Inc.

         The Board of Directors believes that the name change amendment is in our best interest because the proposed new name consolidates our corporate image and our focus of business operations since the Summer of 2000. The Board of Directors believes that it is necessary to change the name to Voiceflash Networks, Inc. in order to demonstrate to the marketplace the change from the virtual operator products to our repositioning in the mCommerce industry.

         The Board has selected and recommends to the stockholders approval of the proposed name, Voiceflash Networks, Inc.. The trading symbols for Registry's securities, "RMAG," for the Common Stock will not change immediately and the currently outstanding share certificates bearing the Registry name would continue to represent shares of the company following the change in its name to Voiceflash Networks, Inc.

         The text of the proposed amendment approved by the Board is as follows:

         Article I. The name of this corporation shall be: Voiceflash Networks, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS AMENDMENT TO THE ARTICLES OF INCORPORATION.

                    APPROVAL OF AMENDMENT TO THE ARTICLES OF
                      INCORPORATION TO INCREASE AUTHORIZED
                                  COMMON STOCK

         On May 8, 2001, the Board of Directors approved a proposal to amend Registry's Articles of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 shares to 50,000,000 shares, and further decreed that the proposal be submitted to the stockholders with the recommendation that the amendment be approved. If the proposal is approved by the stockholders of Registry, the newly authorized shares of Common Stock will have voting and other rights identical to the currently authorized shares of Common Stock. The text of the proposed amendment is set forth in Appendix E attached to this Joint Proxy Statement/Registration Statement.

         Of the 30,000,000 currently authorized shares of Common Stock, 7,200,098 shares were issued and outstanding as of April 30, 2001. As of April 30, 2001, an aggregate of 1,831,980 additional shares of Common Stock had been reserved for issuance in connection with outstanding options and warrants to purchase shares of Common Stock.

         Registry proposes to issue up to 9,247,572 shares of its authorized and unissued shares of Common Stock, in connection with its acquisition of Bristol (assuming all of Bristol's options, warrants and preferred stock have been converted or exercised after closing). In addition, Registry proposes to increase its 1999 Stock Option Plan to provide for the issuance of up to 5,000,000 shares from the present 500,000 shares.

         The Board of Directors of Registry believes that this proposal is desirable so that Registry will have greater financial flexibility and be able to issue shares of Common Stock, without the expense and delay of a special stockholders' meeting, in connection with future opportunities for expanding the business through investments or acquisitions, equity financing, management incentive and employee benefit plans, and for other purposes. Except as described in this Joint Proxy Statement/Registration Statement.

         Authorized but unissued shares of Registry's Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from Registry's stockholders, except as otherwise required by applicable law.

THE REGISTRY BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS AMENDMENT TO THE ARTICLES OF INCORPORATION.

                 PROPOSAL RELATING TO THE 1999 STOCK OPTION PLAN

         In 1999, the Board of Directors and stockholders approved the "1999 Stock Option Plan." The following summary describes features of the Plan. Under the Plan, Registry had reserved an aggregate of 500,000 shares of Common Stock for issuance pursuant to options granted under the Plan ("Plan Options"). The Board of Directors has proposed to increase the number of shares available for issuance to an aggregate of 5,000,000 shares. As of April 30, 2001, Registry has issued options to purchase an aggregate of 363,600 shares.

         The Board of Directors have determined that the Plan will work to increase the employees, consultants, and non-employee directors' proprietary interest in our company and to align more closely their interests with the interests of our stockholders. The Plan will also maintain Registry's ability to attract and retain the services of experienced and highly qualified employees and non-employee directors. The Board of Directors believes that the Plan is in Registry's best interests and therefore recommends adoption of the Plan on essentially the terms and conditions as are set forth below.

         The Board of Directors or the Compensation Committee of the Board of Directors (the "Committee") of Registry administers the Plan including, without limitation, the selection of the persons who will be granted Plan Options under the Plan, the type of Plan Options to be granted, the number of shares subject to each Plan Option an the Plan Option price.

         Plan Options granted under the Plan may either be options qualifying as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or options that do not qualify ("Non-Qualified Options"). Any Incentive Option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any Incentive Option granted to an eligible employee owning more than 10% of our Common Stock must be at least 110% of such fair market value as determined on the date of the grant. The term of each Plan Option and the manner in which it may be exercised is determined by the Board of the Directors or the Committee, provided that no Plan Option may be exercisable more than ten years after the date of its grant and, in case of an Incentive Option granted to an eligible employee owning more than 10% of our Common Stock, no more than five years after the date of the grant.

         The exercise price of Non-Qualified Options shall be determined by the Board of Directors or the Committee but shall in no event be less than 5% of the fair market value of the underlying shares on the date of grant.

         Officers, key employees, board members and consultants of Registry and its subsidiaries are eligible to receive Non-Qualified Options under the Plan. Only officers and key employees of Registry who are employed by Registry or by any subsidiary thereof are eligible to receive Incentive Options.

         If an optionee's employment is terminated for any reason, other than his death or disability or termination for cause, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date or three months following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date or three months following the date of termination. If the optionee dies during the term of his employment, the Plan Option granted to him shall lapse to the extent unexercised on the earlier of the expiration date of the Plan Option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Plan Option granted to him lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability. Plan Options will immediately terminate if employment is terminated for cause as determined by Registry.

Certain Federal Income Tax Consequences

         The following is a brief summary of certain federal income tax consequences of option grants and exercises under the Plan based upon the federal income tax laws in effect on the date hereof. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         The grant of incentive stock options to an employee does not result in any income tax consequences. The exercise of an incentive stock option does not result in any income tax consequences to the employee if the incentive stock option is exercised by the employee during his employment with Registry, or within a specified period after termination of employment due to death or retirement for age or disability under then established rules of Registry. However, the excess of the fair market value of the shares of stock as of the date of exercise over the option price is a tax preference item for purposes of determining an employee's alternative minimum tax. An employee who sells shares acquired pursuant to the exercise of an incentive stock option after the expiration of (i) two (2) years from the date of grant of the incentive stock option, and (ii) one (1) year after the transfer of the shares to him (the "Waiting Period") will generally recognize long term capital gain or loss on the sale.

         An employee who disposes of his incentive stock option shares prior to the expiration of the Waiting Period (an "Early Disposition") generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of (i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the option price. Any additional amount realized on an Early Disposition should be treated as capital gain to the employee, short or long term, depending on the employee's holding period for the shares. If the shares are sold for less than the option price, the employee will not recognize any ordinary income but will recognize a capital loss, short or long term, depending on the holding period.

         We will not be entitled to a deduction as a result of the grant of an incentive stock option, the exercise of an incentive stock option, or the sale of incentive stock option shares after the Waiting Period. If an employee disposes of his incentive stock option shares in an Early Disposition, Registry will be entitled to deduct the amount or ordinary income recognized by the employee.

         The grant of non-qualified stock options under the Plan will not result in the recognition of any taxable income by the participants. A participant will recognize ordinary income on the date of exercise of the non-qualified stock option equal to the difference between (i) the fair market value on that date of the shares acquired, and (ii) the exercise price. The tax basis of these shares for purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the option. The income reportable on exercise of the option by an employee is subject to federal and state income and employment tax withholding.

         Generally, Registry will be entitled to a deduction in the amount reportable as income by the participant on the exercise of a non-qualified stock option.

         As of April 30, 2001 the Company has granted options to purchase an aggregate of 363,600 shares under the 1999 Stock Option Plan and exercise prices ranging from $3.00 to $3.63 per share.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE AMENDMENT TO THE 1999 STOCK OPTION PLAN.

                                 LEGAL OPINIONS

         Legal matters in connection with the merger are being passed upon for Registry by Atlas Pearlman, P.A., Fort Lauderdale, Florida and for Bristol by Ina P. Kagel, Esq. Los Angeles, California.

                                    EXPERTS


         The financial statements of Registry as of July 31, 2000 included in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, which report contains an explanatory paragraph on the Company's ability to continue as a going concern, and are included in reliance upon that report given upon the authority of said firm as experts in accounting and auditing.



         The consolidated financial statements for Bristol and subsidiaries as of December 31, 1999, and for each of the two years ended December 31, 1999, included in this prospectus and the related consolidated financial statement, schedules included elsewhere in the registration statement, have been audited by Deloitte & Touche LLP, independent certified public accountants, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.




         The consolidated financial statements and consolidated financial schedules of Bristol and subsidiaries as of December 31, 2000 and for the year then ended included in this prospectus have been audited by BDO Seidman, LLP independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein, which reports contained an explanatory paragraph on the Company's ability to continue as a going concern, and are included in reliance upon that report given upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS



                                                                         Page
                                                                         ----
REGISTRY MAGIC INCORPORATED:

Report of Independent Certified Public Accountants......................  F-2

Balance Sheet as of July 31, 2000.......................................  F-3

Statements of Operations for the years ended July 31, 2000 and 1999.....  F-5

Statements of Shareholders' Equity for the years ended July 31, 2000 and 1999................................................................  F-6

Statements of Cash Flows for the years ended July 31, 2000 and 1999.....  F-7

Notes to Financial Statements...........................................  F-8 - F-21

Condensed Balance Sheets as of January 31, 2001 (unaudited) and July
31, 2000................................................................  F-22

Condensed Statements of Operations (unaudited) for the six months ended January 31, 2001 and 2000.........................................  F-23

Condensed Statements of Shareholders' Equity (unaudited) for the six months ended January 31, 2001.......................................  F-24

Condensed Statements of Cash Flows (unaudited) for the six months ended January 31, 2001 and 2000.........................................  F-25

Notes to Condensed Financial Statements (unaudited).....................  F-26

BRISTOL RETAIL SOLUTIONS, INC.

Report of Independent Certified Public Accountants .....................  F-27

Independent Auditors' Report............................................  F-28

Consolidated Balance Sheets as of December 31, 2000 and 1999............  F-29

Consolidated Statements of Operations for the years
ended December 31, 2000, 1999 and 1998..................................  F-30

Consolidated Statements of Stockholders' Equity (Deficit) for the
years ended December 31, 2000, 1999 and 1998............................  F-31 - F-32

Consolidated Statements of Cash Flows for the years ended December
31, 2000, 1999 and 1998.................................................  F-33

Notes to Consolidated Financial Statements .............................  F-34 - F-54

Independent Auditor's Reports on Schedule...............................  S-1

Schedule II - Valuation and Qualifying Accounts and Reserves............  S-2


REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Registry Magic Incorporated


We have audited the accompanying balance sheet of Registry Magic Incorporated, as of July 31, 2000 and the related statements of operations, shareholders' equity and cash flows for the two years ended July 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Registry Magic Incorporated, as of July 31, 2000 and the results of its operations and its cash flows for the two years ended July 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a cash deficiency from operations and is experiencing ongoing operating losses that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Miami, Florida                                                  BDO Seidman, LLP
November 3, 2000

                          REGISTRY MAGIC INCORPORATED

                                 BALANCE SHEET

                                                                        JULY 31,
                                                                            2000
--------------------------------------------------------------------------------

ASSETS

Current assets:
     Cash and cash equivalents (Note 1)                               $1,876,667
     Accounts receivable, less allowance for doubtful
       accounts of $356,808 (Note 1)                                     206,566
     Inventories                                                         107,950
     Due from related party (Note 5)                                     100,000
     Advances to Synergex (Note 6)                                        36,642
     Other current assets                                                 16,845
                                                                      ----------

Total current assets                                                   2,344,670

Property and equipment, net (Note 3)                                     182,092

Advances to Synergex, long-term (Note 6)                                 113,358

Other assets                                                              11,010
                                                                      ----------

                                                                      $2,651,130
                                                                      ==========

                                 See accompanying notes to financial statements.

                          REGISTRY MAGIC INCORPORATED

                                 BALANCE SHEET


                                                                        JULY 31,
                                                                           2000
--------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued liabilities                      $    250,496
                                                                   ------------
Total current liabilities                                               250,496
                                                                   ------------
COMMITMENTS AND CONTINGENCIES (NOTES 8 AND 10)

SHAREHOLDERS' EQUITY: (NOTE 7)
     Preferred stock $.01 par value; 5,000,000
         shares authorized; no shares outstanding                            --
     Common stock, $.001 par value; 30,000,000
         shares authorized; 5,380,068
         issued and outstanding                                           5,380
     Additional paid-in capital                                      14,016,102
     Deficit                                                        (11,620,848)
                                                                   ------------

Total shareholders' equity                                            2,400,634
                                                                   ------------
                                                                   $  2,651,130
                                                                   ============

                                 See accompanying notes to financial statements.

                          REGISTRY MAGIC INCORPORATED

                            STATEMENTS OF OPERATIONS


YEARS ENDED JULY 31,                                    2000             1999
-------------------------------------------------------------------------------


REVENUES:

Product sales                                      $   952,994      $ 2,453,285
                                                   -----------      -----------

Total revenues (Note 1)                                952,994        2,453,285
                                                   -----------      -----------

COSTS AND EXPENSES:

Cost of sales                                          593,371        1,523,108

General and administrative                           2,645,467        3,857,760

Research and development                               704,904        1,242,210

Royalty expense                                             --          500,000

Depreciation                                           203,698          195,821

Acquisition costs (Note 6)                             384,306               --

Interest income, net of interest expense of $0
  and $2,258 in 2000 and 1999, respectively           (185,029)        (364,019)
                                                   -----------      -----------

Total costs and expenses                             4,346,717        6,954,880
                                                   -----------      -----------

Net Loss                                           $(3,393,723)     $(4,501,595)
                                                   ===========      ===========

Weighted average shares outstanding (Note 1)         5,503,295        5,813,041
                                                   ===========      ===========

Net loss per common share (basic and diluted)
  (Note 1)                                         $      (.62)     $      (.77)
                                                   ===========      ===========

                                 See accompanying notes to financial statements.

                          REGISTRY MAGIC INCORPORATED

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                     Common Stock               Additional
                                            ------------------------------        Paid-in
                                               Shares           Amount            Capital           Deficit            Total
                                            ------------      ------------      ------------      ------------      ------------
Balance at July 31, 1998                       5,813,000      $      5,813      $ 14,013,881      $ (3,725,530)     $ 10,294,164


Warrant conversion (Note 7)                       60,000                60               (60)               --                --

Issuance of stock for services (Note 7)            5,000                 5            15,933                --            15,938

Net loss                                              --                --                --        (4,501,595)       (4,501,595)
                                            ------------      ------------      ------------      ------------      ------------

Balance at July 31, 1999                       5,878,000             5,878        14,029,754        (8,227,125)        5,808,507

Repurchase of common stock (Note 7)             (600,000)             (600)          (59,400)               --           (60,000)

Exercise of stock options (Note 7)               102,068               102            45,748                --            45,850

Net loss                                              --                --                --        (3,393,723)       (3,393,723)
                                            ------------      ------------      ------------      ------------      ------------

Balance at July 31, 2000                       5,380,068      $      5,380      $ 14,016,102      $(11,620,848)     $  2,400,634
                                            ============      ============      ============      ============      ============

                                 See accompanying notes to financial statements.

                          REGISTRY MAGIC INCORPORATED

                            STATEMENTS OF CASH FLOWS

YEAR ENDED JULY 31,                                      2000             1999
---------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net loss                                         $ (3,393,723)    $ (4,501,595)
   Adjustments to reconcile net loss to net cash
    used in operating activities:
     Depreciation                                        203,698          195,821
     Deferred patent costs write-off                          --           36,073
     Inventory allowance                                  28,589               --
     Provision for doubtful accounts                      14,442          342,366
     Common stock and option conversion
       compensation expense                               43,000           15,938
     Decrease (increase) in accounts receivable          381,601         (820,915)
     Decrease (increase) in inventories                  119,696          (17,741)
     Decrease in other current assets                      5,759           21,017
     Decrease (increase) in other assets                  28,138          (18,056)
     (Decrease) in accounts payable and accrued
       expenses                                         (313,154)        (145,246)
                                                    ------------     ------------

Net cash used in operating activities                 (2,881,954)      (4,892,338)
                                                    ------------     ------------

INVESTING ACTIVITIES:
   Purchase/sales of equipment, net                       97,477         (341,879)
   Due from related party                               (100,000)              --
   Advances to Synergex                                 (150,000)              --
                                                    ------------     ------------

   Net cash used in investing activities                (152,523)        (341,879)
                                                    ------------     ------------

FINANCING ACTIVITIES:
   Net proceeds from exercise at stock options             2,850               --
   Repurchase of common stock                            (60,000)         (50,000)
                                                    ------------     ------------

Net cash provided by financing activities                (57,150)         (50,000)
                                                    ------------     ------------

Net decrease in cash                                  (3,091,627)      (5,284,217)
Cash and cash equivalents - beginning
   of period                                           4,968,294       10,252,511
                                                    ------------     ------------

Cash and cash equivalents - end of period           $  1,876,667     $  4,968,294
                                                    ============     ============
Supplemental disclosures:
   Cash paid for interest                           $         --     $      2,258
   Cash paid for income taxes                                 --               --
                                                    ============     ============

Non-cash disclosure:
Common stock and options issued for
  services rendered                                 $         --     $     15,938
Conversion of options to common stock                     43,000               --
Conversion of stock options                         $      2,850     $         --
                                                    ============     ============

                                 See accompanying notes to financial statements.

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


1.   SUMMARY OF                    ORGANIZATION AND BUSINESS
     SIGNIFICANT
     ACCOUNTING POLICIES           Registry Magic Incorporated (the "Company"),
                                   was incorporated on October 11, 1995
                                   (Inception). The Company is engaged in the development and marketing of proprietary applications software incorporating core speech recognition technology. The Company's products are designed to enable a user to perform tasks or retrieve information by speaking into a telephone or to a computer in a natural conversational manner. The Company has developed voice recognition products that span the spectrum of applications from telephony to point-of-sale human interface solutions. The Company also is developing secured voice enabled applications that can be incorporated with emerging technologies in wireless area networks with particular emphasis on point-of-sale equipment. The
                                   Company's offices are located in Boca Raton, Florida. The Company currently only has one operating segment.

                                   USE OF ESTIMATES

                                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                   CASH EQUIVALENTS

                                   The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents include investments in money market accounts.


                                   CONCENTRATION OF CREDIT RISK AND RELIANCE ON
                                   CUSTOMERS AND SUPPLIERS

                                   The Company had cash balances at a financial institution in excess of insured limits by approximately $1,776,000 at July 31, 2000.

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


                                   In 2000 and 1999, four customers and one customer in the software development industry accounted for approximately 68% and 10% of total revenues, respectively and 24% and 25% of year end accounts receivable, respectively.

                                   Certain of the Company's products rely on special processing boards that are manufactured by one supplier. The loss of this supplier could have a material adverse impact on the Company.

                                   RESEARCH AND DEVELOPMENT COSTS

                                   Research and development costs incurred to establish the technological feasibility of computer software products are charged to operations as incurred.

                                   INVENTORIES

                                   Inventories are stated at the lower of cost or market.

                                   PROPERTY AND EQUIPMENT

                                   Property and equipment is recorded at cost.
                                   Depreciation is calculated on a straight line basis over the estimated useful lives of the assets, which range from three to five years.

                                   FAIR VALUE OF FINANCIAL INSTRUMENTS

                                   The Company's financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The carrying amounts of such financial instruments as reflected in the balance sheet approximate their estimated fair value as of July 31, 2000. The estimated fair value is not necessarily indicative of the amounts the Company could realize in a current market exchange or of future earnings or cash flows.

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


                                   REVENUE RECOGNITION

                                   Revenue from the sale of software products is recognized at the time of sale and shipment of the product. Revenue from product development is recognized when development is complete.

                                   INCOME TAXES

                                   The Company accounts for income taxes
                                   pursuant to the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires, among other things, a liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. The Company has had losses since inception and accordingly has not provided for income taxes. Realization of the benefits related to the net operating loss carryforwards may be limited in any one year due to IRS Code
                                   Section 382, change of ownership rules.

                                   NET LOSS PER COMMON SHARE

                                   The Company accounts for earnings per share
                                   ("EPS") pursuant to SFAS No. 128, "Earnings
                                   Per Share."

                                   Net loss per common share (basic and diluted) is based on the net loss divided by the weighted average number of common shares outstanding during each year.

                                   The Company's potentially issuable shares of common stock pursuant to outstanding stock purchase options and warrants, for fiscal years ended July 31, 2000 and 1999 (totaling 604,500 shares and 1,702,376 shares with prices ranging from $3.50 to $9.06 and $0.50 to $9.06, respectively) are excluded from the Company's diluted computation as their effect would be antidilutive to the Company's net loss per share.

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


                                   LONG-LIVED ASSETS

                                   In accordance with SFAS No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company includes as a component of income from continuing operations before taxes on income, the impairment loss on assets to be held and losses on assets expected to be disposed of.

                                   STOCK BASED COMPENSATION

                                   SFAS No. 123, "Accounting for Stock Based
                                   Compensation," establishes a fair value
                                   method for accounting for stock-based
                                   compensation plans either through recognition or disclosure. The Company did not adopt, for employee options the fair value based method but instead discloses the pro forma effects of the calculation required by the statement.

                                   PREFERRED STOCK

                                   The Board of Directors is authorized to issue shares of preferred stock and to determine the dividend, liquidation, conversion and redemption, and other rights, preferences and limitations of such shares without any further vote or action of the shareholders. Accordingly, the Board of Directors has the power, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could negatively affect the voting power or other rights of the holders of the Common Stock.

                                   RECENT AND FUTURE ACCOUNTING PRONOUNCEMENTS

                                   In June 1998, the Financial Accounting
                                   Standards Board issued SFAS No. 133,
                                   ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND
                                   HEDGING ACTIVITIES. SFAS No. 133 requires companies to recognize ALL derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


                                   recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or
                                   (ii) the earnings effect of the hedged
                                   forecasted transaction. For a derivative NOT designated as a hedging instrument, the gain or loss is recognized in income in the period of change. As amended, the effective date is for all fiscal quarters of fiscal years beginning after June 15, 2000.

                                   Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to affect its financial statements.

                                   In March 2000, the Financial Accounting
                                   Standards Board (FASB) issued FASB
                                   Interpretation No. 44 (Interpretation 44),
                                   ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION. Interpretation 44 provides criteria for the recognition of compensation expense in certain stock-based compensation arrangements that are accounted for under Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Interpretation 44 is effective July 1, 2000, with certain provisions effective retroactively to December 15, 1998 and January 12, 2000. There was no effect of the retroactive provisions of Interpretation 44 on the Company's financial statements. Interpretation 44 is not expected to have a material effect on the Company's financial statements.

2.      GOING CONCERN              The Company's financial statements are
                                   presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced recurring losses and a cash deficiency from operations. In order to remain a going concern, the Company must obtain additional sources of cash and ultimately achieve profitable operations. The
                                   Company's plans for raising additional
                                   sources of cash primarily rely on the
                                   Company's intent to raise capital through private placement offerings of shares of common stock. Additionally, the Company is planning to introduce new

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

                                   product lines. The Company's overall goal is to exploit its proprietary speech recognition application expertise and combine it in a secured environment with the wireless Internet, mobile commerce, and wireless LANs. By broadening the spectrum of the Company's technologies to include Speech Recognition and Verification, WAP, and wireless LANs, the Company believes it can take advantage of recent technological developments that are bringing the Internet, databases and LANs to the retail market. The Company has developed products that integrate technology with point-of-sale terminals. The Company plans on developing additional products around this platform.

                                   The Company's continued existence is
                                   dependent upon its ability to resolve its liquidity problems by raising additional cash, developing new product lines, controlling operating expenses and by achieving profitable operations. No assurances can be made that the Company can obtain additional sources of cash or that operations can produce a positive cash flow or that the Company will be successful in achieving the above stated goals.

                                   The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS



3.      PROPERTY AND EQUIPMENT     The Company's property and equipment is
                                   summarized as follows:

                                   JULY 31, 2000
                                   -------------
                                   Office equipment                            $  71,814
                                   Computers                                     401,314
                                                                               ---------

                                                                                 473,128
                                   Accumulated depreciation                     (291,036)
                                                                               ---------

                                                                               $ 182,092
                                                                               =========

4.      INCOME TAXES               At July 31, 2000, the Company had a net
                                   operating loss carryforward (NOL) of
                                   approximately $10,200,000, which expires through 2020.

                                   The net deferred tax asset is comprised of the following at July 31, 2000:

                                   Deferred tax assets:
                                       Prepaid royalty expense               $    20,000
                                       Start up costs                            156,000
                                       Allowance for doubtful accounts           163,000
                                       Net operating loss carryforward         3,825,000
                                                                             -----------

                                                                               4,164,000
                                                                             -----------
                                   Deferred tax liability:
                                       Depreciation                              (36,000)
                                                                             -----------

                                   Net deferred tax asset                      4,128,000
                                   Deferred tax asset valuation allowance     (4,128,000)
                                                                             -----------

                                   Net deferred tax asset                    $        --
                                                                             ===========

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


                                   Realization of any portion of the Company's deferred tax asset at July 31, 2000 is not considered to be more likely than not and accordingly a $4,128,000 valuation allowance has been provided.

5.      RELATED PARTY              During the year, the Company paid a director,
                                   $40,000 for consulting services and advanced the director $125,000 in connection with services rendered in a proposed merger. The merger was unsuccessful. The director and the Company reached an agreement whereby the director repaid $100,000 to the Company, subsequent to year end. Accordingly a receivable of $100,000 is reflected in the July 31, 2000 balance sheet.


6.      SYNERGEX MERGER            On August 7, 2000, the Company and Synergex
                                   International Corporation ("Synergex")
                                   terminated a Plan of Merger and accordingly, the Company wrote off acquisition costs of approximately $384,000.

                                   In connection with the termination of the Merger, the Company terminated a Management Services Agreement whereby Synergex agreed to provide the Company with executive accounting, sales, marketing and other management services as agreed upon by the parties. The Company paid Synergex $135,872 for these services. The Company's personnel will resume these functions.

                                   In connection with the merger the Company had advanced Synergex $150,000 pursuant to a promissory note. Synergex has agreed to repay the principal amount of $150,000 plus interest equal to prime plus 2% in 36 equal monthly installments beginning September 1, 2000. Currently the note is past due.

7.      SHAREHOLDERS' EQUITY       In conjunction with a 1996 private placement,
                                   five-year warrants to purchase 100,000 shares of common stock exercisable at $6.00 per share were granted to the investment banker.
                                   The exercise price of these warrants was reduced by the Board of Directors to $5.00 per share during the 1999 fiscal year. These warrants contained a cashless exercise feature which allowed the excess of the common stock market value over the option price to be used as currency to purchase the shares underlying the warrant. In April 1999, the holder converted these warrants to 60,000 shares of the

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS



                                   Company's common stock, based on the cashless exercise formula. In November 1997, in connection with a private placement, the Company issued 200,000 shares of common stock at $5.00 for cash consideration of $1,000,000. Costs associated with this transaction were $2,841.

                                   During July 1999, the Company issued 5,000 shares of its common stock to a consultant for services rendered. The Company charged operations for approximately $16,000 representing the estimated fair market value of the shares issued.

                                   During October 1999, the Company entered into Settlement Agreements and General Releases with two former employees. Under the terms of these Agreements, the Company dismissed with prejudice a pending action against one of the former employees. Also, as part of these Settlement Agreements, the employees sold to the Company 600,000 shares of Common Stock for $60,000. The parties exchanged general releases as part of these Settlement Agreements.

                                   In August 1999, a former employee of the company exercised 90,000 stock options to purchase 77,405 shares of common stock at an exercise price of $.50 per share of common stock. The purchase price consisted of a cashless exercise provision utilizing 12,595 shares of common stock and $2,850.

                                   In April 2000, a former director and a
                                   current officer of the Company converted
                                   85,000 common stock options exercisable at $3.75 into 24,663 shares of common stock. These options contained a cashless exercise feature, which allowed the excess of the common stock market value over the option price to be used as currency to purchase the shares underlying the option. In connection with this conversion, the Company recorded $43,000 as compensation expense, which is attributed to the difference between the exercise price and the market value of the common stock on the date of conversion.

8.      COMMITMENTS                a)    LICENSES AND ROYALTIES
                                         ----------------------
                                         On December 31, 1996, the Company
                                         entered into a licensing agreement with
                                         Lernout & Hauspie Speech Products N.V.
                                         ("L&H") which grants the Company the
                                         right to use a certain software object
                                         code in the development of its products
                                         in

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


                                         exchange for payment of certain amounts
                                         for royalties. The agreement runs for a
                                         term of four years and provides for the
                                         payment of percentage royalties and
                                         unit royalties as specified in the
                                         agreement. To date no royalties have
                                         been paid.

                                   b)    EMPLOYMENT AGREEMENTS

                                         In December 1997, the Company entered
                                         into a three year employment agreement
                                         with its Chairman of the Board which
                                         provides for a base salary of $115,500.
                                         In the event of a change of control of
                                         the Company, where the Chairman is not
                                         retained on a comparable basis by new
                                         management, the Chairman will receive
                                         lump sum payments equivalent to one
                                         year's salary. In addition, in the
                                         event of the non-renewal of the
                                         employment agreement, the Chairman will
                                         be entitled to the same lump sum
                                         payments.

                                   c)    LEASE

                                         The Company occupies premises under an
                                         operating lease. Rent expense for 2000
                                         and 1999 aggregated approximately
                                         $88,000 and $98,000, respectively.
                                         Minimum guaranteed lease payments under
                                         these leases require the Company to
                                         make payments of $22,025 in fiscal
                                         2001.

                                   d)    VENDOR LICENSING DOCUMENT

                                         On June 29, 2000 a former executive of
                                         Synergex purporting to act on behalf of
                                         the Company entered into an agreement
                                         with a vendor to license certain
                                         software for a term of three years.
                                         Under the terms of the document the
                                         Company  would be obligated to pay
                                         $250,000 plus related charges of
                                         $37,500 beginning August 1, 2000
                                         payable over the following eight
                                         months. The Company maintains that the
                                         former executive of Synergex was not
                                         authorized to execute the licensing
                                         document. The vendor should have been
                                         aware of this fact based on a prior
                                         relationship with the Company and the
                                         capacity in which the Synergex
                                         executive executed the document.
                                         Management does not believe that any
                                         obligation exists under the document
                                         and accordingly, has not accrued any
                                         costs.

9.      STOCK BASED
        COMPENSATION               In March 1997, the Company adopted a Stock
                                   Option Plan (the 1997 "Plan") under which
                                   300,000 shares of common stock are reserved for issuance upon exercise of stock based awards, including non-qualified stock options. The 1997 Plan is also authorized to issue short-term cash incentive awards. The
                                   1997 Plan is administered by either the Board or such committees, officers and/or employees of the Company as the Board may so designate.
                                   The purchase price of each share of common stock purchased upon exercise of any option granted is as follows: (i) incentive stock options shall be equal to or greater than the fair market value of the common stock on the date of grant as required under Section 422 of the Internal Revenue Code, (ii) options granted to 10% holders and designated by the plan administrator as incentive stock options shall be at least 110% of the fair market

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


                                   value of the common stock on the date of grant as required under Section 422 of the Internal Revenue Code, (iii) non-employee director options shall be equal to or greater than the fair market value of the common stock on the date of the grant. Pursuant to the plan, options to purchase 47,500 shares of common stock exercisable at $7.88 to $8.00 or the number of already owned shares of stock equal in value to the total exercise price of the options were granted during the year ended July 31, 1999. No options under this plan were granted during the year ended July 31, 2000. These options vest over terms up to five years from the grant date with expiration dates beginning in 2001.

                                   In March 1999, the Company adopted a Stock
                                   Option Plan (the 1999 "Plan") under which
                                   500,000 shares of common stock are reserved for issuance upon exercise of stock based awards including, non-qualified stock options. The 1999 Plan is also authorized to issue short-term cash incentive awards. The 1999 Plan is administered by either the Board or such committees; officers and/or employees of the Company as the Board may so designate. The purchase price of each share of common stock purchased upon exercise of any option granted is as follows: (i) incentive stock options shall be equal to or greater than the fair market value of the common stock on the date of grant as required under Section 422 of the Internal Revenue Code, (ii) options granted to 10% holders and designated by the plan administrator as incentive stock options shall be at least 110% of the fair market value of the common stock on the date of grant as required under Section 422 of the Internal Revenue Code, (iii) non-employee director options shall be equal to or greater than the fair market value of the common stock on the date of the grant. Pursuant to the 1999 Plan, options to purchase 363,600 shares of common stock exercisable at $3.00 to $3.63 or the number of already owned shares of stock equal in value to the total exercise price of the options, have been granted as of July 31, 1999. No options were granted as of July 31, 2000. These options vest over terms up to five years from the grant date with expiration dates beginning in 2004.

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


                                   During fiscal 1999 five-year non-plan options to purchase 570,000 shares of common stock exercisable at $3.75 were granted to three directors and two employees. These options have available a cashless exercise provision whereby the holder can exercise the options based on a formula pursuant to the stock option agreement.

                                   Subsequent to year end, the Company issued five-year non-plan options to purchase 300,000 shares of common stock exercisable at $1.375 were granted to four directors and one employee. These options have available a cashless exercise provision whereby the holder can exercise the options based on a formula pursuant to the stock option agreement.

                                   SFAS No. 123, Accounting for Stock-Based
                                   Compensation, requires the Company to provide pro forma information regarding net loss and net loss per share as if compensation cost for the Company's stock option plan had been determined in accordance with the fair value based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999: no dividend yield percent; expected volatility of 0.500; risk-free interest rate of 5.8% and expected lives ranging between 4 and 5 years for the 1997 Plan, 1999 Plan and non-plan options. No grants were made during the year ended July 31, 2000.

                                   Under the accounting provisions of SFAS No.
                                   123, the Company's pro forma net loss and loss per share would have been:

                                   YEAR ENDED JULY 31,             2000          1999
                                                                ----------    ----------
                                   Net loss
                                       As reported              $3,393,723    $4,501,595
                                       Pro forma                $3,414,845    $5,870,748

                                   Net loss per common share
                                       As reported              $     (.62)   $     (.77)
                                       Pro forma                $     (.62)   $    (1.01)

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


A summary of the status of the Company's fixed stock option plan and non-plan options as of July 31, 2000 and 1999, and changes during the years then ended is presented below:

YEAR ENDED JULY 31,                            2000                        1999
                                     -------------------------  -------------------------
                                                    Weighted-                   Weighted-
                                                    Average                     Average
                                                    Exercise                    Exercise
                                       Shares        Price        Shares         Price
                                     ----------    -----------  ----------     ----------
Outstanding at beginning of year      1,542,376     $3.58          568,276        $3.16
Granted                                      --        --          981,100         3.82
Exercised                              (175,000)     2.08               --           --
Forfeited                              (922,876)     3.72           (7,000)        3.50
                                     ----------     -----       ----------        -----

Outstanding at end of year              444,500      3.87        1,542,376         3.58
                                     ----------     -----       ----------        -----
Options exercisable at year-end         444,500      3.87        1,212,876         3.62


YEAR ENDED JULY 31,                    2000         1999
                                      -------      ------
Weighted-average fair value of
options granted during the year:
     Below market                     $   --       $   --
     At market                        $   --       $ 1.93
     Above market                     $   --       $   --

The following table summarizes information about fixed stock options and non-plan options outstanding at July 31, 2000.

                                            Options Outstanding                     Options Exercisable
                              ----------------------------------------------    ---------------------------
                                                   Weighted
                                 Number            Average        Weighted        Number          Weighted
                              Outstanding         Remaining        Average      Exercisable       Average
            Exercise               at            Contractual       Exercise         at            Exercise
             Prices             7/31/00              Life           Price         7/31/99          Price
           -----------        -----------        ------------    -----------    -----------      -----------
              $   7.00           14,500            2.67 years      $   7.00        14,500         $   7.00
              $   5.00            2,000            2.42 years      $   5.00         2,000         $   5.00
              $   3.85          100,000             .61 year       $   3.85       100,000         $   3.85
              $   3.75          285,000            3.50 years      $   3.75       285,000         $   3.75
              $   3.63           23,000            3.95 years      $   3.63        23,000         $   3.63
              $   3.50           20,000            2.00 years      $   3.50         5,000         $   3.50

                          REGISTRY MAGIC INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


10.     SUBSEQUENT EVENTS         BRISTOL RETAIL SOLUTIONS
        (UNAUDITED AS TO (a.))

                                  a. On November 6, 2000, Registry Magic and Bristol Retail Solutions entered into an Agreement and Plan of Merger. The Merger Agreement provides, among other things, that upon the terms and subject to the conditions contained in the Merger Agreement, Bristol will merge with and into a subsidiary of Registry Magic formed solely for the purpose of completing the Merger. In the Merger all outstanding shares of common stock of Bristol will be converted into the right to receive .65 of a share of Registry Magic's common stock. Certain members of management and a principal shareholder of the Company are also members of management and are shareholders of Bristol.

                                        The shares of Bristol's outstanding
                                        preferred stock at the date of the
                                        merger will be converted into similar
                                        shares of preferred stock of Registry
                                        Magic. The Merger Agreement is subject
                                        to approval of the shareholders of
                                        Bristol, and to obtaining third party
                                        consents by Bristol, including the
                                        consent of the holders of Bristol's
                                        Series C Convertible Preferred Stock. At the effective date of the Merger, the Board of Directors of Registry Magic shall consist of five members, four of whom shall be designated by Registry, and at least two whom shall be independent within the meaning of the securities exchange on which the Registry shares are then listed and one will be designated by Bristol.

                                  b.    Effective October 20, 2000, Bristol
                                        entered into a promissory note whereby
                                        Registry advanced $250,000 to Bristol to be used by Bristol for working capital purposes. In the event the proposed merger between Registry and Bristol does not close, Bristol will repay Registry the amount outstanding, plus interest at the rate of 8% per annum on October 19, 2001. The Note is secured by all of Bristol's inventory and receivables not subject to and second to the first lien of Coast Business Credit.

                           REGISTRY MAGIC INCORPORATED

                            CONDENSED BALANCE SHEETS





                                                                                 January 31,         July 31,
                                                                                     2001              2000
                                                                                 ------------      ------------
                                                                                 (unaudited)
                                             ASSETS
Current assets:
   Cash and cash equivalents ...............................................     $    924,517      $  1,876,667
   Accounts receivable, net ................................................            4,705           206,566
   Inventories .............................................................           94,067           107,950
   Due From Related Parties ................................................               --           100,000
   Advances to Synergex ....................................................           48,333            36,642
   Advances to Bristol Retail Solutions ....................................          910,000                --
   Other current assets ....................................................           88,100            16,845
                                                                                 ------------      ------------
              Total current assets .........................................        2,069,722         2,344,670

Property and equipment, net ................................................          139,788           182,092

Advances to Synergex .......................................................           94,301           113,358
Other assets ...............................................................           34,344            11,010
                                                                                 ------------      ------------
                                                                                 $  2,338,155      $  2,651,130
                                                                                 ============      ============
                              LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities ................................     $    281,143      $    250,496
                                                                                 ------------      ------------
Total current liabilities ..................................................          281,143           250,496
                                                                                 ============      ============
Shareholders' equity:
  Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares
    outstanding ............................................................               --                --
  Common stock, $.001 par value; 30,000,000 shares authorized; 5,880,068 and
    5,380,068 shares issued and outstanding respectively ...................            5,880             5,380
  Additional paid-in capital ...............................................       14,515,602        14,016,102
  Accumulated deficit ......................................................      (12,464,470)      (11,620,848)
                                                                                 ------------      ------------
               Total shareholders' equity ..................................        2,057,012         2,400,634
                                                                                 ------------      ------------
                                                                                 $  2,338,155      $  2,651,130
                                                                                 ============      ============



      See accompanying notes to unaudited condensed financial statements.

                           Registry Magic Incorporated
                       Condensed Statements of Operations
                                   (Unaudited)



                                                               For the Six Months
                                                               Ended January 31,
                                                        -----------------------------
                                                           2001               2000
                                                        -----------       -----------
Revenues:
  Product sales .................................        $  117,553       $  784,000
                                                         ----------       ----------
    Total revenues ..............................           117,553          784,000

Costs and expenses:
  Cost of goods sold ............................            58,576          550,239
  General and administrative ....................           638,980        1,510,355
  Research and development ......................           267,380          447,764
  Depreciation and amortization .................            65,164          109,977
  Interest expense (income), net ................           (68,925)        (108,192)
                                                        -----------      -----------
    Total costs and expenses ....................           961,175        2,510,143
                                                        -----------      -----------
    Net loss ....................................       $  (843,622)     $(1,726,143)
                                                        ===========      ===========
Weighted average shares outstanding .............         5,545,829        5,754,494
Net loss per common share (basic and diluted) ...       $      (.15)     $     (0.30)
                                                        ===========      ===========


      See accompanying notes to unaudited condensed financial statements.

                           REGISTRY MAGIC INCORPORATED
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                  (UNAUDITED)




                                                     Common Stock              Additional
                                            ------------------------------       Paid-in
                                                 Shares          Amount          Capital            Deficit            Total
                                               ---------      ------------      ------------      ------------      ------------
Balance at August 1, 2000                      5,380,068      $      5,380      $ 14,016,102      $(11,620,848)     $  2,400,634

Sale of common stock (unaudited)                 500,000               500           499,500                --           500,000

Net loss (unaudited)                                  --                --                --          (843,622)         (843,622)
                                               ---------      ------------      ------------      ------------      ------------

Balance January 31, 2001 (unaudited)           5,880,068      $      5,880      $ 14,515,602      $ 12,464,470      $  2,057,018
                                               =========      ============      ============      ============      ============





      See accompanying notes to unaudited condensed financial statements.

                           REGISTRY MAGIC INCORPORATED

                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                      For the Six Months Ended
                                                             January 31,
                                                     ----------------------------
                                                         2001             2000
                                                     -----------      -----------
Operating Activities:
    Net loss ...................................     $  (843,622)     $(1,726,143)
    Adjustments to reconcile net loss to
      net cash used in operating activities:
    Depreciation and amortization...............          65,164          109,977
    Decrease (increase) in accounts receivable..         201,861          (27,806)
    Decrease (increase) in inventories .........          13,883           69,569
    Increase in other current assets ...........         (34,132)         (38,199)
    Decrease in other assets ...................         (23,334)         (25,062)
    Increase (decrease) in accounts
      payable and accrued expenses .............          30,647         (314,985)
                                                     -----------      -----------
              Net cash used in operating
                activities .....................        (589,533)      (1,952,649)
                                                     -----------      -----------
Investing Activities:
    Purchase of equipment ......................         (22,860)            (386)
    Advances to Bristol Retail Solutions........        (910,000)              --
    Collection of due from related party........         100,000               --
    Merger costs................................         (37,123)              --
    Payments from Synergex......................           7,366               --
                                                     -----------       ----------
              Net cash (used in) investing
               activities ......................        (862,617)            (386)
                                                     -----------      -----------
Financing Activities:
    Proceeds from exercise of stock options ....              --            2,850
    Repurchase of common stock .................              --          (60,000)
    Sale of Common Stock                                 500,000               --
                                                     -----------      -----------
              Net cash provided by (used in)
               financing activities                      500,000          (57,150)
                                                     -----------      -----------
              Net decrease in cash .............        (952,150)      (2,010,185)

Cash beginning of period .......................       1,876,667        4,968,294
                                                     -----------      -----------
    Cash end of period .........................     $   924,517      $ 2,958,109
                                                     ===========      ===========
    Supplemental disclosures:
    Cash paid for interest: ....................     $        --      $        --
                                                     ===========      ===========
    Cash paid for income taxes: ................     $        --      $        --
                                                     ===========      ===========





      See accompanying notes to unaudited condensed financial statements.

                          Registry Magic Incorporated
                     Notes to Condensed Financial Statements
                                   (Unaudited)

1.       BASIS OF PRESENTATION


         The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of operations for the six month period ended January 31, 2001 are not necessarily indicative of the results to be expected for the year ended July 31, 2001. The condensed interim financial statements should be read in conjunction with the audited financial statements and notes, contained in the Company's Annual Report on Form 10-KSB for the year-end July 31, 2000.


2.       NOTES RECEIVABLE BRISTOL RETAIL SOLUTIONS


         Effective October 20, 2000, Bristol entered into a promissory note whereby Registry advanced $250,000 to Bristol to be used by Bristol for working capital purposes. In the event the proposed merger between Registry and Bristol does not close, Bristol will repay Registry the amount outstanding, plus interest at the rate of 8% per annum on October 19, 2001. The Note is secured by all of Bristol's inventory and receivables not subject to and second to the first lien of Coast Business Credit. Between November 2000, and January 2001, the Company, pursuant to promissory notes, advanced Bristol an additional $660,000, under the same terms as the original advance.


3.      SUBSEQUENT EVENTS

         In March 2001 the Company completed a private placement of common stock pursuant to Regulation S. The Company sold 1,302,000 shares of stock at $1.00 per share to accredited investors. The Company paid a 10% placement fee and issued 130,200 three year warrants exercisable at $1.00 per share. The issuance of these shares of stock and warrants will have a dilutive effect on future earnings per share.


         Between February and April the Company advanced Bristol an additional $1,000,000 under the same terms as the original advance.



         In April 2001 the Company issued warrants to purchase an aggregate of 925,000 shares of its common stock exercisable at prices ranging from $1.00 to $1.50 per share to several consultants for services provided.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders of
Bristol Retail Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Bristol Retail Solutions, Inc. and subsidiaries (the Company) as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bristol Retail Solutions, Inc. and subsidiaries at December 31, 2000 and the results of their operations and their cash flows for the year ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has experienced recurring net operating losses and has a tangible net worth and capital deficiency. Further the Company has been unable to raise adequate capital to fulfill its bank loan agreements and its obligations to its trade creditors. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Seidman, LLP

Seattle, Washington
March 30, 2001

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Bristol Retail Solutions, Inc.


We have audited the accompanying consolidated balance sheet of Bristol Retail Solutions, Inc. and subsidiaries (the Company) as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bristol Retail Solutions, Inc. and subsidiaries at December 31, 1999 and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.

We have not audited any financial statements of the Company for any period subsequent to December 31, 1999, nor have we performed a review of interim financial statements for any periods ended subsequent to March 31, 2000 in conformity with the standards set forth by the American Institute of Certified Public Accountants. However, as discussed in Note 2 to the financial statements, during the unaudited nine month period ended September 30, 2000, the Company incurred substantial net losses and negative cash flows from operations and, as of September 30, 2000, had a working capital deficit of approximately $2.1 million. The Company has also entered into an Agreement and Plan of Merger with Registry Magic Incorporated (Registry), a Company also experiencing financial difficulties. Registry's independent auditors issued a report on Registry's financial statements for the year ended July 31, 2000, that included an explanatory paragraph referring to substantial doubt about that company's ability to continue as a going concern. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


DELOITTE & TOUCHE LLP

Costa Mesa, California
April 8, 2000 (except for Note 2 as to which the date is February 13, 2001)

                         BRISTOL RETAIL SOLUTIONS, INC.
                           CONSOLIDATED BALANCE SHEETS



                                                                                            DECEMBER 31,           DECEMBER 31,
                                                                                                2000                   1999
                                                                                            ------------           ------------
                                    ASSETS
Current assets:
    Cash and cash equivalents                                                               $    477,509           $    332,959
    Accounts receivable, net of allowance for doubtful accounts of $600,061
       and $286,497                                                                            2,964,796              5,378,202
    Inventories, net                                                                           3,480,693              3,853,041
    Prepaid expenses and other current assets                                                    277,687                395,767
    Current portion of note receivable                                                           144,172                 82,331
                                                                                            ------------           ------------
Total current assets                                                                           7,344,857             10,042,300
    Property and equipment, net                                                                  425,707                596,781
    Intangible assets, net of accumulated amortization of $1,085,431
      and $808,790                                                                             3,995,569              4,272,210
    Note receivable, less current portion                                                         16,029                116,898
    Other assets                                                                                 128,651                192,611
                                                                                            ------------           ------------
Total assets                                                                                $ 11,910,813           $ 15,220,800
                                                                                            ============           ============

    LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Short-term borrowings                                                                   $  2,350,655           $  3,351,434
    Accounts payable                                                                           4,263,890              2,506,322
    Accrued salaries, wages and related benefits                                                 694,383                643,761
    Accrued expenses                                                                             256,673                587,322
    Deferred service revenue                                                                   1,618,055              1,327,066
    Customer advances                                                                            599,191                652,348
    Current portion of note payable to related party                                             850,000                 15,577
    Current portion of long-term debt                                                            210,975                 10,293
    Redeemable warrants associated with Series C Redeemable Preferred Stock                      216,750                      0
    Current portion of capital lease obligations                                                  53,893                 44,205
                                                                                            ------------           ------------
Total current liabilities                                                                     11,114,465              9,138,328

    Long term debt, less current portion                                                               0                 66,667
    Capital lease obligation, less current portion                                                72,407                 57,586
    Other long-term liabilities                                                                        0                 67,557
                                                                                            ------------           ------------
Total liabilities                                                                             11,186,872              9,330,138
Commitments and contingencies (Note 9)
Series C Redeemable Preferred Stock; $.001 par value, 4,000,000 shares authorized;             1,000,000
     500,000 shares issued and outstanding
 Stockholders' equity (deficit):
    Series B Preferred Stock; $1.00 par value; 1,000,000 shares authorized;
     500,000 shares issued; 25,000 and 400,000 shares outstanding                                 25,000                400,000
   Common stock, $.001 par value: 20,000,000 shares authorized; 8,376,968 and
      6,968,282 shares issued; 8,371,968 and 6,968,282 shares outstanding                          8,377                  6,968
    Additional paid-in-capital                                                                13,759,898             13,259,222
    Accumulated deficit                                                                      (14,044,709)            (7,750,903)
                                                                                            ------------           ------------
                                                                                                (251,434)             5,915,287
Treasury stock, 5,000 shares, at cost                                                            (24,625)               (24,625)
                                                                                            ------------           ------------
Total stockholders' equity (deficit)                                                            (276,059)             5,890,662
                                                                                            ------------           ------------
Total liabilities, redeemable preferred stock and stockholders' equity (deficit)            $ 11,910,813           $ 15,220,800
                                                                                            ============           ============


See accompanying notes to consolidated financial statements.

                         BRISTOL RETAIL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                     For the year ended December 31,
                                                                        ----------------------------------------------------------
                                                                            2000                   1999                   1998
                                                                        ------------           ------------           ------------
Revenue:
System sales and installation                                           $ 14,572,931           $ 24,379,761           $ 20,784,514
Service and supplies sales                                                 8,292,912             12,321,291             11,412,194
                                                                        ------------           ------------           ------------
Total revenue                                                             22,865,843             36,701,052             32,196,708
                                                                        ------------           ------------           ------------
Cost of revenue:
System sales and installation                                             13,386,880             16,451,892             13,792,274
Service and supplies sales                                                 5,539,485              9,072,205              8,250,884
                                                                        ------------           ------------           ------------
Total cost of revenue                                                     18,926,365             25,524,097             22,043,158
                                                                        ------------           ------------           ------------

Gross margin                                                               3,939,478             11,176,955             10,153,550
                                                                        ------------           ------------           ------------
Operating expenses:
           Selling, general and administrative expenses                    8,786,566             11,524,396             11,228,011
           Research and development costs                                         --                619,207                738,508
           Loss on sale of certain Cash Registers, Inc. assets               538,261                     --                     --
                                                                        ------------           ------------           ------------
Total operating expenses                                                   9,324,827             12,143,603             11,966,519
                                                                        ------------           ------------           ------------

Operating loss                                                            (5,385,349)              (966,648)            (1,812,969)

Gain on sale of Smyth Imager assets                                          162,662              1,171,373                     --
Other income (expense), net                                                 (587,693)              (557,750)               100,540
                                                                        ------------           ------------           ------------

Loss before income taxes                                                  (5,810,380)              (353,025)            (1,712,429)
Provision for income tax                                                      (2,400)                (9,259)               (19,349)
                                                                        ------------           ------------           ------------

Net loss                                                                $ (5,812,780)          $   (362,284)          $ (1,731,778)
                                                                        ============           ============           ============


Net loss                                                                $ (5,812,780)          $   (362,284)          $ (1,731,778)

Preferred stock accretion and dividends                                     (697,776)               (78,440)              (493,085)
                                                                        ------------           ------------           ------------

Net loss applicable to common stockholders                              $ (6,510,556)          $   (440,724)          $ (2,224,863)
                                                                        ============           ============           ============

Basic and diluted net loss to common stockholders per share             $      (0.88)          $      (0.06)          $      (0.38)
                                                                        ============           ============           ============
Basic and diluted weighted average common shares outstanding               7,432,030              6,951,505              5,826,839
                                                                        ============           ============           ============

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                              PREFERRED STOCK              COMMON STOCK            ADDITIONAL
                                                          ----------------------       ---------------------        PAID-IN
                                                           SHARES         AMOUNT        SHARES        AMOUNT        CAPITAL
                                                          --------      ---------      ---------     -------      ------------
Balance at December 31, 1997                                    --      $      --      5,548,510     $ 5,548      $ 11,287,695
 Issuance of shares under Employee Stock plan                   --             --         20,392          21            52,438
Issuance of Preferred Stock                                 10,000             10             --          --           758,074
Preferred stock accretion                                       --             --             --          --           241,916
Imputed dividend on Preferred Stock                             --             --             --          --           227,589
Issuance of warrants to brokers                                 --             --             --          --            69,500
Issuance of warrants to lender                                  --             --             --          --            38,595
Conversion of Preferred Stock                              (10,000)           (10)     1,162,348       1,162              (492)
Issuance of shares in connection with acquisition               --             --        183,276         183           499,817
Stock dividend-Preferred Stock                                  --             --          5,993           6            10,078
Cash dividends-Preferred Stock                                  --             --             --          --                --
Net loss                                                        --             --             --          --                --
                                                          --------      ---------      ---------     -------      ------------
Balance at December 31, 1998                                    --             --      6,920,519       6,920        13,185,210

Issuance of shares under Employee Stock plan                    --             --         47,763          48            21,512
Issuance of Series B Preferred Stock                       500,000        447,500             --          --                --
Issuance of warrant                                             --             --             --          --            52,500
Preferred stock accretion                                       --         52,500             --          --                --
Redemption of Preferred Stock                             (100,000)      (100,000)            --          --                --
Dividend-Preferred Stock                                        --             --             --          --                --
Net loss                                                        --             --             --          --                --
                                                          --------      ---------      ---------     -------      ------------
Balance at December 31, 1999                               400,000        400,000      6,968,282       6,968        13,259,222

Issuance of shares under Employee Stock plan                    --             --          8,686           9             2,076
Issuance of Common Shares                                       --             --      1,250,000       1,250           498,750
Issuance of shares in connection with Preferred Stock           --             --        150,000         150              (150)
Preferred stock accretion                                       --             --             --          --                --
Issuance Costs Series C Redeemable Preferred Stock                                                                     216,750
Accretion Series C Redeemable Preferred Stock                                                                         (216,750)
Redemption of Preferred Stock                             (375,000)      (375,000)            --          --                --
Dividend - Preferred Stock                                      --             --             --          --                --
Net loss                                                        --             --             --          --                --
                                                          --------      ---------      ---------     -------      ------------
Balance at December 31, 2000                                25,000      $  25,000      8,376,968     $ 8,377      $ 13,759,898
                                                          ========      =========      =========     =======      ============

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                   ACCUMULATED TREASURY STOCK
                                                              -------------------------------------------------------------------
                                                                     DEFICIT SHARES                  AMOUNT              TOTAL
                                                              ----------------------------          --------          -----------
Balance at December 31, 1997                                  $ (5,075,232)         (5,000)         $(24,625)         $ 6,193,386
 Issuance of shares under Employee Stock plan                           --              --                --               52,459
Issuance of Preferred Stock                                             --              --                --              758,084
Preferred stock accretion                                         (241,916)             --                --                   --
Imputed dividend on Preferred Stock                               (227,589)             --                --                   --
Issuance of warrants to brokers                                         --              --                --               69,500
Issuance of warrants to lender                                          --              --                --               38,595
Conversion of Preferred Stock                                           --              --                --                  660
Issuance of shares in connection with acquisition                       --              --                --              500,000
Stock dividend-Preferred Stock                                     (10,084)             --                --                   --
Cash dividends-Preferred Stock                                     (23,580)             --                --              (23,580)
Net loss                                                        (1,731,778)             --                --           (1,731,778)
                                                              ------------          ------          --------          -----------
Balance at December 31, 1998                                    (7,310,179)         (5,000)          (24,625)           5,857,326

Issuance of shares under Employee Stock plan                            --              --                --               21,560
Issuance of Series B Preferred Stock                                    --              --                --              447,500
Issuance of warrant                                                     --              --                --               52,500
Preferred stock accretion                                          (52,500)             --                --                   --
Redemption of Preferred Stock                                           --              --                --             (100,000)
Dividend-Preferred Stock                                           (25,940)             --                --              (25,940)
Net loss                                                          (362,284)             --                --             (362,284)
                                                              ------------          ------          --------          -----------
Balance at December 31, 1999                                    (7,750,903)         (5,000)          (24,625)           5,890,662

Issuance of shares under Employee Stock plan                            --              --                --                2,085
Issuance of Common Shares                                               --              --                --              500,000
Issuance of shares in connection with Preferred Stock                   --              --                --                   --
Preferred stock accretion                                         (354,056)             --                --             (354,056)
Issuance Costs Series C Redeemable Preferred Stock                                                                        216,750
Accretion Series C Redeemable Preferred Stock                                                                            (216,750)
Redemption of Preferred Stock                                           --              --                --             (375,000)
Dividend - Preferred Stock                                        (126,970)             --                --             (126,970)
Net loss                                                        (5,812,780)             --                --           (5,812,780)
                                                              ------------          ------          --------          -----------
Balance at December 31, 2000                                  $(14,044,709)         (5,000)         $(24,625)         $  (276,059)
                                                              ============          ======          ========          ===========

See accompanying notes to consolidated financial statements.

                         BRISTOL RETAIL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           For the year ended December 31,
                                                                                 --------------------------------------------------
                                                                                     2000               1999               1998
                                                                                 ------------       ------------       ------------
Cash flows from operating activities:
Net loss                                                                         $ (5,812,780)      $   (362,284)      $ (1,731,778)
Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation                                                                     199,078            297,893            283,566
     Amortization                                                                     276,641            583,334            559,389
     Provision for doubtful accounts                                                  537,117             58,000            245,952
     Provision for excess and obsolete inventories                                     46,103                 --             40,000
     Gain on sale of Smyth Imager assets                                             (162,662)        (1,171,373)                --
     Loss on sale of certain  assets                                                  538,261
     Changes in operating assets and liabilities, net of effect of acquisitions and  business dispositions
       Accounts receivable                                                          1,876,289         (1,442,569)        (2,244,609)
       Inventories                                                                   (369,472)           748,186           (554,197)
       Prepaid expenses and other assets                                              221,068            (75,252)          (268,212)
       Accounts payable                                                             1,965,083         (1,379,493)         1,610,000
       Other accrued expenses                                                        (265,496)          (300,153)             5,801
       Deferred service revenue                                                       407,634            232,546             99,623
       Customer advances                                                              (53,157)            80,243            127,176
       Other long-term liabilities                                                    (67,557)           (36,197)            36,756
                                                                                 ------------       ------------       ------------
Net cash used in operating activities:                                               (663,850)        (2,767,119)        (1,790,533)

Cash flows from investing activities:
Proceeds from Sale of Smyth Imager, net                                                    --          2,607,609
Cash paid for acquisitions, net of cash acquired                                           --            (10,000)          (562,305)
Receivables from rescinded acquisition                                                     --             84,956             97,335
Disposal of property and equipment                                                      4,602
Purchases of property and equipment                                                   (47,370)          (137,406)          (137,768)
                                                                                 ------------       ------------       ------------
Net cash provided by (used in) investing activities                                   (42,768)         2,545,159           (602,738)

Cash flows from financing activities:
Repayment of capital lease obligations                                                (20,330)           (56,729)           (39,105)
Issuance (repayment) of note payable to related party                                 834,423            (54,423)            70,000
Net borrowings (repayment) on line of credit                                       (1,000,779)           121,168          1,353,845
Issuance (repayment) of long-term debt                                                134,015            (22,892)           (51,148)
Issuance of preferred stock, net of offering costs                                    862,694            500,000            827,574
Redemption of preferred stock                                                        (375,000)          (100,000)                --
Payment of cash dividends-preferred stock                                             (85,940)                --            (23,580)
Issuance (repurchase) of common stock                                                 502,085             21,560             52,459
                                                                                 ------------       ------------       ------------
Net cash provided by financing activities                                             851,168            408,684          2,190,045

Net increase (decrease) in cash and cash equivalents                                  144,550            186,724           (203,226)
Cash and cash equivalents at beginning of year                                        332,959            146,235            349,461
                                                                                 ------------       ------------       ------------
Cash and cash equivalents at end of year                                         $    477,509       $    332,959       $    146,235
                                                                                 ============       ============       ============

Supplemental disclosures of cash flow information:
Cash paid for interest                                                           $    597,877       $    539,035       $    330,830
Cash paid for income taxes                                                                 --              9,259             21,089

Supplemental disclosure of non-cash investing and financing activities:
   Capital lease obligations                                                           44,839             45,860            203,823
   Inventory received                                                                      --                 --            250,000
   Transfer of prepaid license fee                                                         --             12,750                 --

See accompanying notes to consolidated financial statements.

                         BRISTOL RETAIL SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Nature of Operations

         Bristol Retail Solutions, Inc and subsidiaries (the Company, formerly Bristol Technology Systems, Inc.) was incorporated on April 3, 1996 in the State of Delaware for the purpose of acquiring and operating a national network of full-service retail automation solution providers. As of December 31, 2000, the Company has completed seven acquisitions. The Company earns revenue from the sale and installation of point-of-sale (POS) systems and turnkey retail automation (VAR) systems, the sale of supplies and from service fees charged to customers under service agreements. Sales and service operations are located in various states throughout the western and mid-western United States.

Basis of Presentation

         The accompanying consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America include the accounts of Bristol Retail Solutions, Inc. and its wholly-owned subsidiaries: Cash Registers, Inc. (CRI), which includes MicroData, Inc. (MicroData) and Electronic Business Machines, Inc. (EBM); Automated Retail Systems, Inc. (ARS); Smyth Systems, Inc. (Smyth); Pacific Cash Register and Computer, Inc., (PCR); and Quality Business Machines (QBM) from the dates of acquisition. All inter-company accounts and transactions have been eliminated in consolidation.

         The Company's acquisitions were accounted for in the Company's consolidated financial statements as purchases in accordance with Accounting Principles Board Opinion (APB) No. 16. The purchase prices were allocated to the underlying assets and liabilities based upon their respective fair values. The allocation of the purchase price included the assignment of approximately $644,000 to excess of cost over net assets acquired in 1998. The results of the acquisitions are included in the Company's consolidated financial statements subsequent to the respective dates of acquisition. Accordingly, the financial statements for the period subsequent to the acquisitions are not comparable to the financial statements for the periods prior to the acquisitions (see Note 3, Acquisitions).

Cash Equivalents

         Cash equivalents represent highly liquid investments with original maturities of three months or less.

Inventories

         Inventories are stated at the lower of cost or market using the specific identification method for inventories with identifying serial numbers and the average cost method for all other inventories.

Property and Equipment

         Property and equipment is stated at cost. Depreciation is computed principally by accelerated methods for income tax and straight-line basis for financial reporting purposes over the estimated useful lives of the assets which range from three to ten years. Leasehold improvements are amortized over the shorter of their useful life or the remaining term of the lease using the straight-line basis.

Intangible Assets


         Intangible assets consist primarily of goodwill which represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis over estimated useful lives of 15 years and 20 years.

Long-Lived Assets

         The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121 "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of." In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances that indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not an impairment to such value has occurred by assessing their net realizable values based on estimated cash flows over their remaining useful lives. Based on its most recent analysis, the Company believes that no impairment exists at December 31, 2000.

Customer Advances

         Customer advances represent deposits made in advance of equipment installation and are applied against invoices when revenue is recorded.

Revenue Recognition

         The Company recognizes revenue for systems sales upon shipment and completed installation at which time there are no other significant vendor obligations. Hardware sales are recognized as revenue upon shipment as there are no other significant vendor obligations. Training and other services are recognized as revenue when such items are delivered. Revenue from maintenance contracts is recognized ratably over the term of the agreement.

         Software revenue is recognized in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, "Software Revenue Recognition." Pursuant to SOP 97-2, software revenue is recognized on sales contracts when all of the following conditions are met: a signed contract or purchase order is obtained, delivery has occurred, the total sales price is fixed and determinable, collectibility is probable, and any uncertainties with regard to customer acceptance are insignificant. For those contracts that include a combination of software, hardware and/or services, revenue is allocated among the different elements based on Company-specific evidence of fair value of each element. Revenue allocated to software and hardware is recognized as the above criteria are met. Revenue allocated to services is recognized as services are performed and accepted by the customer or, for maintenance agreements, ratably over the life of the related contract.

Software Development Costs

         As a systems integrator, the Company provides its customers with turnkey software solutions including proprietary software products exclusively for application to retail operations. Purchased software, which generally has alternative future uses, is included in other assets and amortized, using the straight-line method, over the estimated economic life of the software of three to five years. Unamortized purchased software costs at December 31, 2000 and 1999 and related amortization expense for the years then ended were not material.

         The costs of internal development of proprietary software are expensed as research and development costs until technological feasibility is established, pursuant to accounting principles generally accepted in the United States of America. The rights to all capitalized internally developed software were sold in connection with the sale of Smyth Imager, See Note 4. For the year ended December 31, 1998, the Company had $375,768 of capitalized internal software development costs. Commencing upon initial product release, those costs were amortized using the straight-line method over the estimated useful life of three years. For the years ended December 31, 2000 and 1999, the Company recorded $7,247 and $135,480, respectively, of amortization of capitalized software costs. Amortization of capitalized costs is included in cost of revenues in the accompanying consolidated statement of operations.

Company Life Insurance

         The Company's wholly owned subsidiaries purchased life insurance policies on the lives of certain key employees. The Company pays all premiums. For the year ended December 31, 1998, included in other income, is life insurance benefits of $504,000.

Income Taxes


         The Company uses the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect in the years in which the differences are expected to reversed. Deferred tax assets are recognized and measured based on the likelihood of realization of the related tax benefit in the future. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Fair Value of Financial Instruments

         The fair value of the Company's cash, accounts receivable and accounts payable approximated their carrying amounts due to the relatively short maturity period of time between origination of the instruments and their expected realization. The fair value of debt approximated its carrying amount at the balance sheet date based on rates currently available to the Company for debt with similar terms and remaining maturities.

Use of Estimates

         The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Credit Risk

         The Company sells its products on credit terms, performs ongoing credit evaluations of its customers and generally does not require collateral.

Basic and Diluted Per Share Information

         Basic net loss per share is computed using the weighted average number of common shares outstanding during the periods presented. Diluted net loss per share is computed using the weighted average number of common and common equivalent shares outstanding during the periods presented assuming the exercise of the Company's stock options and warrants. Common equivalent shares have not been included where inclusion would be antidilutive.

BASIC AND DILUTED LOSS PER SHARE                     Net Loss        Wt Shares     Per-Share
                                                   (Numerator)     (Denominator)    Amount
                                                   -----------     -------------   ---------
FOR THE YEAR ENDED DECEMBER 31, 2000
Net loss                                           $(5,812,780)
Accretion related to Preferred Stock                  (570,806)
Cumulative dividends for Preferred Stock              (126,970)
                                                   -----------

BASIC LOSS TO COMMON STOCKHOLDERS PER SHARE        $(6,510,556)      7,432,030      $(0.88)

Effect of Dilutive Securities                               --              --          --
                                                   -----------       ---------      ------

DILUTED LOSS TO COMMON STOCKHOLDERS PER SHARE      $(6,510,556)      7,432,030      $(0.88)
                                                   ===========       =========      ======

FOR THE YEAR ENDED DECEMBER 31, 1999
Net loss                                           $  (362,284)
Accretion related to Preferred Stock                   (52,500)
Cumulative dividends for Preferred Stock               (25,940)
                                                   -----------

BASIC LOSS TO COMMON STOCKHOLDERS PER SHARE        $  (440,724)      6,951,505      $(0.06)

Effect of Dilutive Securities                               --              --          --
                                                   -----------       ---------      ------


DILUTED LOSS TO COMMON STOCKHOLDERS PER SHARE      $  (440,724)      6,951,505      $(0.06)
                                                   ===========       =========      ======
FOR THE YEAR ENDED DECEMBER 31, 1998
Net loss                                           $(1,731,778)
Accretion related to Preferred Stock                  (241,916)
Imputed dividends for Preferred Stock                 (227,589)
Cumulative dividends for Preferred Stock               (23,580)
                                                   -----------

BASIC LOSS TO COMMON STOCKHOLDERS PER SHARE        $(2,224,863)      5,826,839      $(0.38)

Effect of Dilutive Securities                               --              --          --
                                                   -----------       ---------      ------


DILUTED LOSS TO COMMON STOCKHOLDERS PER SHARE      $(2,224,863)      5,826,839      $(0.38)
                                                   -----------       ---------      ------

         Basic and diluted loss per share is based on the weighted average number of common shares outstanding. Common stock equivalents, which consist of stock options to purchase 3,365,900 shares of common stock at prices ranging from $0.188 to $3.188 per share and warrants to purchase 1,733,791 shares of common stock at prices ranging from $.01 to $6.00 per share, were not included in the computation of diluted loss per share because such inclusion would have been antidilutive for the year ended December 31, 2000.


         Common stock equivalents, which consist of stock options to purchase 3,430,000 shares of common stock at prices ranging from $0.1875 to $3.188 per share and warrants to purchase 1,256,312 shares of common stock at prices ranging from $1.00 to $8.70 per share, were not included in the computation of diluted loss per share because such inclusion would have been antidilutive for the year ended December 31, 1999.


         Common stock equivalents, which consist of stock options to purchase 1,539,000 shares of common stock at prices ranging from $.91 to $3.188 per share and warrants to purchase 1,106,312 shares of common stock at prices ranging from $3.26 to $8.70 per share, were not included in the computation of diluted loss per share because such inclusion would have been antidilutive for the year ended December 31, 1998.

Comprehensive Operations

         Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting of comprehensive income and its components. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from transactions and other events and circumstances from non-owner sources. As of December 31, 2000, 1999, and 1998, there is no difference between net loss and comprehensive loss.

Segment Disclosures

         In 1998, the Company implemented SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments and related disclosures about products, geographies and major customers. As the Company operates in one product line and geographic region, the Company determined that there are no separate segment disclosures necessary at December 31, 2000, 1999, and 1998.

Recent Accounting Pronouncements

In June 1999, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard ("FAS") No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FAS No. 133", which delayed the effective date of FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", by one year. FAS No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for the Company). In June 2000, the FASB issued FAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133". FAS No. 138 amends FAS No. 133 and will be adopted concurrently with FAS No. 133. FAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or accumulated other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction. For fair-value hedge transactions in which the Company is hedging changes in the fair value of an asset, liability, or firm commitment, changes in the fair value of the derivative instrument will be included in the income statement along with the offsetting changes in the hedged item's fair value. For cash-flow hedge transactions in which the Company is hedging the variability of cash flows related to a variable rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in accumulated other comprehensive income. The gains and losses on the derivative instruments that are reported in accumulated other comprehensive income will be reclassified to earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all of the hedges will be recognized in current period earnings. The impact of FAS No. 133 as amended by FAS No. 138 on the Company's financial statements will depend on a variety of factors, including the future level of forecasted and actual foreign currency transactions, the extent of the Company's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. The Company believes that the cumulative effect of adoption would not be material to the Consolidated Financial Statements.


Effective January 1, 2000, the Company's accounting policies were reviewed for compliance with the guidelines provided by Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"). SAB 101 provides the Securities and Exchange Commission's views in applying accounting principles generally accepted in the United States of America to revenue recognition in the financial statements. The Company recognizes revenue for systems sales upon shipment and completed installation at which time there are no other significant vendor obligations. Hardware sales are recognized as revenue upon shipment and passage of title as there are no other significant vendor obligations. Training and other services are recognized as revenue when such items are delivered. Revenue from maintenance contracts is recognized ratably over the term of the agreement.


 In September 2000, the Emerging Issues Task Force ("EITF") issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs". Under the provisions of EITF 00-10, amounts billed to a customer in a sales transaction related to shipping and handling should be classified as revenue. EITF 00-10 also requires the disclosure of the income statement classification of any shipping and handling costs. The Company was in compliance with EITF 00-10 for the year ended December 31, 2000. The adoption resulted in no impact on the classification of revenue for the Company and had no impact on the determination of net income.

In March 2000, the EITF reached a consensus on the application of EITF Issue No. 96-13, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", with Issue No. 00-7, "Equity Derivative Transactions that Require Net Cash Settlement if Certain Events Outside the Control of the Issuer Occur" ("EITF 00-7"). Equity derivative contracts that contain any provision that could require net cash settlement (except upon the complete liquidation of the Company) must be marked to fair value through earnings under EITF 00-7. In September 2000, the EITF reached a consensus on Issue No. 00-19, "Determination of Whether Share Settlement Is Within the Control of the Issuer for Purposes of Applying Issue No. 96-13, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own

Stock" ("EITF 00-19"). EITF 00-19 addresses questions regarding the application of EITF 00-7 and sets forth a model to be used to determine whether equity derivative contracts should be recorded as equity. Under the transition provisions of EITF 00-19, all contracts existing prior to the date of the consensus are grandfathered until June 30, 2001, with a cumulative catch-up adjustment to be recorded at that time. Additionally, any contracts entered into prior to September 20, 2000, which are not revised to comply with the requirements of EITF 00-19 by December 31, 2000, will require reclassification out of permanent equity and into temporary equity pursuant to Accounting Series Release No. 268. This reclassification will remain until the contracts are revised to comply with EITF 00-19 through June 30, 2001. The Company believes that the equity derivative contracts that may remain outstanding at June 30, 2001, if any, will be in accordance with the requirements of EITF 00-19 and does not anticipate that such adoption will have a material impact on the consolidated financial statements.

In May 2000, the EITF reached a consensus on EITF 00-14, "Accounting for Certain Sales Incentives", which provides guidance on accounting for discounts, coupons, rebates and free products, as well as the income statement classification of these discounts, coupons, rebates and free products. EITF 00-14 is effective April 1, 2001, for the Company. The Company is currently evaluating the impact of this new guidance.

In March 2000, the FASB issued interpretation No 44, "Accounting for Certain Transactions Involving Stock Compensation, the Interpretation of APB Opinion No. 25" (FIN 44). The interpretation is intended to clarify certain problems that have arisen in practice since issuance of APB No. 25, "Accounting for Stock Issued to Employees." The effective date of the interpretation was July 1, 2000. The provisions of the Interpretation apply prospectively, but they will also cover certain events occurring after December 15, 1998 and after January 12, 2000. The adoption of FIN 44 did not have a material effect on the Company's consolidated financial statements.

Reclassifications

         Certain reclassifications have been made to prior year information to conform with the current year presentation.

2. GOING CONCERN

         The Company has experienced recurring net operating losses and has a tangible net worth and capital deficiency. Further, the Company has been unable to raise adequate capital to fulfill its bank loan agreements and its obligations to its trade creditors. During the unaudited nine month period ended September 30, 2000, the Company incurred losses applicable to common stockholders on an unaudited basis of approximately $4.4 million and negative cash flows from operations and at September 30, 2000 had a working capital deficit of approximately $2.1 million. For the year ended December 31, 2000, the Company incurred losses applicable to common stockholders of approximately $6.5 million and had a working capital deficit of approximately $3.8 million. The Company also has borrowed $1,910,000 from Registry Magic Incorporated (Registry) through April 2001, to fund current operations and is contemplating a merger with Registry. Registry is also experiencing financial difficulties and Registry's independent auditors issued a report on its July 31, 2000 financial statements that included an explanatory paragraph referring to substantial doubt about Registry's ability to continue as a going concern. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management believes by effectively consolidating technical operations, converting remote field office to support of sales only, incorporating a new incentive based salesman compensation package and the completion of the consolidation of financial services support will result in an significant reduction in annual operating expenses and improve financial results while maintaining required customer support and service levels. In addition sales increases are anticipated from the deployment of new technology and software being developed by Registry. (See Note 16). Management intends to continue to seek additional debt and equity financing and to refinance the Company's existing line of credit so that adequate cash flows are available until the Company achieves profitable operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. ACQUISITIONS

         On May 8, 1998, the Company, through its wholly-owned subsidiary ARS, acquired all of the outstanding common stock of QBM, a POS dealer with operations in Sacramento, California, for consideration of $564,000 in cash, including $26,000 of acquisition costs; 183,276 shares of restricted common stock of the Company, valued at approximately $500,000 at the acquisition date; and a promissory note in the principal amount of $70,000 at an interest rate of 8.5%. The excess of purchase price over the fair values of the net assets acquired was $644,000 and was recorded as goodwill, which is being amortized on a straight-line basis over 20 years.

         The purchase prices have been allocated to the assets acquired and the liabilities assumed based upon the fair values at the dates of acquisition (see Supplemental Disclosures of Cash Flow Information).

4. SALE OF CERTAIN ASSETS


         On August 24 and 31, 2000, the Company sold certain assets of its London, KY and Canton, OH offices associated with its Cash Registers, Inc. division. The assets consisted primarily of inventories totaling $695,700 and fixed assets net of depreciation totaling $59,600. The liabilities transferred included deferred maintenance contracts valued at $116,600, and other liabilities totaling $100,500. The Company recorded a loss of $538,261 related to this transaction.


         On November 24, 1999, the Company sold certain assets and certain associated obligations of its Smyth Imager Division to PHX-2000 LLC (Buyer). Pursuant to the Asset Purchase Agreement (the Agreement) between the Company and Buyer, the Buyer paid cash of $2,800,000. The assets included accounts receivable of $1,532,405, inventory of $80,435, fixed assets of $142,340, capitalized software of $372,175 and other assets of $57,789. The liabilities assumed by the Buyer included $753,043 of deferred maintenance contracts with existing customers. The Company used the proceeds of this transaction to pay certain existing liabilities and $2,021,855 was forwarded to the Company's lender to reduce its obligations under its existing credit line. After recording broker and legal fees, a $1,171,373 gain was recognized and is recorded as the gain on sale in the Consolidated Statement of Operations.

         With respect to certain identified accounts receivable, the Buyer will pay to the Company, when and if received, 80% of any net proceeds. Net proceeds shall be an amount equal to (i) the amount collected with respect to any receivables, less (ii) the direct external cost of collecting on the accounts, including, but not limited to, collection agency fees, attorneys' fees, court costs and other expenses associated with the collection procedure. As of December 31, 2000 and 1999, there was no receivable recorded on the balance sheet and there have been no collections. The Company does not expect significant collections from this provision in the agreement.

         In connection with the agreement, the Company agreed that for a period of five years from the closing date, neither the Company nor any affiliate of the Company (other than individuals) would engage in the business of systems and software associated with golf course operations.

5. CONCENTRATIONS

         The Company sells its products primarily to quick service and table service restaurants, grocery stores and other retailers. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Credit losses have historically been minimal and such losses have been within management's expectations.

         For the years ended December 31, 2000, 1999 and 1998, there was no customer that accounted for more than 10% of consolidated net revenue. The Company purchases its hardware primarily from three main vendors. Sales of products from these vendors accounted for 39%, 33% and 27% of consolidated net revenue for the years ended December 31, 2000, 1999 and 1998, respectively.

6. INVENTORIES

         Inventories consist primarily of POS terminals, peripherals, paper and other supplies for resale to customers, as well as items to support maintenance contracts. Inventories held by revenue type were as follows:

                                                                     December 31,
                                                               2000                1999
                                                            ----------          ----------
Systems and installation inventories                        $2,623,566          $2,756,973
Services and supplies inventories                           $  857,127          $1,096,068
                                                            ----------          ----------
                                                            $3,480,693          $3,853,041
                                                            ----------          ----------

         Included in services and supplies inventories at December 31, 2000 and 1999 is approximately $370,862 and $486,797, respectively, of used or refurbished parts and components which the Company has on hand to fulfill maintenance contract requirements. Due to the nature of the systems installed and the longevity of the systems in general, service may be provided for several years after sale, causing much of the refurbished inventories on hand to be composed of older items. For the years ended December 31, 2000 and 1999, the Company recorded reserves for excess and obsolete inventories aggregating $73,829 and $52,500, respectively.

7. PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                                                   December 31,
                                                            2000                  1999
                                                        ------------          ------------
Furniture and equipment                                 $    479,862          $    742,599
Automobiles                                                  212,672               234,788
Leasehold improvements                                       110,002               107,066
                                                        ------------          ------------
                                                             802,536             1,084,453
Less accumulated depreciation and amortization              (376,829)             (487,672)
                                                        ------------          ------------
Property and equipment, net                             $    425,707          $    596,781
                                                        ============          ============


8. SHORT-TERM BORROWINGS

         On December 17, 1997, the Company entered into a line of credit that provides for aggregate borrowings up to $5,000,000 computed based on eligible accounts receivable and inventories; bears interest at the bank's prime rate plus 1.75%; matures December 31, 2000 (subsequently extended to May 31, 2001); and is collateralized by the Company's accounts receivable and inventory. Ineligible accounts receivable includes any customer invoice that is ninety-days past due or any customer account where 25% or more of the amount due is ninety-days delinquent. Pursuant to the terms of the line of credit, the Company is subject to covenants that, among other things, impose certain financial reporting obligations on the Company and prohibit the Company from engaging in certain transactions prior to obtaining the written consent of the lender. Some of the significant transactions include: (i) acquiring or selling any assets over $50,000 excluding purchases of dealers; (ii) selling or transferring any collateral except for finished inventory in the ordinary course of business;
(iii) selling inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis; (iv) incurring any debts, outside the ordinary course of business, which would have a material adverse effect; (v) guaranteeing or otherwise become liable with respect to obligations of another party or entity;
(vi) paying or declaring any dividend (except for dividends payable solely in stock) or (vii) making any changes in the Company's capital structure that would have a material adverse effect upon the Company's business, results of operations or financial condition. The Company obtained waivers from the lender on the dividends issued on its preferred stock and on the sale of its Smyth Imager Division, See Note 4. The Company had outstanding borrowings under this line of credit included in short term borrowings of $2,215,655 and $3,256,434 bearing interest at 10.68% and 10.25% at December 31, 2000 and 1999, respectively. At December 31, 2000, the Company was in compliance with the covenants on the line of credit and approximately $119,715 of eligible collateral was available for the Company to borrow under the credit facilities.

9. COMMITMENTS AND CONTINGENCIES

         The Company leases certain facilities, equipment and vehicles under non-cancelable capital leases and operating lease arrangements expiring in various years through 2008. Certain of the operating leases may be renewed for periods ranging from one to three years.

         Future annual minimum lease payments for non-cancelable capital and operating leases at December 31, 2000 were:

                                                  Capital             Operating
                                                   Leases               Leases
                                                 ---------           ----------
2001                                             $  61,111           $  759,061
2002                                                46,598              668,502
2003                                                37,009              606,416
2004                                                 8,902              312,263
2005                                                 1,910              155,565
Thereafter                                              --              359,635
                                                 ---------           ----------
Total minimum lease payments                       155,530           $2,861,442
                                                                     ==========
Less amounts representing interest                 (29,230)
                                                 ---------
Present value of minimum lease payments            126,300
Current portion                                    (53,893)
                                                 ---------
Long-term capital lease obligations              $  72,407
                                                 =========


         Total rent expense under these operating leases was $937,587 for the year ended December 31, 2000 of which $70,321 was paid to the former owner of CRI, $150,633 to a former officer of ARS and $95,382 paid to a former officer of QBM. Total rent expense under these operating leases was $1,043,499 for the year ended December 31, 1999, of which $86,380 was paid to a former owner of CRI, $180,760 to an officer of ARS [resigned December 2000 (see Note 13)] and $114,642 paid to an officer of QBM. Rent expense for the year ended December 31, 1998 was $907,579, of which $80,274 was paid to the former owner of CRI and $180,760 was paid to an officer of ARS and $81,613 paid to an officer of QBM.


         The net book value of assets under capital leases at December 31, 2000 and 1999 was $91,178 and $103,932, respectively, and are included in property and equipment in the accompanying consolidated balance sheets.

         In connection with its move from its current location in London, Kentucky, CRI agreed in good faith to a new definitive lease regarding up to 12,000 square feet of office and warehouse space constructed by two officers and former owners of CRI. Terms of the lease are for 10 years and the rate is $6.00, $8.00, $10.00 and $11.00 per square foot for years one, two, three through eight and nine through ten, respectively. The Company has agreed to guarantee these lease payments. The Company believes that the terms of the contract are equivalent or more favorable than those that would be obtained under an arm's-length transaction. Rent expense is recognized on a straight-line basis. This lease, and all provisions therein, was cancelled in connection with the sale of the two offices.


         In connection with the merger of ARS into the Company on December 31, 1996, an amended lease agreement was executed with the former owners of ARS for the office facility that ARS currently occupies. The amended lease is at a monthly rate of $15,063 and expires in December 2003.


EMPLOYMENT AGREEMENTS


         The Company has employment agreements with certain officers and employees, the terms of which expire at various times through 2002 and provide for minimum salary levels. In addition, certain officers of the acquired companies receive a portion of the acquired Company's pre-tax profits greater than the amount defined in the officer's employment agreement. At December 31, 2000 and 1999, no provision for bonus payments were made for these certain employment agreements due to the fact that the acquired companies incurred pre-tax losses. The aggregate commitment for future salaries and the guaranteed bonus amounts was $875,000 and $2,316,467 at December 31, 2000 and 1999 excluding bonus amounts contingent on achieving certain pre-tax profits. The Company believes payment of these contingent bonuses will not have a material adverse effect on results of operations, financial condition or cash flows. In addition, the Company has entered into an employment contract with a former owner of a subsidiary, expiring in 2009, that provides for a minimum salary that is payable even in the event of termination for cause or upon death. The aggregate commitment for future salaries and guaranteed bonus amounts under this contract at December 31, 1999, as amended in March 1999, was $205,545, however, this contract provision was voided per the terms of the sale agreement of the London, KY office. At December 31, 1999, the Company had an accrual of $67,557 for future bonus payments under this contract, which has also been voided per the terms of the sale.


         The Company has an independent contractor agreement, with a former owner of a subsidiary, expiring in 2002. The commitment for future payments under this contract at December 31, 2000 and 1999, as amended in March 1999 was $104,519 and $188,135, respectively.


LITIGATION

         The Company's subsidiaries have been, from time to time, parties to various lawsuits and other matters involving ordinary and routine claims arising in the normal course of business. In the opinion of management of the Company and its counsel, although the outcomes of these claims and suits are not presently determinable, in the aggregate, they should not have a material adverse affect on the Company's business, financial position or results of operations or cash flows.


         On or about August 7, 1997, a class action complaint was filed against the Company and certain of the Company's officers and directors. Underwriters for the Company's initial public offering were also named as defendants. The class action plaintiffs are Lincoln Adair, Antique Prints, Ltd., and Martha Seamons, on behalf of themselves and all others similarly situated. In addition to seeking to have themselves declared proper plaintiffs and having the case certified as a class action, plaintiffs were seeking unspecified monetary damages. The plaintiffs' complaint alleged claims under the federal securities laws for alleged misrepresentations and omissions in connection with sales of the Company's securities. On December 23, 1997, the Company filed a motion to dismiss the complaint, and on May 14, 1998, the court denied the Company's request. On May 3, 1999, the Company and the plaintiffs agreed to settle the class action complaint against the Company and a stipulation has been filed with the United States District Court, Southern District of New York (the Court). The Company has insurance that will cover the claim except for a deductible of $250,000 less attorney fees. To date, the Company has spent approximately $150,000 on legal fees and made a provision of $100,000 in the accompanying consolidated financial statements for the twelve months, ended December 31, 1999. During the twelve months ended December 31, 2000, the company dispersed all $100,000 reducing the provision to $0. Currently, the settlement money from the insurance company is in a trust fund. Final disposition of funds to the plaintiffs will occur when the Company pays the money owed as agreed to per the settlement.


         In the United States District Court for the Southern District of Ohio, Maurice R. Johnson filed on September 30, 1998, a complaint against the Company, Automated Retail Systems, Inc. dba, and Cash Registers, Inc. alleging breach of employment contract and violation of the Age Discrimination in Employment Act, 29 U.S.C., Sec Et Seq. The plaintiff, Mr. Maurice R. Johnson, claimed that the Company owed Mr. Johnson, $534,498 in lost salary, guaranteed bonuses per his employment agreement and lost stock options. On October 25, 1999, the Company reached a settlement with Mr. Johnson. Under the settlement agreement, the Company paid Mr. Johnson $24,050 in consideration for the case to be dismissed. In addition, the Company agreed to hire Mr. Johnson as a consultant until April 1, 2002 at a monthly rate of $1,300 per month and pay approximately $472 per month for group medical insurance for the duration of his consulting agreement. Based on this agreement, all claims by either party have been dismissed.

         On April 14, 1999, Richard H. Walker, former President and Chief Executive Officer of the Company, filed a complaint against the Company for breach of written contract related to Mr. Walker's employment agreement with the Company. Mr. Walker claimed that the Company owed Mr. Walker $1,500,000 in lost salary, employee benefits, paid vacation days, bonuses and lost stock options. On May 13, 1999, the Company filed a cross-complaint with the Superior Court of California against Richard H. Walker, individually and as Trustee of the Walker Family Trust and Paul Spindler, former Chairman of the Board and Executive Vice President of the Company for breach of fiduciary duty, mismanagement and waste of corporate assets, negligence, fraud, conspiracy and injunctive relief. The Company had requested to be awarded compensatory damages in excess of $1,000,000, exemplary damages, transfer of 710,477 shares of stock to the Company, court costs and reasonable attorney fees. On July 8, 1999, the Company entered into Settlement Agreements with Mr. Richard H. Walker and Mr. Paul Spindler. Mr. Lawrence Cohen, the Company's Chairman was also party to these Settlement Agreements with Msrs. Walker and Spindler. Under the terms of the separate Settlement Agreements, the parties dismissed the above pending actions. The parties exchanged general releases as part of the Settlement Agreements. Under the terms of the Settlement Agreement, as amended, with Paul Spindler and the Spindler Family Trust, the Company agreed to pay the compensation owing to Mr. Spindler under his previous Consulting Agreement with the Company in the amount of $40,000 no later than September 9, 1999 or prior thereto in the event the Company completed certain financing. The Spindler Family Trust has also agreed to sell to Larry Cohen and certain third parties 595,478 shares of common stock of the Company owned by the Trust for $83,367 at any time on or prior to September 9, 1999, in the event that certain financing occurs. On September 9, 1999, the Company and Paul Spindler amended the previous agreement to extend the previous agreement until December 9, 1999. The Company paid Paul Spindler one-half of the $40,000 consulting fee on September 9, 1999 and the remaining one-half on December 9, 1999. The shares related to the settlement were purchased by Larry Cohen and certain third parties and not by the Company on October 13, 1999. Under the Settlement Agreement with Richard Walker, the Walker Family Trust provided Mr. Cohen and certain third parties unrelated to the Company the right to purchase 710,477 shares of common stock of the Company for an aggregate consideration of $100,000. The 710,477 shares of common stock, previously owned by Richard Walker, were transferred to Larry Cohen and certain third parties, as approved by the Board of Directors, on September 30, 1999.

10. STOCKHOLDERS' EQUITY

         Common Stock

         On April 11, 2000, the Company issued 8,686 shares of common stock to its employees under the 1997 Employee Stock Purchase Plan.

         On August 21, 2000, the Company issued 1,250,000 shares of common stock for $500,000 to an accredited investor.

         On November 21, 2000, the holder of the Series B Preferred Stock converted warrants for a total of 150,000 shares of common stock.

         Preferred Stock

         On March 18, 1998, the Company entered into a definitive agreement for a private placement of shares of Series A Convertible Preferred Stock (the Preferred Stock). The investment commitment was up to $2,000,000 and was to be issued in three installments. The first installment of $1,000,000, consisting of 10,000 shares, funded on March 18, 1998. The second and third installments of up to $500,000 each were to close within thirty and ninety days, respectively, after the effective date of the Company's registration statement on Form S-3 (No. 333-50385), filed with the Securities and Exchange Commission on April 17, 1998, assuming that the various conditions set forth in the purchase agreement were met. The Securities and Exchange Commission declared the registration statement effective on August 14, 1998. The Company incurred penalty fees of $50,000 due to the registration statement not being declared effective within 90 days following the closing date, pursuant to paragraph 2 (b) of the Registration Rights Agreement. In January 2000, all authorized and unissued shares of Preferred Stock were cancelled. There are no additional shares of Preferred Stock that can be issued under the terms of this agreement.

         The dividends on the Preferred Stock are cumulative and are payable quarterly in stock or in cash, at the holder's option, at the rate of 6% per annum of the original issue price of the stock. The liquidation preference of each share of Preferred Stock is $100 plus unpaid dividends. The purchaser of the Preferred Stock received warrants to purchase 125,000 shares of the Company's common stock concurrently with the first $1,000,000 installment. These warrants were valued by the Company at $181,000 using a Black-Scholes option pricing model and are exercisable at $3.26 per share. The amounts that may be purchased under the second and third installments are limited by a provision in the Preferred Stock agreement that prohibits the purchaser from owning more than 20% of the Company's common stock on an as-converted basis. In connection with the sale of the Preferred Stock, the Company issued warrants to purchase 25,000 shares of the Company's common stock to each of Wharton Capital Partners, Ltd. and H D Brous as compensation for services provided by them as placement agents. These warrants were valued by the Company at $70,000 using a Black-Scholes option pricing model and are exercisable at $3.556 per share.

         The Preferred Stock was recorded at fair value on the date of issuance less issue costs. At any time after the date of issuance of the Preferred Stock, the Company may redeem some or all of the outstanding Preferred Stock. The Company recorded accretion of $241,926 to increase the carrying value to the redemption value of $1,000,000. The Preferred Stock is convertible by the holders at any time into common stock at a conversion rate that is less than the fair value of the common stock. Accordingly, the Company recorded as imputed dividends the value of the beneficial conversion feature of $227,589.

         As of December 31, 1998, 9,450 shares of the Preferred Stock were converted into 1,060,715 shares of common stock and the remaining 550 shares were redeemed by the Company in a separate agreement with H D Brous, wherein the Company negotiated the conversion of the 550 shares of Preferred Stock into 101,633 shares of common stock for the amount of $70,762. In addition, the Company issued 5,993 shares in common stock valued at $10,084 representing the accrued but unpaid dividends on the preferred shares being converted. During 1998, the Company also paid cash dividends of $23,580 to the holders of the Preferred Stock. For the year ended December 31, 1998, all Preferred Stock had been converted to common stock.

         On April 15, 1999, the Company issued 500,000 shares of Series B Preferred Stock (the Series B) for $500,000 to an accredited investor. The holder of shares of Series B shall be entitled to receive semi-annually, commencing January 15, 2000 and each July 15 and January 15, thereafter, cumulative dividends, at the rate of twelve (12%) per annum of the original issue price of the Series B. The Series B is not convertible, has no voting rights, has a liquidation preference of $1.00 per share plus unpaid dividends and is redeemable at the option of the Company at any time. During the twelve months ended December 31, 2000, the Company redeemed 375,000 shares of the Series B stock and recorded preferred dividends of $6,970. On September 10, 1999, the Company redeemed $100,000 of the Series B shares. The Company recorded cumulative preferred dividends of $25,940 as of December 31, 1999.


         The purchaser of the Series B received warrants to purchase 150,000 shares of the Company's common stock concurrently with the $500,000 investment. These warrants were valued by the Company at $52,500 using a Black-Scholes option pricing model and are exercisable at $1.00 per share and were charged against the carrying value of the Series B. The Company recorded accretion of $52,500 to increase the carrying value to the liquidation value of $1.00 per share. The holder of the Series B Preferred Stock converted the warrants and the Company issued 150,000 shares of common stock on November 21, 2000.

          On January 12, 2000, the Company and Berthel SBIC, LLC (Berthel) entered into an Investment Agreement whereby the Company issued 500,000 shares of its Series C Convertible Preferred Stock (the Series C) and a warrant to purchase 425,000 shares of its common stock for $920,000, net of offering costs. The warrant has an exercise price per share of $0.01 and is exercisable until January 12, 2005. In connection with the purchase price by Berthel, the Company and the Chairman of the Board, Larry Cohen agreed to surrender, without exercise, options held by him for the acquisition of 1,330,000 shares of common stock of the Company, at which time the Company cancelled the options.


          Upon certain circumstances, Berthel may put to the Company the warrant or shares underlying the warrant and shares of common stock resulting from the conversion of all or part of the Series C Preferred Stock. The Company will pay Berthel a put price equal to the fair market value of the Company, multiplied by a fraction, the numerator of which is the total of (i) the number of warrant shares tendered by Berthel, (ii) the number of shares of common stock for which the portion of the warrant tendered by Berthel remains exercisable, (iii) the number of conversion shares tendered by Berthel and (iv) the number of shares of common stock for which the Series C Preferred Stock tendered by Berthel remain convertible; and the denominator of which is the total of (x) the total shares of outstanding common stock of the Company, (y) the number of shares of common stock for which the warrant remains exercisable, and (z) the number of conversion shares for which all shares of Series C Preferred Stock held by Berthel remain convertible. Berthel may exercise its rights to this put at any time after the fifth anniversary of the closing date and prior to the close of business on the seventh anniversary of the closing date unless certain events as defined occur earlier. In addition, at any time after the closing date, the investor may demand registration of its shares of common stock on Form S-2 or S-3 or any similar short form registration.


     The holder of the Series C Preferred Shares is entitled to receive cumulative cash dividends at the rate of $0.24 per year per share, payable quarterly no later than the last business day of each March, June, September and December. The Company recorded cumulative dividends of $120,000 as of December 31, 2000.


     The purchaser received warrants to purchase 425,000 shares of common stock. These warrants were valued by the Company at $216,750, using a Black-Scholes option-pricing model. Pursuant to antidilutive terms of the agreement, the Company issued warrants to purchase an additional 39,979 shares of common stock on August 21, 2000. The Series C Preferred Stock was recorded at fair value on the date of issuance less issuance costs. The Company recorded accretion of $354,056 to increase the carrying value to the redemption value of $1,000,000.


Warrants


         At December 31, 2000 the Company had an additional 814,979 warrants outstanding. Berthel, the buyer of the Series C Preferred Shares received 425,000 of these warrants. These warrants were valued by the Company at $216,750, using a Black-Scholes option-pricing model. Pursuant to anti-dilutive terms of the agreement, the company issued warrants to purchase an additional 39,979 shares of common stock on August 21, 2000. On June 1, 2000 Jmann Capital Corporation and Bernard Musman received 300,000 and 50,000 respectively for their participation in raising additional funds. These warrants were valued by the Company at $228,117 using a Black-Scholes option-pricing model.


         At December 31, 2000, 1999 and 1998, the Company had outstanding 718,750 Class A Redeemable Common Stock Purchase Warrants (Warrants) that entitle each holder to purchase one share of common stock for $6.00 during a five-year period commencing December 12, 1997. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment in certain circumstances. Commencing February 12, 1998, the Warrants are redeemable by the Company at $.01 per Warrant upon thirty-days' prior written notice, provided the closing bid price of the common stock shall have been at least

$10.00 per share for the twenty consecutive trading days ending on the third day prior to the date of the notice of redemption.

         At December 31, 1999 and 1998, the Company had outstanding 125,000 Underwriters' Stock Warrants that entitle the holders thereof to purchase up to 125,000 shares of common stock at $8.70 per share. In addition, the Company had 62,500 Underwriters' Warrants entitling the holders to purchase up to 62,500 Warrants at $.125 per Warrant. The Warrants underlying the Underwriters' Warrants entitle the holders to purchase up to 62,500 shares of common stock at $8.70 per share. Both the Underwriters' Stock Warrants and the Underwriters' Warrants are exercisable during a four-year period commencing November 12, 1996. The Underwriters' Stock Warrants and Underwriters' Warrants contain antidilution provisions providing for adjustment upon the occurrence of certain events. These warrants expired in November 2000.


         In 1998, the Company issued to Coast Business Credit warrants to purchase 25,062 shares of common stock at an exercise price of $3.99 per share in connection with the $5,000,000 credit line. These warrants were valued by the Company at $39,000 using the Black-Scholes option-pricing model and are being amortized as part of the debt issuance costs in setting up the credit line. The warrants expire on December 16, 2002.


         Holders of the Company's warrants do not possess any rights as stockholders of the Company until they exercise their warrants and, accordingly, holders of the Company's warrants are not entitled to vote in matters submitted to the shareholders and are not entitled to receive dividends.

Employee Stock Purchase Plan

         The 1997 Employee Stock Purchase Plan of Bristol Retail Solutions, Inc. (the 1997 Employees Plan) was adopted by the Board of Directors and approved by the Company's stockholders at the Annual Meeting of Stockholders held on May 20, 1997. The 1997 Employees Plan allows eligible employees of the Company to subscribe for, and purchase shares of, the Company's common stock directly from the Company at a discount from the market price, in installments through authorized payroll deductions. A total of 200,000 shares of common stock are authorized to be issued.

         Common stock is purchased on each semi-annual purchase date at a purchase price equal to eighty-five (85%) percent of the lower of (i) the fair market value per share of common stock on the entry date into that offering period or (ii) the fair market value per share on that semi-annual purchase date. The maximum number of shares of common stock purchasable per participant on any semi-annual purchase date shall not exceed 1,000 shares. Purchase rights are not granted under the 1997 Employees Plan to any eligible employee if such individual would, immediately after grant, own or hold outstanding options or other rights to purchase stock representing five percent or more of the total combined voting power of all classes of stock of the Company or any of its corporate affiliates.


         On April 11,2000, the Company issued 8,686 shares of common stock to its employees under the 1997 Employees Plan.


         During 1999 and 1998, the Company issued 47,763 and 20,392 shares, respectively, of common stock to its employees under the 1997 Employees Plan. On November 1, 1999, the Board of Directors suspended the 1997 Employee Stock Purchase Plan.

Equity Participation Plan

         The 1996 Equity Participation Plan of Bristol Retail Solutions, Inc. (the Stock Option Plan) was adopted by the Board of Directors and approved by the written consent of the majority of the stockholders on July 31, 1996. The Stock Option Plan provides for the grant of stock options, restricted stock, performance awards, dividend equivalents, deferred stock, stock payments and stock appreciation rights to employees, consultants and affiliates. Options granted under the Stock Option Plan may be incentive stock options (ISOs) or non-statutory stock options (NSOs). ISOs may be granted only to employees and the exercise price per share may not be less than 100% of the fair market value of a share of common stock on the grant date and the term of the options may not be more than ten years from the date of grant (110% of the fair market value and five years from the date of grant if the employee owns more than 10% of the total combined voting power of all classes of stock of the Company). All other stock awards may be granted to employees, consultants, or affiliates. The exercise price of NSOs shall be determined by a committee appointed by the Board of Directors to administer the Stock Option Plan (the Committee) but shall not be less than the fair market value of a share of common stock on the grant date. The Committee shall determine the term of the NSOs.


         On April 3, 1998, the Board of Directors amended the Stock Option Plan to increase the number of shares authorized to 3,450,000 from 2,450,000 shares of common stock. The stockholders approved the increase on May 15, 1998. At December 31, 2000, options to purchase 3,365,900 shares of common stock were outstanding at exercise prices ranging from $0.1875 to $3.188 per share. All options vest at a rate of 25% per year commencing on the first anniversary of the grant date. On May 21, 2000, each of the independent directors was awarded 50,000 options that vest immediately from the date of grant. On February 27, 1998 and July 21, 1999, each of the independent directors was awarded 30,000 and 50,000 of options respectively, that vest immediately from the date of grant. No other stock-based awards have been offered under the Stock Option Plan.

         On May 20, 1997, 50,000 options to purchase common stock were granted to non-employees and were accounted for at their fair value in accordance with SFAS No. 123. The remaining options were issued to employees and were accounted for in accordance with APB No. 25. SFAS No. 123 requires the calculation of pro forma information regarding net loss and net loss per share as if SFAS No. 123 had been adopted for options issued to employees.

STOCK-BASED COMPENSATION


         The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, "Accounting for Stock Issued to Employees."


         To calculate the pro forma information required by SFAS No. 123, the Company uses the Black-Scholes option-pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


         In calculating the pro forma information, the fair value was estimated at the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions for the years ended December 31, 2000, 1999, and 1998: risk-free interest rates of ranging 4.6% to 6.5%, dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 118% in 2000 and 80% in 1999 and 1998; and a weighted-average expected life of the options of five years. Pro forma compensation costs of shares issued under the Employee Qualified Stock Purchase Plan is measured based on the discount from market value on the date of purchase in accordance with SFAS No. 123.


         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                                               Years Ended December 31,
                                                                 2000                    1999                  1998
                                                             ------------            ------------          ------------
Reported net loss applicable to common stockholders          $ (6,510,556)           $   (440,724)         $ (2,224,863)
Pro forma net loss                                           $ (6,635,298)           $   (385,479)         $ (2,399,602)
Reported basic and diluted net loss per share                $      (0.88)           $      (0.06)         $      (0.38)
Pro forma basic and diluted net loss per share               $      (0.89)           $      (0.06)         $      (0.41)

Option activity under the Stock Option Plan is as follows:

                                                                             Weighted-Average
                                                    NUMBER OF OPTIONS         Exercise Price
                                                    -----------------        ----------------
Outstanding - December 31, 1997                         1,405,000                   3.02
Granted-weighted-average fair value of $1.94              489,850                   2.87
Forfeited                                                (355,850)                 (2.77)
                                                       ----------

Outstanding - December 31, 1998                         1,539,000                   2.97
Granted-weighted-average fair value of $0.28            2,650,000                   0.41
Forfeited                                                (759,000)                 (3.03)
                                                       ----------

Outstanding - December 31, 1999                         3,430,000                   0.98
Granted-weighted-average fair value of $0.137           1,585,900                   0.57
Forfeited                                              (1,650,000)                 (1.44)
                                                       ----------
Outstanding - December 31, 2000                         3,365,900                   0.60
                                                       ----------
Exercisable at end of period                            1,556,250                   0.81
                                                       ==========

         This table summarizes information concerning currently outstanding and exercisable options:

                                                                      Weighted                          Weighted
                                                   Weighted Average   Average                           Average
                                                      Remaining       Exercise          Number          Exercise
Range of Exercise Price       Number Outstanding   Contractual Life     Price         Exercisable         Price
-----------------------       ------------------   ----------------   --------        -----------       --------
$0.1875-$0.6875                   3,110,900              9.08           $0.41          1,343,750          $0.46

$2.375-$2.875                       140,000              6.16           $2.88            118,750          $2.88

$3.125-$3.188                       115,000              7.08           $3.14             93,750          $3.15
                                  ---------                                            ---------

$0.1875-$3.188                    3,365,900              8.83           $0.60          1,556,250          $0.81
                                  =========                                            =========


Shares Reserved for Future Issuance

         At December 31, 2000, 84,100 shares of common stock were reserved for future issuance in connection with the Company's incentive stock options and 1,733,791 shares in connection with outstanding warrants.

11. INCOME TAXES

         Significant components of the provision for income taxes are as follows:

                                                2000                1999                1998
                                           ------------          ----------          ----------
Current:
    State                                  $      2,400          $    9,259          $   19,349
                                           ------------          ----------          ----------
Total current                                     2,400               9,259              19,349

Deferred:
    Federal                                  (1,920,041)             67,947            (675,040)
    State                                      (464,474)             49,711            (209,697)
    Change in valuation allowance             2,384,515            (117,658)            884,737
                                           ------------          ----------          ----------
Total deferred                                       --                  --                  --

Provision for income taxes                 $      2,400          $    9,259          $   19,349
                                           ============          ==========          ==========

         Deferred income taxes reflect the net tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

         Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                   2000                  1999
                                               ------------          ------------
  Deferred tax assets:
Net operating loss                             $  4,297,329          $  1,838,969
Inventories                                         106,582                99,964
Allowance for doubtful accounts                     258,026               123,936
Deferred revenue                                     47,909               121,060
Accrued compensation                                 11,548                64,479
Other reserves and allowances                         4,070                74,406
                                               ------------          ------------
  Total deferred tax assets                       4,725,464             2,322,814

  Deferred tax liabilities:
Tax over book depreciation                          (18,135)                   --
                                               ------------          ------------

  Net deferred tax assets                         4,707,329             2,322,814

  Valuation allowance on net deferred
      tax assets                                 (4,707,329)           (2,322,814)
                                               ------------          ------------

  Net deferred taxes                           $         --          $         --
                                               ============          ============

         The Company has recorded a valuation allowance against deferred tax assets as deemed necessary to reduce deferred tax assets to amounts that are more likely than not to be realized. A portion of the valuation allowance relates to acquired temporary differences that, when realized, will be recorded as an adjustment to goodwill.

         At December 31, 2000, the Company has federal net operating loss carry-forwards of $9,918,055 that begin to expire in the year 2016. Pursuant to
Section 382 of the Internal Revenue Code, use of the Company's net operating loss and credit carry-forwards for federal and state income tax purposes may be limited if the Company experiences a cumulative change in ownership of greater than 50% in a moving three-year period. Ownership changes could impact the Company's ability to utilize net operating losses and credit carry-forwards remaining at the ownership change date. The limitation will be determined by the fair market value of common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax provision is:

                                        2000                     1999                      1998
                              -----------------------    ---------------------    ---------------------
                                 Amount       Percent      Amount      Percent      Amount      Percent
                              -----------     -------    ---------     -------    ---------     -------
Tax at U.S. statutory rates   $(2,035,633)     (35.0)%   $(123,559)     (39.4)%   $(599,350)     (35.0)%

State income taxes               (455,232)      (7.8)%      63,577       20.3%     (183,041)     (10.7)%
Nondeductible goodwill
amortization                       99,328        1.7%       97,379       31.0%       93,248        5.5%
Change in valuation
allowance                       2,384,515       41.0%     (117,658)     (37.5)%     884,737       51.7%
Officers' life insurance            5,950        0.1%        6,096        1.9%     (184,924)     (10.8)%
Meals & entertainment              56,843        1.0%       68,401       21.8%           --         --
Other                             (53,371)      (1.0)%      15,023        4.8%        8,679        0.5%
                              -----------      -----     ---------      -----     ---------      -----

                              $     2,400        0.0%    $   9,259        2.9%    $  19,349        1.2%
                              ===========      =====     =========      =====     =========      =====


12. EMPLOYEE BENEFIT PLAN

         The Company, on December 1, 1998 consolidated the wholly owned subsidiaries Section 401(k) Employees' Savings Plans into the Bristol Profit Sharing Plan (the Plan). The Plan covers substantially all full-time employees who have worked for more than one year. Contributions are based on the profitability of the Company and are made at the sole discretion of the Company. The Company made no discretionary contributions for the years ended December 31, 2000 and 1999. There was $26,550 in discretionary contributions for the year ended December 31, 1998.

13. RELATED PARTY TRANSACTIONS

         The Company had various transactions with related parties that were made in the normal course of business. A summary of these transactions is as follows:

                                                                          2000             1999             1998
                                                                        --------         --------         --------
Cash register purchases from R.S.M.G , which has an officer of
Smyth as an officer and member of its Board of Directors                                                   588,814

Rent paid to a director of CRI                                            70,321           86,380           80,274

Rent paid to Pollastro Properties, Inc., owned by the former owner of ARS, currently an officer of the Company's (resigned
December 2000)                                                           150,633          180,760          180,760

Rent paid to Schroeter, owned by former owner of QBM,
   currently an employee of QBM (retired June 2000)                       95,382          114,642           81,613

Auto leases paid to ARS Leasing Co, owned by an officer
    of the Company(resigned December 2000)                                    --            4,071           12,234

Payments to PRS, owned by an officer of the Company
(resigned December 2000)                                                  26,296           11,776

Payments on note payable Schroeter, an employee of QBM
retired June 2000                                                         15,577           54,423

Facility lease transactions with related parties are further discussed in Note 9, Commitments and Contingencies.

14. SUPPLEMENTAL QUARTERLY INFORMATION (UNAUDITED):

                                                                   1st 00(1)         2nd 00(1)        3rd 00(1)           4th 00
                                                                  -----------      -----------       -----------       -----------
Total revenue                                                     $ 6,144,011      $ 6,318,958       $ 5,167,364       $ 5,235,510
Gross margin                                                        1,090,363          837,595         1,201,074           810,446
Operating loss                                                     (1,089,220)      (1,393,231)       (1,137,762)       (1,765,136)
Other income (expense)                                               (130,772)        (102,349)          (92,732)         (261,840)
Gain on sale of assets                                                     --               --                --           162,662
Net loss                                                           (1,219,992)      (1,499,880)       (1,230,646)       (1,862,262)

Net loss applicable to common shareholders                        $(1,588,026)     $(1,532,872)      $(1,260,646)      $(2,129,012)

Basic and diluted loss to common shareholders per share           $     (0.23)     $     (0.22)      $     (0.17)      $     (0.26)

                                                                   1st 99(1)          2nd 99            3rd 99            4th 99
                                                                  -----------      -----------       -----------       -----------
Total revenue                                                     $ 8,101,259      $ 9,650,520       $ 9,753,567       $ 9,195,706
Gross margin                                                        2,232,239        2,855,743         2,692,318         3,396,655
Operating income (loss)                                              (381,254)         161,636            84,343          (831,373)
Other income (expense)                                               (116,561)        (113,784)         (144,645)         (182,760)
Gain on sale of assets                                                     --               --                --         1,171,373
Net income (loss)                                                    (497,815)          44,902           (61,510)          152,139

Net income (loss) applicable to common shareholders               $  (497,815)     $   (20,098)      $   (75,843)      $   153,032

Basic and diluted income (loss) to common shareholders per share  $     (0.07)     $     (0.00)      $     (0.01)      $      0.03


(1) Quarterly financial data has been amended from the information originally reported on Form 10 Q.

15. SUPPLEMENTAL CASH FLOW

The Company issued common stock and cash in connection with certain business combinations completed during the year ended December 31, 1998. The fair values of the assets acquired and the liabilities assumed at the date of the respective acquisition is presented as follows:

Supplemental disclosures of non-cash investing and financing activities:

                                                           December 31,
                                                               1998
                                                           ------------
Acquisitions
Fair value of assets acquired                              $  1,880,861
Liabilities assumed                                            (748,556)
                                                           ------------
Net assets acquired                                           1,132,305
Common stock issued                                            (500,000)
Note payable                                                    (70,000)
                                                           ------------
  Cash paid for acquisition, net of cash acquired          $    562,305
                                                           ============

On November 24,1999 the Company sold the Smyth Imager Division for $2,800,000. The net book values of the assets sold were $2,185,144 and the liabilities transferred were $753,043. See Note 4.

On August 24, 2000 and August 31,2000, the Company sold its sales offices located in London, KY and Canton, OH respectively. The net book value of the assets sold was $763,520 and the liabilities transferred were $225,529.


                                                                                                 Year ended December 31,
                                                                                           2000           1999            1998
                                                                                         --------        -------        --------
Other non-cash activities:
Non-cash transactions relating to Series C Redeemable Preferred Stock:
      Preferred Stock Accretion recorded to increase Series C to redemption value        $354,056
                                                                                         ========
      Dividend payable on Series C Preferred Stock                                       $ 66,970
                                                                                         ========
      Warrants issued in connection with Series C Preferred Stock                        $216,750
                                                                                         ========

Non-cash transactions relating to Series B Preferred Stock:
      Warrants issued in connection with Series B Preferred Stock                                        $52,500
                                                                                                         =======
      Series B warrant conversion to stock                                               $    150
                                                                                         ========
     Preferred Stock Accretion recorded to increase Series B to redemption value                         $52,500
                                                                                                         =======
     Dividend payable on Series B Preferred Stock                                                        $25,940
                                                                                                         =======

Non-cash transactions relating to Series A Convertible Preferred Stock:
      Warrants issued in connection with Series A Preferred Stock                                                       $ 69,500
                                                                                                                        ========
     Preferred Stock Accretion recorded to increase Series A to redemption value                                        $241,916
                                                                                                                        ========
       Imputed Dividend on Series A Preferred Stock                                                                     $227,589
                                                                                                                        ========
      Preferred stock dividend                                                                                          $ 10,084
                                                                                                                        ========
      Preferred stock conversion                                                                                        $    660
                                                                                                                        ========

     Warrants issued in connection with line of credit                                                                  $ 38,595
                                                                                                                        ========


16. SUBSEQUENT EVENTS

On February 14, 2001 the Company filed a joint proxy/registration statement on Form S-4 related to the proposed merger with Registry Magic. Under the terms of the agreement, common shareholders of Bristol would receive .65 shares of Registry common stock.

The Company successfully negotiated an extension of its line of credit with Coast Business Credit from December 31, 2000 to March 31, 2001 and again to May 31, 2001.

The Company borrowed funds for working capital from Registry Magic. The funds borrowed totaled $800,000 on December 31, 2000 and $1,910,000 as of April 12, 2001. Interest expense on these borrowed funds totaled $30,650 for the year ended December 31, 2000.


The Company negotiated extended payment terms with three major creditors and was able to convert a total of $1,537,000 of Accounts Payable balances into interest bearing notes. The Company believes that these more favorable terms will ease the pressure on its cash flow and allow it to operate in a more efficient manner.

INDEPENDENT AUDITORS' REPORTS ON SCHEDULE

To the Board of Directors and Stockholders of Bristol Retail Solutions, Inc.



The audits referred to in our report dated March 30, 2001 relating to the consolidated financial statements of Bristol Retail Solutions, Inc. and subsidiaries, which is contained herein and includes an explanatory paragraph regarding the Company's ability to continue as a going concern, included the audit of the financial statement schedule listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based upon our audit.


In our opinion such financial statement schedule presents fairly, in all material respects, the information set forth therein.



BDO Seidman LLP

Seattle, Washington
March 30,2001



To the Board of Directors and Stockholders of Bristol Retail Solutions, Inc.


We have audited the consolidated financial statements of Bristol Retail Solutions, Inc. and subsidiaries (the Company) as of December 31, 1999, and for the years ended December 31, 1999 and 1998, and have issued our report thereon dated April 8, 2000 (except for Note 2 as to which the date is February 13, 2001) which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the Company's ability to continue as a going concern. Such consolidated financial statements and report are included elsewhere in this Form 10-K. Our audits also included the financial statement schedule for 1999 and 1998 of Bristol Retail Solutions, Inc. and subsidiaries, listed in Item 14. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule for 1999 and 1998, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



DELOITTE & TOUCHE LLP

Costa Mesa, California
April 8, 2000 (except for Note 2 as to which the date is February 13, 2001)

                                   SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                                                                      Additions
                                                    Balance at        Charged to                            Balance
                                                    Beginning            Costs                               at End
                                                    of Period        and Expenses      Deductions          of Period
                                                    ---------        ------------      ----------          ---------
Year ended December 31, 2000:
            Inventory reserves                       $ 52,500            46,103           24,774            $ 73,829
            Allowance for doubtful accounts          $286,497           537,117          223,553            $600,061


Year ended December 31, 1999:
            Inventory reserves                       $314,558                --          262,058(1)         $ 52,500
            Allowance for doubtful accounts          $524,356            58,000          295,859(2)         $286,497

Year ended December 31, 1998:
            Inventory reserves                       $553,321            40,000          278,763(1)         $314,558
            Allowance for doubtful accounts          $382,990           245,952          104,586(2)         $524,356

(1) Consists primarily of the write-off of excess/obsolete inventories and includes for the year ended December 31, 1999 the inventory reserves included in the assets of the Smyth division that was sold November 1999.

(2) Consists primarily of the write-off of uncollectible customer invoice amounts and for the year ended December 31, 1999, the allowance for doubtful accounts included in the assets of the Smyth division that was sold November 1999.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                         BRISTOL RETAIL SOLUTIONS, INC.,

                             RMAG ACQUISITION CORP.

                                       and

                           REGISTRY MAGIC INCORPORATED

                          Dated as of November 6, 2000

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2000 (the "Agreement"), by and among BRISTOL RETAIL SOLUTIONS, INC., a Delaware corporation ("BRS"), REGISTRY MAGIC INCORPORATED, a Florida corporation ("RMAG"), and RMAG ACQUISITION CORP., a Delaware corporation ("SUB"), which is a direct wholly-owned subsidiary of RMAG. BRS and SUB are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

         A. The Boards of Directors of BRS, RMAG and SUB deem it advisable and in the best interests of each corporation and its respective shareholders that BRS and RMAG combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement.

         B. It is intended that the combination be effected by a merger of BRS with and into SUB with SUB surviving, which for Federal income tax purposes shall be a tax-free reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. (a) In accordance with the provisions of this Agreement, the Delaware General Corporation Law ("DGCL"), at the Effective
Time, BRS shall be merged (the "Merger") with and into SUB, and SUB shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be Bristol Retail Solutions, Inc. At the Effective Time, the separate existence of BRS shall cease.

         (b) The Merger shall have the effects on BRS and SUB, as Constituent Corporations of the Merger, provided for under the DGCL.

         Section 1.2 Effective Time. The Merger shall become effective at the time of filing of, or at such later time as specified in, an agreement of merger, in the form required by and executed in accordance with the DGCL, and with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

         Section 1.3 Articles of Incorporation and Bylaws of Surviving Corporation. The Certificate of Incorporation and Bylaws of SUB as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by law.

         Section 1.4 Directors and Officers of Surviving Corporation. (a) The directors of the Surviving Corporation shall be the same as the directors of RMAG at the Effective Time and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

         (b) The following individuals shall be the officers of the Surviving Corporation and each will hold office from and after the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal; (i) Lawrence Cohen - Chief Executive Officer and President; (ii) David Kaye - Executive Vice President;
(iii) Such other individuals to be determined at or prior to the Effective Time by the parties hereto.

         Section 1.5 Directors of RMAG. Prior to the Effective Time, RMAG and BRS shall take, or cause to be taken, all necessary actions such that, at the Effective Time, RMAG's Board of Directors shall consist of five (5) members, without classifications of directors into separate classes. Following the Effective Time the directors, shall be reelected at the annual meeting of shareholders of RMAG commencing in the year 2001. The directors of RMAG shall be designated prior to the filing with the Securities and Exchange Commission of the preliminary proxy statement referred to herein as follows: (i) RMAG, acting through its current board of directors, shall designate four (4) directors, at least two (2) of whom shall be "independent within the meaning of the Securities Exchange on which the RMAG shares are listed" and (ii) BRS, acting through its current board of directors, will designate one (1) director.

         Section 1.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

         Section 2.1 Effect on BRS Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

         (a) Each share of BRS' common stock, .001 par value (the "BRS Common Shares"), together with the Associated BRS Rights issued pursuant to that Stock Purchase Rights Agreement, issued and outstanding immediately prior to the Effective Time (other than shares of RMAG Common Stock owned by BRS or SUB, all of which shall be canceled as provided herein), shall be converted at the Effective Time into the right to receive .65 of a validly issued, fully paid and non-assessable share of RMAG Common Stock, $.001 par value per share (the "Exchange Ratio") (together with any cash in lieu of fractional shares of RMAG Common Stock to be paid pursuant to this Agreement (the RMAG "Common Stock").

         (b) At the Effective Time each share of Preferred Stock of BRS (the "BRS Preferred Shares") issued and outstanding immediately prior to the Effective Time (other than shares of BRS Preferred Stock owned by RMAG or SUB, all of which shall be canceled as provided herein) shall be converted at the Effective Time into the right to receive one (1) share of Preferred Stock of RMAG having the same rights, preferences and privileges as the outstanding Series of Bristol Preferred Stock, respectively. The BRS Common Shares and BRS Preferred Shares are referred to as the "BRS Shares".

         (c) All BRS Common Shares together with the Associated BRS Rights and the BRS Preferred Shares shall be canceled and retired, and each certificate representing any such BRS Shares shall thereafter (i) represent only the right to receive the RMAG Common Stock and RMAG Preferred Shares issuable in exchange for such BRS Shares upon the surrender of such certificates in accordance with
Section 2.4 (and any cash payable in respect of fractional shares) and (ii) entitle the holder thereof to vote with respect to, and receive dividends on, such number of whole shares of RMAG Common Stock and RMAG Preferred Shares which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with Section 2.4.

         (d) Notwithstanding anything to the contrary in this Agreement, any holder of BRS Shares who shall exercise the rights of a dissenting shareholder pursuant to and strictly in accordance with the provisions of the DGCL shall be entitled to receive only the payment therein provided for and shall not be entitled to receive RMAG Common Stock and RMAG Preferred Shares. Such payment shall be made directly by the Surviving Corporation.

         Section 2.2 Effect on BRS Options and Warrants. As of the Effective Time, any stock options, warrants, convertible securities (other than BRS Preferred Shares), or other contractual commitments to purchase or issue shares of BRS that are outstanding, both as the date hereof and at the Effective Time (whether or not contingent or otherwise requiring future shareholder approval) shall be assumed by RMAG and converted into an option, warrant, convertible security or other contractual commitment as the case may be, to purchase or issue under the same terms and conditions (including, without limitation, the date and exercise provisions) as were applicable prior to the Effective Time, the number of shares of RMAG Common Stock equal to the number of shares subject to such option, warrant, convertible security or other contractual commitment multiplied by [.65], at an exercise price per share of RMAG Common Stock equal to the former exercise price per share under such option, warrant, convertible security or other contractual commitment immediately prior to the Effective Time (taking into account any anti-dilution formula), provided, however, in the case of the employee stock option to which
Section 421 of the Internal Revenue Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary to comply under Section 424(a) of the Code. No stock option or warrant shall be converted into an option or warrant to purchase a partial share. Except as provided above, the converted stock options, warrants, convertible securities or other contractual commitments shall be assumed by RMAG under the same terms and conditions, but shall not be subject to further shareholder approval. RMAG agrees that as soon as reasonably practical after the Effective Time it will file one or more registration statements on Form S-8 or otherwise, to the extent such securities have been previously registered under the Securities Act of 1933, or amendment to any existing registration statements on Form S-8 or otherwise, covering stock options and warrants, to register the shares issuable upon exercise of the aforesaid converted options and warrants, at and at or prior to the Effective Time, RMAG should take all corporate action necessary to reserve a sufficient number of shares for delivery upon exercise of the options and warrants, conversion of convertible securities or otherwise pursuant to other contractual commitments assumed pursuant to this Section. The consummation of the merger shall not be treated as a termination of employment for purposes of the option plans.

         Section 2.3 SUB Common Stock. Each share of common stock, $.0001 par value, of SUB issued and outstanding immediately prior to the Effective Time shall remain outstanding.

         Section 2.4 Exchange Procedures. (a) RMAG shall authorize its transfer agent to act as exchange agent hereunder (the "Exchange Agent") for the purposes of exchanging certificates representing BRS Shares and shares of RMAG Common Stock and RMAG Preferred Shares. As promptly as practicable after the Effective Time, RMAG shall deposit with the Exchange Agent, in trust for the holders of Certificates (as defined in Section 2.4(b) below), certificates representing the shares of RMAG Common Stock and RMAG Preferred Shares issuable pursuant to
Section 2.1(a) and (b) in exchange for BRS Shares (the "BRS Certificates").

         (b) Promptly after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented BRS Shares (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of RMAG Common Stock and RMAG Preferred Shares which such holder has the right to receive under Section 2.1(a) (and any amount of cash payable in lieu of fractional shares) and such Certificate shall forthwith be canceled. If any such shares are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

         (c) No dividends or other distributions with respect to the RMAG Common Stock or RMAG Preferred Shares constituting all or a portion of the consideration payable to the holders of BRS Shares shall be paid to the holder of any unsurrendered Certificate representing BRS Shares until such Certificate is surrendered as provided for in this Section 2.4. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing RMAG Common Stock and RMAG Preferred Shares (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of RMAG Common Stock and RMAG Preferred Shares and not paid, and the amount of cash payable in lieu of any fractional shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of RMAG Common Stock or RMAG Preferred Shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax Law. RMAG shall make available to the Exchange Agent cash for these purposes.

         (d) Any portion of the RMAG Common Stock and RMAG Preferred Shares made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of BRS Shares twelve (12) months after the Effective Date shall be returned to RMAG, upon demand, and any such holder who has not exchanged his, her or its BRS Shares in accordance with this Section 2.4 prior to that time shall thereafter look only to RMAG for his, her or its claim for RMAG Common Stock and RMAG Preferred Shares, (as the case may be), any cash in lieu of fractional shares and certain dividends or other distributions. Neither RMAG nor SUB shall be liable to any holder of BRS Shares with respect to any RMAG Common Stock and RMAG Preferred Shares (or cash in lieu of fractional shares) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) If any Certificate representing BRS Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by RMAG, the posting by such person of a bond in such reasonable amount as RMAG may direct as indemnity against any claim that may be made against it with


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

respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration payable under Section 2.1(a) and, if applicable, any unpaid dividends and distributions on shares of RMAG Stock deliverable with respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

         Section 2.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of BRS Shares who upon surrender of Certificates therefor would be entitled to receive a fraction of a share of RMAG Common Stock and RMAG Preferred Shares shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the initial fair market value of RMAG Common Stock and RMAG Preferred Shares. For purposes of this Agreement, initial market value means the average of the closing bid and ask price of RMAG Common Stock for the five trading days ending three trading days immediately preceding the Closing.

         Section 2.6 Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of BRS or the Surviving Corporation of BRS Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this
Article II.

         Section 2.7 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding RMAG Common and Preferred Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split up, combination or exchange of shares or stock dividend payable and any other securities shall be declared with a record date within such period, or any other similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide the holders of the BRS Common or Preferred Stock under the same economic effect as contemplated by this Agreement prior to such date.

         Section 2.8 Associated Rights References. In Article I and Article II of this Agreement the BRS Common Shares shall include, unless the context requires otherwise, the associated BRS Rights.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF RMAG AND SUB

         RMAG and SUB jointly and severally represent and warrant to BRS and each BRS Shareholder as follows:

         Section 3.1 Organization. Each of RMAG and SUB is a corporation duly organized, validly existing and in good standing under the laws of its respective State of Incorporation. RMAG owns directly all of the outstanding capital stock of SUB. Each of RMAG and SUB has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 3.1, each of RMAG and SUB is duly


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

qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 3.1 except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of RMAG and would not delay or prevent the consummation of the transactions contemplated hereby (an "RMAG Material Adverse Effect"). RMAG previously has delivered to BRS accurate and complete copies of its Articles of Incorporation and Bylaws, and SUB's Certificate of Incorporation and Bylaws, each as currently in effect.

         Section 3.2 Capitalization. (a) The authorized capital stock of RMAG consists of 30,000,000 shares of RMAG Common Stock and 5,000,000 shares of RMAG Preferred Shares. As of the date hereof, there are 5,380,000 shares of RMAG Common Stock issued and outstanding and no shares held in treasury; and no shares of RMAG Preferred Shares outstanding. As of the date hereof, there were outstanding under the RMAG Stock Option Plans, or otherwise, RMAG Stock Options entitling the holders thereof to purchase, up to the number of RMAG Shares as set forth on Schedule 3.2. Except as set forth in Schedule 3.2 or in the RMAG SEC Reports, at the Effective Time there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating RMAG to issue, transfer or sell any shares of capital stock of RMAG or any other securities convertible into or evidencing the right to subscribe for any such shares. All shares of RMAG Common Stock and RMAG Preferred Shares to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, and nonassessable and subject to the terms of this Agreement free from liens, charges, claims and encumbrances. All of the shares of RMAG Common Stock shall be, when issued upon proper conversion of RMAG Preferred Shares, duly authorized and validly issued, fully paid and nonassessable and subject to the terms of this Agreement free from liens, charges, claims and encumbrances.

         (b) The authorized capital stock of SUB consists of one hundred (100) shares of common stock, $.0001 par value, of which one hundred (100) are issued and outstanding and are validly issued, fully paid and nonassessable. As of the date hereof, there are no outstanding Sub Stock Options entitling the holders thereof to purchase SUB Shares. At the Effective Time there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating SUB to issue, transfer or sell any shares of capital stock of SUB or any other securities convertible into or evidencing the right to subscribe for any such shares.

         (c) Except for the SUB, RMAG has no subsidiaries.

         Section 3.3 Authority. Each of RMAG and SUB has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the shareholders of RMAG, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of RMAG and SUB and by RMAG as

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

the sole shareholder of SUB, and, except for the requisite approval by the shareholders of RMAG, no other corporate proceedings on the part of RMAG or SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of RMAG and SUB and, assuming this Agreement constitutes a legal, valid and binding agreement of BRS and the BRS Shareholders, constitutes a legal, valid and binding agreement of RMAG and SUB, as the case may be, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

         Section 3.4 No Violations: Consents and Approvals. Except as set forth on Schedule 3.4, (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by RMAG and SUB with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of RMAG's shareholders, any provision of the Articles of Incorporation or Bylaws of either of RMAG or the Certificate of Incorporation or Bylaws of SUB, (ii) any contract, agreement, instrument or understanding to which RMAG or SUB is a party or by which RMAG, SUB or any of their respective assets or properties is bound, or
(iii) subject to the requisite approval of RMAG's shareholders any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority (a "Law") applicable to RMAG or SUB or any of their respective assets or properties, excluding from the foregoing clauses (ii) and
(iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have an RMAG Material Adverse Effect or materially impair RMAG's or SUB's ability to consummate the transactions contemplated hereby or for which RMAG or SUB have received or, prior to the Merger, shall have received appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by RMAG or SUB in connection with the execution and delivery of the Agreement or the consummation by RMAG or SUB of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in each case and the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings with, and approval of, the stock exchange where the RMAG Common Stock is to be listed in connection with obligations of RMAG hereunder, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have an RMAG Material Adverse Effect, or materially impair the ability of RMAG or SUB to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 3.5 SEC Documents: RMAG Financial Statements. (a) RMAG has filed with the Securities and Exchange Commission ("SEC") all documents required to be filed under the

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

Securities Act and the Exchange Act since the effective date of its initial public offering (the "RMAG SEC Documents"). As of their respective dates, the RMAG SEC Documents complied in all respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the RMAG SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) As of their respective dates, the financial statements of RMAG included in the RMAG SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of RMAG as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). RMAG's balance sheet included in its Form 10-QSB for the quarter ended April 30, 2000, shall be referred to as the RMAG Interim Balance Sheet.

         (c) RMAG has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on
Schedule 3.5, (ii) as set forth on the RMAG Interim Balance Sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the RMAG Interim Balance Sheet.

         Section 3.6 Absence of Certain Changes. Since the date of the RMAG Interim Balance Sheet, RMAG has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have a RMAG Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on
Schedule 3.6, since April 30, 2000, there has not been with respect to RMAG any:

         (a) sale or disposition of any material asset other than inventory in the ordinary course;

         (b) payment of any dividend, distribution or other payment to any shareholder of RMAG or to any relative of any such shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

         (c) incurrence or commitment to incur any liability individually or in the aggregate material to RMAG, except such liabilities under RMAG's existing credit facilities and liabilities incurred in connection with the Merger;

         (d) waiver, release, cancellation or compromise of any indebtedness owed to RMAG or claims or rights against others, exceeding $50,000 in the aggregate;

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

         (e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

         (f) unusual or novel method of transacting business engaged in by RMAG or any change in RMAG's accounting procedures or practices or its financial or equity structure.

         Section 3.7 Proxy Statement/Prospectus Registration Statement. None of the information regarding RMAG and SUB to be supplied by RMAG and SUB for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") relating to RMAG Common Stock to be issued in connection with the Merger or (ii) the proxy statement to be distributed in connection with the shareholders meeting of BRS contemplated by Section 5.5 (as it may be amended or supplemented from time to time, the "Proxy Statement" and together with the prospectus to be included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to shareholders of BRS and at the time of the shareholder's meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to RMAG or SUB shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of RMAG and BRS. The Proxy Statement and the Registration Statement will (with respect to RMAG) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         Section 3.8 State Antitakeover Statutes. The RMAG Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby, including approval of the voting agreement (as defined in Section 5.13 below) by the RMAG Board of Directors as required by the Florida Business Corporation Act ("FBCA"). No "business combination," "moratorium," "control share," "fair price," "interested shareholder," affiliated transactions" or other state antitakeover statute or regulation (i) prohibits or restricts RMAG's ability to perform its obligations under this Agreement (or any party's ability to perform their obligations under the voting agreement) or either party's ability to consummate the Merger or to the other transactions contemplated hereby or thereby, (ii) would have the effect of invalidating or voiding this Agreement or the voting agreement or any provision hereof, or (iii) would subject BRS or SUB to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

         Section 3.9 Broker's Fees. Except as set forth on Schedule 3.9, neither RMAG nor SUB nor any of RMAG's affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

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

         Section 3.10 Environmental Matters. RMAG has complied in all material respects with, and has not been cited for any violation of, federal, state and local environmental protection laws and regulations; and no material capital expenditures will be required for compliance with any federal, state or local laws or regulations now in force relating to the protection of the environment. As used in this section, "hazardous material" means any hazardous or toxic substance, material or waste that is regulated by any federal authority or by any state or local authority where the substance, material or waste is located. There are no underground storage tanks located on the real property owned by RMAG, nor were there any such underground storage tanks located in any real property owned or leased by RMAG during the period of RMAG's period of ownership or tenancy, nor is RMAG aware of any underground storage tanks on the real property leased by RMAG in which any hazardous material has been or is being stored, nor has there been any spill, disposal, discharge or release of any hazardous material into, upon or over that real property or into or upon ground or surface water on that real property. There are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets owned by RMAG, nor is there any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property owned by RMAG. RMAG is not aware of any asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets leased by RMAG, nor is RMAG aware of any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property leased by RMAG.

         Section 3.11 Compliance With Laws. RMAG is not or has not conducted its business in violation of any Law, including without limitation, any Law pertaining to environmental protection, occupational health or safety, and employment practices except the violation of which would not have an RMAG Material Adverse Effect.

         Section 3.12 No Litigation. Except as set forth in the RMAG SEC Documents or on Schedule 3.12 there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to RMAG's knowledge threatened, against RMAG. There are no pending or, to RMAG's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of RMAG or any of its respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have a RMAG Material Adverse Effect.

         Section 3.13 Employee Benefits. All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the "Plans") maintained by RMAG or to which RMAG contributes are listed on Schedule 4.16. In addition, Schedule 4.16 separately sets forth any Plans which RMAG, or any affiliate or predecessor of RMAG maintained or contributed to within the three years preceding the date hereof.

         (a) The Plans comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

         (b) RMAG and any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with the terms. RMAG has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

         (c) RMAG has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.13. RMAG has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law, and any applicable collective bargaining agreement. Neither RMAG, nor any affiliate or predecessor of RMAG, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in
Section 3(37) of ERISA), (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

         (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to RMAG's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against RMAG or any other party with respect to any of the Plans.

         Section 3.14 Taxes. (a) RMAG has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to RMAG on or before the date hereof. RMAG has included in its federal income Tax Returns for all periods ended on or before July 31, 1996. All such Tax Returns are true, correct and complete in all material respects as of the time of filing. RMAG, with respect to the federal income Tax Returns, and, with respect to any other Tax Returns, has paid in full on a timely basis all Taxes (as defined below) due on such Tax Returns or such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and for contested Taxes only which adequate reserves have been established on the RMAG Interim Balance Sheet. Except as set forth on Schedule 4.14, the balance for accrued Taxes on the RMAG Interim Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of RMAG's liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of


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


RMAG. The balance of accrued Taxes have been determined in accordance with generally accepted accounting principles, applied on a consistent basis. All monies which RMAG was required by Law to withhold from employees have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of RMAG.

         (b) RMAG has never been a member of an affiliated group filing consolidated returns.

         (c) (i) RMAG has not received any notice of a deficiency or assessment with respect to Taxes of RMAG from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the RMAG Interim Balance Sheet; (ii) there are no ongoing audits or examinations of any Tax Return relating to RMAG and no notice (oral or written) of audit or examination of any such Tax Return has been received by RMAG; (iii) In the last three years, the federal income Tax Returns of RMAG have not been audited by the Internal Revenue Service; and (iv) To RMAG's knowledge, no issue has been raised (either in writing or verbally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of RMAG by any taxing authority which, if resolved against RMAG, would have a RMAG Material Adverse Effect. RMAG has disclosed on its federal income tax returns all positions taken therein that, RMAG believes could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

         (d) RMAG is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability for taxes of any other person under law or contract.

         (e) RMAG (i) has not filed a consent pursuant to Code Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)) owned by RMAG; (ii) has not agreed, or is not required, to make any adjustment under Code
Section 481(a) by reason of a change in accounting method or otherwise initiated by RMAG that will affect the liability of RMAG for Taxes; (iii) has not made an election, or is required, to treat any asset of RMAG as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is not now nor has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G; (v) has not participated in an international boycott as defined in Code Section 999; (vi) is not now or has ever been a "foreign person" within the meaning of Code Section 1445(b)(2); (vii) is not now or has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); or
(viii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

         (f) RMAG is not required to report or pay any additional Taxes from any joint venture, partnership or other arrangement or contract limited liability company that could be treated as a partnership for federal income tax purposes.

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

         (g) For purposes of this Section 4.17, the following terms shall have the meaning given to them below:

                  (i) "Tax" means any of the Taxes, and "Taxes" means, with respect to RMAG, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section
59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees assessments, or charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority on RMAG, and
(ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

                  (ii) "Tax Return" means any return, declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local and foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or payable by RMAG or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

         Section 3.15 Absence of Certain Business Practices. Neither RMAG nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to RMAG's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject RMAG to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a RMAG Material Adverse Effect, or
(iii) if not continued in the future, might have a RMAG Material Adverse Effect or which might subject RMAG to suit or penalty in any private or governmental litigation or proceeding.

         Section 3.16 Intellectual Property. (a) Schedule 3.16(a) sets forth a correct and complete list of (i) all U.S. and foreign trademarks, patents, service marks, trade names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by RMAG, used in connection with its business; (ii) all unregistered trademarks, patents, service marks, and trade names which are owned by RMAG and used in connection with its business; and (iii) all licenses, contracts, permissions and other agreements relating to the business to which RMAG is a party relating in any way to rights in any of the foregoing. Except as set forth on Schedule 3.16(a), title to all registered intellectual property is recorded on records in the name of RMAG and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

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

         (b) Except as disclosed and set forth on Schedule 3.16(b), (i) RMAG owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), all intellectual property necessary to the conduct of the business of RMAG as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; (ii) RMAG's right title and interest in such intellectual property is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which RMAG or any person or entity who has granted a license or other right to use intellectual property to RMAG or who has been granted a license or other right to use intellectual property by RMAG, is a party or subject, nor to the knowledge of RMAG is any such claim, demand, proceeding, action, litigation, or court order threatened; and (iii) the conduct of the business of RMAG as currently conducted does not materially infringe or conflict with any intellectual property of others.

         Section 3.17 Knowledge. The term "to RMAG's knowledge" shall mean the actual knowledge of each director and officer of RMAG after reasonable investigation.

         Section 3.18 Labor. RMAG has not experienced any strike, collective labor agreements, or the collective bargaining disputes or claims of unfair labor practices in the last five years. To RMAG's knowledge, there is no organizational effort presently being made by or on behalf of any labor union with respect to the employees of RMAG.

         Section 3.19 No Undisclosed Information. No provision of this Article III or any Schedule or any document or agreement furnished by RMAG contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

         Section 3.20 Opinion of Financial Advisor. RMAG has received the opinion of a financial advisor to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of the RMAG Common Stock, copies of which opinions will be promptly provided to the other company.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF BRS

         BRS represents and warrants to RMAG and SUB as follows, and warrant as follows:

         Section 4.1 Organization. (a) BRS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being

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


conducted. BRS is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 4.1, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of BRS and would not delay or prevent the consummation of the transactions contemplated hereby (a "BRS Material Adverse Effect").

         (b) BRS previously has delivered to RMAG accurate and complete copies of BRS's Articles of Incorporation and Bylaws, each as currently in effect.

         Section 4.2 Capitalization. (a) The authorized capital stock of BRS consists of (i) 2,000,000 BRS Common Shares par value $.001 per share and shares of Preferred Stock. As of the date hereof, there are 6,926,968 BRS Common Shares, and shares of BRS Preferred Shares issued and outstanding as set forth on Schedule 4.2. As of the date hereof, there were outstanding under the BRS Stock Option Plans, all of which are listed on Schedule 4.2, BRS Stock Options entitling the holders thereof to purchase, in the aggregate, up to _______ BRS Shares. Except as set forth on Schedule 4.2, or in the BRS SEC Reports at the Effective Time, there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating BRS to issue, transfer or sell any shares of capital stock of BRS or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding BRS Shares are, and all BRS Shares issued and outstanding at the Effective Time shall be, duly authorized and validly issued, fully paid and non-assessable and subject to the terms of this Agreement free from all liens, charges, claims and encumbrances.

         (b) Except as set forth on Schedule 4.2(a), BRS has no subsidiaries.

         Section 4.3 Authority. BRS has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the Merger and the adoption of this Agreement by BRS's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by BRS's Board of Directors and, except for the requisite approval of the Merger and the adoption of this Agreement by BRS's shareholders, no other corporate proceedings on the part of BRS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. BRS's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BRS and its shareholders and, except as provided in Section 5.2 below, have determined to recommend to such shareholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by BRS, and assuming this Agreement constitutes a legal, valid and binding agreement of RMAG and SUB, constitutes a legal, valid and binding agreement of BRS may be, enforceable against BRS in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws

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

affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

         Section 4.4 No Violations; Consents and Approvals. Except as set forth on Schedule 4.4, (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by BRS with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of BRS's shareholders, any provision of the Articles of Incorporation or Bylaws of BRS, (ii) any contract, agreement, instrument or understanding to which BRS is a party, or by which BRS, or any of its respective assets or properties is bound, or (iii) subject to the requisite approval of BRS's shareholders, any Law applicable to BRS, any BRS Shareholder or any of their respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have a BRS Material Adverse Effect or materially impair BRS's or BRS Shareholder's ability to consummate the transactions contemplated hereby or for which BRS or BRS Shareholders have received or, prior to the Merger, shall have received appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by BRS or SUB in connection with the execution and delivery of the Agreement or the consummation by BRS or SUB of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Act and the Exchange Act , in each case with the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings with, and approval of, the stock exchange where the BRS Common Stock is to be listed in connection with obligations of BRS hereunder, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have an BRS Material Adverse Effect, or materially impair the ability of BRS or SUB to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 4.5 SEC Documents; BRS Financial Statements. (a) BRS has filed with the Securities and Exchange Commission ("SEC") all documents required to be filed under the Securities Act and the Exchange Act since the effective date of its initial public offering (the "BRS SEC Documents"). As of their respective dates, the BRS SEC Documents complied in all respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the BRS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) As of their respective dates, the financial statements of BRS included in the BRS SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of BRS as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). BRS's balance sheet included in its Form 10-QSB for the quarter ended June 30, 2000, shall be referred to as the BRS Interim Balance Sheet.

         (c) BRS has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on
Schedule 4.5, (ii) as set forth on the BRS Interim Balance sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the BRS Interim Balance Sheet.

         Section 4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6, since the date of the BRS Interim Balance Sheet, BRS has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have an BRS Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.6, since June 30, 2000, there has not been with respect to BRS any:

         (a) sale or disposition of any material asset other than inventory in the ordinary course;

         (b) payment of any dividend, distribution or other payment to any Shareholder of BRS or to any relative of any such Shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

         (c) incurrence or commitment to incur any liability individually or in the aggregate material to BRS, except such liabilities under BRS's existing credit facilities and liabilities incurred in connection with the Merger;

         (d) waiver, release, cancellation or compromise of any indebtedness owed to BRS or claims or rights against others, exceeding $50,000 in the aggregate;

         (e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

         (f) unusual or novel method of transacting business engaged in by BRS or any change in BRS's accounting procedures or practices or its financial or equity structure.

         Section 4.7 Proxy Statement Prospectus; Registration Statement. None of the information regarding BRS to be supplied by BRS for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement at the time it becomes effective and at the Effective Time, and in the case of the Proxy Statement, at the time it is first mailed to shareholders of BRS and at the time of their shareholders meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to BRS shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of BRS. The Proxy Statement and the Registration Statement will (with respect to BRS) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         Section 4.8 State Antitakeover Statutes. The BRS Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby, including approval of the voting agreement (as defined in Section 5.13 below) by the BRS Board of Directors as required by the DGCL. No "business combination," "moratorium," "control share," "fair price," "interested shareholder," affiliated transactions" or other state antitakeover statute or regulation (i) prohibits or restricts BRS's ability to perform its obligations under this Agreement (or any party's ability to perform their obligations under the voting agreement) or either party's ability to consummate the Merger or to the other transactions contemplated hereby or thereby, (ii) would have the effect of invalidating or voiding this Agreement or the voting agreement or any provision hereof, or (iii) would subject RMAG or SUB to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

         Section 4.9 Broker's Fees. Neither BRS nor any of its affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 4.10 Environmental Matters. BRS has complied in all material respects with, and has not been cited for any violation of, federal, state and local environmental protection laws and regulations; and no material capital expenditures will be required for compliance with any federal, state or local laws or regulations now in force relating to the protection of the environment. As used in this section, "hazardous material" means any hazardous or toxic substance, material or waste that is regulated by any federal authority or by any state or local authority where the substance, material or waste is located. There are no underground storage tanks located on the real property owned by BRS, nor were there any such underground storage tanks located in any real property owned or leased by Bristol during the period of Bristol's period of ownership or tenancy, nor is BRS aware of any underground storage tanks on the real property leased by BRS in which any hazardous material has been or is being stored, nor has there been any spill, disposal, discharge or release of any hazardous material into, upon or over that real property or into or upon ground or surface water on that real property. There are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets owned by BRS, nor is there any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property owned by BRS. BRS is not aware of any asbestos- containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets leased by BRS, nor is BRS aware of any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property leased by BRS.

         Section 4.11 Compliance With Laws. BRS is not or has not conducted its business in violation of any Law, including without limitation, any Law pertaining to environmental protection, occupational health or safety, and employment practices except the violation of which would not have an BRS Material Adverse Effect.

         Section 4.12 No Litigation. Except as set forth in the BRS SEC Documents as on Schedule 4.12, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to BRS's knowledge threatened, against BRS. There are no pending or, to BRS's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of BRS or any of its respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have an BRS Material Adverse Effect.

         Section 4.13 Employee Benefits. All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the "Plans") maintained by BRS or to which BRS contributes are listed on Schedule 4.16. In addition, Schedule 4.16 separately sets forth any Plans which BRS, or any affiliate or predecessor of BRS, maintained or contributed to within the three years preceding the date hereof.

         (a) The Plans comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

         (b) BRS and any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with the terms. BRS has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

         (c) BRS has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.13. BRS has the right


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

to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law, and any applicable collective bargaining agreement. Neither BRS, nor any affiliate or predecessor of BRS, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in Section 3(37) of ERISA), (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

         (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to BRS's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against BRS or any other party with respect to any of the Plans.

         Section 4.14 Taxes. (a) BRS has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to BRS on or before the date hereof. BRS has included in its federal income Tax Returns for all periods ended on or before December 31, 1996. All such Tax Returns are true, correct and complete in all material respects as of the time of filing. BRS, with respect to the federal income Tax Returns, and, with respect to any other Tax Returns, has paid in full on a timely basis all Taxes (as defined below) due on such Tax Returns or such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and for contested Taxes only which adequate reserves have been established on the BRS Interim Balance Sheet. Except as set forth on Schedule 4.14, the balance for accrued Taxes on the BRS Interim Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of BRS's liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of BRS, respectively. The balance of accrued Taxes have been determined in accordance with generally accepted accounting principles, applied on a consistent basis. All monies which BRS was required by Law to withhold from employees have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of BRS.

         (b) Except as set forth on Schedule 4.14, BRS has never been a member of an affiliated group filing consolidated returns.

         (c) (i) BRS has not received any notice of a deficiency or assessment with respect to Taxes of BRS from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the BRS Interim Balance Sheet; (ii) there are no ongoing audits or examinations of any Tax Return relating to BRS and no notice (oral or written) of audit or examination of any such Tax Return has been received by BRS; (iii) In the last three years, the federal income Tax Returns of BRS have not been audited by the Internal Revenue Service; and (iv) To BRS's knowledge, no issue has been raised (either in writing or verbally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of BRS by any taxing authority which, if resolved against BRS, would have a BRS Material Adverse Effect. BRS has disclosed on its federal income tax returns all positions taken therein that, BRS believes could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

         (d) BRS is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability for taxes of any other person under law or contract.

         (e) BRS (i) has not filed a consent pursuant to Code Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection
(f) asset (as such term is defined in Code Section 341(f)) owned by BRS; (ii) has not agreed, or is not required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise initiated by BRS that will affect the liability of BRS for Taxes; (iii) has not made an election, or is required, to treat any asset of BRS as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is not now nor has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G; (v) has not participated in an international boycott as defined in Code Section 999; (vi) is not now or has ever been a "foreign person" within the meaning of Code Section 1445(b)(2);
(vii) is not now or has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); or (viii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

         (f) BRS is not required to report or pay any additional Taxes from any joint venture, partnership or other arrangement or contract limited liability company that could be treated as a partnership for federal income tax purposes.

         (g) For purposes of this Section 4.17, the following terms shall have the meaning given to them below:

                  (i) "Tax" means any of the Taxes, and "Taxes" means, with respect to BRS, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section
59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees assessments, or charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority on BRS, and
(ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.


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


                  (ii) "Tax Return" means any return, declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local and foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or payable by BRS or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

         Section 4.15 Absence of Certain Business Practices. Neither BRS nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to BRS's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject BRS to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a BRS Material Adverse Effect, or (iii) if not continued in the future, might have a BRS Material Adverse Effect or which might subject BRS to suit or penalty in any private or governmental litigation or proceeding.

         Section 4.16 Intellectual Property. (a) Schedule 4.16(a) sets forth a correct and complete list of (i) all U.S. and foreign trademarks, patents, service marks, trade names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by BRS and used in connection with its business; (ii) all unregistered trademarks, patents, service marks, and trade names which are owned by BRS and used in connection with its business; and (iii) all licenses, contracts, permissions and other agreements relating to the business to which BRS is a party relating in any way to rights in any of the foregoing. Except as set forth on Schedule 4.16(a), title to all registered intellectual property is recorded on records in the name of BRS and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

         (b) Except as disclosed and set forth on Schedule 4.16(b), (i) BRS owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), all intellectual property necessary to the conduct of the business of BRS as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; (ii) BRS's right title and interest in such intellectual property is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which BRS or any person or entity who has granted a license or other right to use intellectual property to BRS or who has been granted a license or other right to use intellectual property by BRS, is a party or subject, nor to the knowledge of BRS is any such claim, demand, proceeding, action, litigation, or court order threatened; and (iii) the conduct of the business of BRS as currently conducted does not materially infringe or conflict with any intellectual property of others.


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

         Section 4.17 Required Vote of BRS Shareholders. The affirmative vote of the holders of a majority of the outstanding BRS Shares is required to approve the Merger. No other vote of the shareholders of BRS is required by Law, the Articles of Incorporation or Bylaws of BRS or otherwise in order for BRS to consummate the Merger and the transactions contemplated hereby.

         Section 4.18 Knowledge. The term "to BRS's knowledge" shall mean the actual knowledge of each director and officer of BRS and, where applicable, each BRS Shareholder after reasonable investigation.

         Section 4.19 Labor. BRS has not experienced any strike, collective labor agreements, or the collective bargaining disputes or claims of unfair labor practices in the last five years. To BRS's knowledge, there is no organizational effort presently being made by or on behalf of any labor union with respect to the employees of BRS.

         Section 4.20 BRS Stockholder Rights Plan. The Board of Directors of BRS has amended the BRS Rights Agreement in accordance with its terms to render inapplicable the transactions contemplated by this Agreement.

         Section 4.21 Opinion of Financial Advisor. BRS has received the opinion of a financial advisor to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of the BRS Common Stock, copies of which opinions will be promptly provided to the other company.

         Section 4.22 No Undisclosed Information. No provision of this Article IV or any Schedule or any document or agreement furnished by BRS or the BRS Shareholders contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

                                    ARTICLE V

                                    COVENANTS

         Section 5.1 Conduct of Business of BRS and RMAG. Except as contemplated by this Agreement or as expressly agreed to in writing by the other party, during the period from the date of this Agreement to the Effective Time, BRS and RMAG will each conduct their operations substantially as presently operated and only in the ordinary course of business, in a normal manner consistent with past practices and will use commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time neither BRS nor RMAG will, without the prior written consent of the other:

         (a) amend its Articles of Incorporation or Bylaws;

         (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any securities convertible into shares of its capital stock, other than pursuant to and in accordance with the terms of its stock option plans;

         (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock;

         (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

         (e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees, except in the ordinary course of business and in accordance with its customary past practices or as otherwise may be contractually required; or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing employee benefit plans or in the RMAG or BRS SEC Documents as the case may be;

         (f) except as set forth on Schedule 5.1, sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets other than inventory in the ordinary course of business;

         (g) enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

         (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition of a material amount of assets or securities or (iv) material change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right;

         (i) engage in any unusual or novel method of transacting business or change any accounting procedure or practice or its financial structure; or

         (j) take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all respects as of the date of such action or omission as though made at and as of the date of such action or omission.

         Section 5.2 No Solicitation. BRS and RMAG each agrees that, prior to the Effective Time, except as provided below it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the BRS or RMAG Boards of Directors, respectively, from, (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide Transaction Proposal which the BRS or RMAG Board of Directors, as the case may be, determines in good faith that such action is necessary for the BRS or RMAG Board of Directors to comply with its fiduciary duties to shareholders under applicable law or (ii) withdrawing, modifying or changing its recommendation referred to herein if there exists a Transaction Proposal and the BRS or RMAG Board of Directors, as the case may be, and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the BRS or RMAG Board of Directors to comply with its fiduciary duties to shareholders under applicable law in connection with such Transaction Proposal. BRS or RMAG, as the case may be, shall immediately advise the other parties to this Agreement, orally and in writing, of any inquiries or proposals relating to an Transaction Proposal known to it, the material terms and conditions of such inquiry or proposal, and the identity of the person or entity making such inquiry or proposal. BRS or RMAG, as the case may be, shall give the other parties to this

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


Agreement at least two (2) business days advance notice of any information to be supplied to, and at least three (3) days' advance notice of any agreement to be entered into with any person or entity making such a proposal for a Transaction Proposal with respect to BRS or RMAG. For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between BRS, RMAG and SUB contemplated by this Agreement) involving BRS or RMAG: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of BRS or RMAG, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of twenty percent (20%) or more of the outstanding shares of capital stock of BRS or RMAG or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by BRS of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Section 5.3 Access to Information. (a) From the date of this Agreement until the Effective Time, BRS will provide RMAG and RMAG will provide BRS, and their respective lenders and authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of BRS, RMAG and SUB, will permit the other party to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

         (b) RMAG and BRS will hold and will cause their representatives to hold in confidence, all documents and information furnished in connection with this Agreement. Other than documents or information (i) available to the public, (ii) which are or become known by RMAG or BRS from a source other than BRS or RMAG, as the case may be, other than by a breach of a confidentiality obligation owed to BRS or RMAG, respectively, or (iii) required by law to be disclosed.

         Section 5.4 Registration Statement and Proxy Statement. RMAG and BRS shall file with the SEC as soon as is reasonably practicable after the date hereof, the Proxy Statement/Prospectus and RMAG shall file the Registration Statement in which the Proxy Statement/Prospectus shall be included. The parties shall cooperate with each other with regard to such filings. RMAG and BRS shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. RMAG shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of the RMAG Common Stock. RMAG and BRS shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences.

         Section 5.5 Shareholder's Meetings. Unless the BRS Board of Directors shall have taken an action permitted by clause (ii) of Section 5.2 above, BRS shall call a meeting of its respective shareholders to be held as promptly as practicable (and in any event within 45 days after the Registration Statement is declared effective) for the purpose of voting, in the case of BRS, upon this Agreement and the Merger. BRS shall, through its Board of Directors, recommend to its shareholders approval of such matters and will coordinate and cooperate with respect to the timing of the meeting. Unless the BRS Board of Directors shall have taken an action permitted by clause (ii) of Section 5.2 above, BRS shall use all commercially reasonable efforts to solicit from shareholders of such party proxies in favor of such matters.

         Section 5.6 Reasonable Efforts; Other Actions. BRS, RMAG and SUB each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of any actions required to qualify the Merger for treatment as a tax-free reorganization within the meaning of Code Section 368(a), and (ii) the obtaining of all necessary consents, approvals or waivers under its material contracts.

         Section 5.7 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the Merger, RMAG, SUB and BRS will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction and any filings required with the SEC).

         Section 5.8 Notification of Certain Matters. Each of BRS and RMAG shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice of lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of BRS or RMAG, as the case may be, to which it is a party or is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change, or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall use its best efforts to prevent or promptly remedy the same.

         Section 5.9 Expenses. RMAG and SUB, on the one hand, and BRS, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants.

         Section 5.10 Affiliates. BRS shall deliver to RMAG and RMAG shall deliver to BRS a letter identifying all persons who, as of the date hereof, may be deemed to be "affiliates" thereof for purposes of Rule 145 under the Securities Act (the "Affiliates") and shall advise such party in writing of any persons who become Affiliates prior to the Effective Time. BRS and RMAG shall cause each person who is so identified as an Affiliate to deliver, no later than the earlier of the thirtieth (30th) day prior to the Effective Time or the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit A hereto.

         Section 5.11 Stock Exchange Listing. RMAG shall file a listing application on or before the Closing and thereafter shall use its best efforts to effect approval to list on the NASDAQ SmallCap Stock Market or on the American Stock Exchange, the RMAG Common Stock to be issued pursuant to the Merger.

         Section 5.12 State Antitakeover Laws. If any "fair price" or "control share acquisition" statute or other similar antitakeover regulation shall become applicable to the transactions contemplated hereby, RMAG and BRS and their respective Board of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

         Section 5.13 Voting Agreement. Simultaneously, with execution and delivery of this Agreement, (a) The individuals listed on Schedule 5.13(c) shall deliver to RMAG a voting agreement in the form attached hereto as Schedule 5.13(a); and (b) the individuals listed on Schedule 5.13(b) shall deliver to BRS the Voting Agreement in the form attached hereto as Schedule 5.13(b).

                             [Any Other Conditions]

         Section 5.14 Satisfaction of Conditions. BRS agrees to use its best efforts to cause each of the conditions set forth in Article VII to RMAG and SUB proceeding with the Closing to be satisfied on or before the Closing Date. RMAG and SUB agree to use their respective best efforts to cause each of the conditions set forth in Article VIII to BRS proceeding with the Closing to be satisfied on or before the Closing Date.

         Section 5.15 Government Filings. Each party shall (a) confer on a regular and frequent basis with the other, and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. BRS and RMAG shall file all its reports with the SEC (and all local governmental entities) from the date of this Agreement and the Effective Time and shall (to the extent permitted by law, regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

                                   ARTICLE VI

               CONDITIONS TO THE OBLIGATIONS OF RMAG, SUB AND BRS

         The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the closing of each of the following conditions:

         Section 6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

         Section 6.2 Shareholder Approval. The requisite vote of the shareholders of BRS and RMAG and SUB necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

         Section 6.3 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

         Section 6.4 Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                                   ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF RMAG AND SUB

         The obligation of RMAG and SUB to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before to the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by RMAG and SUB:

         Section 7.1 Representations Accurate. The representations and warranties of BRS contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date.

         Section 7.2 Performance. BRS shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

         Section 7.3 Officer's Certificate. RMAG and SUB shall have received a duly executed certificate signed by the President or Chairman of BRS certifying as to (i) compliance with the conditions set forth in Sections 7.1 and 7.2; (ii) the accuracy and completeness of the Bylaws of BRS and the director and shareholder resolutions of BRS approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of BRS. RMAG and SUB shall have received a duly executed certificate signed by an BRS Shareholder certifying as to the compliance with the condition set forth in Section 7.1.

         Section 7.4 Certified Articles of Incorporation. RMAG and SUB shall have received a certificate of the Secretary of State of the State of Delaware certifying the Articles of Incorporation of BRS and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

         Section 7.5 Good Standing. RMAG shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of BRS and each other state in which BRS is qualified to do business as set forth on Schedule 4.1.

         Section 7.6 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or the legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger or would otherwise restrict RMAG's or the Surviving Corporation's exercise of full rights to own and operate the business of BRS subsequent to the Effective Time.

         Section 7.7 Consents. RMAG and SUB shall have received copies of consents of all third parties necessary for BRS to execute, deliver and perform this Agreement and consummate the Merger including, but not limited to, the consent of First Bank of California.

         Section 7.8 Dissenting Shares. On the Closing Date, the aggregate number of BRS Shares with respect to which the holders shall be dissenting shareholders entitled to relief under the applicable Sections of the DGCL shall not exceed ten percent (10%) of all outstanding BRS Shares.

         Section 7.9 Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of BRS.

         Section 7.10 Agreements with Affiliates. RMAG and SUB shall have received from each person who is an Affiliate under Section 5.10 an executed copy of the written agreement referred to in Section 5.10 and such agreements shall be in full force and effect and there shall be no breach, or in existence any facts which with passage of time or otherwise could constitute a breach, thereof.

         Section 7.11 Certificate of Merger. BRS shall have delivered to RMAG the Certificate of Merger as executed by duly authorized officers of BRS.

                                  ARTICLE VIII

                      CONDITIONS TO THE OBLIGATIONS OF BRS

         The obligations of BRS to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by BRS:

         Section 8.1 Representations Accurate. The representations and warranties of RMAG and SUB contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date.

         Section 8.2 Performance. RMAG and SUB shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

         Section 8.3 Compliance Certificate. BRS and the BRS Shareholders shall have received a certificate signed by the President or Chairman of each of RMAG and SUB certifying as to (i) compliance with the conditions set forth in Sections 8.1 and 8.2; (ii) the accuracy and completeness of the Bylaws of SUB and, as applicable, the director and shareholder resolutions of RMAG and SUB approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of RMAG and SUB.

         Section 8.4 Certified Articles of Incorporation. BRS shall have received a certificate of the Secretary of States of the State of Florida and Delaware certifying the Articles of Incorporation of RMAG and the Certificate of Incorporation of SUB and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

         Section 8.5 Good Standing. BRS shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of RMAG and SUB and each other state in which RMAG and SUB are qualified to do business, which states are set forth on Schedule 8.5.

         Section 8.6 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger.

         Section 8.7 Consents. BRS shall have received copies of consents of all third parties necessary for RMAG to execute, deliver and perform this Agreement and consummate the Merger.

         Section 8.8 Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of RMAG or SUB.

         Section 8.9 Certificate of Merger. SUB shall have delivered to BRS the Certificate of Merger, executed by duly authorized officers of SUB.

                                   ARTICLE IX

                                     CLOSING

         Section 9.1 Time and Place. Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Atlas Pearlman, P.A., as soon as practicable, but in no event later than the second business day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as RMAG, SUB and BRS may, in writing, mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         Section 9.2 Filings at the Closing. Subject to the provisions of Articles VI, VII and VIII hereof, BRS, RMAG and SUB shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of BRS and RMAG:

         (a) by mutual consent of RMAG and BRS;

         (b) by either RMAG or BRS, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by either RMAG or BRS, if the requisite shareholder approvals of the shareholders of either SUB or BRS are not obtained at a meeting of shareholders duly called and held therefor; or

         (d) by either RMAG or BRS if a merger shall not have been consummated by June 30, 2001, provided that a party in material breach of this Agreement may not terminate this Agreement.

         Section 10.2 Termination by RMAG. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, before or after the approval of the shareholders of BRS, by RMAG if (a) BRS shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by BRS at or prior to such date of termination, (b) there exists a breach of any representation or warranty of BRS contained in this Agreement such that the closing conditions set forth in Article VII would not be satisfied, provided, however, that with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to BRS of written notice of such failure or breach, (c) the Board of Directors of BRS shall have failed to recommend, or shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger in a manner adverse to RMAG or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of a Transaction Proposal (as defined in Section 5.2 above) with a person or entity other than RMAG or any Affiliate of RMAG (or the BRS Board of Directors resolves to do any of the foregoing), or (d) the Board of Directors of BRS shall furnish or disclose nonpublic information or negotiate, explore or communicate in any way with a third party with respect to any Transaction Proposal, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

         Section 10.3 Termination by BRS. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of BRS, by BRS, if (a) RMAG or SUB shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by RMAG or SUB at or prior to such date of termination, (b) there exists a breach of any representation or warranty of RMAG or SUB contained in this Agreement such that the closing conditions set forth in Article VIII would not be satisfied, provided, however, that, with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to RMAG or SUB of written notice of such failure or breach, or (c) the Board of Directors of RMAG or SUB shall have failed to recommend or shall have withdrawn, modified or changed its recommendation of this Agreement in a manner adverse to BRS or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of a Transaction Proposal with a person or entity other than BRS or any Affiliate of BRS (or the Board of Directors of RMAG or SUB, respectively, resolves to do any of the foregoing), in each case in accordance with and solely to the extent permitted by Section 5.2 above.

         Section 10.4 Procedure for Termination. In the event of termination and abandonment of the Merger by RMAG or BRS pursuant to this Article X, written notice thereof shall forthwith be given to the other.

         Section 10.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 10.5 and in Section 5.3(b) hereof. Nothing in this
Section 10.5 shall relieve any party from liability for willful breach of this Agreement.

                                   ARTICLE XI

                          SURVIVABILITY; INVESTIGATIONS

         Section 11.1 Survival of Representations and Warranties. None of the representations and warranties of BRS, RMAG and SUB contained herein or in any certificate or other documents delivered prior to the Effective Time shall survive.

                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.1 Notices. All notices shall be in writing delivered as follows:

If to RMAG or SUB, to:

                  Registry Magic Incorporated
                  3998 FAU Boulevard, Suite 200-105
                  Boca Raton, FL 33431
                  Attention: Lawrence Cohen

                  With a copy to:

                  Atlas Pearlman, P.A.
                  350 East Las Olas Boulevard, Suite 1700
                  Fort Lauderdale, Florida 33301
                  Attention: Joel D. Mayersohn, Esq.

                  If to BRS, to:

                  Bristol Retail Solutions, Inc.
                  3760 Kilroy Airport Way, Suite 450
                  Long Beach, California 90806

                  With a copy to:

                  David L. Kagel, Esq.
                  1801 Century Park East, 25th Floor
                  Los Angeles, California 90067

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed to be effectively served and delivered
(a) when delivered personally; (b) when given by telephone facsimile (with a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested, to the appropriate party.

         Section 12.2 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

         Section 12.3 Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

         Section 12.4 Exhibits and Schedules. The Exhibits and schedules referred to in this Agreement will be deemed to be a part of this Agreement.

         Section 12.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

         Section 12.6 Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflict of laws principles thereof.

         Section 12.7 Waivers. Compliance with the provisions of this Agreement may be waived only a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

         Section 12.8 Pronouns. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

         Section 12.9 Time Periods. Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

         Section 12.10 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

         Section 12.11 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

         Section 12.12 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                                 REGISTRY MAGIC INCORPORATED

                                                 By: /s/ Lawrence Cohen
                                                    -------------------------
                                                    Lawrence Cohen, Its Chairman

                                                 BRISTOL RETAIL SOLUTIONS, INC.

                                                 By: /s/ David Kaye
                                                    -------------------------
                                                    David Kaye, President

                                                 RMAG ACQUISITION CORP.

                                                 By: /s/ Lawrence Cohen
                                                    -------------------------
                                                    Lawrence Cohen, Its Chairman

                                   APPENDIX B

               Section 262 of the Delaware General Corporation Law
                         relating to Dissenters' Rights

       SS.262 APPRAISAL RIGHTS.

                  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt of other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title.

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. r (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not required for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.251, 252, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof,

                           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b, and c. of this paragraph.

                  (3) In the event of all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

                  (d) Appraisal rights shall be perfected as follows:

                           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholders' shares shall deliver to the corporation before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                           (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation of (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; ;provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be send to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holders' shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated herein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be note more than 10 days prior to the date the notice is given, provided, that if the notice given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholders' demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholders' written request for such a statement is received by the surviving or resulting corporation or within 120 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

                  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

                  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discover or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

                  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   APPENDIX C

         December 22, 2000

         The Board of Directors
         Registry Magic, Inc.
         6251-B Park of Commerce Boulevard
         Boca Raton, FL 33487

         Gentlemen:

                  You have requested our opinion as to the fairness, from a financial point of view, to Registry Magic, Inc. ("RMAG"), of the issuance by RMAG of shares of common stock of RMAG (the "RMAG Shares") (the aggregate number of such RMAG Shares being referred to herein as the "Merger Consideration") pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), by and among RMAG, RMAG Acquisition Corp., and Bristol Retail Solutions, Inc. ("BRS"). Capitalized terms used herein, if not otherwise defined herein, shall have the respective meanings set forth in the Merger Agreement. For purposes of this opinion we have assumed that the draft of the Merger Agreement, dated November 6, 2000 and in the form provided to us, will not vary in any material respect from the Merger Agreement to be signed by the parties thereto.

                  In conducting our analysis and arriving at our opinion, we have reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to such financial and other information as we deemed appropriate including, among other things, the following: (i) the draft of the Merger Agreement and the related exhibits, schedules, and annexes thereto as provided by management of RMAG; (ii) the historical and current financial position and results of operations of RMAG and BRS; (iii) certain internal financial analyses and forecasts of RMAG and BRS for fiscal years 2001 and 2002, prepared by their respective senior managements; (iv) certain financial and securities trading data of certain other companies, the securities of which are publicly traded and that we believed to be comparable to BRS or relevant to the transaction; (v) prices paid in the certain other acquisitions and transactions that we believed to be relevant; (vi) reported price and trading activity for RMAG Shares; and (vii) such other financial studies, analyses and investigations as we deemed appropriate for purposes of our opinion. We have also held discussions with members of the senior management of RMAG and BRS regarding the past and current business operations, financial condition, and future prospects of RMAG and BRS, respectively.

                  Notwithstanding our analysis set forth above, many of the companies which we use as a basis for comparable analysis have a much stronger financial position and likelihood of sustainability. BRS and RMAG have only limited operating history. BRS has significant cash flow and viability issues. In reviewing BRS' projections, one should consider these factors. Furthermore, one should consider these factors in comparing the price to be paid by RMAG as compared to recent acquisitions based upon future projected pre-tax income and EBITDA.

                  In rendering our opinion, we have taken into account our assessment of general economic, market, and financial conditions and our experience in securities valuation and our basic knowledge of the industries in which RMAG and BRS operate generally. Our opinion is necessarily based upon the information made available to us as they currently exist and can be evaluated as of the date hereof We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to RMAGs and BRS' internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses and forecasts, including RMAG's management's views of the synergies that can be achieved following consummation of the Merger, were reasonably prepared on bases reflecting the best currently available estimates and judgments of BRS' and RMAGs management, as the case may be, as to the recent and likely future performance of BRS and RMAG. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based. Furthermore, our opinion is based on the assumption that the Merger will be accounted for as a purchase and will be a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

                  We were not asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for RMAG or the effect of any other transactions in which RMAG might engage. Furthermore, we have not made an independent evaluation or appraisal of the assets and liabilities of RMAG or BRS or any of their subsidiaries or affiliates and have not been furnished with any such evaluation or appraisal. Moreover, we are not expressing any opinion as to what the value of the RMAG Shares will actually be when issued pursuant or the prim at which the RMAG Shares will trade subsequent to the date hereof.

                  The Camelot Group as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings of securities, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Camelot Group has acted as financial advisor to RMAG in connection with the proposed Merger and will receive a fee in connection with the delivery of this opinion. We have in the past provided investment banking services to RMAG, for which we have received compensation. In the ordinary course of our business, we may hold or actively trade the securities of RMAG for our own account or for our customers and, accordingly, may at any time hold a long or short position in such securities.

                  RMAG is entitled to reproduce this opinion, in whole but not in part, in the SEC filings relating to the Merger as required by applicable law or appropriate; provided, however, that any excerpt from or reference to this opinion (including any summary thereof in such document must be approved by us in advance in writing.

                  Notwithstanding the foregoing, this opinion does not constitute a recommendation to any holder of RMAG Shares to vote in favor of the Merger. We were engaged by the Board of Directors of RMAG to render this opinion in connection with the Board's discharge of its fiduciary obligations. We have advised the Board of Directors that we do not believe that any person (including a shareholder of RMAG) other than a member of the Board of Directors has the legal right to rely upon this opinion for any claim arising under applicable law and that, should any such claim be brought against us, this assertion will be raised as a defense. In the absence of governing authority, this assertion will be resolved by the final adjudication of such issue by a court of competent jurisdiction. Resolution of this matter under applicable law, however, will have no effect on the rights and responsibilities of any person under the federal securities laws or on the rights and responsibilities of RMAG's Board of Directors under applicable law.

                  Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof and based on conditions as they currently exist, the issuance of the Merger Consideration by RMAG is fair to RMAG from a financial point of view.

                                                Very truly yours,



                                                The Camelot Group

                                   APPENDIX D



                           STENTON LEIGH CAPITAL CORP.
                      1900 CORPORATE BLVD., SUITE 305 WEST
                              BOCA RATON, FL 33431
                     PHONE (561) 241-9921 FAX (561) 241-7011

         December 18, 2000

         Board of Directors Bristol Retail Solutions, Inc.
         3760 Kilroy Airport Way, Suite 450
         Long Beach, CA 90806

         Members of the Board:

         You have requested our opinion as independent business valuators as to the fairness, from a financial point of view ("Fairness Opinion" or "Opinion"), to the shareholders of Bristol Retail Solutions, Inc. ("BRTL" or the "Company") of the sale of all its outstanding Common Shares of BRTL to RMAG Acquisition Corp., a wholly-owned subsidiary of Registry Magic, Inc. ("RMAG") (the "Transaction") at November 6, 2000 (the "Valuation Date"). We have not been requested to opine as to, and our Opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction.

         In arriving at our opinion, we, among other things, included discussions, meetings, reliance and review of the following:

                  A. Certain descriptive literature prepared by BRTL and RMAG was reviewed, including both the Company's and RMAG's Forms 10K and 10Q and other recent regulatory filings, Company press releases and research reports;

                  B. Discussions with management and directors of BRTL and RMAG were undertaken;

                  C.       BRTL and RMAG headquarters were visited;

                  D. Assumptions on BRTL's and RMAG's current market and competitive position and their outlook as relayed by Company management;

                  E. Relevant external and internal public information including economic, investment and industry data as a background against which to assess findings specific to the business were considered;

                  F. Major contracts both existing and anticipated in the very near future of BRTL and RMAG were discussed with management, and any features or factors that may have an influence on value;

                  G. Reviewed market data and trading histories for BRTL and RMAG and comparable public companies, including data on mergers and acquisitions in BRTL's and RMAG's respective industries;

                  H. The financial information and financial statements of BRTL and RMAG were reviewed in analyzing the Transaction, including documents provided to us including, INTER ALIA, audited financial statements for the three fiscal years ended December 31, 1999 and the unaudited financials for the nine months ended September 30, 2000 for BRTL; and audited financials for the three years ended July 31, 2000 for RMAG;

                  I. Discussed with management of the Company the nature of the business, past operating results, future prospects with respect to operations, profitability and competition, including being provided with forecasts for BRTL and RMAG which were relied upon in forming our Opinion; and,

                  J.       Reviewed the proposed Plan of Merger Agreement.

         In arriving at our Opinion, we relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of BRTL's and RMAG's management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. We assumed that the Transaction will comply, in all respects, with the securities laws, trade regulations and other applicable statutes and regulations of the various foreign jurisdictions under which the Transaction is governed. Our Opinion was based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 6, 2000. Accordingly, although subsequent developments may affect our Opinion, we do not assume any obligation to update, review or reaffirm our Opinion.

         In connection with our services, we have previously received a retainer and will receive the balance of our fee for rendering this Opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this Opinion. This Opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote, if required to, with respect to the Transaction.

         Our Opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Stenton Leigh Capital Corp., except that this Opinion may be reproduced in full in, and references to the Opinion and to Stenton Leigh Capital Corp. and its relationship with the Company may be included in any proxy statement relating to the Transaction that the Company files with the U.S. Securities and Exchange Commission and distributed to holders of the Company's Common Stock in connection with the Transaction.

         Based upon and subject to the foregoing, it is our Opinion that, as of the date of this letter, the Transaction is fair, from a financial point of view, to the shareholders of BRTL.

         Very truly yours,

         STENTON LEIGH CAPITAL CORP.


         Milton H. Barbarosh, CA, MBA, CBV, ASA
         President

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Item 21. Exhibits and Financial Statement Schedules.

         (a) Exhibits. The following is a complete list of exhibits filed as part of this registration statement and which are incorporated in this document.


EXHIBIT NO.       DOCUMENT
-----------       --------
     2.1          Agreement and Plan of Merger(2)
     3.1          Articles of Incorporation, as amended(1)
     3.2          Form of Certificate of Amendment to Registry Magic's Articles
                  of Incorporation*
     3.3          By-Laws (1)
     5.1          Opinion of Atlas Pearlman, P.A.*
     10.1         1999 Stock Option Plan (1)
     10.2         Employment Agreement with Lawrence Cohen (1)
     10.3         Promissory Notes and Security Agreements between Registry and
                  Bristol**
     10.4         Employment Agreement with David Kaye**
     23.1         Consent of BDO Seidman, LLP*
     23.2(a)      Consent of Deloitte & Touche, LLP*
     23.2(b)      Consent of BDO Seidman, LLP*
     23.3         Consent of Atlas Pearlman, P.A. (contained in such firm's
                  opinion filed as Exhibit 5.1)*
     23.4         Consent of The Camelot Group, Inc.**
     23.5         Consent of Stenton Leigh Capital Corp.**
     99.1         Form of Proxy Cards*

------------------

*    Filed herewith


**   Previously Filed


(1) Filed as an exhibit to Registry's Registration Statement on Form SB-2 (File No. 333-47715) as filed with and declared effective by the Commission on May 28, 1998.

(2)  Filed as an exhibit to Registry's Report on Form 8-K dated November 21,
     2000.

Item 22. Undertakings.

(a) The undersigned Registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed under the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant by the indicated provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus under Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned Registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Bristol being acquired involved therein, that was not the subject of and included in the registration statement when it become effective.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on May 10, 2001.


                                     REGISTRY MAGIC INCORPORATED

                                     BY: /s/ LAWRENCE COHEN
                                     ---------------------------------------
                                     Lawrence Cohen, Acting Chief Executive
                                     Officer and Chairman

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates indicated.




SIGNATURE                                   TITLE                              DATE
---------                                   -----                              ----

/s/ LAWRENCE COHEN                 Acting Chief Executive                      May 10, 2001
-----------------------            Officer and Chairman
Lawrence Cohen                     (Principal Executive Officer)

/s/ CORNELIA ELDRIDGE              Director                                    May 10, 2001
-----------------------
Cornelia Eldridge

/s/ CHARLES SCHER                  Treasurer and Secretary                     May 10, 2001
-----------------------            (Principal Financial and
Charles Scher                      Accounting Officer)

                                  EXHIBIT INDEX


EXHIBIT NO.       DOCUMENT
-----------       --------
     2.1          Agreement and Plan of Merger**
     3.1          Articles of Incorporation, as amended (1)
     3.2          Form of Certificate of Amendment to Registry Magic's Articles
                  of Incorporation*
     3.3          By-Laws (1)
     5.1          Opinion of Atlas Pearlman, P.A.*
     10.1         1999 Stock Option Plan (1)
     10.2         Employment Agreement with Lawrence Cohen (1)
     10.3         Promissory Notes and Security Agreements between Registry and
                  Bristol**
     10.4         Employment Agreement with David Kaye**
     23.1         Consent of BDO Seidman, LLP*
     23.2(a)      Consent of Deloitte & Touche, LLP*
     23.2(b)      Consent of BDO Seidman, LLP*
     23.3         Consent of Atlas Pearlman, P.A. (contained in such firm's
                  opinion filed as Exhibit 5.1)
     23.4         Consent of The Camelot Group, Inc.**
     23.5         Consent of Stenton Leigh Capital Corp.**
     99.1         Form of Proxy Cards*


-----------------------
*    Filed herewith


**   Previously filed


(1) Filed as an exhibit to Registry's Registration Statement on Form SB-2 (File No. 333-47715) as filed with and declared effective by the Commission on May 28, 1998.